   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998

                                                REGISTRATION NO. 333-51139
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        SECURITY CAPITAL PACIFIC TRUST
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       MARYLAND                      6798                      74-6056896
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                                (I.R.S.
   (STATE OR OTHER                                       EMPLOYERIDENTIFICATION
   JURISDICTION OF                                              NUMBER)
   INCORPORATION OR
    ORGANIZATION)

      7670 SOUTH CHESTER STREET ENGLEWOOD, COLORADO 80112 (303) 708-5959 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

JEFFREY A. KLOPF, SENIOR VICE PRESIDENT AND SECRETARY SECURITY CAPITAL PACIFIC
   TRUST 7670 SOUTH CHESTER STREET ENGLEWOOD, COLORADO 80112 (303) 708-5959 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                                  COPIES TO:
    R. GREGORY MORGAN
 MUNGER, TOLLES & OLSON
   LLP 355 SOUTH GRAND
 AVENUE, 35TH FLOOR LOS
   ANGELES, CALIFORNIA
  90071 (213) 683-9100
  EDWARD J. SCHNEIDMAN MAYER, BROWN & PLATT 190 SOUTH LASALLE STREET CHICAGO,
                         ILLINOIS 60603 (312) 782-0600
                                                       PETER D. LYONS SHEARMAN
                                                      & STERLING 599 LEXINGTON
                                                        AVENUE NEW YORK, NEW
                                                        YORK 10022 (212) 848-
                                                                4000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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                                     LOGO

To the Shareholders of Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR"):

  You are invited to attend the annual meeting of PTR shareholders to be held at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237, on Monday, June 29, 1998 at 2:00 p.m. mountain time.

  At the meeting you will be asked to consider and vote upon (i) the election of a Board of Trustees, (ii) a proposed Merger Agreement which contemplates the merger of Security Capital Atlantic Incorporated, a Maryland Corporation ("ATLANTIC") (an affiliate of Security Capital Group Incorporated ("Security Capital"), PTR's largest shareholder) with and into PTR (the "Merger"), (iii) an Amended and Restated Declaration of Trust for PTR which, among other things, would change PTR's name to "Archstone Communities Trust" and (iv) amendments to PTR's incentive plans increasing the number of PTR common shares available for award thereunder in an amount equal to the number of shares authorized under the corresponding ATLANTIC option plans. If the Merger is approved, each holder of PTR common shares or preferred shares will retain his or her existing PTR common shares or preferred shares; each holder of ATLANTIC common shares will receive one PTR common share in exchange for each ATLANTIC common share held; and each holder of ATLANTIC preferred shares will receive one comparable PTR preferred share for each ATLANTIC preferred share held. The Merger and the related proposals are described in detail in the accompanying Joint Proxy Statement and Prospectus. Please review it carefully.

  AFTER CAREFUL CONSIDERATION, THE PTR BOARD OF TRUSTEES HAS UNANIMOUSLY RECOMMENDED THE ELECTION OF EACH NOMINEE FOR TRUSTEE AND APPROVED THE MERGER AND THE MERGER AGREEMENT, THE AMENDED AND RESTATED DECLARATION OF TRUST AND THE AMENDMENTS TO PTR'S INCENTIVE PLANS AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR THEIR APPROVAL. The affirmative vote of the holders of a majority of the outstanding PTR common shares represented in person or by proxy at the annual meeting is required to elect the Trustees; the affirmative vote of holders of two-thirds of the outstanding PTR common shares is necessary for approval of the Merger and the Merger Agreement and the Amended and Restated Declaration of Trust; and the affirmative vote of the holders of a majority of the outstanding PTR common shares represented in person or by proxy at the meeting is required to approve the amendments to PTR's incentive plans (provided that more than 50% of the votes entitled to be cast are voted on the proposal). The approval of each of proposals (ii) through (iv) above is a condition to the approval of each of the other proposals (ii) through (iv), including consummation of the Merger. Security Capital has agreed to vote all of its PTR common shares, representing approximately 32.3% of the outstanding shares, in favor of each proposal, subject to certain conditions.

  Please complete, sign and date your enclosed proxy card and return it to us in the accompanying envelope as soon as possible. Failure to return your proxy card or to vote in person at the annual meeting will have the effect of a vote "withheld" with respect to the election of Trustees and "against" the Merger and the Merger Agreement, the Amended and Restated Declaration of Trust and the amendments to PTR's incentive plans. Returning your completed proxy card will not limit your right to vote in person if you attend the special meeting.

  If you have any questions regarding the proposed Merger, please call Georgeson & Company, Inc., our proxy solicitation and information agent, at
(800) 223-2064.

                                          Very truly yours,

                                          R. Scot Sellers
                                          President and Chief Executive
                                           Officer

               YOUR PROXY IS IMPORTANT--PLEASE RESPOND PROMPTLY

    7670 South Chester Street . Englewood, Colorado 80112 . (303) 708-5959

                                     LOGO

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR"), will be held on Monday, June 29, 1998, commencing at 2:00 p.m., mountain time, at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237, for the following purposes:

    1. To elect a Board of Trustees to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify;

    2. To consider and vote upon the approval of the Agreement and Plan of Merger dated as of April 1, 1998, as amended (the "Merger Agreement"), between PTR and Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC") (an affiliate of Security Capital Group Incorporated, PTR's largest shareholder), pursuant to which, among other matters, ATLANTIC will be merged with and into PTR, which will continue its existence under the name "Archstone Communities Trust" (the "Merger"), each outstanding ATLANTIC common share will be converted into the right to receive one PTR common share and each outstanding ATLANTIC Series A preferred share will be converted into the right to receive one PTR Series C preferred share, all as more fully described in the accompanying Joint Proxy Statement and Prospectus;

    3. To consider and vote upon an Amended and Restated Declaration of Trust (the "New Archstone Charter") which, among other things, would change PTR's name to "Archstone Communities Trust;"

    4. To consider and vote upon a proposal to increase the number of shares available for award under PTR's 1997 Long-Term Incentive Plan and PTR's 1996 Share Option Plan for Outside Trustees in an amount equal to the number of shares authorized under the corresponding ATLANTIC option plans to enable the combined company to continue to grant awards thereunder; and

    5. To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

  Copies of the Merger Agreement and the New Archstone Charter are set forth as Annex I and Annex II, respectively, to the Joint Proxy Statement and Prospectus attached hereto and are incorporated herein by reference.

  The PTR Board of Trustees has fixed May 26, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. The affirmative vote of the holders of a majority of the outstanding PTR common shares represented in person or by proxy at the annual meeting is required to elect the Trustees. The affirmative vote of the holders of two-thirds of the outstanding PTR common shares entitled to vote at the annual meeting is necessary to approve proposals 2 and 3 above and the affirmative vote of the holders of a majority of the outstanding common shares represented in person by proxy at the meeting is required to approve proposal 4 above (provided that more than 50% of the votes entitled to be cast are voted on the proposal). The approval of each of proposals 2 through 4 is a condition to the approval of each other proposals 2 through 4, including consummation of the Merger. Holders of PTR common shares are not entitled to dissenters' rights under Maryland law in connection with any of the proposals.

  The attached Joint Proxy Statement and Prospectus is being sent to holders of PTR's preferred shares for their information only; such holders are not entitled to notice of, or to vote at, the annual meeting.

  Registered owners of PTR common shares who plan to attend the annual meeting must detach and retain the admission ticket which is attached to the proxy card. Beneficial owners of PTR common shares who plan to attend the annual meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Secretary, Security Capital Pacific Trust, 7670 South Chester Street, Englewood, Colorado 80112. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present an admission ticket at the meeting will be admitted upon verification of ownership at the admission counter at the annual meeting. Verification of ownership for record holders (including the holders of valid proxies therefrom) will consist of a valid form of personal identification (such as a driver's license or passport) and for beneficial owners will consist of a bank or brokerage firm account statement showing beneficial ownership as of the record date together with a valid form of personal identification.

  Whether or not you plan to attend the annual meeting, please fill in, date and sign the proxy card furnished herewith and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                         Very truly yours,

                                         Jeffrey A. Klopf
                                         Secretary

Englewood, Colorado

May 29, 1998

    7670 South Chester Street . Englewood, Colorado 80112 . (303) 708-5959

                                     LOGO

To the Shareholders of Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC"):

  You are invited to attend the annual meeting of ATLANTIC shareholders to be held at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, Georgia 30305 on Monday, June 29, 1998 at 10:00 a.m., eastern time.

   At the meeting you will be asked to consider and vote upon (i) the election of two Class I Directors to serve until the annual meeting of shareholders in the year 2001 and until their successors are duly elected and qualify and (ii) a proposed Merger Agreement which contemplates the merger of ATLANTIC with and into Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR") (an affiliate of Security Capital Group Incorporated ("Security Capital"), ATLANTIC's largest shareholder), which will continue its existence under the name "Archstone Communities Trust" (the "Merger"). If the Merger is approved, each holder of ATLANTIC common shares will receive one PTR common share for each ATLANTIC common share held, each holder of ATLANTIC preferred shares will receive one comparable PTR preferred share for each ATLANTIC preferred share held and each holder of PTR common shares or preferred shares will retain his or her existing PTR common shares or preferred shares. The Merger and certain related matters are described in detail in the accompanying Joint Proxy Statement and Prospectus. Please review it carefully.

  AFTER CAREFUL CONSIDERATION, THE ATLANTIC BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THE ELECTION OF EACH NOMINEE FOR DIRECTOR AND APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR THEIR APPROVAL. The affirmative vote of holders of a majority of the outstanding ATLANTIC common shares represented in person or by proxy at the meeting is necessary to elect each nominee for Director and the approval of a majority of the outstanding ATLANTIC common shares is necessary for the approval of the Merger and the Merger Agreement. Security Capital has agreed to vote all of its ATLANTIC common shares, representing approximately 49.9% of the outstanding shares, in favor of each proposal, subject to certain conditions.

  Please complete, sign and date your enclosed proxy card and return it to us in the accompanying envelope as soon as possible. Failure to return your proxy card or to vote in person at the annual meeting will have the effect of a vote "withheld" with respect to the election of Directors and "against" the Merger and the Merger Agreement. Returning your completed proxy card will not limit your right to vote in person if you attend the special meeting.

  If you have any questions regarding the proposed Merger, please call Georgeson & Company, Inc., our proxy solicitation and information agent, at
(800) 223-2064.

                                          Very truly yours,

                                          Constance B. Moore
                                          Co-Chairman

               YOUR PROXY IS IMPORTANT--PLEASE RESPOND PROMPTLY

Six Piedmont Center . Suite 600 . Atlanta, Georgia 30305 . (404) 237-9292

                                     LOGO

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC"), will be held on Monday, June 29, 1998, commencing at 10:00 a.m., eastern time, at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, Georgia 30305, for the following purposes:

    1. To elect two Class I Directors to serve until the annual meeting of shareholders in the year 2001 and until their successors are duly elected and qualify;

    2. To consider and vote upon the approval of the Agreement and Plan of Merger dated as of April 1, 1998, as amended (the "Merger Agreement"), between ATLANTIC and Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR") (an affiliate of Security Capital Group Incorporated, ATLANTIC's largest shareholder), pursuant to which, among other matters, ATLANTIC will be merged with and into PTR, which will continue its existence under the name "Archstone Communities Trust" (the "Merger"), each outstanding ATLANTIC common share will be converted into the right to receive one PTR common share and each outstanding ATLANTIC preferred share will be converted into the right to receive one comparable PTR preferred share, all as more fully described in the accompanying Joint Proxy Statement and Prospectus; and

    3. To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

  A copy of the Merger Agreement is set forth as Annex I to the Joint Proxy Statement and Prospectus attached hereto and is incorporated herein by reference.

  The ATLANTIC Board of Directors has fixed May 26, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. The affirmative vote of the holders of a majority of the ATLANTIC common shares represented at the meeting is required to approve proposal 1 above and the affirmative vote of the holders of a majority of the outstanding ATLANTIC common shares entitled to vote at the annual meeting is necessary to approve proposal 2 above. Holders of ATLANTIC common shares are not entitled to dissenters' rights under Maryland law in connection with the proposals.

  The attached Joint Proxy Statement and Prospectus is being sent to holders of ATLANTIC's preferred shares for their information only; such holders are not entitled to notice of, or to vote at, the annual meeting.

  Registered owners of ATLANTIC common shares who plan to attend the annual meeting must detach and retain the admission ticket which is attached to the proxy card. Beneficial owners of ATLANTIC common shares who plan to attend the annual meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Secretary, Security Capital Atlantic Incorporated, Six Piedmont Center, Suite 600, Atlanta, Georgia 30305. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present an admission ticket at the meeting will be admitted upon verification of ownership at the admission counter at the annual meeting. Verification of ownership for record holders (including the holders of valid proxies therefrom) will consist of a valid form of personal identification (such as a driver's license or passport) and for beneficial owners will consist of a bank or brokerage firm account statement showing beneficial ownership as of the record date together with a valid form of personal identification.

  Whether or not you plan to attend the annual meeting, please fill in, date and sign the proxy card furnished herewith and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                         Very truly yours,

                                         Jeffrey A. Klopf
                                         Secretary

Atlanta, Georgia

May 29, 1998

   Six Piedmont Center . Suite 600 . Atlanta, Georgia 30305 . (404) 237-9292

                        SECURITY CAPITAL PACIFIC TRUST
                                      AND
                    SECURITY CAPITAL ATLANTIC INCORPORATED

                             JOINT PROXY STATEMENT

                               ---------------

                        SECURITY CAPITAL PACIFIC TRUST

                                  PROSPECTUS

                               ---------------

  This Joint Proxy Statement and Prospectus is being furnished to the holders of common shares of beneficial interest, par value $1.00 per share ("PTR Common Shares"), of Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR"), in connection with the solicitation of proxies by the Board of Trustees of PTR (the "PTR Board") for use at the annual meeting of shareholders of PTR to be held on June 29, 1998, and at any and all adjournments or postponements thereof (the "PTR Annual Meeting"). This Joint Proxy Statement and Prospectus is also being furnished to the holders of common stock, par value $0.01 per share ("ATLANTIC Common Shares"), of Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC"), in connection with the solicitation of proxies by the Board of Directors of ATLANTIC (the "ATLANTIC Board") for use at the annual meeting of shareholders of ATLANTIC to be held on June 29, 1998, and at any and all adjournments or postponements thereof (the "ATLANTIC Annual Meeting").

  This Joint Proxy Statement and Prospectus also constitutes the Prospectus of PTR with respect to the issuance of up to 47,752,052 PTR Common Shares to be issued to holders of ATLANTIC Common Shares in connection with the Merger (as defined below), and 2,000,000 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share (the "PTR Series C Preferred Shares"), to be issued to holders of ATLANTIC's Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "ATLANTIC Series A Preferred Shares"), in connection with the Merger. PTR Common Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "PTR" and an application will be made to list the PTR Series C Preferred Shares on the NYSE. On May 19, 1998, the closing price for PTR Common Shares as reported by the NYSE Composite Tape was $22 9/16 per share.

  This Joint Proxy Statement and Prospectus relates to (i) the election of a Board of Trustees of PTR to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify, (ii) the election of two Class I Directors of ATLANTIC to serve until the annual meeting of shareholders in the year 2001 and until their successors are duly elected and qualify, (iii) the proposed merger (the "Merger") of ATLANTIC with and into PTR, pursuant to the Agreement and Plan of Merger, dated as of April 1, 1998, as amended (the "Merger Agreement"), by and between PTR and ATLANTIC,
(iv) a proposal to adopt an Amended and Restated Declaration of Trust of PTR (the "New Archstone Charter"), which, among other things, would change PTR's name to "Archstone Communities Trust" and (v) a proposal to increase the number of PTR Common Shares available for award under the PTR 1997 Long-Term Incentive Plan (the "PTR Incentive Plan") and the PTR 1996 Share Option Plan for Outside Trustees (the "PTR Outside Trustees Plan" and together with the PTR Incentive Plan, the "PTR Plans") in an amount equal to the number of shares authorized under the corresponding ATLANTIC option plans. PTR will be the surviving company in the Merger and the common shares of the combined company will be listed on the NYSE under the symbol "ASN." Upon completion of the Merger, the separate corporate existence of ATLANTIC will cease. At the time the Merger becomes effective, each issued and outstanding ATLANTIC Common Share will be converted into the right to receive one PTR Common Share and each ATLANTIC Series A Preferred Share will be converted into the right to receive one PTR Series C Preferred Share. Consummation of the Merger is subject to various conditions (which must be satisfied or waived), including approval of the Merger and the Merger Agreement and the New Archstone Charter by the holders of two-thirds of the outstanding PTR Common Shares, the approval of the amendments to the PTR Plans by the holders of a majority of the PTR Common Shares represented at the PTR Annual Meeting (provided that more than 50% of the votes entitled to be cast are voted on the proposal) and the approval of the Merger and the Merger Agreement by the holders of a majority of the outstanding ATLANTIC Common Shares. Security Capital Group Incorporated ("Security Capital") which owns approximately 32.3% and 49.9% of the PTR Common Shares and ATLANTIC Common Shares, respectively, has agreed to vote all of its PTR Common Shares and ATLANTIC Common Shares in favor of each of the proposals, subject to certain conditions. Copies of the Merger Agreement and the New Archstone Charter are attached hereto as Annex I and Annex II, respectively.

  SEE "RISK FACTORS" BEGINNING ON PAGE 20 OF THIS JOINT PROXY STATEMENT AND PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE MERGER.

                               ---------------

THE  SECURITIES TO  BE  ISSUED  PURSUANT TO  THIS  JOINT  PROXY STATEMENT  AND
PROSPECTUS  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED BY  THE  SECURITIES  AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

  The date of this Joint Proxy Statement and Prospectus is May 29, 1998.

                             AVAILABLE INFORMATION

  PTR and ATLANTIC are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and are also available on the Commission's Worldwide Web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy and information statements and other information concerning PTR and ATLANTIC can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005, on which the PTR Common Shares and ATLANTIC Common Shares are listed.

  PTR has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the PTR Common Shares and PTR Series C Preferred Shares to be issued pursuant to the Merger. This Joint Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                          INCORPORATION BY REFERENCE

  This Joint Proxy Statement and Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge upon oral or written request from, in the case of documents relating to PTR, 7670 South Chester Street, Englewood, Colorado 80112,
Attention: Secretary (telephone: (303) 708-5959), or, in the case of documents relating to ATLANTIC, Six Piedmont Center, Suite 600, Atlanta, Georgia 30305,
Attention: Secretary (telephone: (404) 237-9292). In order to ensure timely delivery of the documents, any request should be made by June 22, 1998.

 PTR

  The following documents, which have been filed with the Commission by PTR pursuant to the Exchange Act, are hereby incorporated herein by reference:

    (a) PTR's Annual Report on Form 10-K for the year ended December 31,
  1997;

    (b) PTR's Quarterly Report on Form 10-Q for the quarter ended March 31,
  1998;

    (c) PTR's Current Reports on Form 8-K filed March 4, April 3, April 23, and April 28, 1998;

    (d) The description of PTR's policies with respect to certain activities under the caption "PTR Policies with Respect to Certain Activities" on pages 60-63 of PTR's Proxy Statement dated August 6, 1997 and filed August 8, 1997 in connection with PTR's special meeting of shareholders on September 8, 1997; and

    (e) The description of PTR's Preferred Share Purchase Rights contained in PTR's Registration Statement on Form 8-A filed with the Commission on July 12, 1994 (as amended by Form 8-A/A No. 1 dated July 20, 1994).

 ATLANTIC

  The following documents, which have been filed with the Commission by ATLANTIC pursuant to the Exchange Act, are hereby incorporated herein by reference:

    (a) ATLANTIC's Annual Report on Form 10-K for the year ended December 31, 1997;

    (b) ATLANTIC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    (c) ATLANTIC's Current Reports on Form 8-K filed April 3, and April 24, 1998 (as amended on Form 8-K/A No. 1 filed May 20, 1998);

    (d) The description of the ATLANTIC Common Shares and Preferred Share Purchase Rights contained or incorporated by reference in ATLANTIC's Registration Statement on Form 8-A, dated and filed October 9, 1996, including any amendments thereto; and

    (e) The description of ATLANTIC's policies with respect to certain activities under the caption "Policies with Respect to Certain Activities" on pages 80-82 of ATLANTIC's proxy statement dated August 6, 1997 and filed August 8, 1997 in connection with ATLANTIC's special meeting of shareholders on September 8, 1997.

  All documents filed by each of PTR and ATLANTIC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the dates of the PTR Annual Meeting and the ATLANTIC Annual Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Joint Proxy Statement and Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in this Joint Proxy Statement and Prospectus or the documents incorporated by reference herein and should be read together with such information and documents.

  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

  No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Joint Proxy Statement and Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Joint Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement and Prospectus nor any distribution of securities pursuant to this Joint Proxy Statement and Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in the affairs of PTR or ATLANTIC since the date of this Joint Proxy Statement and Prospectus. However, if any material change occurs during the period that this Joint Proxy Statement and Prospectus is required to be delivered, this Joint Proxy Statement and Prospectus will be amended and supplemented accordingly. All information regarding PTR in this Joint Proxy Statement and Prospectus has been supplied by PTR, and all information regarding ATLANTIC in this Joint Proxy Statement and Prospectus has been supplied by ATLANTIC.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  THE STATEMENTS CONTAINED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE INDUSTRY AND MARKETS IN WHICH ATLANTIC AND PTR OPERATE, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS WHICH ARE DIFFICULT TO PREDICT. THEREFORE, ACTUAL OUTCOMES AND RESULTS MAY DIFFER MATERIALLY FROM WHAT IS EXPRESSED OR FORECASTED IN SUCH FORWARD-LOOKING STATEMENTS. PTR'S AND ATLANTIC'S OPERATING RESULTS DEPEND PRIMARILY ON INCOME FROM MULTIFAMILY COMMUNITIES, WHICH IS SUBSTANTIALLY INFLUENCED BY (I) THE DEMAND FOR AND SUPPLY OF MULTIFAMILY UNITS IN THEIR RESPECTIVE PRIMARY TARGET MARKETS AND SUBMARKETS, (II) OPERATING EXPENSE LEVELS, (III) THE EFFECTIVENESS OF PROPERTY-LEVEL OPERATIONS, AND (IV) THE PACE AND PRICE AT WHICH ADDITIONAL MULTIFAMILY COMMUNITIES CAN BE ACQUIRED AND DEVELOPED. CAPITAL AND CREDIT MARKET CONDITIONS WHICH AFFECT PTR'S AND ATLANTIC'S COST OF CAPITAL ALSO INFLUENCE OPERATING RESULTS.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   2
  The Companies...........................................................   2
  Risk Factors............................................................   4
  The Merger..............................................................   4
  The Merger Agreement....................................................   8
  The Annual Meetings of Shareholders.....................................  10
  Comparison of Shareholder Rights........................................  11
  Summary Historical Financial Data of PTR................................  12
  Summary Historical Financial Data of ATLANTIC...........................  14
  Archstone Communities Trust Pro Forma Summary Financial Data............  16
  Comparative Per Share Data..............................................  18
  Comparative Market Data.................................................  19
RISK FACTORS..............................................................  20
  Fixed Exchange Ratio....................................................  20
  Conflicts of Interest...................................................  20
  Significant Influence of Principal Shareholder..........................  20
  Certain Real Estate Investment Risks....................................  21
  Substantial Expenses and Payments if Merger Fails to Occur..............  21
  Differences in Shareholder Rights.......................................  21
  Potential Anti-Takeover Effect and Certain Provisions of the New
   Archstone Charter......................................................  21
  No Dissenters' Rights...................................................  22
THE COMPANIES.............................................................  23
  PTR.....................................................................  23
  ATLANTIC................................................................  25
  Archstone Communities Trust.............................................  28
ELECTION OF TRUSTEES OF PTR...............................................  30
  Nominees................................................................  30
  Meetings and Committees.................................................  32
  Trustee Compensation....................................................  32
  Executive Compensation..................................................  33
  PTR Incentive Plan......................................................  33
  Employment Contracts, Termination of Employment and Change-in-Control
   Arrangements...........................................................  35
  Loans to Executive Officers.............................................  35
  The PTR Compensation Committee Report on Executive Compensation.........  35

                                                                           PAGE
                                                                           ----
ELECTION OF DIRECTORS OF ATLANTIC.........................................  39
  Nominees................................................................  39
  Continuing Directors....................................................  39
  Meetings and Committees.................................................  40
  Director Compensation...................................................  40
  Outside Directors Plan..................................................  41
  Executive Compensation..................................................  42
  ATLANTIC Long-Term Incentive Plan.......................................  43
  Employment Contacts, Termination of Employment and Change-in-Control
   Arrangements...........................................................  45
  Loans to Executive Officers.............................................  45
  The ATLANTIC Compensation Committee Report on Executive Compensation....  46
THE MERGER................................................................  49
  Terms of the Merger.....................................................  49
  Background of the Merger................................................  49
  Reasons for the Merger; Recommendations of the PTR Board................  57
  Opinion of PTR's Financial Advisor......................................  58
  Reasons for the Merger; Recommendations of the ATLANTIC Board...........  62
  Opinion of ATLANTIC's Financial Advisor.................................  63
  Interests of Certain Parties............................................  69
  Voting Agreement........................................................  70
  Investor Agreement......................................................  70
  Material Federal Income Tax Consequences................................  72
  Accounting Treatment....................................................  73
  Restrictions on Sales by Affiliates.....................................  74
  New York Stock Exchange Listing.........................................  74
  No Dissenters' Rights...................................................  74
THE MERGER AGREEMENT......................................................  74
  Board Recommendations...................................................  74
  General.................................................................  74
  Effective Time of the Merger............................................  74
  Exchange of ATLANTIC Share Certificates.................................  75
  Conditions to the Merger................................................  76
  Representations and Warranties..........................................  77
  Certain Covenants.......................................................  77
  Distributions...........................................................  79
  Termination.............................................................  79
  Termination Amount and Expenses.........................................  80

                                                                            PAGE
                                                                            ----
  Reduction of Termination Amount..........................................  81
  No Solicitation of Transactions..........................................  81
  Indemnification..........................................................  83
  Amendment and Waiver.....................................................  83
APPROVAL OF THE NEW ARCHSTONE CHARTER......................................  83
  PTR Board Recommendation.................................................  83
  Name Change..............................................................  84
  Increase in Authorized Shares............................................  84
  Classified Board of Trustees.............................................  84
  Vacancies Among Trustees.................................................  85
  Independence of Trustees.................................................  85
  Restrictions on Certain Transactions.....................................  85
  Amendments to the New Archstone Charter..................................  87
  Restriction on Size of Holdings of Shares................................  87
  Indemnification of Trustees and Officers.................................  89
  Material Federal Income Tax Consequences.................................  90
AMENDMENTS TO THE PTR PLANS................................................  91
  PTR Incentive Plan.......................................................  91
  PTR Outside Trustees Plan................................................  94
MANAGEMENT.................................................................  95
THE ANNUAL MEETINGS OF SHAREHOLDERS........................................  96
  The PTR Annual Meeting...................................................  96
  The ATLANTIC Annual Meeting..............................................  98
COMPARISON OF SHAREHOLDER RIGHTS...........................................  99

                                                                          PAGE
                                                                          ----
DESCRIPTION OF SECURITIES................................................ 101
  PTR Common Shares...................................................... 101
  PTR Series C Preferred Shares.......................................... 103
PRINCIPAL SHAREHOLDERS................................................... 108
  PTR.................................................................... 108
  ATLANTIC............................................................... 110
CERTAIN RELATIONSHIPS AND TRANSACTIONS................................... 111
  PTR.................................................................... 111
  ATLANTIC .............................................................. 115
PERFORMANCE GRAPHS....................................................... 121
  PTR.................................................................... 121
  ATLANTIC............................................................... 122
LEGAL MATTERS............................................................ 123
INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS............................... 123
EXPENSES OF SOLICITATION................................................. 124
SHAREHOLDER PROPOSALS.................................................... 124
ARCHSTONE COMMUNITIES TRUST INDEX TO PRO FORMA CONDENSED FINANCIAL
 STATEMENTS.............................................................. F-1

ANNEXES

I.    Merger Agreement
II.   New Archstone Charter
III.  Opinion of PTR's Financial Advisor:
       Goldman, Sachs & Co
IV.   Opinion of ATLANTIC's Financial
       Advisor: Morgan Stanley & Co.
       Incorporated

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Joint Proxy Statement and Prospectus (including the Annexes hereto) or incorporated herein by reference. Shareholders are urged to review the entire Joint Proxy Statement and Prospectus including the Annexes hereto. Unless otherwise indicated, information contained herein regarding PTR assumes that (i) no new PTR Common Shares are issued after the date of this Joint Proxy Statement and Prospectus pursuant to its Dividend Reinvestment and Share Purchase Plan or otherwise,
(ii) none of the outstanding Series A Preferred Shares of PTR (the "PTR Series A Preferred Shares") are converted into PTR Common Shares and (iii) no outstanding options or warrants to acquire PTR Common Shares are exercised prior to the effective time of the Merger. Unless otherwise indicated, information contained herein regarding ATLANTIC assumes that no outstanding options to acquire ATLANTIC Common Shares are exercised prior to the effective time of the Merger. All references to Archstone Communities Trust ("Archstone"), the combined company in the Merger, means PTR after consummation of the Merger.

                                 THE COMPANIES

PTR

  PTR is an internally managed equity real estate investment trust ("REIT") which was formed in 1963. PTR's principal focus is to generate long-term, sustainable growth in per share cash flow while providing outstanding services to its customers. PTR's objective is to be the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily communities in markets and submarkets with strong economic fundamentals and high barriers to entry throughout the United States. Proprietary real estate and customer research provides the foundation for PTR's investment and operating strategies.

  PTR has elected to be taxed as a REIT for federal income tax purposes. PTR is organized as a REIT under the laws of the State of Maryland. Its principal executive offices are located at 7670 South Chester Street, Englewood, Colorado 80112 and its telephone number is (303) 708-5959.

ATLANTIC

  The objective of ATLANTIC is to be the preeminent multifamily real estate operating company in the eastern and midwestern growth areas of the United States. ATLANTIC is an internally managed, fully integrated operating company with 90 professionals and 530 property-level and support personnel dedicated to carrying out its operating strategy which focuses on development, acquisition, operation and long-term ownership of multifamily communities.

  ATLANTIC has elected to be taxed as a REIT for federal income tax purposes. ATLANTIC is organized as a corporation under the laws of the State of Maryland. Its principal executive offices are located at Six Piedmont Center, Suite 600, Atlanta, Georgia 30305 and its telephone number is (404) 237-9292.

ARCHSTONE COMMUNITIES TRUST

  Upon completion of the Merger, Archstone will have a total market capitalization of approximately $5.3 billion. Based on portfolios for each of PTR and ATLANTIC as of March 31, 1998, Archstone will have 307 multifamily communities, consisting of 91,201 units in 19 states and Washington, D.C., including 26,161 units under construction or in planning (including 25 communities consisting of 7,875 units under control).

  The combined company resulting from the Merger is expected to have the following important characteristics, which are intended to create long-term shareholder value:

  . A highly focused investment strategy emphasizing markets and submarkets with strong economic fundamentals and high barriers to entry, as identified by Archstone's research.

  . An investment strategy focused on producing consistent growth from three principal sources:

    --the development of new multifamily communities in submarkets identified through research as having optimal long-term growth prospects. Management believes that Archstone will be the dominant multifamily development company in the United States, with a development pipeline of more than $2 billion.

    --an investment strategy emphasizing the creation of shareholder value through deploying capital to take advantage of growth opportunities created by changing market fundamentals.

    --a highly focused operating strategy designed to create the highest level of performance at the property level.

  . A national branding strategy emphasizing a high level of customer service with the objective of achieving long-term brand loyalty, lower resident turnover and greater market share. Archstone's objective is to create a dominant national brand in the multifamily industry.

  . A larger market capitalization and national presence providing:

    --increased liquidity for shareholders.

    --the resources for continued investment in research and development.

    --the ability to attract and retain a significant depth of management, emphasizing thoughtful succession planning at all levels of management.

  . Economies of scale that are expected to produce identified cost savings in excess of $5 million annually, beginning in 1999.

  . A strong balance sheet featuring:

    --a ratio of long-term debt to long term undepreciated book capitalization of approximately 33%.

    --an original weighted average life to maturity for unsecured long-term, fixed rate debt currently outstanding of 13.02 years.

    --a conservative debt strategy, with a relatively level principal maturity schedule, emphasizing unsecured long-term, fixed rate debt.

  The Merger is also expected to have the following potential detriments to holders of PTR Common Shares and ATLANTIC Common Shares:

  . Because the Exchange Ratio (as defined below) is fixed, the PTR Common Shares that PTR will be required to exchange for the ATLANTIC Common Shares may have a greater or lower aggregate value than the value contemplated at the time the Merger Agreement was executed due to fluctuations in the market prices of the PTR Common Shares and the ATLANTIC Common Shares.

  . The annual distribution rate per common share for Archstone following the Merger will be $1.42 per share. This amount is less than the current annual distribution rate of $1.60 per ATLANTIC Common Share, but greater than the current annual distribution rate of $1.36 per PTR Common Share.

  . As of April 1, 1998, the date the Merger Agreement was executed, Security Capital owned approximately 33.0% of the outstanding PTR Common Shares, which investment had a market value of approximately $740.3 million, and as of April 1, 1998, Security Capital owned approximately 49.9% of the outstanding ATLANTIC Common Shares, which investment had a market value of approximately $500.9 million. Security Capital will own approximately 38.2% of the outstanding shares of Archstone as a result of the Merger and Security Capital will have the right to nominate four persons to Archstone's 12-member Board of Trustees. No other person will be permitted to own more than 9.8% of the outstanding shares of Archstone, which is a similar restriction as currently in place for each of PTR and ATLANTIC.

  . The larger asset base of Archstone could make perpetuation of the rate of growth in funds from operations from external investment activity more difficult.

  . The size of the transaction may make rapid integration of PTR and ATLANTIC more difficult, which may be partially offset by the similar cultures and consistent financial policies and accounting systems at the two companies.

  . The transaction will result in holders of PTR Common Shares and ATLANTIC Common Shares being subject to the real estate risks of the markets in which the other company currently operates.

  Archstone will continue to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") and be organized as a REIT under the laws of the State of Maryland. Archstone's headquarters will be located at 7670 South Chester Street, Englewood, Colorado 80112 (telephone: (303) 708-5959) and will have regional offices in Atlanta, Georgia; Irvine and San Francisco, California; Austin, Texas; Phoenix, Arizona; Seattle, Washington; and Washington, D.C.

                                  RISK FACTORS

  In considering whether to approve the matters described herein, PTR shareholders and ATLANTIC shareholders should consider the following matters in addition to the matters described in greater detail herein under "Risk Factors."

  . The price of PTR Common Shares and the value of ATLANTIC Common Shares at the effective time of the Merger may vary from the price and value as of the date the Exchange Ratio was established, including variances which result from the announcement of the Merger.

  . Conflicts of interest in the Merger, including the ownership of PTR Common Shares by certain members of the ATLANTIC Special Committee and the ownership of ATLANTIC Common Shares by certain members of the PTR Special Committee.

  . The ability of Security Capital to exercise significant influence over the business and policies of the combined company due to its existing ownership of 32.3% and 49.9% of the issued and outstanding PTR Common Shares and ATLANTIC Common Shares, respectively (38.2% on a combined basis after giving effect to the Merger), and its existing right to designate up to three persons (and after the Merger to designate a proportionate number of persons, based on its percentage ownership of PTR Common Shares) to be nominated for election to the PTR Board.

  . If the Merger is not consummated, PTR and ATLANTIC will have incurred substantial expenses in connection with the transaction. Additionally, if the Merger Agreement is terminated under certain circumstances, ATLANTIC or PTR may be required to pay to the other party a $25 million termination fee, plus the other party's out-of-pocket expenses.

  . The concentration of Archstone's multifamily communities in certain markets may make its operating results dependent on the local conditions in such markets.

                                   THE MERGER

BACKGROUND

  In September 1997, PTR began considering the expansion of its target market beyond the western United States. The principal reason to consider such an expansion was the opportunity to create incremental shareholder value by deploying PTR's capital in a greater number of markets identified by its research as having attractive long-term growth prospects. Management also believed that substantial shareholder value could be created by applying PTR's proven strategy of deploying its capital to take advantage of growth opportunities created by changing market fundamentals. PTR determined that a merger with a multifamily company with a strong management team, proven development capability and complementary geography and product type was the most effective way to expand into new markets. PTR then evaluated a number of companies with assets in the eastern and midwestern United States. In November 1997, because of its knowledge of the assets and markets represented by ATLANTIC's portfolio, as well as ATLANTIC's experienced management team, PTR focused on ATLANTIC as a potential merger candidate and analyzed the impact of such a merger on the shareholders of PTR. PTR concluded that a business combination with ATLANTIC would create significant shareholder value by allowing PTR to expand its geography to markets in the eastern and midwestern United States which present attractive opportunities for long-term growth. Such a transaction would also add multifamily communities with strong cash flow growth prospects to PTR's portfolio, provide PTR with greater flexibility to implement its research driven investment strategy across more markets and economic cycles, increase PTR's market capitalization thereby increasing shareholders' liquidity, enable PTR to gain access to significant development opportunities, and add an experienced team of operating and investment professionals to PTR. PTR also concluded that an acquisition of ATLANTIC would improve PTR's operating results for 1998 and 1999 and strengthen PTR's balance sheet.

  On December 5, 1997, the PTR Board met to discuss a possible business combination between PTR and ATLANTIC. At such meeting, the PTR Board appointed a special committee of Trustees (the "PTR Special Committee") to review and consider a proposed business combination with ATLANTIC. The PTR Special Committee consists of Messrs. Calvin K. Kessler, William G. Myers and John C. Schweitzer. The PTR Special Committee retained Munger, Tolles & Olson LLP ("Munger Tolles") as its legal advisor and Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor.

  On January 30, 1998, PTR presented to the ATLANTIC Board a proposal for a business combination between PTR and ATLANTIC. The principal terms of the PTR proposal consisted of (i) a tax-free merger of ATLANTIC into PTR and (ii) an exchange ratio of .936 of a PTR Common Share for each ATLANTIC Common Share (based on the 10-day average trading prices of PTR Common Shares and ATLANTIC Common Shares immediately prior to the January 30 meeting with no premium for ATLANTIC Common Shares).

  At that January 30, 1998 meeting, the ATLANTIC Board appointed a special committee of Directors (the "ATLANTIC Special Committee") to review and consider the proposed business combination with PTR. The ATLANTIC Special Committee consists of Messrs. Manuel A. Garcia, III, Ned S. Holmes and John M. Richman. At a separate meeting of the ATLANTIC Special Committee on January 30, 1998, the ATLANTIC Special Committee discussed retaining Morgan Stanley & Co. Incorporated ("Morgan Stanley") to evaluate the fairness of the consideration to be received by holders of ATLANTIC Common Shares from a financial point of view. After consulting with Morgan Stanley, the ATLANTIC Special Committee in February 1998 retained Shearman & Sterling as its legal advisor.

  The original proposal made by the PTR Special Committee was rejected by the ATLANTIC Special Committee. In rejecting the proposal, the ATLANTIC Special Committee indicated that it would not consider a transaction without a premium for holders of ATLANTIC Common Shares. Following approximately two months of negotiations between members of the PTR Special Committee and the ATLANTIC Special Committee, the PTR Special Committee and the ATLANTIC Special Committee each agreed to recommend a transaction pursuant to which, among other things,
(i) ATLANTIC would be merged into PTR in a tax-free merger, (ii) each ATLANTIC Common Share would be converted into one PTR Common Share (which represented a 6.75% premium to holders of ATLANTIC Common Shares based on the 30-day average closing prices of the PTR Common Shares and ATLANTIC Common Shares for the period ended March 19, 1998, the time the PTR Special Committee and the ATLANTIC Special Committee reached agreement on the exchange ratio), (iii) the annualized distribution level per share for the combined company would be $1.42 and (iv) the combined company would be called "Archstone Communities Trust." Subsequent to the PTR Special Committee submitting a revised one-to-one exchange ratio for the Merger, the market price of the PTR Common Shares increased from $22 13/16 to $24 in part as the result of favorable comments by a leading analyst regarding several large market capitalization REITs, including PTR. After considering the matter and consulting with its advisors, the PTR Special Committee decided not to renegotiate the exchange ratio because the relative values of the PTR Common Shares and the ATLANTIC Common Shares using the methodology employed by the PTR Special Committee (which was based on the 30-day average closing prices for PTR Common Shares and ATLANTIC Common Shares) had not changed materially, the fundamentals of the two companies had not changed and the prices could continue to fluctuate until a transaction was announced.

  On March 31, 1998, the PTR Special Committee recommended the proposed combination to the PTR Board. The PTR Board then unanimously approved the Merger and the Merger Agreement and recommended that PTR shareholders vote in favor of the Merger and the Merger Agreement and the transactions contemplated thereby.

  On April 1, 1998, the ATLANTIC Special Committee recommended the proposed combination to the ATLANTIC Board. The ATLANTIC Board then unanimously approved the Merger and the Merger Agreement and recommended that ATLANTIC shareholders vote in favor of the Merger and the Merger Agreement. See "The Merger-- Background of the Merger."

TERMS OF THE MERGER

  The PTR Board and the ATLANTIC Board have each approved the Merger and the Merger Agreement, pursuant to which, upon satisfaction (or waiver) of certain conditions, at the time the Merger becomes effective (the "Effective Time") (i) ATLANTIC will be merged with and into PTR, which will continue its existence under the name "Archstone Communities Trust," (ii) each issued and outstanding ATLANTIC Common Share will be converted into the right to receive one PTR Common Share (the "Exchange Ratio") and (iii) each issued and outstanding ATLANTIC Series A Preferred Share will be converted into the right to receive one PTR Series C Preferred Share. No fractional PTR Common Shares will be issued in connection with the Merger. In lieu thereof, a holder of ATLANTIC Common Shares otherwise entitled to a fractional share will be paid cash in respect of such fractional interest. See "The Merger Agreement--Exchange of ATLANTIC Share Certificates."

  Based upon the number of ATLANTIC Common Shares outstanding on May 15, 1998, the former holders of ATLANTIC Common Shares will hold, immediately after the Merger, approximately 47,752,052 PTR Common Shares, representing approximately 33.4% of the aggregate number of PTR Common Shares expected to be outstanding after the Merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE PTR BOARD AND THE ATLANTIC BOARD

 PTR

  The PTR Special Committee unanimously approved the Merger and the Merger Agreement as being fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties. The PTR Special Committee recommended that the PTR Board approve the Merger and the Merger Agreement. The PTR Board unanimously approved the Merger and the Merger Agreement as being fair and reasonable and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties. The PTR Board considered a number of factors including the reasons emphasized by the PTR Special Committee. The PTR Board also considered the PTR Special Committee's receipt of a written opinion from Goldman Sachs to the effect that, as of April 1, 1998, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to PTR and the holders of PTR Common Shares other than Security Capital. The PTR Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination; it did, however, place special emphasis on the recommendation of the PTR Special Committee. For a more detailed discussion of PTR's reasons for the Merger and the factors considered by the PTR Board in making its recommendation, see "The Merger--Reasons for the Merger; Recommendations of the PTR Board."

  THE PTR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT PTR SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. The affirmative vote of the holders of two-thirds of the outstanding PTR Common Shares is required to approve this proposal.

 ATLANTIC

  The ATLANTIC Special Committee unanimously approved the Merger and the Merger Agreement as being fair to, and in the best interests of, ATLANTIC. The ATLANTIC Special Committee recommended that the ATLANTIC Board approve the Merger and the Merger Agreement. The ATLANTIC Board unanimously approved the Merger and the Merger Agreement. The ATLANTIC Board considered a number of factors including the reasons emphasized by the ATLANTIC Special Committee. The ATLANTIC Board also considered the ATLANTIC Special Committee's receipt of a written opinion from Morgan Stanley that, as of the date of the Merger Agreement, the consideration to be received by the holders of ATLANTIC Common Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Security Capital and its affiliates and PTR and its affiliates). The ATLANTIC Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination; it did, however, place special emphasis on the recommendation of the ATLANTIC Special Committee. For a more detailed discussion of ATLANTIC's reasons for the Merger and the factors considered by the ATLANTIC Board in making its recommendation, see "The Merger--Reasons for the Merger; Recommendations of the ATLANTIC Board."

  THE ATLANTIC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT ATLANTIC SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. The affirmative vote of the holders of a majority of the outstanding ATLANTIC Common Shares is required to approve this proposal.

OPINIONS OF FINANCIAL ADVISORS

 PTR

  Goldman Sachs delivered its written opinion dated April 1, 1998 to the PTR Special Committee that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to PTR and the holders of PTR Common Shares other than Security Capital.

  The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached hereto as Annex III and is incorporated herein by reference. The opinion of Goldman Sachs referred to herein does not constitute a recommendation as to how any holder of PTR Common Shares should vote with respect to the Merger. HOLDERS OF PTR COMMON SHARES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger-- Opinion of PTR's Financial Advisor."

 ATLANTIC

  The ATLANTIC Special Committee retained Morgan Stanley to evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of ATLANTIC Common Shares other than Security Capital and its affiliates and PTR and its affiliates. On April 1, 1998, Morgan Stanley delivered its written opinion to the ATLANTIC Special Committee and the ATLANTIC Board to the effect that, as of such date and based upon and subject to the assumptions made, the consideration to be received by the holders of ATLANTIC Common Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Security Capital and its affiliates and PTR and its affiliates). A copy of such opinion is attached hereto as Annex IV and is incorporated herein by reference. SHAREHOLDERS OF ATLANTIC ARE URGED TO READ THE OPINION OF MORGAN STANLEY IN ITS ENTIRETY. For additional information concerning the assumptions made, matters considered and limits of the review by Morgan Stanley in reaching its opinion and the fees received by it, see "The Merger--Opinion of ATLANTIC's Financial Advisor."

CONFLICTS OF INTEREST

  The Merger was initiated by individuals who are executive officers of PTR and ATLANTIC. The PTR Board formed the PTR Special Committee and the ATLANTIC Board formed the ATLANTIC Special Committee, which retained their own financial advisors and legal counsel and negotiated the terms of the Merger on behalf of PTR and ATLANTIC, respectively. Two of the members of the PTR Special Committee, Messrs. Myers and Schweitzer, and two other members of the PTR Board, C. Ronald Blankenship and John T. Kelley, III, beneficially own ATLANTIC Common Shares. All of the members of the PTR Board beneficially own PTR Common Shares and common shares of Security Capital. One of the members of the ATLANTIC Special Committee, Mr. Holmes, and two other members of the ATLANTIC Board, Constance B. Moore and James C. Potts, beneficially own PTR Common Shares. All of the members of the ATLANTIC Board beneficially own ATLANTIC Common Shares and all of the members other than Mr. Garcia own common shares of Security Capital. See "Risk Factors--Conflicts of Interests" and "The Merger--Interests of Certain Parties." Additionally, Security Capital is the largest shareholder of each of PTR and ATLANTIC and will be the largest shareholder of Archstone after the Merger. See "Risk Factors--Significant Influence of Principal Shareholder."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Mayer, Brown & Platt, based on certain representations of PTR and ATLANTIC, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. See "The Merger--Material Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  PTR will account for the Merger as a purchase in accordance with Accounting Principles Board Opinion No. 16. Accordingly, PTR will record the assets and liabilities acquired from ATLANTIC at PTR's cost (the purchase price). See "The Merger--Accounting Treatment."

NEW YORK STOCK EXCHANGE LISTING

  PTR has agreed to use its best efforts to list the PTR Common Shares and PTR Series C Preferred Shares to be issued in the Merger on the NYSE. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to authorization for listing by the NYSE upon notice of issuance of such shares. See "The Merger Agreement--Conditions to the Merger."

NO DISSENTERS' RIGHTS

  Under the Maryland General Corporation Law ("MGCL") and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), neither the shareholders of PTR nor those of ATLANTIC are entitled to dissenters' rights in connection with the Merger. See "The Merger--No Dissenters' Rights."

                              THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER

  In accordance with the MGCL and Title 8, the Merger will become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland. Subject to the satisfaction (or waiver) of the other conditions to the obligations of PTR and ATLANTIC to consummate the Merger, it is currently expected that the Merger will be consummated as soon as practicable following the approval by the shareholders of PTR and ATLANTIC of the Merger and the Merger Agreement at their respective Annual Meetings. See "The Merger Agreement--Effective Time of the Merger."

EXCHANGE OF ATLANTIC SHARE CERTIFICATES

  Promptly after the Effective Time, ChaseMellon Shareholder Services, L.L.C., PTR's transfer agent (the "Exchange Agent"), will mail a letter of transmittal and instructions to each holder of record of a certificate representing ATLANTIC Common Shares or ATLANTIC Series A Preferred Shares as of the Effective Time for use in effecting the surrender of the certificate in exchange for certificates representing PTR Common Shares or PTR Series C Preferred Shares and cash in lieu of fractional shares. Upon surrender of a certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor (i) a certificate representing the number of whole PTR Common Shares or PTR Series C Preferred Shares to which such holder is entitled and (ii) a check representing the amount of cash in lieu of a fractional share, if any, plus the amount of any dividends or distributions, if any, as provided in the Merger Agreement, after giving effect to any required withholding tax, and the certificate so surrendered will be canceled. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See "The Merger Agreement--Exchange of ATLANTIC Share Certificates."

CONDITIONS TO THE MERGER

  The respective obligations of PTR and ATLANTIC to effect the Merger and the other transactions contemplated in the Merger Agreement are subject to the satisfaction or waiver of certain conditions at or prior to the Effective Time including, among others: (a) approval of the Merger and the Merger Agreement by the requisite vote of shareholders of ATLANTIC and PTR; (b) receipt of the consent of the lenders under PTR's and ATLANTIC's lines of credit; (c) approval of the New Archstone Charter and the amendments to the PTR Plans by the requisite vote of shareholders of PTR; (d) the effectiveness under the Exchange Act of the registration statement filed with the Commission relating to the issuance of PTR Series C Preferred Shares in the Merger; (e) the authorization for listing on the NYSE of the PTR Series C Preferred Shares in the Merger; (f) receipt by PTR and ATLANTIC of a legal opinion regarding the impact of the Merger on PTR's REIT status and (g) the receipt of legal opinions regarding treatment of the Merger as a reorganization under Section 368(a) of the Code. See "The Merger Agreement--Conditions to the Merger."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger and the Merger Agreement by the shareholders of ATLANTIC and PTR, in a number of circumstances, including, among others: (a) by the mutual written consent of ATLANTIC and PTR;
(b) by either ATLANTIC or PTR if the Merger has not been consummated on or before October 31, 1998 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations thereunder); (c) by either ATLANTIC or PTR if the other party fails to perform under the Merger Agreement in any material respect and does not cure such failure within 15 business days; (d) by PTR or ATLANTIC, if (1) the other party shall have exercised a right specified in the Merger Agreement with respect to a PTR Alternative Proposal or an ATLANTIC Alternative Proposal (as such terms are defined below under "The Merger Agreement--No Solicitation of Transactions"), as the case may be, and shall have continued discussions with any third party concerning such Alternative Proposal for more than 15 business days after its receipt; or (2) (A) an Alternative Proposal that is publicly disclosed has been commenced, publicly proposed or communicated which contains a proposal as to price and (B) the party that received the Alternative Proposal has not rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed; (e) by PTR or ATLANTIC if, following receipt of an unsolicited Alternative Proposal, such party withdraws or modifies its recommendation that its shareholders approve the Merger Agreement and the transactions contemplated therein, but only if the PTR Board or the ATLANTIC Board, as the case may be, concludes in good faith, after consulting with outside counsel, that such action is required in the exercise of its fiduciary duties. See "The Merger Agreement--Termination."

TERMINATION AMOUNT AND EXPENSES

  In the event that the Merger Agreement is terminated by PTR or ATLANTIC because, following receipt of an unsolicited Alternative Proposal, the PTR Board or the ATLANTIC Board, as the case may be, withdraws or modifies its recommendation that shareholders approve the Merger Agreement and the transactions contemplated therein, after concluding in good faith and after consulting with outside counsel that such action is required in the exercise of its fiduciary duties, or the PTR Board or the ATLANTIC Board, as the case may be, shall have taken any action to make the PTR shareholder rights agreement or the ATLANTIC shareholder rights agreement inapplicable (through termination or otherwise) to any person other than ATLANTIC or PTR, respectively, or Security Capital, then, concurrently with any such termination, the terminating party is required to pay to the non-terminating party a fee equal to $25 million and reimburse such party for its out-of-pocket expenses (collectively, the "Termination Amount").

  If at any time within one year after termination of the Merger Agreement, unless such termination was pursuant to certain events or circumstances specified in the Merger Agreement, PTR or ATLANTIC enters into an agreement relating to an Alternative Proposal with another person, then, upon the entry into such agreement, the party entering into such agreement is required to pay to the other party the Termination Amount. See "The Merger Agreement-- Termination Amount and Expenses."

DISTRIBUTIONS

  The first customary quarterly distribution to be paid by PTR on PTR Common Shares after the Effective Time will be in the amount of $.355 per share. Additionally, each of PTR and ATLANTIC has agreed that prior to the Merger, they will not make distributions in excess of $0.34 per PTR Common Share and $0.40 per ATLANTIC Common Share, the current quarterly distribution rate for PTR and ATLANTIC, respectively. See "The Merger Agreement--Distributions."

                    THE ANNUAL MEETINGS OF SHAREHOLDERS

THE PTR ANNUAL MEETING

  The PTR Annual Meeting is scheduled to be held at 2:00 p.m., mountain time, on Monday, June 29, 1998 at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237. The PTR Board has fixed the close of business on May 26, 1998 as the record date (the "PTR Record Date") for the determination of holders of PTR Common Shares entitled to notice of and to vote at the PTR Annual Meeting. At the PTR Annual Meeting, holders of PTR Common Shares will consider and vote on (i) Trustees to serve on the PTR Board until the next annual meeting of shareholders and until their successors are duly elected and qualify (in the event the Merger is approved, such persons, other than Mr. Blankenship, will continue as Trustees of Archstone, as described under "Approval of the New Archstone Charter--Classified Board of Trustees" and "Management"), (ii) a proposal to approve the Merger and the Merger Agreement,
(iii) a proposal to approve the New Archstone Charter and (iv) a proposal to amend the PTR Plans. A copy of the Merger Agreement and the New Archstone Charter are set forth as Annex I and Annex II, respectively, to this Joint Proxy Statement and Prospectus. The affirmative vote of the holders of a majority of the outstanding PTR Common Shares represented in person or by proxy at the PTR Annual Meeting is required to elect the Trustees. Proposals (ii) and
(iii) above must be approved by the affirmative vote of the holders of two-thirds of the outstanding PTR Common Shares and proposal (iv) above must be approved by the affirmative vote of the holders of a majority of the outstanding PTR Common Shares represented in person or by proxy at the meeting (provided that more than 50% of the votes entitled to be cast are voted on the proposal). The approval of each of proposals (ii) through (iv) is a condition to the approval and adoption of each of the other proposals (ii) through (iv), including consummation of the Merger. The PTR Board is proposing that the New Archstone Charter be approved by shareholders because not enough shares are authorized under the Old PTR Charter (as defined below) to issue shares in the Merger and, if the Merger is approved, Archstone will need additional authorized shares for financings and other corporate purposes. Additionally, PTR is proposing to amend and restate its Restated Declaration of Trust, dated as of June 18, 1991, as subsequently amended and supplemented (the "Old PTR Charter") because of the outdated nature of the Old PTR Charter, the significant restrictions on PTR's operations contained in the Old PTR Charter and to reduce the costs to Archstone of engaging in certain types of transactions. See "Approval of the New Archstone Charter."

  Pursuant to the Merger, each holder of an option to acquire ATLANTIC Common Shares will be granted a corresponding option to acquire PTR Common Shares under the PTR Plans. Without the proposed amendments to the PTR Plans, upon completion of the Merger, only 1,237,682 shares and 84,000 shares, based on May 15, 1998 balances, would be available for grant under the PTR Incentive Plan and the PTR Outside Trustees Plan, respectively. As a result, in order to allow Archstone to continue to provide incentives to its officers, employees and trustees, PTR is proposing to amend the PTR Plans to increase the number of shares available for award thereunder in an amount equal to the number of shares authorized under the corresponding ATLANTIC option plans.

  As of the PTR Record Date, PTR's Trustees and executive officers, all of whom have indicated that they will vote all of their PTR Common Shares in favor of each of the proposals, were beneficial owners of approximately 563,454, or less than 1%, of the outstanding PTR Common Shares. Security Capital, PTR's largest shareholder, which as of the PTR Record Date will own approximately 32.3% of the outstanding PTR Common Shares, has agreed to vote all of its PTR Common Shares in favor of each of the proposals, subject to certain conditions. See "The Merger--Voting Agreement."

THE ATLANTIC ANNUAL MEETING

  The ATLANTIC Annual Meeting is scheduled to be held at 10:00 a.m., eastern time, on Monday, June 29, 1998 at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, Georgia 30305. The ATLANTIC Board has fixed the close of business on May 26, 1998 as the record date (the "ATLANTIC Record Date") for the determination of holders of ATLANTIC Common Shares entitled to notice of and to vote at the ATLANTIC Annual Meeting. At the ATLANTIC Annual Meeting, holders of ATLANTIC Common Shares will consider and vote on (i) two Class I Directors to serve until the annual meeting of shareholders in the year 2001 and their successors are duly elected and qualify (in the event the Merger is approved, such persons will continue as Trustees of Archstone as described under "Approval of the New Archstone Charter--Classified Board of Trustees" and "Management") and (ii) a proposal to approve the Merger and the Merger Agreement. A copy of the Merger Agreement is set forth as Annex I to this Joint Proxy Statement and Prospectus. Proposal (i) must be approved by the affirmative vote of the holders of a majority of the ATLANTIC Common Shares represented in person or by proxy at the meeting and proposal (ii) must be approved by the affirmative vote of the holders of a majority of the outstanding ATLANTIC Common Shares. As of the ATLANTIC Record Date, ATLANTIC's Directors and executive officers, all of whom have indicated that they will vote all of their ATLANTIC Common Shares in favor of the proposals, were beneficial owners of approximately 397,112, or less than 1%, of the outstanding ATLANTIC Common Shares. Security Capital, ATLANTIC's largest shareholder, which as of the ATLANTIC Record Date owned approximately 49.9% of the outstanding ATLANTIC Common Shares, has agreed to vote all of its ATLANTIC Common Shares in favor of the proposals, subject to certain conditions. See "The Merger--Voting Agreement." Assuming that Security Capital, as well as such Directors and officers, vote in favor of the Merger, the approval of the proposal is assured.

                        COMPARISON OF SHAREHOLDER RIGHTS

  The rights of shareholders of ATLANTIC are currently governed by the MGCL, ATLANTIC's charter (the "ATLANTIC Charter") and ATLANTIC's Bylaws (the "ATLANTIC Bylaws"). Holders of ATLANTIC Common Shares immediately prior to the Effective Time will become shareholders of PTR, a Maryland REIT, and from and after the Effective Time, their rights as shareholders of PTR will be governed by Title 8, the New Archstone Charter and Archstone's Amended and Restated Bylaws (the "Archstone Bylaws"). There are certain differences between the rights of shareholders of a Maryland corporation and the rights of shareholders of a Maryland REIT. There are also certain differences between the rights of shareholders under the New Archstone Charter and the Archstone Bylaws as compared to the rights of shareholders under the ATLANTIC Charter and the ATLANTIC Bylaws. See "Comparison of Shareholder Rights."

                    SUMMARY HISTORICAL FINANCIAL DATA OF PTR

  The following table sets forth selected financial data relating to the historical financial condition and results of operations of PTR as of and for the three months ended March 31, 1998 and years ended December 31, 1997, 1996, 1995, 1994 and 1993 (amounts in thousands, except per share data). Such selected financial data is qualified in its entirety by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in PTR's quarterly report on Form 10-Q for the three months ended March 31, 1998 and 1997 Annual Report on Form 10-K which are incorporated by reference herein.

                          THREE MONTHS
                             ENDED                   YEAR ENDED DECEMBER 31,
                           MARCH 31,   ----------------------------------------------------
                              1998        1997       1996       1995       1994      1993
                          ------------ ---------- ---------- ---------- ---------- --------
OPERATIONS SUMMARY:
Rental revenues.........   $   88,553  $  335,060 $  322,046 $  262,473 $  183,472 $ 76,129
Interest income on
 Homestead convertible
 mortgages..............        5,523      16,687      2,035        --         --       --
Total revenues..........       95,611     355,662    326,246    264,873    186,105   78,418
Property management fees
 paid to affiliate......          --        7,642     11,610      8,912      7,148    3,862
REIT management fee paid
 to affiliate...........          --       13,040     22,191     20,354     13,182    7,073
General and
 administrative
 expense................        1,868       4,036      1,077        952        784      660
Administrative services
 provided by an
 affiliate..............          953       1,274        --         --         --       --
Costs incurred in
 acquiring management
 companies from an
 affiliate(1)...........          --       71,707        --         --         --       --
Earnings from
 operations(1)(2).......       29,299      24,686     94,089     81,696     46,719   23,191
Gain on dispositions of
 depreciated real
 estate, net............       15,484      48,232     37,492      2,623        --     2,302
Preferred Share cash
 dividends paid.........        4,712      19,384     24,167     21,823     16,100    1,341
Net earnings
 attributable to PTR
 Common Shares(1).......       40,071      53,534    106,544     62,496     30,619   24,152
PTR Common Share cash
 distributions paid.....   $   31,495  $  105,547 $   90,728 $   76,804 $   46,121 $ 29,162
PER SHARE DATA:
Net earnings
 attributable to PTR
 Common Shares:
 Basic(1)(2)............   $     0.43  $     0.65 $     1.46 $     0.93 $     0.66 $   0.66
 Diluted(1)(2)..........         0.42        0.65       1.44       0.93       0.65     0.66
PTR Common Share cash
 distributions paid.....         0.34        1.30       1.24       1.15       1.00     0.82
Series A Preferred Share
 cash dividends paid....       0.4579       1.751       1.75       1.75       1.75   0.1458
Series B Preferred Share
 cash dividends paid....   $   0.5625  $     2.25 $     2.25 $   1.3625 $      --  $    --
Weighted-average PTR
 Common Shares
 outstanding--basic.....       92,783      81,870     73,057     67,052     46,734   36,549
Weighted-average PTR
 Common Shares
 outstanding--
 diluted(3).............       99,970      81,908     84,340     67,126     46,789   36,553
                                                           DECEMBER 31,
                           MARCH 31,   ----------------------------------------------------
                              1998        1997       1996       1995       1994      1993
                          ------------ ---------- ---------- ---------- ---------- --------
FINANCIAL POSITION:
Real estate owned, at
 cost...................   $2,643,707  $2,604,919 $2,153,363 $1,855,866 $1,296,288 $872,610
Investment in Homestead
 convertible mortgages..      279,544     272,556    176,304        --         --       --
Total assets............    2,864,150   2,805,686  2,282,432  1,840,999  1,295,778  890,301
Credit facilities(4)....      163,241     231,500    110,200    129,000    102,000   51,500
Long-term debt..........      755,000     630,000    580,000    200,000    200,000      --
Mortgages payable.......      261,865     265,652    217,188    158,054     93,624   48,872
Total liabilities.......    1,281,172   1,265,250  1,014,924    565,331    455,136  135,284
Shareholders'
 equity(5)..............   $1,582,978  $1,540,436 $1,267,508 $1,275,668 $  840,642 $755,017
Number of PTR Common
 Shares outstanding.....       93,001      92,634     75,511     72,211     50,456   44,645

                         THREE MONTHS
                            ENDED               YEAR ENDED DECEMBER 31,
                          MARCH 31,   ------------------------------------------------
                             1998       1997      1996      1995      1994      1993
                         ------------ --------  --------  --------  --------  --------
OTHER DATA:
Reconciliation of net
 earnings to funds from
 operations:
Net earnings
 attributable to PTR
 Common Shares..........   $40,071    $ 53,534  $106,544  $ 62,496  $ 30,619  $ 24,152
Add (deduct):
 Depreciation on real
  estate investments....    16,258      52,893    44,887    36,685    24,614    10,509
 Provision for possible
  loss on
  investments(2)........       --        3,000       --        420     1,600     2,270
 Gain on dispositions of
  depreciated real
  estate, net...........   (15,484)    (48,232)  (37,492)   (2,623)      --     (2,302)
 Costs incurred in
  acquiring management
  companies from
  an affiliate(1).......       --       71,707       --        --        --        --
 Other..................      (432)     (1,281)      598       --        --         87
                           -------    --------  --------  --------  --------  --------
Funds from operations
 attributable to PTR
 Common Shares(6).......   $40,413    $131,621  $114,537  $ 96,978  $ 56,833  $ 34,716
                           =======    ========  ========  ========  ========  ========
Weighted-average PTR
 Common Shares
 outstanding--basic.....    92,783      81,870    73,057    67,052    46,734    36,549
Weighted-average PTR
 Common Shares
 outstanding--
 diluted(3).............    99,970      90,230    84,340    67,126    46,789    36,553
Net cash provided by
 operating activities...   $34,534    $159,724  $143,939  $121,795  $ 94,625  $ 49,247
Net cash used by
 investing activities...   (36,227)   (403,112) (360,935) (294,488) (368,515) (529,065)
Net cash provided by
 financing activities...   $ 2,076    $242,672  $195,720  $191,520  $276,457  $478,345
Ratio of earnings to
 combined fixed charges
 and preferred share
 dividends(1)(7)........       1.8         0.9       1.7       1.9       1.6       3.4

--------
(1) Earnings from operations and net earnings for 1997 reflect the impact of a one-time, non-cash charge of $71.7 million associated with the costs incurred in acquiring the management companies from an affiliate. The one-time charge was not deducted for purposes of calculating funds from operations, due to the non-recurring and non-cash nature of the expense.
(2) Earnings from operations for the years ended December 31, 1997, 1995, 1994 and 1993 reflect a $3.0 million, $0.4 million, $1.6 million and a $2.3 million provision, respectively, for possible losses relating to investments.
(3) Weighted-average PTR Common Shares on a diluted basis excludes the impact of anti-dilutive convertible securities for each period presented.

(4) At May 15, 1998, PTR had $135.0 million of borrowings outstanding under its $350 million unsecured line of credit and $5.3 million of borrowings outstanding under its $50 million unsecured borrowing facility.

(5) Includes redeemable PTR Series A Preferred Shares totaling $128.3 million as of March 31, 1998; $135.2 million and $162.4 million as of December 31, 1997 and 1996, respectively and $230.0 million as of December 31, 1993, 1994 and 1995. Also includes redeemable Series B Preferred Shares ("PTR Series B Preferred Shares") totaling $105.0 million as of March 31, 1998 and December 31, 1997, 1996 and 1995.
(6) Funds from operations is defined as net earnings computed in accordance with generally accepted accounting principals ("GAAP"), excluding real estate depreciation, gains (or losses) from depreciated real estate, provisions for possible losses, non-cash interest income, extraordinary items and significant non-recurring items. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of PTR's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. PTR believes that funds from operations is helpful to the reader as a measure of the performance of an equity REIT because, along with cash flow from operating, investing and financing activities, it provides the reader with an indication of the ability of PTR to incur and service debt, to make capital expenditures and to fund other cash needs. The funds from operations measure presented by PTR, while consistent with the National Association of Real Estate Investment Trusts' ("NAREIT") definition and calculated consistently with ATLANTIC's definition of funds from operations, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with PTR. Funds from operations is not intended to represent cash made available to shareholders. Cash distributions paid to shareholders are presented in the table above.
(7) For 1997, earnings from operations were insufficient to cover combined fixed charges and preferred share dividends by $12.3 million because of the one-time charge referenced in note (1) above. Excluding this charge, the ratio of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 1997 would have been 1.6.

                       SUMMARY HISTORICAL FINANCIAL DATA
                                  OF ATLANTIC

  The following table sets forth selected financial data relating to the historical financial condition and results of operations of ATLANTIC as of and for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996, 1995 and 1994, and as of and for the period from inception (October 26, 1993) through December 31, 1993 (amounts in thousands, except per share data). Such selected financial data is qualified in its entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in ATLANTIC's quarterly report on Form 10-Q for the three months ended March 31, 1998 and 1997 Annual Report on Form 10-K which are incorporated by reference herein. Unless otherwise indicated, all ATLANTIC Common Share and per ATLANTIC Common Share amounts have been adjusted to give effect to ATLANTIC's one-for-two reverse share split, which was effective on September 10, 1996.

                            THREE
                            MONTHS
                            ENDED               PERIOD ENDED DECEMBER 31,
                          MARCH 31,  -----------------------------------------------
                             1998       1997       1996      1995     1994   1993(1)
                          ---------- ---------- ---------- -------- -------- -------
OPERATIONS SUMMARY:
Rental income...........  $   46,148 $  168,459 $  137,729 $103,634 $ 55,071 $   156
Homestead convertible
 mortgages interest
 income.................       2,109      4,453        --       --       --      --
Total revenues..........      48,425    173,549    138,156  103,879   55,220     159
Property management fees
 paid to affiliate......         --       3,848      4,208    3,475    1,536     --
Property management fees
 paid to third parties..          91        629        971      591      661     --
REIT management fee paid
 to affiliate...........         --       8,548     10,445    6,923    3,671      12
General and
 administrative
 expenses...............       1,424      2,362        673      646      266       1
Earnings before
 extraordinary item.....      16,294     52,723     42,569   19,639    9,926      38
Extraordinary item--loss
 on early extinguishment
 of debt................         119        --       3,940      --       --      --
Preferred share
 dividends paid.........       1,078      1,569        --       --       --      --
Net earnings
 attributable to
 ATLANTIC Common
 Shares.................      15,097     51,154     38,629   19,639    9,926      38
ATLANTIC Common Share
 cash distributions
 paid...................  $   19,104 $   65,976 $   53,064 $ 35,119 $ 14,648 $   --
PER SHARE DATA:
Basic and diluted
 earnings before
 extraordinary item.....  $     0.32 $     1.21 $     1.33 $   0.89 $   0.81 $  0.13
Basic and diluted net
 earnings attributable
 to ATLANTIC Common
 Shares.................  $     0.32 $     1.21 $     1.21 $   0.89 $   0.81 $  0.13
Weighted-average
 ATLANTIC Common Shares
 outstanding--basic.....      47,751     42,449     32,028   21,944   12,227     286
Weighted-average
 ATLANTIC Common Shares
 outstanding--diluted...      47,751     42,450     32,028   21,944   12,227     286
ATLANTIC Common Share
 cash distributions
 paid...................  $     0.40 $     1.56 $     1.65 $   1.60 $   1.20 $   --
ATLANTIC Series A
 Preferred Shares cash
 dividends paid.........  $    0.539 $    0.785 $      --  $    --  $    --  $   --
                                                      DECEMBER 31,
                          MARCH 31,  -----------------------------------------------
                             1998       1997       1996      1995     1994    1993
                          ---------- ---------- ---------- -------- -------- -------
FINANCIAL POSITION:
Real estate owned, at
 cost...................  $1,426,931 $1,364,572 $1,157,235 $888,928 $631,260 $31,005
Homestead convertible
 mortgages..............     122,990    122,482        --       --       --      --
Total assets............   1,501,737  1,441,411  1,135,065  885,824  637,846  31,850
Lines of credit(2)......     233,088    164,743    228,000  190,000  153,000     --
Notes payable...........     150,000    150,000        --       --       --      --
Mortgages payable.......     163,782    170,525    155,790  118,524  107,347     --
Total liabilities.......     595,014    550,430    436,423  328,886  271,216     178
Total shareholders'
 equity.................  $  906,723 $  890,981 $  698,642 $556,938 $366,630 $31,672
Number of ATLANTIC
 Common Shares
 outstanding............      47,761     47,761     37,892   27,763   18,567   1,582

                            THREE
                           MONTHS
                            ENDED                     DECEMBER 31,
                          MARCH 31, ----------------------------------------------------
                            1998      1997       1996       1995       1994       1993
                          --------- ---------  ---------  ---------  ---------  --------
OTHER DATA:
Reconciliation of net
 earnings to funds from
 operations:
Net earnings
 attributable to
 ATLANTIC Common
 Shares.................   $15,097  $  51,154  $  38,629  $  19,639  $   9,926  $     38
Add (deduct):
  Real estate
   depreciation.........     7,770     26,963     20,824     15,925      8,770        28
  Amortization related
   to Homestead
   convertible
   mortgages............      (230)      (486)       --         --         --        --
  Gain on disposition of
   real estate..........       --      (1,608)    (6,732)       --         --        --
  Gain on sale of
   Homestead assets.....       --         --      (2,839)       --         --        --
  Provision for possible
   loss on investments..       --         200      2,500        --         --        --
  Extraordinary item--
   loss on early
   extinguishment of
   debt.................       119        --       3,940        --         --        --
                           -------  ---------  ---------  ---------  ---------  --------
Funds from operations
 attributable to
 ATLANTIC Common
 Shares(3)..............   $22,756  $  76,223  $  56,322  $  35,564  $  18,696  $     66
                           -------  ---------  ---------  ---------  ---------  --------
Weighted-average
 ATLANTIC Common Shares
 outstanding--basic.....    47,751     42,449     32,028     21,944     12,227       286
Weighted-average
 ATLANTIC Common Shares
 outstanding--diluted...    47,751     42,450     32,028     21,944     12,227       286
Net cash provided (used)
 by operating activi-
 ties...................   $19,646  $  83,122  $  54,356  $  39,732  $  23,564  $   (492)
Net cash used by invest-
 ing activities.........   (59,111)  (295,606)  (287,418)  (235,149)  (390,077)  (31,005)
Net cash provided by fi-
 nancing activities.....    41,439    209,418    230,907    195,649    372,638    31,634

--------
(1) For the period from inception (October 26, 1993) to December 31, 1993.

(2) At May 15, 1998, ATLANTIC had $323.5 million of outstanding borrowings under its $350 million unsecured line of credit and $38.3 million of outstanding borrowings under its $50 million unsecured borrowing facility.

(3) Funds from operations is defined as net earnings computed in accordance with GAAP, excluding real estate depreciation, gains (or losses) from depreciated real estate, provisions for possible losses, non-cash interest income, extraordinary items and significant non-recurring items. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of ATLANTIC's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. ATLANTIC believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating, investing and financing activities, it provides a reader with an indication of the ability of ATLANTIC to incur and service debt, to make capital expenditures and to fund other cash needs. The funds from operations measure presented by ATLANTIC, while consistent with the NAREIT definition and calculated consistently with PTR's definition of funds from operations, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with ATLANTIC. Funds from operations is not intended to represent cash made available to shareholders. Cash distributions paid to shareholders is presented in the table above.

                          ARCHSTONE COMMUNITIES TRUST

                        PRO FORMA SUMMARY FINANCIAL DATA

  The following table sets forth unaudited pro forma condensed financial information as of and for the three months ended March 31, 1998 and year ended December 31, 1997, giving effect, where appropriate, to (i) the Merger, (ii) the internalization of management transactions (as defined in the Archstone pro forma condensed financial statements included elsewhere herein) and (iii) the acquisition and disposition of certain multifamily communities by PTR and ATLANTIC, as if the noted transactions had occurred on January 1, 1997 for the Operations Summary, Per Share Data and Other Data information and as of March 31, 1998 for Financial Position information. Pro forma adjustments made to arrive at the pro forma amounts set forth below are described in the Archstone pro forma condensed financial statements included elsewhere in this Joint Proxy Statement and Prospectus. The following information should be read in conjunction with and is qualified in its entirety by the PTR and ATLANTIC historical and pro forma financial statements incorporated herein by reference, and the Archstone pro forma condensed financial statements included elsewhere herein. The unaudited pro forma summary information is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of Archstone or of the financial position or the results of operations of Archstone that would have actually occurred had the noted transactions been completed as of the date or for the periods presented (amounts in thousands, except per share data).

                                                      THREE MONTHS
                                                         ENDED      YEAR ENDED
                                                       MARCH 31,   DECEMBER 31,
                                                          1998         1997
                                                      ------------ ------------
OPERATIONS SUMMARY:
Rental revenues.....................................    $139,706    $  524,829
Interest income on Homestead convertible mortgages..       7,767        21,424
Total revenues......................................     149,176       550,805
General and administrative expense..................       2,601        11,698
Administrative services provided by an affiliate....       1,450         7,097
Costs incurred in acquiring management companies
 from an affiliate(1)...............................         --         71,707
Earnings from operations(1)(2)......................      44,888        81,793
Preferred Share cash dividends paid.................       5,790        21,269
Earnings from operations attributable to common
 shares--basic......................................    $ 39,098    $   60,524
PER SHARE DATA:
Earnings from operations attributable to common
 shares:
  Basic(1)(2).......................................    $   0.28    $     0.47
  Diluted(1)(2).....................................    $   0.28    $     0.47
Weighted-average common shares outstanding--basic...     140,534       128,575
Weighted-average common shares outstanding--
 diluted(5).........................................     140,665       128,614
                                                                    MARCH 31,
                                                                       1998
                                                                   ------------
FINANCIAL POSITION:
Real estate owned, at cost..........................                $4,431,003
Investment in Homestead convertible mortgages.......                   402,534
Total assets........................................                 4,793,172
Credit facilities...................................                   532,867
Long-term debt......................................                   910,002
Mortgages payable...................................                   434,768
Total liabilities and minority interest.............                 2,073,526
Shareholders' equity(3).............................                $2,719,646
Number of common shares outstanding.................                   140,735

                                                     THREE MONTHS
                                                        ENDED      YEAR ENDED
                                                      MARCH 31,   DECEMBER 31,
                                                         1998         1997
                                                     ------------ ------------
OTHER DATA:
Reconcilation of earnings from operations to funds
 from operations:
Earnings from operations attributable to common
 shares--basic......................................  $  39,098    $  60,524
Add (deduct):
 Depreciation on real estate investments............     26,171       89,260
 Costs incurred in acquiring management companies
  from an affiliate(1)..............................        --        71,707
 Provision for possible loss on real estate
  investments(2)....................................        --         3,200
 Amortization related to Homestead convertible
  mortgages.........................................       (432)      (1,281)
 Minority interest..................................        702        2,173
                                                      ---------    ---------
Funds from operations attributable to common
 shares(4)..........................................  $  65,539    $ 225,583
                                                      =========    =========
Weighted-average common shares outstanding--basic...    142,289      129,968
Weighted-average common shares outstanding--
 diluted(5).........................................    149,476      138,329
Net cash provided by operating activities...........  $  56,670    $ 261,573
Net cash used by investing activities...............   (228,505)    (850,961)
Net cash provided by financing activities...........  $ 176,842    $ 595,856
Ratio of earnings to combined fixed charges and
 preferred share dividends(6).......................        2.0          1.3

--------
(1) Earnings from operations for 1997 reflect the impact of a one-time, non-cash charge of $71.7 million associated with the costs incurred in acquiring the management companies from an affiliate. The one-time charge was not deducted for purposes of calculating funds from operations due to the non-recurring and non-cash nature of the expense.

(2) Earnings from operations for 1997 reflect $3.2 million in provisions for possible losses on real estate investments.

(3) Includes redeemable Series A Preferred Shares totaling $128.3 million, redeemable Series B Preferred Shares totaling $105.0 million and redeemable Series C Preferred Shares totaling $50.6 million.
(4) Funds from operations is defined as net earnings computed in accordance with GAAP, before minority interest, excluding real estate depreciation, gains (or losses) from depreciated real estate, provisions for possible losses, non-cash interest income, extraordinary items, and significant non-recurring items. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of Archstone's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. Management believes that funds from operations is helpful to the reader as a measure of the performance of an equity REIT because, along with cash flow from operating, investing and financing activities, it provides the reader with an indication of the ability of Archstone to incur and service debt, to make capital expenditures and to fund other cash needs. The funds from operations measure presented by Archstone, while consistent with the NAREIT definition and calculated consistently with PTR and ATLANTIC definition of funds from operations, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with Archstone. Funds from operations is not intended to represent cash made available to shareholders. Furthermore, management believes that an understanding of funds from operations will enhance the reader's comprehension of the impact of the Merger to PTR and ATLANTIC, which was a consideration of the PTR Special Committee and the ATLANTIC Special Committee in making their recommendations to their respective Boards.

(5) Weighted-average common shares on a diluted basis exclude the impact of anti-dilutive convertible securities.

(6) Excluding the 1997 charge referenced in note (1), the ratio of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 1997 would have been 1.9.

                           COMPARATIVE PER SHARE DATA

  The PTR Common Shares are listed and traded on the NYSE under the symbol "PTR." On April 1, 1998 (the last trading day prior to the announcement of the signing of the Merger Agreement), the closing price of the PTR Common Shares, as reported on the NYSE Composite Tape, was $24 1/8 per share.

  The ATLANTIC Common Shares are listed and traded on the NYSE under the symbol "SCA." On April 1, 1998 (the last trading day prior to the announcement of the signing of the Merger Agreement), the closing price of the ATLANTIC Common Shares, as reported on the NYSE Composite Tape, was $21 per share. As a result of the one-for-one Exchange Ratio, the value of an ATLANTIC Common Share on such date on an equivalent per share basis was $24 1/8.

  BECAUSE THE EXCHANGE RATIO IS FIXED AND THE MARKET PRICE OF PTR COMMON SHARES IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE PTR COMMON SHARES THAT HOLDERS OF ATLANTIC COMMON SHARES WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PTR COMMON SHARES AND ATLANTIC COMMON SHARES.

  The following tables set forth for PTR Common Shares and ATLANTIC Common Shares certain historical and pro forma summary per share financial information as of and for the three months ended March 31, 1998 and year ended December 31, 1997. The Archstone pro forma summary amounts included in the table below are based on the purchase method of accounting. The following information should be read in conjunction with and is qualified in its entirety by the historical and/or pro forma financial statements and accompanying notes of Archstone, PTR and ATLANTIC included or incorporated by reference into this Joint Proxy Statement and Prospectus.

                                        THREE MONTHS
                                       ENDED MARCH 31,       YEAR ENDED
                                            1998          DECEMBER 31, 1997
                                       ------------------ -----------------------
                                        PTR      ATLANTIC   PTR       ATLANTIC
                                       ------    -------- --------    -----------
Earnings from operations attributable
 to common shares per share (1):
 Basic:
  Historical.........................  $ 0.26     $ 0.32  $   0.06     $   1.17
  Pro forma prior to Merger (2)......     N/A     $ 0.31  $   0.09     $   1.17
  Archstone pro forma................  $ 0.28        --   $   0.47          --
 Diluted:
  Historical.........................  $ 0.26     $ 0.32  $   0.06     $   1.17
  Pro forma prior to Merger (2)......     N/A     $ 0.31  $   0.09     $   1.17
  Archstone pro forma................  $ 0.28        --   $   0.47          --
Distributions per common share:
  Historical.........................  $ 0.34     $ 0.40  $   1.30     $   1.56
  Archstone pro forma................  $0.355(3)     --   $   1.42(3)       --
Book value per common share:
  Historical.........................  $14.51     $17.94  $  14.04     $  17.61
  Pro forma prior to Merger (2)......     N/A     $17.94       N/A          N/A
  Archstone pro forma................  $17.31        --        N/A          N/A

--------
(1) PTR's earnings from operations for 1997 reflect the impact of a one-time, non-cash charge of $71.7 million associated with the costs incurred in acquiring the management companies from an affiliate.

(2) Reflects the pro forma effect, where appropriate, of the internalization of management transactions and certain transactions involving the acquisitions and dispositions of multifamily operating communities by PTR and ATLANTIC as described on page F-2.

(3) The Archstone pro forma distributions per common share amount represents the respective proportionate share of the initial annual distribution level expected to be made by Archstone.

                            COMPARATIVE MARKET DATA

  The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported by the NYSE Composite Tape and distributions paid for the PTR Common Shares and the ATLANTIC Common Shares.

                            PTR COMMON SHARES           ATLANTIC COMMON SHARES
                         ------------------------------ --------------------------------
                                            PER SHARE                        PER SHARE
                         HIGH     LOW     DISTRIBUTIONS HIGH      LOW      DISTRIBUTIONS
                         ----     ----    ------------- ----      ----     -------------
1996:
  First Quarter......... $22 1/4  $19 1/4    $ 0.31     $ (1)     $ (1)        $0.42
  Second Quarter........  22 3/8   20 1/2      0.31       (1)       (1)         0.42
  Third Quarter.........  22 5/8   20 1/4      0.31       (1)       (1)         0.42
  Fourth Quarter........  23 5/8    19         0.31      24 5/8    20 7/8       0.39
1997:
  First Quarter......... $25 1/8  $ 21       $0.325     $26 1/2   $ 22         $0.39
  Second Quarter........  24 1/4   21 1/2     0.325      24 1/8    20 3/4       0.39
  Third Quarter.........  24 3/8   21 5/8     0.325      24 3/16   21 1/2       0.39
  Fourth Quarter........  25 1/8   21 7/8     0.325      23 1/8    20 7/16      0.39
1998:
  First Quarter......... $24 1/2  $22 1/8    $0.340     $22 13/16 $20 5/8      $0.40
  Second Quarter
   (through May 19).....  24 1/16  21 1/4    $0.340(2)   23 1/4    20 7/8      $0.40(3)

--------
(1)The ATLANTIC Common Shares commenced trading on the NYSE on October 15,
1996.

(2) The second quarter 1998 distribution has been declared and will be paid on May 28, 1998 by PTR to holders of record on May 14, 1998.

(3) The second quarter 1998 distribution has been declared and will be paid on May 27, 1998 by ATLANTIC to holders of record on May 13, 1998.

                                 RISK FACTORS

  Holders of PTR Common Shares and ATLANTIC Common Shares should consider carefully the specific factors set forth below as well as the other information contained in this Joint Proxy Statement and Prospectus in evaluating the Merger. This Joint Proxy Statement and Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Archstone's actual results could differ materially from those set forth in the forward-looking statements. See "Disclosure Regarding Forward-Looking Statements." The following list of risk factors may not be exhaustive.

FIXED EXCHANGE RATIO

  The price of PTR Common Shares and the value of ATLANTIC Common Shares at the Effective Time may vary from the price and value as of the date the Exchange Ratio was determined, the date of the Merger Agreement, the date hereof or the date on which shareholders vote on the Merger, due to changes in the business, operations and prospects of PTR or ATLANTIC, general market and economic conditions and other factors. PTR does not intend to obtain an updated fairness opinion of Goldman Sachs and ATLANTIC does not intend to obtain an updated fairness opinion of Morgan Stanley prior to the time the Merger becomes effective. See "The Merger--Opinion of PTR's Financial Advisor" and "The Merger--Opinion of ATLANTIC's Financial Advisor."

CONFLICTS OF INTEREST

  Certain members of the Boards and Special Committees of each of PTR and ATLANTIC, in addition to their interests in the company for which they serve, have direct or indirect interests in the other party to the Merger, which could create a potential conflict of interest. Two of the members of the PTR Special Committee, Messrs. Myers and Schweitzer, and two other members of the PTR Board, Messrs. Blankenship and Kelley beneficially own ATLANTIC Common Shares. Messrs. Myers and Schweitzer beneficially own 104,061 and 6,250 ATLANTIC Common Shares, respectively, and Messrs. Blankenship and Kelley beneficially own an aggregate of 750 ATLANTIC Common Shares. Messrs. Myers, Schweitzer, Blankenship and Kelley also beneficially own 20,341, 34,602, 35,529 and 18,835 PTR Common Shares, respectively. The remaining members of the PTR Board, Calvin K. Kessler, James H. Polk III and James A. Cardwell, are the beneficial owners of 34,285, 51,028, and 35,706, PTR Common Shares, respectively.

  One of the members of the ATLANTIC Special Committee, Mr. Holmes, and two other members of the ATLANTIC Board, Ms. Moore and Mr. Potts, beneficially own PTR Common Shares. Mr. Holmes is the beneficial owner of 4,109 PTR Common Shares. Ms. Moore and Mr. Potts beneficially own 16,444 and 5,555 PTR Common Shares, respectively. Ms. Moore and Messrs. Potts and Holmes also beneficially own 100,735, 102,186 and 59,500 ATLANTIC Common Shares, respectively. The remaining members of the ATLANTIC Board, Manuel A. Garcia III and John M. Richman, are the beneficial owners of 12,000 and 13,250 ATLANTIC Common Shares, respectively.

  Members of the PTR Board have an indirect interest in ATLANTIC through their interest in Security Capital, which owns approximately 49.9% of the outstanding ATLANTIC Common Shares, and members of the ATLANTIC Board have an indirect interest in PTR through their interest in Security Capital, which owns approximately 32.3% of the outstanding PTR Common Shares. Messrs. Blankenship, Cardwell, Holmes, Kelley, Myers, Kessler, Polk, Potts, Richman and Schweitzer and Ms. Moore beneficially own 324,261, 2,198, 10,050, 224,933, 283,676, 1,278, 133,036, 144,098, 123,330 and 23,277 and 86,360 shares, respectively, of Security Capital's Class B common stock, which in the aggregate represents less than 1% of the outstanding shares of Class B common stock of Security Capital on a fully diluted basis.

SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDER

  As of May 15, 1998, Security Capital beneficially owned approximately 32.3% and 49.9% of the issued and outstanding PTR Common Shares and ATLANTIC Common Shares, respectively. As a result, Security Capital currently controls approximately 32.3% and 49.9%, respectively, of the vote on matters submitted for

PTR and ATLANTIC shareholder action, including the Merger. If the Merger is consummated, Security Capital will own approximately 38.2% of the outstanding PTR Common Shares. Under the Old PTR Charter, the New Archstone Charter and the ATLANTIC Charter, no other shareholder may hold more than 9.8% of the shares of the respective company. Pursuant to an investor agreement between PTR and Security Capital, Security Capital is currently entitled to designate up to three persons (and after the Merger will be entitled to designate a proportionate number of persons, based on its percentage ownership of PTR Common Shares) to be nominated for election to the PTR Board. See "The Merger--Investor Agreement." Upon consummation of the Merger, Security Capital will be entitled to designate four persons, or one-third, to be nominated for election to the 12-member Board of Trustees of Archstone. The Trustees so elected are in a position to exercise significant influence over the affairs of PTR if they act together. Additionally, after the Merger, Security Capital will continue to have rights of prior approval and consultation regarding certain important matters. See "The Merger--Investor Agreement." Security Capital has agreed to vote all of its PTR Common Shares and all of its ATLANTIC Common Shares in favor of the Merger, subject to certain conditions. See "The Merger--Voting Agreement."

CERTAIN REAL ESTATE INVESTMENT RISKS

  Real estate cash flows and values are affected by a number of factors, including changes in the general economic climate and local conditions (such as an oversupply of multifamily communities or a reduction in rental demand in an area). Although management believes the Merger will lessen the impact that any single local economy has on Archstone's operating results, those results may be affected by variations in the economic climate and local conditions in the western United States, including Arizona, California, Texas and Washington, where a substantial portion of PTR's properties are located, and in the eastern and midwestern United States, including Florida, Georgia and North Carolina, where a substantial portion of ATLANTIC's properties are located.

SUBSTANTIAL EXPENSES AND PAYMENTS IF MERGER FAILS TO OCCUR

  No assurance can be given that the Merger will be consummated. If the Merger is not consummated, PTR and ATLANTIC will have incurred substantial expenses in connection with the transaction. If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, ATLANTIC will be required to pay PTR a $25 million termination fee plus PTR's out-of-pocket expenses or PTR will be required to pay ATLANTIC a $25 million termination fee plus ATLANTIC's out-of-pocket expenses. For a more complete description of the circumstances under which a termination fee may be payable, see "The Merger Agreement--Termination Amount and Expenses."

DIFFERENCES IN SHAREHOLDER RIGHTS

  The rights of shareholders of ATLANTIC currently are governed by the MGCL, the ATLANTIC Charter and the ATLANTIC Bylaws. Upon completion of the Merger, shareholders of ATLANTIC will become shareholders of PTR and their rights will be governed by Title 8, the New Archstone Charter and the Archstone Bylaws. Certain differences exist between the rights of shareholders of ATLANTIC and the rights of shareholders of PTR, some of which may be material. See "Comparison of Shareholder Rights."

POTENTIAL ANTI-TAKEOVER EFFECT AND CERTAIN PROVISIONS OF THE NEW ARCHSTONE
CHARTER

  Certain provisions of the New Archstone Charter and the Archstone Bylaws could have a potential anti-takeover effect on Archstone. For example, the staggered board provision in the New Archstone Charter prevents shareholders from voting on the election of more than one class of Trustees at each annual meeting of shareholders and, thus, may have the effect of keeping the members of the Board of Trustees of Archstone in control for a longer period of time. The staggered board provision and the provision in the New Archstone Charter requiring holders of at least 25% of the outstanding PTR Common Shares to call a special meeting of shareholders may have the effect of making it more difficult for a third party to acquire control of Archstone without the consent of the Board of Trustees of Archstone, including certain acquisitions which shareholders may deem to be in their best interests.

  In addition, the New Archstone Charter generally provides that transactions between Archstone and any Trustee or any affiliates thereof must be approved by a majority of the Trustees not otherwise interested in such transactions, while the Old PTR Charter includes certain restrictions on PTR's operations and its ability to engage in related party transactions that are not included in the New Archstone Charter. See "Approval of the New Archstone Charter-- Restrictions on Certain Transactions."

NO DISSENTERS' RIGHTS

  Under the MGCL and Title 8, neither the shareholders of PTR nor those of ATLANTIC are entitled to dissenters' rights in connection with the Merger. See "The Merger--No Dissenters' Rights."

                                 THE COMPANIES

PTR

  PTR is an internally managed equity REIT which was formed in 1963. PTR's principal focus is to generate long-term, sustainable growth in per share cash flow while providing outstanding service to its customers. PTR's objective is to be the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily communities in markets and submarkets with strong economic fundamentals and high barriers to entry throughout the United States. Proprietary real estate and customer research provides the foundation for PTR's investment and operating strategies.

 Investment Strategy

  PTR's research-driven investment strategy is focused on deploying capital in markets and submarkets which have the following characteristics: (i) attractive long-term economic fundamentals; (ii) high barriers to entry against new supply; and (iii) expensive single-family housing. Barriers to entry exist when there is a very limited amount of land zoned for multifamily development and where local municipalities are reluctant to zone additional land for multifamily communities. The management of PTR believes that investments in markets and submarkets that have these characteristics will produce superior long-term cash flow growth and, therefore, will create substantial long-term value for PTR's shareholders.

  In addition to the acquisition of well-located existing communities, PTR believes that substantial long-term shareholder value will be created through the development of carefully planned multifamily communities in markets and submarkets with high barriers to entry against new development. During the past three years, PTR has assembled a $1.4 billion development pipeline of new communities that are either under construction or in planning, including $484.4 million in planning and under control (based on March 31, 1998 total expected investment). This development pipeline creates a significant competitive advantage for PTR in these markets and is expected to provide a tremendous growth opportunity as the communities are completed and stabilized at very attractive yields during the next four years.

  The majority of PTR's development efforts emphasize the development of multifamily communities targeted at moderate income households. PTR defines moderate income households to be those households earning 65% to 90% of the median income in a given submarket. Moderate income households represent one of the largest and most underserved segments of the renter population. PTR believes that these households exhibit a number of very important characteristics that make them particularly desirable customers. For example, they are typically longer-term residents, which results in lower resident turnover and, therefore, lower overall costs to refurbish units for re-leasing. In addition, there is relatively limited competition for this segment of the market because most developers target the upper income segment of the market. PTR believes that focusing on the moderate income segment will allow it to achieve more consistent rental increases and higher occupancies over the long-term and, thereby, realize sustainable cash flow growth and appreciation in value.

  The table below illustrates the growth in PTR's multifamily portfolio, based on total expected investment, resulting from the execution of its investment strategy:

                                          TOTAL EXPECTED INVESTMENT(1)
                         ---------------------------------------------------------------
                                                        DECEMBER 31,
                         MARCH 31,  ----------------------------------------------------
                            1998       1997       1996       1995       1994      1993
                         ---------- ---------- ---------- ---------- ---------- --------
                                                 (IN THOUSANDS)
Operating Communities:
  Acquired(2)........... $1,682,379 $1,705,544 $1,514,019 $1,270,419 $  937,683 $666,497
  Developed(2)..........    614,611    600,175    377,809    244,848    171,505   66,893
                         ---------- ---------- ---------- ---------- ---------- --------
    Total operating
     communities........ $2,296,990 $2,305,719 $1,891,828 $1,515,267 $1,109,188 $733,390
Communities under
 construction...........    473,656    418,840    354,852    297,549    170,017  140,563
Communities in planning
 and owned(3)...........    439,570    369,130    296,956    185,683    194,001   81,455
                         ---------- ---------- ---------- ---------- ---------- --------
    Total owned
     communities........ $3,210,216 $3,093,689 $2,543,636 $1,998,499 $1,473,206 $955,408
                         ========== ========== ========== ========== ========== ========
Communities in planning
 and under control(3)... $  484,354 $  537,736 $  451,914 $  146,894 $  152,313 $136,687
                         ========== ========== ========== ========== ========== ========

--------
(1) For community developments, represents total budgeted land and development costs; for operating communities, represents cost plus budgeted capital expenditures, including planned rehabilitation costs needed to conform to or maintain the community at PTR's standards.
(2) Net of any dispositions.
(3) The term "in planning" refers to parcels of land owned or under control upon which multifamily construction is expected to commence within 36 months. The term "under control" refers to land parcels which PTR has an exclusive right (through contingent contract or letter of intent) to acquire during a contractually agreed-upon time period, subject to approval of contingencies during the due diligence process. There can be no assurance that such land will be acquired.

 Customer Research

  PTR uses its proprietary customer research to continuously refine its product and service offering. PTR's customer research is also focused on understanding which ancillary products and services add value for customers. PTR's philosophy is to offer products and services to its customers that emphasize increased convenience or lifestyle enhancement at attractive prices. In 1996, PTR began establishing strategic alliances with a select number of nationally recognized telecommunications providers to offer products and services, including cable, local and long distance telephone and Internet access, to its customers. In 1997, PTR introduced state-of-the-art, high-speed data service in cooperation with Microsoft and GTE at three of its communities. PTR has plans to offer high-speed data service in connection with several nationally recognized providers at a number of its communities throughout 1998.

  During 1997, PTR launched a broad, customer-based research program to guide it in further developing a highly focused, customer-driven approach to its business. PTR interviewed more than 430 of its residents in an effort to thoroughly understand their needs, as well as to understand the key variables involved in selecting an apartment community. The results of this research effort will allow PTR to create a comprehensive product offering encompassing all aspects of its business, that should allow PTR to develop a strong long-term brand identity. This innovative approach to its business is expected to create significant incremental value for PTR's shareholders as a result of increasing customer preference for PTR's unique combination of products and services.

 Customer-Focused Property Management

  PTR believes that its communities must be actively managed in order to maximize cash flow and enhance long-term economic performance. As of March 31, 1998, approximately 98.3% of PTR's operating multifamily communities were internally managed, based on total expected investment, with the balance of the communities in various stages of transition from third-party management.

  PTR emphasizes locally based management, as management believes it improves PTR's ability to anticipate and respond to changes in local market conditions and resident needs. PTR believes that it has developed superior operating procedures, financial controls, information systems and training programs, which it expects will positively affect growth in rental and occupancy rates.

  PTR recognizes that a highly focused customer service approach to day-to-day management is essential to maximize short and long-term cash flow growth from each of its multifamily communities. As a result, PTR is dedicated to maximizing the performance of each of its communities by providing consistent, high-quality residential services to its customers through the development of innovative ideas to enhance customer service and resident satisfaction while maximizing cash flow growth.

  These creative initiatives coupled with highly focused day-to-day management have contributed and are expected to continue to contribute to the growth in net operating income and cash flow generated by PTR's multifamily operating communities.

 Conservative Financial Strategy

  PTR continues to focus on maintaining a strong balance sheet and has a significant equity base, with a total equity market capitalization of $2.5 billion at March 31, 1998. PTR finances its investment activity primarily through internally generated cash flow from operations, community dispositions, the issuance of long-term unsecured senior notes and strategically accessing the equity markets. Additionally, PTR's $350 million unsecured line of credit and other credit facility are used for working capital purposes and for short-term borrowings prior to arranging permanent financing. PTR's strong balance sheet and access to capital provide significant financial flexibility that allows PTR to take advantage of attractive investment opportunities in an efficient manner.

  A key component of PTR's conservative financial strategy is the issuance of fixed rate, unsecured, long-term debt. In order to minimize refinancing risk, PTR's long-term debt offerings are carefully structured to create a relatively level principal maturity schedule, without large repayment obligations in any future year. As of March 31, 1998, PTR's $755 million of unsecured long-term debt had an effective average fixed interest rate of 7.67% and an original weighted-average life to maturity of 13.31 years. PTR's long-term debt and mortgages payable as a percentage of long-term undepreciated book capitalization was 37.1% at March 31, 1998.

ATLANTIC

  The objective of ATLANTIC is to be the preeminent multifamily real estate operating company in its target market. ATLANTIC is an internally managed, fully integrated operating company with 90 professionals and 530 property-level and support personnel dedicated to carrying out its operating strategy which focuses on the development, acquisition, operation and long-term ownership of multifamily communities.

  As of March 31, 1998, ATLANTIC's portfolio consisted of 32,104 multifamily units, including 9,923 units under construction or in planning (of which 2,584 units are under control), in 17 metropolitan areas and 52 submarkets in growth areas of the south-Atlantic, mid-Atlantic and midwestern regions of the United States. As of March 31, 1998, the total expected investment of ATLANTIC's 81 operating communities, including budgeted capital expenditures, was approximately $1.17 billion and the total budgeted development cost of ATLANTIC's 35 communities under construction or in planning was approximately $665.9 million (of which $182.0 million is under control).

  ATLANTIC has identified a business strategy that includes an operational, investment and financing focus. In addition, ATLANTIC has put an "Operating System" in place that it believes will enable it to successfully carry out this business strategy. ATLANTIC believes that its business strategy and "Operating System" position ATLANTIC to achieve long-term growth in per share cash flow and distributions to its shareholders. The table below illustrates the growth in ATLANTIC's multifamily portfolio (in thousands):

                                           TOTAL EXPECTED INVESTMENT(1)
                                    -------------------------------------------
                                                         DECEMBER 31,
                                    MARCH 31,  --------------------------------
                                       1998       1997       1996       1995
                                    ---------- ---------- ---------- ----------
Operating Communities:
  Acquired, net of dispositions...  $  942,736 $  921,214 $  878,029 $  757,986
  Developed.......................     232,048    212,800     81,832     25,462
                                    ---------- ---------- ---------- ----------
    Total operating communities...   1,174,784  1,134,014    959,861    783,448
Communities under construction....     365,257    382,873    290,486    176,740
Communities in planning and
 owned(2).........................     118,732     66,923     53,410     69,788
                                    ---------- ---------- ---------- ----------
    Total owned communities(3)....  $1,658,773 $1,583,810 $1,303,757 $1,029,976
                                    ========== ========== ========== ==========
% of owned communities targeted to
 the moderate income resident.....         58%        56%        47%        40%
                                    ========== ========== ========== ==========
Communities in planning and under
 control(2).......................  $  181,953 $  127,518 $  139,275 $   48,261
                                    ========== ========== ========== ==========

--------
(1) For operating communities, represents cost, plus budgeted capital expenditures. For communities under construction and in planning, represents total budgeted development cost, which includes the cost of land, fees, permits, payments to contractors, architectural and engineering fees and interest and property taxes to be capitalized during the construction period.
(2) The term "in planning" means that construction is anticipated to commence within 12 months. The term "under control" means that ATLANTIC has an exclusive right (through a contingent contract or letter of intent) during a contractually agreed-upon time period to acquire land for future development of multifamily communities, but does not currently own the land.
(3) Does not include land held for future development (construction is not anticipated to commence in the next 12 months), which is less than 1% of assets, based on cost.

 Investment Strategy

  ATLANTIC's investment strategy, certain aspects of which are discussed below, focuses on extensive real estate research, a strong target market, the development of multifamily communities targeting the moderate income renter through a value-conscious pricing approach and the disposition of assets that no longer meet its long-term investment objectives.

  Extensive Real Estate Research

  ATLANTIC is dedicated to ongoing research and development related to markets and products. ATLANTIC conducts comprehensive evaluations of its target market on a submarket-by-submarket basis to identify those submarkets and product types that present attractive growth opportunities. These evaluations, combined with ATLANTIC's extensive market experience in the cities throughout its geography, enable ATLANTIC to identify submarkets that offer continued opportunities for favorable yields and long-term growth in per share cash flow. In addition to market research, considerable resources are devoted to product research. ATLANTIC continually evaluates and refines its multifamily communities to incorporate technologies and designs that will enhance the long-term livability for its residents.

  Multifamily Developments

  ATLANTIC's research-driven investment strategy also includes the development of state-of-the-art multifamily communities in submarkets with strong growth prospects and barriers to entry that respond to renter preferences and demographic trends. ATLANTIC believes that developing communities designed for long-term appeal to the renter population will allow ATLANTIC to achieve more consistent rental rate increases and higher occupancies over the long term and thereby realize strong per share cash flow growth. ATLANTIC intends to be a long-term owner of the communities that it develops. Hence, ATLANTIC emphasizes long-term durability by using materials and designs that minimize ongoing operation and maintenance costs.

  ATLANTIC has 15 professionals with substantial multifamily development experience dedicated to its objective of developing state-of-the-art communities designed for long-term appeal to the renter population. As of March 31, 1998, ATLANTIC's completed development communities and its communities under construction and in planning (owned and under control) together comprised 48.8% of its multifamily portfolio, based on total expected investment.

  Value-Conscious Pricing Approach

  ATLANTIC utilizes a price-point strategy in determining the type of multifamily community that is best suited for a particular submarket and prices its units at a level that will appeal to the value-conscious resident. These residents typically fall into the category of moderate income households with incomes ranging from 65% to 90% of the submarket median household income or middle income households with incomes ranging from 90% to 115% of the submarket median household income (as compared to 115% to 140% for upper middle income households). These residents typically are couples, single parents and families with one or two children whose primary focus is on unit livability and practical amenities such as washer/dryer hookups, storage space and playgrounds, in addition to the physical characteristics of the community. ATLANTIC prices the monthly rental rate for units in these communities from $50 to $200 below that of other communities in the submarket that appeal to higher income residents.

  ATLANTIC believes that the moderate income segment in particular is a significantly underserved market with limited competition because few competitors in ATLANTIC's primary target market currently focus on communities that appeal to these residents. Also, a smaller percentage of these residents move out to purchase single family homes, resulting in lower overall turnover and operating costs. Because the cost of refurbishing and re-leasing a unit ranges from $700 to $1,500, lower resident turnover can have a material impact on a community's profitability. Due to these positive operating characteristics and market fundamentals, ATLANTIC believes that, by focusing on the value-conscious resident, it is favorably positioned to achieve sustainable cash flow growth.

  Portfolio and Asset Optimization

  ATLANTIC develops and acquires communities with a view to effective long-term operation and ownership. However, ATLANTIC continually reviews its asset base in light of prevailing market conditions. These reviews assist ATLANTIC in identifying communities in its portfolio that no longer meet its long-term investment objectives. ATLANTIC's asset optimization program allows ATLANTIC to dispose of such assets and redeploy the proceeds, preferably through tax-deferred exchanges, into assets with better prospects for long-term cash flow growth.

  Operating Strategy

  As part of ATLANTIC's strategy to increase cash flow and enhance the long-term economic performance of its communities, ATLANTIC actively manages its communities and its operating personnel maintain a customer-driven focus. Approximately 97% of ATLANTIC's operating multifamily units are managed internally, with the balance in various stages of transition from third-party management companies. ATLANTIC's operating personnel are dedicated to maximizing the performance of ATLANTIC's communities by providing consistent high-quality customer services to its residents. ATLANTIC emphasizes locally based management through its 11 local offices and its approximately 550 employees (40 professionals and 510 property-level and support personnel) working in the property management area. ATLANTIC's strong property management system has contributed to the positive operating results of ATLANTIC's "same store" communities. Net operating income on a same store basis increased 4.96% in the first quarter of 1998 as compared to the first quarter of 1997 for the 50 communities that were stabilized during both periods.

 Financing Strategy

  The ability to efficiently access the capital markets, along with internally generated cash from operations and proceeds from strategic dispositions, enables ATLANTIC to capitalize on the development and acquisition opportunities that exist in its target market. In addition, the borrowing capacity available through ATLANTIC's $350 million and $50 million unsecured lines of credit enables ATLANTIC to react quickly to investment opportunities between securities offerings. ATLANTIC's long-term debt as a percentage of total long-term book capitalization was 24.3% at March 31, 1998, a level that provides considerable flexibility for ATLANTIC to continue to prudently utilize long-term debt as a financing tool.

ARCHSTONE COMMUNITIES TRUST

  The combined company resulting from the Merger is expected to have the following important characteristics, which are intended to create long-term shareholder value:

  . A highly-focused investment strategy emphasizing markets and submarkets with strong economic fundamentals and high barriers to entry, as identified by Archstone's research.

  . An investment strategy focused on producing consistent growth from three principal sources:

    --the development of new multifamily communities in submarkets identified through research as having optimal long-term growth prospects. Management believes that Archstone will be the dominant multifamily development company in the United States, with a development pipeline of more than $2 billion.

    --an investment strategy emphasizing the creation of shareholder value through deploying capital to take advantage of growth opportunities created by changing market fundamentals.

    --a highly focused operating strategy designed to create the highest level of performance at the property level.

  . A national branding strategy emphasizing a high level of customer service with the objective of achieving long-term brand loyalty, lower resident turnover and greater market share. Archstone's objective is to create a dominant national brand in the multifamily industry.

  . A larger market capitalization and national presence providing:

    --increased liquidity for shareholders.

    --the resources for continued investment in research and development.

    --the ability to attract and retain a significant depth of management, emphasizing thoughtful succession planning at all levels of management.

  . Economies of scale that are expected to produce identified cost savings in excess of $5 million annually, beginning in 1999.

  . A strong balance sheet featuring:

    --a ratio of long-term debt to long-term undepreciated book capitalization of approximately 33%.

    --a conservative debt strategy, with a relatively level principal maturity schedule, emphasizing unsecured long-term, fixed rate debt.

    --an original weighted average life to maturity for unsecured long-term, fixed rate debt currently outstanding of 13.02 years.

                          ELECTION OF TRUSTEES OF PTR

NOMINEES

  The PTR Common Shares represented by the accompanying proxy will be voted to elect the eight nominees named below as Trustees, unless otherwise indicated on the proxy. Should any of the nominees named below become unavailable for election, which is not anticipated, the PTR Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the PTR Board. Trustees are elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify. The PTR Board recommends that shareholders vote FOR the election of each nominee for Trustee. If the Merger is consummated, each of the following persons (other than Mr. Blankenship) will continue as Trustees of Archstone as described under "Approval of the New Archstone Charter--Classified Board of Trustees" and "Management."

                                                                         TRUSTEE
          TRUSTEE           AGE           BUSINESS EXPERIENCE             SINCE
          -------           --- ---------------------------------------  -------
Calvin K. Kessler..........  66 Trustee of PTR since January 1972;        1972
                                President and principal shareholder,
                                Kessler Industries, Inc., El Paso,
                                Texas (manufacturer of furniture and
                                aluminum castings) since 1960.
James H. Polk, III.........  55 Trustee of PTR since January 1976;        1976
                                Managing Director of Security Capital
                                Markets Group Incorporated from August
                                1992 to June 1997 and President from
                                March 1997 to June 1997. Mr. Polk was
                                affiliated with PTR from January 1976
                                to June 1997 in various capacities,
                                including President and Chief Executive
                                Officer. Mr. Polk is registered with
                                the National Association of Securities
                                Dealers, Inc. and is past President and
                                Trustee of the National Association of
                                Real Estate Investment Trusts, Inc.
John C. Schweitzer.........  53 Trustee of PTR since April 1976;          1976
                                Director of Homestead Village
                                Incorporated ("Homestead") since April
                                1997; Trustee of Pacific Retail Trust
                                since June 1997; Managing Partner,
                                Continental Properties Company, Austin,
                                Texas (real estate and investments)
                                since 1976; General Partner, G.P.
                                Campbell Capital Ltd. (real estate and
                                investments) since 1976; Trustee, Texas
                                Christian University; Director, Austin
                                Smiles, Westgate Corporation, Chase
                                Bank of Texas, and Continental
                                Transmissions.
James A. Cardwell..........  66 Trustee of PTR since May 1980; since      1980
                                1975 Chief Executive Officer of Petro
                                Stopping Centers, L.P., El Paso, Texas
                                (operation of full-service truck
                                stopping centers) and its predecessor;
                                Director, El Paso Electric Company.
John T. Kelley, III........  57 Trustee of PTR since January 1988;        1988
                                founding officer and Advisory Trustee
                                of Security Capital

                                                                         TRUSTEE
          TRUSTEE           AGE           BUSINESS EXPERIENCE             SINCE
          -------           --- ---------------------------------------  -------
                                Industrial Trust ("SCI"), Aurora,
                                Colorado (ownership and development of
                                industrial parks in the United States,
                                Mexico and Europe). Mr. Kelley is also
                                a Director of Security Capital and
                                Chairman of Pacific Retail Trust
                                (ownership and development of infill
                                retail properties in the western United
                                States).
C. Ronald Blankenship......  48 Advisory Trustee of Archstone upon        1991
                                completion of the Merger; Non-Executive
                                Chairman of PTR since June 1997;
                                Chairman of PTR from June 1991 to June
                                1997; Managing Director of Security
                                Capital since March 1991; Advisory
                                Director of ATLANTIC since September
                                1996 and Director from April 1996 to
                                September 1996; Director of Storage
                                USA, Inc. since December 1997; Director
                                of Strategic Hotel Capital Incorporated
                                since April 1997.
William G. Myers...........  70 Trustee of PTR since May 1994; Chief      1994
                                Executive Officer of Ojai Ranch and
                                Investment Company, Inc., Santa
                                Barbara, California, which he founded
                                in 1963 (agribusiness and other
                                investments); Director, Chalone Wine
                                Group, Napa, California. Mr. Myers is
                                also a Trustee of SCI.
R. Scot Sellers............  41 President and Chief Executive Officer       --
                                of PTR since June 1997, where he has
                                overall responsibility for PTR's
                                operations and strategic direction;
                                previously, Managing Director of PTR
                                from September 1994 to June 1997, where
                                he had overall responsibility for PTR's
                                investment strategy and implementation.
                                From May 1994 to September 1994, Senior
                                Vice President of PTR; from April 1993
                                to May 1994, Senior Vice President of
                                Security Capital, where he was
                                responsible for portfolio acquisitions
                                from institutional sources. From
                                September 1981 to April 1993, Mr.
                                Sellers was an operating partner and
                                Vice President of Lincoln Property
                                Company, where he was responsible for
                                the development of more than 6,500
                                multifamily units in a number of
                                different markets. The PTR Board has
                                nominated Mr. Sellers for election as a
                                Trustee at the 1998 annual
                                shareholders' meeting.

  Security Capital has the right to nominate up to three Trustees, depending on its level of ownership of PTR Common Shares and after the Merger, will have the right to nominate a proportionate number of Trustees, depending on its level of ownership of PTR Common Shares. See "The Merger--Investor Agreement." Messrs. Blankenship, Kelley and Sellers are the nominees of Security Capital. The Old PTR Charter requires that a majority of the Trustees be independent Trustees. See "Approval of the New Archstone Charter--Restrictions on Certain Transactions."

MEETINGS AND COMMITTEES

  The PTR Board held 26 meetings during 1997, including 21 telephonic meetings. The Audit Committee of the PTR Board, composed of Messrs. Cardwell and Kessler, is responsible for recommending to the PTR Board the appointment of independent auditors, reviewing all recommendations of the auditors with respect to accounting methods and internal controls of PTR, reviewing and approving non-audit services and reviewing the scope of the audits conducted by the auditors. PTR's Audit Committee held one meeting during 1997.

  The PTR Board has established an Investment Committee consisting of Messrs. Kessler, Myers, and Schweitzer. The Investment Committee is responsible for reviewing and approving all asset acquisitions and other investment decisions between meetings of the full PTR Board. Any decisions made by the Investment Committee are reported to the full PTR Board at its next quarterly meeting. The Investment Committee receives recommendations from PTR's management investment committee. During 1997, PTR's Investment Committee held 12 telephonic meetings.

  Also, in January 1997, the PTR Board established a Compensation Committee consisting of Messrs. Blankenship, Kelley and Myers, which reviews and approves PTR's compensation arrangements and plans. The Compensation Committee held two meetings during 1997. PTR has no standing nominating committee. During 1997, each Trustee attended at least 75 percent of the total number of meetings of the PTR Board and the committees on which he served (except that Messrs. Polk, Kelley and Cardwell attended approximately 73%, 71% and 43%, respectively).

TRUSTEE COMPENSATION

  During 1997, Trustees received an annual retainer of $18,000 and meeting fees of $1,000 for each PTR Board meeting attended (other than telephonic meetings). Effective January 1, 1998, members of PTR's Investment, Compensation and Audit Committees will received an additional $3,000, $2,000 and $1,000 per year, respectively. Members of PTR's special committees will receive an additional $2,000 per year; chairpersons of special committees will receive an additional $4,000 per year. Both the retainers and meeting fees are paid quarterly. Messrs. Blankenship and Sellers are not separately compensated for serving as Trustees. Prior to his retirement from Security Capital in June 1997, Mr. Polk was not separately compensated for serving as a Trustee. Trustees are reimbursed for any out-of-town travel expenses incurred in connection with attendance at PTR Board meetings.

  Effective April 1, 1998, PTR adopted a deferred fee plan for Outside Trustees (the "Deferred Fee Plan"). Under the Deferred Fee Plan, PTR's Outside Trustees may elect to defer receipt of all or any portion of annual retainers and fees otherwise payable in cash for the performance of Trustee duties. Fees deferred pursuant to the Deferred Fee Plan must be deferred for a minimum of two years, and will be held in an account earning a return equivalent to the total return on the PTR Common Shares (share price appreciation and dividends). Trustees deferring receipt of retainers and fees may elect to receive distributions of deferred fees in the form of either a lump sum or annual or quarterly installments payable over a period of time not to exceed ten years.

  In addition, pursuant to the PTR Outside Trustees Plan, each Trustee who is not an employee or officer of PTR or Security Capital or any of its affiliates (the "Outside Trustees") is entitled to receive, on the date of each annual meeting of shareholders held prior to January 1, 2007, an option to purchase PTR Common Shares at a price per share equal to the closing price of a PTR Common Share on the NYSE on that date. See "Amendments to the PTR Plans--PTR Outside Trustees Plan." The Outside Trustees of PTR received similar options under PTR's 1987 Share Option Plan for Outside Trustees. That plan expired on December 31, 1996.

EXECUTIVE COMPENSATION

  The following table presents the compensation for 1997 and 1996 paid to the President and Chief Executive Officer and the four other most highly compensated executive officers of PTR (the "PTR Named Executive Officers"). All compensation for 1996 was paid by Security Capital. For 1997, each PTR Named Executive Officer was an employee of Security Capital Pacific Incorporated, PTR's REIT manager (the "PTR REIT Manager"), which was a wholly owned subsidiary of Security Capital, and was compensated by Security Capital until the closing of the 1997 PTR Merger on September 9, 1997 (the "1997 PTR Merger"). See "Certain Relationships and Transactions--PTR--The 1997 PTR Merger Transaction."

                            ANNUAL COMPENSATION        LONG-TERM COMPENSATION AWARDS
                          ----------------------- ----------------------------------------
                                                                             SHARES OF
                                                               PTR COMMON SECURITY CAPITAL
                                                                 SHARES    CLASS A COMMON
   NAME AND PRINCIPAL                              RESTRICTED  UNDERLYING STOCK UNDERLYING    ALL OTHER
        POSITION          YEAR SALARY($) BONUS($) STOCK AWARDS OPTIONS(#)  OPTIONS(#)(1)   COMPENSATION($)
   ------------------     ---- --------- -------- ------------ ---------- ---------------- ---------------
R. Scot Sellers.........  1997  250,000  350,000      (2)       194,899        1,108              --
 President and Chief      1996  214,000  236,000      --            --           658              --
 Executive Officer
Patrick R. Whelan.......  1997  200,000  270,000      (2)       183,567          281              --
 Managing Director--      1996  190,000  150,000      --            --           395              --
 Operations
Jay S. Jacobson.........  1997  198,000  127,000      (2)       100,666          175              --
 Managing Director--      1996  165,000   80,000      --            --           351              --
 Central/Northwest
 Region
John Jordano, III.......  1997  165,000  110,000      (2)        44,273          118              --
 Senior Vice President    1996  145,000   83,250      --            --           237              --
Bryan J. Flanagan.......  1997  190,000   82,500      (2)        47,568          131              --
 Senior Vice President    1996  180,000   60,750      --            --           263              --
Richard A. Banks........  1997   74,667   65,000      (2)        95,182          --               --
 Managing Director--West  1996      --       --       --            --           --               --
 Region (3)

--------

(1) These options to acquire shares of Security Capital's Class A common stock, par value $.01 per share (the "Class A Common Stock") were awarded by Security Capital under Security Capital's 1995 Option Plan. At the time of the award of these options, each of the PTR Named Executive Officers was an employee of the PTR REIT Manager.

(2) Under the share purchase program of the PTR Incentive Plan, the PTR Named Executive Officers purchased PTR Common Shares as follows in 1997: Mr. Sellers, 90,651 PTR Common Shares; Mr. Whelan, 86,118 PTR Common Shares; Mr. Jacobson, 45,325 PTR Common Shares; Mr. Jordano, 18,130 PTR Common Shares; Mr. Flanagan, 20,396 PTR Common Shares; and Mr. Banks, 38,526 PTR Common Shares. See "Amendments to the PTR Plans--PTR Incentive Plan--Share Purchase Program."

(3) Mr. Banks was hired by PTR on September 18, 1997 and the compensation information reflects the portion of 1997 he was an officer of PTR. If Mr. Banks' compensation for 1997 were annualized, he would be one of PTR's five most highly compensated executive officers.

PTR INCENTIVE PLAN

  In 1997, the PTR Board adopted, and the shareholders approved, the PTR Incentive Plan, which authorizes the establishment of one or more option programs and share purchase programs and the award of share grants. See "Amendments to the PTR Plans--PTR Incentive Plan."

 PTR Option Grants in 1997

  The following table sets forth certain information with respect to individual grants of options during 1997 to each of the PTR Named Executive Officers.

                                     PTR COMMON SHARES
                 ---------------------------------------------------------
                               INDIVIDUAL GRANTS
                 ---------------------------------------------
                               PERCENT OF
                                 TOTAL
                  SECURITIES    OPTIONS   EXERCISE
                  UNDERLYING   GRANTED TO  OR BASE             GRANT DATE
                    OPTIONS    EMPLOYEES    PRICE   EXPIRATION   PRESENT
NAME             GRANTED(#)(1)  IN 1997   ($/SHARE)    DATE    VALUE($)(2)
----             ------------- ---------- --------- ---------- -----------
R. Scot
 Sellers........    194,899      10.6%     22.0625    9/8/07     584,522
Patrick R.
 Whelan.........    183,567       9.9%     22.0625    9/8/07     550,536
Jay S.
 Jacobson.......    100,666       5.5%     22.0625    9/8/07     301,907
John Jordano,
 III............     44,273       2.4%     22.0625    9/8/07     132,779
Bryan J.
 Flanagan.......     47,568       2.6%     22.0625    9/8/07     142,661
Richard A.
 Banks..........     95,182       5.2%     22.0625    9/8/07     285,460
                      SHARES OF SECURITY CAPITAL CLASS A COMMON STOCK
                 ---------------------------------------------------------
                               INDIVIDUAL GRANTS
                 ---------------------------------------------
                               PERCENT OF
                                 TOTAL
                  SECURITIES    OPTIONS   EXERCISE
                  UNDERLYING   GRANTED TO  OR BASE             GRANT DATE
                    OPTIONS    EMPLOYEES    PRICE   EXPIRATION   PRESENT
NAME             GRANTED(#)(3)  IN 1997   ($/SHARE)    DATE    VALUE($)(4)
----             ------------- ---------- --------- ---------- -----------
R. Scot
 Sellers........     1,108       2.09%       (5)        (6)      602,953
Patrick R.
 Whelan.........       281       0.53%      1,600    12/04/07    175,051
Jay S.
 Jacobson.......       175       0.33%      1,600    12/04/07    108,921
John Jordano,
 III............       118       0.22%      1,600    12/04/07     73,521
Bryan J.
 Flanagan.......       131       0.25%      1,600    12/04/07     81,690
Richard A.
 Banks..........       --          --         --          --         --

-------

(1) The options generally vest 25% on the second anniversary of the date of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant. As described under "--General," the following number of these options granted to the PTR Named Executive Officers in 1997 have dividend equivalent units: Mr. Sellers, 13,597 options; Mr. Whelan, 11,331 options; Mr. Jacobson, 10,016 options; Mr. Jordano, 8,013 options; Mr. Flanagan, 6,776 options; and Mr. Banks, 18,130 options. The remaining options granted to the PTR Named Executive Officers in 1997 were matching options granted pursuant to the Share Purchase Program and do not have matching dividend equivalent units, as described under "Amendments to the PTR Plans--PTR Incentive Plan--Share Purchase Program."

(2) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: an expected option life of
    6.74 years; a risk-free interest rate of 6.08%; an expected dividend yield of 5.60%; and expected volatility of 18.35%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the PTR Common Shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model.

(3) The options vest 25% on the second anniversary of the date of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant.

(4) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: an expected option life of
    6.75 years; a risk-free interest rate of 5.87%; no expected dividend yield; and expected volatility of 22.09%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model.

(5) For Mr. Sellers, the option price ranges from $1,251 to $1,600.

(6) For Mr. Sellers, the expiration date ranges from June 18, 2007 to December 4, 2007.

 Aggregated Option Exercises in 1997 and Year-End Option Values

  The following table sets forth certain information concerning exercises of options during 1997 by each of the PTR Named Executive Officers and the year-end value of unexercised options owned by those executive officers.

                                    PTR COMMON SHARES                    SHARES OF SECURITY CAPITAL CLASS A COMMON STOCK
                   --------------------------------------------------- ---------------------------------------------------
                     SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-    SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-
                    UNEXERCISED OPTIONS AT     THE-MONEY OPTIONS AT     UNEXERCISED OPTIONS AT     THE-MONEY OPTIONS AT
                          YEAR-END(#)               YEAR-END($)               YEAR-END(#)               YEAR-END($)
                   ------------------------- ------------------------- ------------------------- -------------------------
NAME               EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----               ----------- ------------- ----------- ------------- ----------- ------------- ----------- -------------
R. Scot Sellers..       --        194,899         --        450,704       1,782        2,991      1,969,122    1,532,478
Patrick R.
 Whelan..........       --        183,567         --        424,499         912        1,537        912,210      864,864
Jay S. Jacobson..       --        100,666         --        232,790         --           942            --       433,528
John Jordano,
 III.............       --         44,273         --        102,381         231          672        230,936      336,665
Bryan J.
 Flanagan........       --         47,568         --        110,001         --           887            --       440,904
Richard A.
 Banks...........       --         95,182         --        220,108         --           --             --           --

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  PTR has not entered into any employment contracts with any PTR Named Executive Officer and there are no plans or arrangements by which any of those executive officers will be compensated as a result of his resignation or retirement or any other termination of his employment with PTR or in connection with a change in control of PTR, except that if a "Change in Control," as that term is defined in the PTR Incentive Plans occurs, options to purchase PTR Common Shares granted under the PTR Incentive Plan will become immediately exercisable and restrictions on purchased PTR Common Shares will lapse.

LOANS TO EXECUTIVE OFFICERS

  PTR made loans to the PTR Named Executive Officers as follows during 1997 for the purchase price of PTR Common Shares pursuant to the Share Purchase
Program: Mr. Sellers, $1,900,000; Mr. Whelan, $1,805,000; Mr. Jacobson, $1,000,000; Mr. Jordano, $380,000; Mr. Flanagan, $427,500; and Mr. Banks,
$807,500. Each loan is full recourse to the executive officer and is secured by the purchased PTR Common Shares. The loans bear interest at the lower of 6.0% per annum or the dividend yield of a PTR Common Share determined based on the fair market value of a PTR Common Share on the purchase date and have a ten-year term. The loans will become due and payable (i) immediately upon the sale of the purchased PTR Common Shares or PTR's termination of the executive officer's employment for cause, (ii) 180 days after PTR's termination of the executive officer's employment following a change in control, (iii) 365 days after termination of the executive officer's employment by reason of death, disability or retirement or (iv) 90 days after termination of the executive officer's employment for any other reason.

THE PTR COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The PTR Compensation Committee consists entirely of non-employee directors and is responsible for acting on behalf of the PTR Board with respect to (i) PTR's compensation practices, (ii) PTR's benefits programs, (iii) review and approval of salaries and other compensation of PTR's senior executive officers and (iv) adopting, administering and approving awards under incentive compensation and stock plans. The PTR Compensation Committee determines the Chief Executive Officer's compensation and the compensation of the PTR Named Executive Officers and other executive officers of PTR based on an examination of competitive market data, an evaluation of individual performances and PTR's performances and consultation with senior management, which determination is ratified by the PTR Board. Payment of cash compensation and option grants by PTR to its executive officers began on September 9, 1997, the date the 1997 PTR Merger occurred. See "Certain Relationships and Transactions--PTR--The 1997 PTR Merger Transaction." Grants of options to purchase Security Capital Class A Common Stock were made by Security Capital to the Chief Executive Officer and to certain PTR Named Executive Officers while they were employed by the PTR REIT Manager.

 Compensation Philosophy

  PTR's compensation program is designed to:

  .  Attract, reward and retain highly qualified executives.

  .  Align shareholder and employee interests.

  .  Reward long-term career contributions to PTR.

  . Emphasize the variable portion of total compensation (cash bonuses and stock appreciation through the PTR Incentive Plan) as an individual's level of responsibility increases.

  The PTR Compensation Committee is committed to a compensation philosophy which rewards employees on the basis of PTR's success in attaining corporate financial objectives as well as on the basis of the employee's success in attaining financial and qualitative performance objectives.

 Compensation Practices

  PTR's compensation practices regarding its executive officers have the following components:

  .  Individual performance reviews every 12 months.

  . Base salary which is paid annually and reviewed not less frequently than every 24 months.

  . A target bonus which is set after review every 24 months (at the same time the base salary is reviewed) with an actual bonus being paid in varying percentages of the target bonus (based on individual and company performance) every 12 months.

  . Option awards at fair market value which are annual awards based on the responsibility band of the executive and an individual performance assessment.

  Executive Officers of PTR who had been employed by the PTR REIT Manager were paid by Security Capital prior to the 1997 PTR Merger. Security Capital established base salaries and target bonuses for 1997, which remained in effect after the 1997 PTR Merger.

 Performance Reviews

  With respect to 1997 bonus and option compensation for individual executive officers, the PTR Compensation Committee reviewed PTR's financial performance, as well as objective factors and a subjective assessment of the executive's performance. In the case of particular individuals, circumstances unique to such individual, such as increased responsibilities or extraordinary effort, were also considered.

 Base Salary

  Security Capital set the base salaries for PTR's executive officers for 1997 prior to the 1997 PTR Merger. In the future, base salary will be established when an executive officer joins PTR and will be reviewed in December of even numbered years. The next salary review will occur in late 1998, and will become effective in January 1999. With respect to the executive officers of PTR, the PTR Compensation Committee will base its salary compensation decisions primarily on its overall assessment of the executive's potential contribution to PTR on both a short-term and long-term basis and competitive market considerations.

 Annual Bonus

  Security Capital set the target bonus for PTR's executive officers for 1997 prior to the 1997 PTR Merger. In the future, the PTR Compensation Committee will establish target bonuses for each executive officer at the same time that base salary is established. The actual percentage of target bonus for each year to be paid is up to the discretion of the PTR Compensation Committee. The actual amount of a bonus is based primarily upon the individual's performance and PTR's performance during the prior year. The PTR Compensation Committee made the determination for actual bonuses paid for 1997.

 Option Awards and Share Purchase Awards

  The PTR Compensation Committee believed it was appropriate in 1997 to make long-term incentive awards to PTR's executive officers. Option awards to purchase shares of Security Capital Class A Common Stock had been awarded annually to the officers and employees of the PTR REIT Manager and PTR's property manager since Security Capital acquired a substantial interest in PTR and constituted an important component of senior executive compensation. In connection with the 1997 PTR Merger, the PTR Compensation Committee granted option awards and share purchase awards for PTR Common Shares. In arriving at the 1997 award levels, the PTR Compensation Committee gave consideration to the executive's relative position, responsibilities and performance, the change from being employees of Security Capital to being employees of PTR, as well as option awards for shares of Security Capital Class A Common Stock granted in 1997. After the 1997 PTR Merger, employees of PTR will no longer receive option awards from Security Capital.

  The purpose of the awards is to furnish long-term incentives to executive officers to build shareholder value and to motivate and retain the personnel critical to PTR's long-term success. Awards vest over a five-year period, with no awards vested until the end of the second anniversary of the grant. It is the intention of the PTR Compensation Committee to continue to emphasize long-term incentives as an important component of the compensation provided to PTR's executive officers.

 Chief Executive Officer Compensation

  The PTR Compensation Committee met this year and plans to meet annually without the Chief Executive Officer present to evaluate his individual performance and to determine his compensation. In considering Mr. Sellers' compensation, the PTR Compensation Committee considers his principal responsibilities, which are to provide the overall vision and strategic direction for PTR, to attract and retain highly qualified employees and to develop and maintain key capital relationships for PTR.

  In reviewing and determining Mr. Sellers' compensation for 1997, the PTR Compensation Committee reviewed the overall performance of PTR and his performance. During 1997, PTR had a variety of financial and operational achievements for which the PTR Compensation Committee believed Mr. Sellers was instrumental. In 1997, PTR generated funds from operations of $151.0 million, an increase of $21.4 million over 1996 (as adjusted for 1996 to give effect to the Homestead spin off), and generated net cash flow provided by operating activities in 1997 of $159.7 million, an increase of $15.8 million over 1996. Additionally, during 1997, PTR redeployed over $300 million in gross proceeds from dispositions in markets which management believed had less attractive long-term growth prospects to well-located communities primarily in PTR's West Coast markets. As of December 31, 1997, PTR's development pipeline totaled over $1.4 billion, which is expected to make a significant contribution to the growth of PTR. In addition, on September 9, 1997, PTR became an internally managed REIT when it acquired the operations and business of its REIT management and property management companies. Each of these developments was considered by the PTR Compensation Committee in determining Mr. Sellers' compensation.

  Based on his individual contributions as well as PTR's performance, during 1997, Mr. Sellers received a base salary of $250,000 and a bonus of $350,000. Of those amounts, $171,000 and $241,000, respectively, were paid by Security Capital. The PTR Compensation Committee determined to award Mr. Sellers options to acquire 194,899 PTR Common Shares and share purchase awards of 90,651 PTR Common Shares and to lend Mr. Sellers $1,900,000 to assist in the purchase of those PTR Common Shares. In addition, Mr. Sellers received options to purchase 1,108 shares of Security Capital Class A Common Stock. The long-term incentives received by Mr. Sellers from PTR are in the form of share options and Share Purchase awards which are identical in structure to those which are offered to PTR's other officers and key employees.

  The PTR Compensation Committee expects to conduct a complete review of PTR's compensation practices during 1998 to determine whether the compensation philosophy, general amounts and combination of base salary, target bonus and options should be materially changed.

 Section 162(m)

  The Committee is aware of the limitations imposed by Section 162(m) of the Code on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans which relate compensation to performance. Although PTR's plans are designed to relate compensation to performance, certain elements of the plans do not meet the tax law's requirements because they allow the PTR Compensation Committee to exercise discretion in setting compensation. It may be appropriate in the future to recommend changes in PTR's compensation program to take account of the tax law. However, the PTR Compensation Committee is of the opinion that it is better to retain discretion than to give it up in exchange for the tax deduction.

                                * * * * *

  This report is submitted by the members of the PTR Compensation Committee:
John T. Kelley III, C. Ronald Blankenship and William G. Myers.

  The PTR Compensation Committee Report on Executive Compensation and related disclosure, including the Performance Graph (see "Performance Graphs--PTR"), shall not be deemed incorporated by reference by any general statement incorporating this Joint Proxy Statement and Prospectus into any filing under the Securities Act, or under the Exchange Act, except to the extent PTR specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

                    ELECTION OF DIRECTORS OF ATLANTIC

NOMINEES

  The ATLANTIC Common Shares represented by the accompanying proxy will be voted to elect Messrs. Garcia and Holmes as Class I Directors of ATLANTIC, unless otherwise indicated on the proxy. Messrs. Garcia and Holmes, if elected, will serve as Directors until the annual meeting of shareholders in the year 2001 (if the Merger is approved, such persons will continue as Trustees of Archstone as described under "Approval of the New Archstone Charter--Classified Board of Trustees" and "Management"). Should Mr. Garcia or Mr. Holmes become unavailable for election, which is not anticipated, the ATLANTIC Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the ATLANTIC Board are elected to serve until the annual meeting of shareholders held in the third year following the year of their election. The ATLANTIC Board recommends that shareholders vote FOR the election of the nominees for Director.

        DIRECTOR         AGE                  BUSINESS EXPERIENCE                  TERM EXPIRES
        --------         ---                  -------------------                  ------------
Manuel A. Garcia III....  54 Director of ATLANTIC since December 1995 and a            2001
                             Director of Homestead since April 1997. Since May
                             1969, Mr. Garcia has been Chief Executive Officer of
                             Davgar Restaurants, Inc. where he is the
                             owner/operator of ten Burger King Restaurants in
                             central Florida, five Pebbles Restaurants, Harvey's
                             Bistro and Manuel's on the 28th Restaurant in
                             Orlando, Florida. Mr. Garcia is a Director of The
                             Foundation for Orange County Public Schools and the
                             Florida Cities Sports Association and is National
                             Director of Cities in Schools. Mr. Garcia is also a
                             member of the Board of Directors of the National
                             Conference of Christians and Jews and an Honorary
                             Director of the Boys' Clubs and Boy Scouts of
                             Central Florida. Mr. Garcia was a member of former
                             President Bush's Drug Advisory Council.
Ned S. Holmes...........  53 Director of ATLANTIC since May 1994. Mr. Holmes has       2001
                             been the President and Chief Executive Officer of
                             Laing Properties, Inc. since May 1990 and Chairman
                             and President of Parkway Investment/Texas Inc., a
                             Houston-based real estate investment and development
                             company which specializes in residential (apartment
                             and townhouse), commercial (office and warehouse)
                             and subdivision projects since April 1984. Mr.
                             Holmes is a Director of Heritage Bank and Commercial
                             Bancshares, Inc. and Chairman of the Port Commission
                             of the Port of Houston Authority. He also serves as
                             a Director of the Institute of International
                             Education, the Houston International Protocol
                             Alliance and is Vice Chairman of Greater Houston
                             Partnership.

CONTINUING DIRECTORS

  The following persons will continue to hold positions as Directors of ATLANTIC as discussed below (if the Merger is approved, such persons will continue as Trustees of Archstone as described under "Approval of the New Archstone Charter--Classified Board of Trustees" and "Management"):

  CONSTANCE B. MOORE--42--Co-Chairman, Chief Operating Officer and Director of ATLANTIC since January 1996, where she has overall responsibility for operations. From May 1994 to December 1995, Ms. Moore was Managing Director of PTR, where she had overall responsibility for operations. She was Senior Vice President of Security Capital from March 1993 to April 1994 and is a Director of the National Multi Housing Council.

  JAMES C. POTTS--51--Co-Chairman and Chief Investment Officer of ATLANTIC since January 1996 and Director of ATLANTIC since October 1993, where he has overall responsibility for investments. Mr. Potts was Chairman of ATLANTIC from May 1994 to December 1995. From December 1992 to April 1994, Mr. Potts was Managing Director of PTR, where he supervised the asset management and on-site management of all of PTR's multifamily communities.


  JOHN M. RICHMAN--70--Director of ATLANTIC since September 1996. Mr. Richman has been Counsel to the law firm of Wachtell, Lipton, Rosen & Katz since January 1990. He is a Director of BankAmerica Corporation and Bank of America National Trust and Savings Association, USX Corporation, and Stream International Inc. He is a Trustee of the Chicago Symphony Orchestra, Northwestern University and The Johnson Foundation. He is a retired director of R.R. Donnelley & Sons Company and served as Acting Chairman and Chief Executive Officer of that company from October 1996 to April 1997. Mr. Richman is a Director of The Chicago Council on Foreign Relations and Lyric Opera of Chicago and a member of The Business Council, The Commercial Club of Chicago and The Economic Club of Chicago.

  Security Capital has the right to nominate up to three Directors, depending on its level of ownership of ATLANTIC Common Shares. See "Certain
Relationships and Transactions--ATLANTIC--Security Capital Investor Agreement." Ms. Moore and Mr. Potts are deemed to be the nominees of Security Capital. ATLANTIC's charter requires that a majority of the Directors be independent Directors.

MEETINGS AND COMMITTEES

  The ATLANTIC Board held seven meetings during 1997, including two telephonic meetings. The ATLANTIC Board has established an Audit Committee consisting of Messrs. Garcia and Holmes. The Audit Committee is responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of ATLANTIC's internal accounting controls. During 1997, the Audit Committee held one meeting.

  The ATLANTIC Board has established an Investment Committee consisting of Messrs. Holmes and Potts. The ATLANTIC Investment Committee is responsible for reviewing and approving all asset acquisitions and other investment decisions between meetings of the full ATLANTIC Board. Any decisions made by the ATLANTIC Investment Committee are reported to the full ATLANTIC Board at its next quarterly meeting. The ATLANTIC Investment Committee receives recommendations from ATLANTIC's management investment committee. During 1997, the ATLANTIC Investment Committee held 13 telephonic meetings.

  In January 1997, the ATLANTIC Board established a Compensation Committee consisting of Messrs. Garcia, Holmes and Richman, with Mr. Potts and Ms. Moore serving as non-voting members, which reviews and approves ATLANTIC's compensation arrangements and plans. During 1997, the ATLANTIC Compensation Committee held three meetings. ATLANTIC has no standing nominating committee. During 1997, each Director attended at least 75 percent of the total number of meetings of the ATLANTIC Board and the committees on which he or she served.

DIRECTOR COMPENSATION

  ATLANTIC pays an annual retainer of $14,000 to Directors who are not officers or employees of ATLANTIC. These fees are paid to Directors in cash (quarterly on each meeting date). Those Directors also receive $1,000 for each meeting attended (other than telephonic meetings), which is also paid in cash. Non-employee chairpersons of ATLANTIC Board committees (other than the ATLANTIC Investment Committee) receive an additional annual retainer of $1,000 payable in cash and non-employee members of the ATLANTIC Investment Committee receive an additional annual retainer of $4,000 payable in cash. Officers of ATLANTIC who are Directors are not paid any Director fees.

  In addition, pursuant to the Outside Directors Plan (as defined below), each Director who is not an employee or officer of ATLANTIC or Security Capital or any of its affiliates (the "Outside Directors") is entitled to receive, on the date of each annual meeting of shareholders, an option to purchase 1,000 ATLANTIC Common Shares at a price per share equal to the closing price of one ATLANTIC Common Share on the NYSE on that date. See "--Outside Directors Plan."

  Directors are reimbursed for any out-of-town travel expenses incurred in connection with attendance at ATLANTIC Board meetings. Ms. Moore and Mr. Potts are not separately compensated for serving as Directors.

OUTSIDE DIRECTORS PLAN

  On March 12, 1996, the ATLANTIC Board approved the Security Capital Atlantic Incorporated Share Option Plan for Outside Directors (the "Outside Directors Plan"). The purpose of the Outside Directors Plan is to enable the Outside Directors of ATLANTIC to increase their ownership of ATLANTIC and thereby increase the alignment of their interests with those of ATLANTIC's other shareholders.

  To achieve the foregoing objective, the Outside Directors Plan provides for grants of options to purchase ATLANTIC Common Shares. The Secretary of ATLANTIC (the "Administrator") administers the Outside Directors Plan with a view to ATLANTIC's best interests and the Outside Directors Plan's objectives. The Administrator has authority to adopt administrative guidelines, rules and regulations relating to the Outside Directors Plan and to make all determinations necessary or advisable for the implementation and administration of the Outside Directors Plan.

  The number of ATLANTIC Common Shares reserved for issuance upon exercise of options granted under the Outside Directors Plan is 100,000. ATLANTIC Common Shares which are forfeited will again become available for awards under the Outside Directors Plan.

  In the event of changes in the outstanding ATLANTIC Common Shares by reason of any increase or decrease in the number of issued ATLANTIC Common Shares resulting from a subdivision or consolidation of ATLANTIC Common Shares or the payment of a dividend in ATLANTIC Common Shares, or any other increase or decrease in the number of ATLANTIC Common Shares, or merger or consolidation, or recapitalization, reorganization, spinoff, exchange or other distribution or other similar event, the Administrator will make appropriate adjustments to the aggregate number of ATLANTIC Common Shares available under the Outside Directors Plan and the type and number of ATLANTIC Common Shares subject to options under the Outside Directors Plan and the terms of those options (including the exercise price thereof).

  On the date of each annual meeting of shareholders of ATLANTIC through and including 2006, each Outside Director serving on that date (after the election of Directors in the meeting) will be granted an option to purchase 1,000 ATLANTIC Common Shares at an exercise price equal to the closing price of the ATLANTIC Common Shares on the NYSE on that date. Options for 1,000 ATLANTIC Common Shares were awarded under the Outside Directors Plan to each of Messrs. Garcia, Holmes and Richman in 1997.

  Each option will be immediately exercisable, but must be exercised before the earliest of the following events to occur: the date which is three months after the date on which the option holder's position as a Director terminates, the date which is twelve months after the date the Director becomes disabled or dies or the date which is five years after the date the option is granted.

  If fifty percent or more of the outstanding ATLANTIC Common Shares are acquired in a cash tender offer or exchange offer, each option holder will have the right to exercise his or her option in full or surrender his or her outstanding option in exchange for a cash payment from ATLANTIC in an amount equal to the excess of the offer price or value over the option price. If ATLANTIC dissolves, each option holder will have the right to exercise his or her option in full before the date of the dissolution.

  The Outside Directors Plan may be amended or terminated at any time by the ATLANTIC Board. The provisions relating to the amount, price and timing of grants under the Outside Directors Plan may not be amended more than once every six months, other than to comport with changes in the Code, or the rules thereunder, unless the amendment would not affect the exemption provided by Rule 16b-3 promulgated under the Exchange Act.

EXECUTIVE COMPENSATION

  The following table presents the compensation for 1997 and 1996 of each of the Co-Chairmen and the three other most highly compensated executive officers of ATLANTIC (the "ATLANTIC Named Executive Officers"). Each ATLANTIC Named Executive Officer was an employee of Security Capital (Atlantic) Incorporated, ATLANTIC's former REIT manager (the "ATLANTIC REIT Manager"), which was a wholly owned subsidiary of Security Capital, and was compensated by Security Capital during 1996 and from January 1, 1997 through the closing of the merger transaction described below (the "1997 ATLANTIC Merger") on September 9, 1997. See "Certain Relationships and Transactions--ATLANTIC--The 1997 ATLANTIC Merger Transaction."

                           ANNUAL COMPENSATION          LONG-TERM COMPENSATION AWARDS
                         -------------------------- --------------------------------------
                                                                             SHARES OF
                                                                ATLANTIC  SECURITY CAPITAL
                                                                 COMMON       CLASS A
                                                    RESTRICTED   SHARES     COMMON STOCK
   NAME AND PRINCIPAL                                 STOCK    UNDERLYING    UNDERLYING       ALL OTHER
        POSITION         YEAR    SALARY($) BONUS($) AWARDS($)  OPTIONS(#)  OPTIONS(#)(1)   COMPENSATION($)
   ------------------    ----    --------- -------- ---------- ---------- ---------------- ---------------
Constance B. Moore...... 1997     230,000  260,000      (2)     191,642         406               --
 Co-Chairman and Chief   1996     190,000  185,000      --           --         571               --
 Operating Officer
James C. Potts.......... 1997     230,000  260,000      (2)     191,642         406               --
 Co-Chairman and Chief   1996     186,000  199,000      --           --         571               --
 Investment Officer
J. Lindsay Freeman...... 1997     195,000  115,000      (2)      96,957         197               --
 Managing Director       1996     160,446  100,000      --           --         395               --
Bradley C. Miller....... 1997     185,000  120,000      (2)      96,957         197               --
 Managing Director       1996(3)   99,205   50,000      --           --         621               --
William Kell............ 1997     137,500   45,000      (2)      44,455         109               --
 Senior Vice President
  and                    1996     125,000   28,000      --           --         219               --
 Controller

--------

(1) These options to acquire shares of Class A Common Stock were awarded by Security Capital under Security Capital's 1995 Option Plan. At the time of the award of these options, each of the ATLANTIC Named Executive Officers was an employee of the ATLANTIC REIT Manager.

(2) Under the share purchase program of the ATLANTIC 1997 Long-Term Incentive Plan (the "ATLANTIC Incentive Plan"), the ATLANTIC Named Executive Officers purchased ATLANTIC Common Shares as follows in 1997: Ms. Moore, 89,136 ATLANTIC Common Shares; Mr. Potts, 89,136 ATLANTIC Common Shares; Mr. Freeman, 44,568 ATLANTIC Common Shares; Mr. Miller, 44,568 ATLANTIC Common Shares; and Mr. Kell, 20,055 ATLANTIC Common Shares. All of these purchases were at the price and upon the other terms, conditions and restrictions described under "--ATLANTIC Long-Term Incentive Plan--Share Purchase Program."

(3) Mr. Miller joined ATLANTIC on June 1, 1996 and the compensation information reflects the portion of the year he was an officer of ATLANTIC.

ATLANTIC LONG-TERM INCENTIVE PLAN

 General

  In 1997, the ATLANTIC Board adopted, and the shareholders approved, the ATLANTIC Incentive Plan, which authorizes the establishment of one or more option programs and share purchase programs and the award of share grants. No more than 3,000,000 ATLANTIC Common Shares in the aggregate may be awarded under the ATLANTIC Incentive Plan and no individual may be granted awards with respect to more than 500,000 ATLANTIC Common Shares in any one-year period. The ATLANTIC Compensation Committee administers the ATLANTIC Incentive Plan. Subject to the terms of the ATLANTIC Incentive Plan, the ATLANTIC Compensation Committee determines which employees will be eligible to receive awards under the ATLANTIC Incentive Plan, and the amount, price, timing and other terms and conditions applicable to those awards. Non-employee Directors are not eligible to participate in the ATLANTIC Incentive Plan. All employees of ATLANTIC or any of its subsidiaries are eligible to participate in the ATLANTIC Incentive Plan.

  Options awarded under the ATLANTIC Incentive Plan may be either incentive share options or non-qualified share options. Options become exercisable and expire in accordance with the terms established by the ATLANTIC Compensation Committee. ATLANTIC Common Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the ATLANTIC Compensation Committee may determine. The ATLANTIC Incentive Plan provides generally that participants who are awarded options will also receive dividend equivalent units with respect to the options. The dividend equivalent units will be subject to the same vesting schedule as the options and will be payable when the options are exercised, unless the participant elects to defer receipt, or will expire. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of ATLANTIC Common Shares at the rate of one ATLANTIC Common Share per dividend equivalent unit.

  The ATLANTIC Incentive Plan provides that the ATLANTIC Compensation Committee may award participants performance stock, subject to achievement of performance objectives. The number of ATLANTIC Common Shares and the performance measures and periods will be established by the ATLANTIC Compensation Committee at the time the award is made, provided that any performance period will be at least one year.

 Non-Qualified Options

  Concurrently with the consummation of the 1997 ATLANTIC Merger transaction, the ATLANTIC Named Executive Officers and other officers and employees of ATLANTIC were granted options to purchase a total of 93,822 ATLANTIC Common Shares at an exercise price of $22.4375 per share, the average of the high and low sales prices of the ATLANTIC Common Shares on September 8, 1997, the date the ATLANTIC Incentive Plan was approved by shareholders. Also, on December 4, 1997, an employee was granted options to purchase 2,366 ATLANTIC Common Shares at an exercise price of $21.125 per share, the closing price of the ATLANTIC Common Shares on that date. The participants have no rights as shareholders with respect to the ATLANTIC Common Shares subject to their options until the option is exercised. ATLANTIC ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and payment of dividend equivalent units. The amount of the deduction is equal to the ordinary income recognized by a participant.

 Share Purchase Program

  Concurrently with the consummation of the 1997 ATLANTIC Merger transaction, ATLANTIC permitted the ATLANTIC Named Executive Officers and other officers and employees to purchase a total of 591,346 ATLANTIC Common Shares at a price of $22.4375 per share, the average of the high and low sales prices of the ATLANTIC Common Shares on September 8, 1997, the date the ATLANTIC Incentive Plan was approved by shareholders, and on September 18, 1997, ATLANTIC permitted two employees to purchase a total of 674 ATLANTIC Common Shares at a price of $22.25 per share, the closing price of the ATLANTIC Common Shares on such date, in each case with two matching options for each ATLANTIC Common Share purchased. Each matching option has an exercise price equal to the purchase price per share of the corresponding ATLANTIC Common Shares. No dividend equivalent units were issued with respect to those matching options. The ATLANTIC Common Share purchases provide for a one-year restricted period during which the participants may not, while employed, sell the ATLANTIC Common Shares. If a participant leaves the employment of ATLANTIC prior to the end of the restricted period, ATLANTIC has the right to repurchase the ATLANTIC Common Shares at their fair market value at the time the participant's employment is terminated. At the end of the restricted period, the participant will own the ATLANTIC Common Shares without further restriction. However, if the participant sells the ATLANTIC Common Shares after the end of the restricted period, the participant's matching options may be adversely affected. ATLANTIC made loans for up to 95% of the purchase price available to participants, as described under "--Loans to Executive Officers." Each loan is full recourse to the participant and is secured by the purchased ATLANTIC Common Shares.

 ATLANTIC Option Grants in 1997

  The following table sets forth certain information with respect to individual grants of options during 1997 to each of the ATLANTIC Named Executive Officers.

                                   ATLANTIC COMMON SHARES
                  ---------------------------------------------------------
                                INDIVIDUAL GRANTS
                  ---------------------------------------------
                                PERCENT OF
                                  TOTAL
                   SECURITIES    OPTIONS   EXERCISE
                   UNDERLYING   GRANTED TO  OR BASE             GRANT DATE
                     OPTIONS    EMPLOYEES    PRICE   EXPIRATION   PRESENT
      NAME        GRANTED(#)(1)  IN 1997   ($/SHARE)    DATE    VALUE($)(2)
      ----        ------------- ---------- --------- ---------- -----------
Constance B.
 Moore..........     191,642       15.2%    22.4375    9/8/07     340,624
James C. Potts..     191,642       15.2%    22.4375    9/8/07     340,624
J. Lindsay
 Freeman........      96,957        7.7%    22.4375    9/8/07     172,331
Bradley C.
 Miller.........      96,957        7.7%    22.4375    9/8/07     172,331
William Kell....      44,455        3.5%    22.4375    9/8/07      79,014
                       SHARES OF SECURITY CAPITAL CLASS A COMMON STOCK
                  ---------------------------------------------------------
                                INDIVIDUAL GRANTS
                  ---------------------------------------------
                                PERCENT OF
                                  TOTAL
                   SECURITIES    OPTIONS   EXERCISE
                   UNDERLYING   GRANTED TO  OR BASE             GRANT DATE
                     OPTIONS    EMPLOYEES    PRICE   EXPIRATION   PRESENT
      NAME        GRANTED(#)(3)  IN 1997   ($/SHARE)    DATE    VALUE($)(4)
      ----        ------------- ---------- --------- ---------- -----------
Constance B.
 Moore..........       406         0.77%   1,600.00   12/4/07     252,851
James C. Potts..       406         0.77%   1,600.00   12/4/07     252,851
J. Lindsay
 Freeman........       197         0.37%   1,600.00   12/4/07     122,536
Bradley C.
 Miller.........       197         0.37%   1,600.00   12/4/07     122,536
William Kell....       109         0.21%   1,600.00   12/4/07      68,075

-------

(1) The options vest 25% on the second anniversary of the date of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of the grant. As described under "--General," the following number of these options granted to the ATLANTIC Named Executive Officers in 1997 have dividend equivalent units: Ms. Moore, 13,370 options; Mr. Potts, 13,370 options; Mr. Freeman, 7,821 options; Mr. Miller, 7,821 options; and Mr. Kell, 4,345 options. The remaining options granted to the ATLANTIC Named Executive Officers in 1997 were matching options granted pursuant to the Share Purchase Program and do not have matching dividend equivalent units, as described under "--Share Purchase Program."

(2) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: a weighted-average expected option life of 9.66 years; a risk-free interest rate of 6.35%; an expected dividend yield of 7.99%; and expected volatility of 17.55%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the ATLANTIC Common Shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model.

(3) The options vest 25% on the second anniversary of the date of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant.

(4) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: a weighted-average expected option life of 6.75 years; a risk-free interest rate of 5.87%; no expected dividend yield; and expected volatility of 22.09%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model.

 Option Awards and Share Purchase Awards

  The ATLANTIC Compensation Committee believed it was appropriate in 1997 to make long-term incentive awards to ATLANTIC's executive officers. Option awards to purchase shares of Security Capital Class A Common Stock had been awarded annually to the officers and employees of the ATLANTIC REIT Manager and ATLANTIC's property manager since ATLANTIC was founded and constituted a major component of senior executive compensation. In connection with the 1997 ATLANTIC Merger, the ATLANTIC Compensation Committee granted option awards and share purchase awards for ATLANTIC Common Shares. In arriving at the 1997 award levels, the ATLANTIC Compensation Committee gave consideration to the executive's relative position, responsibilities and performance, the change from being employees of Security Capital to being employees of ATLANTIC, as well as option awards for Security Capital Class A Common Stock granted in 1997. After the 1997 ATLANTIC Merger, employees of ATLANTIC will no longer receive option awards from Security Capital.

  The purpose of the awards is to furnish long-term incentives to executive officers to build shareholder value and to motivate and retain the personnel critical to ATLANTIC's long-term success. Awards vest over a five-year period, with no awards vested until the end of the second anniversary of the grant. It is the intention of the ATLANTIC Compensation Committee to continue to emphasize long-term incentives in the compensation provided to ATLANTIC's executive officers.

 Aggregated Option Exercises in 1997 and Year-End Option Values

  The following table sets forth certain information concerning exercises of options during 1997 by each of the ATLANTIC Named Executive Officers and the year-end value of unexercised options owned by those executive officers.

                                ATLANTIC COMMON SHARES                  SHARES OF SECURITY CAPITAL CLASS A COMMON STOCK
                  --------------------------------------------------- ---------------------------------------------------
                    SECURITIES UNDERLYING     VALUE OF UNEXERCISED      SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                   UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS     UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                         YEAR-END(#)             AT YEAR-END($)              YEAR-END(#)             AT YEAR-END($)
                  ------------------------- ------------------------- ------------------------- -------------------------
      NAME        EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----        ----------- ------------- ----------- ------------- ----------- ------------- ----------- -------------
Constance B.
 Moore.                --        191,642         --           --         1,257        2,201      1,388,370    1,284,619
James C. Potts...      --        191,642         --           --         2,050        2,703      2,202,227    1,839,349
J. Lindsay
 Freeman.........      --         96,957         --           --           852        1,632        940,013    1,159,341
Bradley C.
 Miller..........      --         96,957         --           --            --          818             --      277,151
William Kell.....      --         44,455         --           --            98          703        104,178      396,063

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  ATLANTIC has not entered into any employment contracts with any ATLANTIC Named Executive Officer and there are no plans or arrangements by which any of those executive officers will be compensated as a result of his or her resignation or retirement or any other termination of his employment with ATLANTIC or in connection with a change in control of ATLANTIC , except that if a "Change in Control," as that term is defined in the ATLANTIC Incentive Plan, occurs, options to purchase ATLANTIC Common Shares granted under the Incentive Plan will become immediately exercisable and restrictions on purchased ATLANTIC Common Shares will lapse.

LOANS TO EXECUTIVE OFFICERS

  ATLANTIC made loans to the ATLANTIC Named Executive Officers as follows during 1997 for the purchase price of ATLANTIC Common Shares pursuant to the Share Purchase Program: Ms. Moore, $1,900,000; Mr. Potts, $1,900,000; Mr. Freeman, $950,000; Mr. Miller, $950,000; and Mr. Kell, $427,000. Each loan is full recourse to the executive officer and is secured by the purchased ATLANTIC Common Shares. The loans bear interest at the lower of 6.0% per annum or the dividend yield of an ATLANTIC Common Share determined based on the fair market value of an ATLANTIC Common Share on the purchase date and have a ten-year term. The loans will become due and payable (i) immediately upon the sale of the purchased ATLANTIC Common Shares or ATLANTIC's termination of the executive officer's employment for cause, (ii) 180 days after ATLANTIC's termination of the executive officer's employment following a change in control, (iii) 365 days after termination of the executive officer's employment by reason of death, disability or retirement or (iv) 90 days after termination of the executive officer's employment for any other reason.

THE ATLANTIC COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The ATLANTIC Compensation Committee consists entirely of non-employee directors and is responsible for action on behalf of the ATLANTIC Board with respect to (i) ATLANTIC's compensation practices, (ii) ATLANTIC's benefits programs, (iii) review and approval of salaries and other compensation of ATLANTIC's senior executive officers and (iv) adopting, administering and approving awards under incentive compensation and stock plans. The ATLANTIC Compensation Committee determines the Chief Investment Officer's compensation, the Chief Operating Officer's compensation and the compensation of the ATLANTIC Named Executive Officers and other executive officers of ATLANTIC based on an examination of competitive market data, an evaluation of individual performances and ATLANTIC's performance and consultation with senior management, which determination is ratified by the ATLANTIC Board. Payment of cash compensation and option grants by ATLANTIC to its executive officers began on September 9, 1997, the date the 1997 ATLANTIC Merger occurred. See "Certain Relationships and Transactions--ATLANTIC--The 1997 ATLANTIC Merger Transaction." Grants of options to purchase Security Capital Class A Common Stock were made by Security Capital to the Chief Investment Officer, the Chief Operating Officer and the other ATLANTIC Named Executive Officers while they were employed by the ATLANTIC REIT Manager.

 Compensation Philosophy

  ATLANTIC's compensation program is designed to:

  . Attract, reward and retain highly qualified executives.

  . Align shareholder and employee interests.

  . Reward long-term career contributions to ATLANTIC.

  . Emphasize the variable portion of total compensation (cash bonuses and stock appreciation through the ATLANTIC Incentive Plan) as an individual's level of responsibility increases.

  The ATLANTIC Compensation Committee is committed to a compensation philosophy which rewards employees on the basis of ATLANTIC's success in attaining corporate financial objectives as well as on the basis of the employees' success in attaining financial and qualitative performance objectives.

 Compensation Practices

  ATLANTIC's compensation practices regarding its executive officers have the following components:

  . Individual performance reviews every 12 months.

  . Base salary which is paid annually and reviewed not less frequently than every 24 months.

  . A target bonus which is set after review at the same time the base salary is reviewed with an actual bonus being paid in varying percentages of the target bonus (based on individual and company performance) every 12 months.

  . Option awards at fair market value which are annual awards based on the responsibility band of the executive and an individual performance assessment.

  Executive officers of ATLANTIC who had been employed by the ATLANTIC REIT Manager were paid by Security Capital prior to the 1997 ATLANTIC Merger. Security Capital established base salaries and target bonuses for 1997, which remained in effect after the 1997 ATLANTIC Merger.

 Performance Reviews

  With respect to 1997 bonus and option compensation for individual executive officers, the ATLANTIC Compensation Committee reviewed ATLANTIC's financial performance, as well as objective factors and a subjective assessment of the executive's performance. In the case of particular individuals, circumstances unique to such individual, such as increased responsibilities or extraordinary effort, were also considered.

 Base Salary

  Security Capital set the base salary for ATLANTIC's executive officers for 1997 prior to the 1997 ATLANTIC Merger. In the future, base salary will be established when an executive officer joins ATLANTIC and will be reviewed for all executive officers in December of even numbered years. The next salary review will occur in late 1998, and will become effective in January 1999. With respect to the executive officers of ATLANTIC, the ATLANTIC Compensation Committee will base its salary compensation decisions primarily on its overall assessment of the executive's potential contribution to ATLANTIC on both a short-term and long-term basis and competitive market considerations.

 Annual Bonus

  Security Capital set the target bonus for ATLANTIC's executive officers for 1997 prior to the 1997 ATLANTIC Merger. In the future, the ATLANTIC Compensation Committee will establish target bonuses for each executive officer at the same time that base salary is established. The actual percentage of target bonus for each year is up to the discretion of the ATLANTIC Compensation Committee. The actual amount of a bonus is based primarily on the individual's performance in the prior year. The ATLANTIC Compensation Committee made the determination for actual bonuses paid for 1997.

 Chief Investment Officer and Chief Operating Officer Compensation

  The ATLANTIC Compensation Committee met this year and plans to meet annually without the Chief Investment Officer or the Chief Operating Officer present to evaluate their individual performance and to determine their compensation. In considering Mr. Potts' and Ms. Moore's compensation, the ATLANTIC Compensation Committee considers their principal responsibilities, which are to provide the overall vision and strategic direction for ATLANTIC, to attract and retain highly qualified employees and to develop and maintain key capital relationships for ATLANTIC.

  In reviewing and determining Mr. Potts' and Ms. Moore's compensation for 1997, the ATLANTIC Compensation Committee reviewed the overall performance of ATLANTIC and their respective individual performances. During 1997, ATLANTIC had a variety of financial and operational achievements for which the ATLANTIC Compensation Committee believed Mr. Potts and Ms. Moore were instrumental. In 1997, ATLANTIC generated funds from operations of $76.2 million, an increase of $22.4 million over 1996 (as adjusted for 1996 to give effect to the Homestead spin off). In addition, on September 9, 1997, ATLANTIC became an internally managed REIT when it acquired the operations and business of its REIT management and property management companies. Each of these developments was considered by the ATLANTIC Compensation Committee in determining Mr. Potts' and Ms. Moore's compensation.

  Based on their individual contributions as well as ATLANTIC's performance, during 1997, Mr. Potts received a base salary of $230,000 and a bonus of $260,000 and Ms. Moore received a base salary of $230,000 and a bonus of $260,000. Of those amounts, $158,164 and $128,509, respectively, for Mr. Potts, and $158,164 and $128,509, respectively, for Ms. Moore, were paid by Security Capital. The ATLANTIC Compensation Committee determined to award Mr. Potts and Ms. Moore options to acquire 191,642 ATLANTIC Common Shares each and share purchase awards of 89,136 ATLANTIC Common Shares each and to lend each of them $1,900,000 to assist in the purchase of these ATLANTIC Common Shares. In addition, Mr. Potts and Ms. Moore each received options to purchase 406 shares of Security Capital Class A Common Stock. The long-term incentives received by Mr. Potts and Ms. Moore from ATLANTIC are in the form of share options and share purchase awards which are identical in structure to those which are offered to ATLANTIC's other officers and key employees.

  The ATLANTIC Compensation Committee expects to conduct a complete review of ATLANTIC's compensation practices during 1998 to determine whether the compensation philosophy, general amounts and combination of base salary, target bonus and options should be materially changed.

 Section 162(m)

  The Committee is aware of the limitations imposed by Section 162(m) of the Code on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans which relate compensation to performance. Although ATLANTIC's plans are designed to relate compensation to performance, certain elements of the plans do not meet the tax law's requirements because they allow the ATLANTIC Compensation Committee to exercise discretion in setting compensation. It may be appropriate in the future to recommend changes in ATLANTIC's compensation program to take account of the tax law. However, the ATLANTIC Compensation Committee is of the opinion that it is better to retain discretion than to give it up in exchange for the tax deduction.

                                * * * * *

  This report is submitted by the members of the ATLANTIC Compensation
Committee: Manuel A. Garcia III, Ned S. Holmes and John M. Richman.

  The ATLANTIC Compensation Committee Report on Executive Compensation and related disclosure, including the Performance Graph (see "Performance Graphs-- ATLANTIC"), shall not be deemed incorporated by reference by any general statement incorporating this Joint Proxy Statement and Prospectus into any filing under the Securities Act or under the Exchange Act, except to the extent ATLANTIC specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

                                  THE MERGER

TERMS OF THE MERGER

  The PTR Board and the ATLANTIC Board have each approved the Merger and the Merger Agreement, a copy of which is attached hereto as Annex I and incorporated herein by reference. Pursuant to the Merger Agreement, among other things, upon satisfaction (or waiver) of the conditions set forth therein, at the Effective Time, (i) ATLANTIC will be merged with and into PTR, with PTR being the surviving entity, (ii) each issued and outstanding ATLANTIC Common Share will be converted into the right to receive one PTR Common Share and (iii) each issued and outstanding ATLANTIC Series A Preferred Share will be converted into the right to receive one PTR Series C Preferred Share. No fractional PTR Common Shares will be issued in connection with the Merger. In lieu thereof, a holder of ATLANTIC Common Shares otherwise entitled to a fractional PTR Common Share will be paid cash in respect of such fractional interest.

  As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all ATLANTIC Common Shares and ATLANTIC Series A Preferred Shares will cease to be outstanding, will be canceled and retired and will cease to exist. Each holder of a certificate representing ATLANTIC Common Shares or ATLANTIC Series A Preferred Shares will thereafter cease to have any rights with respect to such ATLANTIC Common Shares and ATLANTIC Series A Preferred Shares, except the right to receive the PTR Common Shares or PTR Series C Preferred Shares, as applicable, and cash in lieu of a fractional share upon the surrender of such certificate. Promptly after the Effective Time, the Exchange Agent will mail a letter of transmittal and instructions to each holder of a certificate representing ATLANTIC Common Shares and ATLANTIC Series A Preferred Shares as of the Effective Time for use in effecting the surrender of the certificate in exchange for certificates representing PTR Common Shares or PTR Series C Preferred Shares, as applicable, and cash in lieu of a fractional share. See "The Merger Agreement--Exchange of ATLANTIC Share Certificates."

BACKGROUND OF THE MERGER

  In September 1997, PTR's management began considering expansion of its target market beyond the western United States. The principal reason to consider such an expansion was the opportunity to create incremental shareholder value by deploying PTR's capital in a greater number of markets identified by its research as having attractive long-term growth prospects. Management also believed that substantial shareholder value could be created by applying PTR's proven strategy of deploying its capital to take advantage of growth opportunities created by changing market fundamentals. PTR's management considered expansion through individual property acquisitions or through merger and decided it would be more advantageous to expand through merger because of the difficulty of hiring talented development and operating professionals in today's competitive environment, coupled with the ability to invest capital more quickly through a merger. PTR management identified several important requirements for a potential merger candidate including minimal geographic overlap with PTR's existing portfolio, proven operating capability, proven development capability, a focus on middle or moderate income properties and attractive pricing. After analyzing several potential candidates, PTR management determined ATLANTIC best met PTR's criteria. PTR's management had generally considered the possibility of merging PTR and ATLANTIC as early as 1995. In November 1997, PTR began an analysis of combining PTR with ATLANTIC. In November 1997, R. Scot Sellers, PTR's President and Chief Executive Officer, had several discussions about a potential merger with C. Ronald Blankenship, a Managing Director of Security Capital, the non-executive Chairman of the PTR Board and an advisory Director of ATLANTIC. Mr. Blankenship indicated that he believed that Security Capital would support such a transaction, subject to reviewing the final terms and conditions that PTR and ATLANTIC might negotiate. Following these discussions, Mr. Blankenship contacted Constance B. Moore and James C. Potts, Co-Chairmen of ATLANTIC, to determine whether ATLANTIC management would be interested in pursuing a transaction with PTR. Mr. Blankenship informed Ms. Moore and Mr. Potts that Security Capital would be open to such a transaction but that the decision to proceed should be made by PTR's and ATLANTIC's management and their respective boards.

  On December 2, 1997, immediately following a regular meeting of the PTR Board, Mr. Sellers made a preliminary presentation to the Trustees regarding a possible combination of PTR and ATLANTIC. Mr. Sellers discussed the reasons for the proposed combination, including the following factors: an opportunity to invest capital in ATLANTIC's markets at an attractive point in their respective economic cycles, which should produce improving cash flow growth and attractive returns; the ability for PTR to create incremental growth and shareholder value by having more markets among which to deploy its capital using its research; the acquisition of a proven team of development professionals, together with a significant development pipeline in markets with good long-term growth prospects; increased liquidity for its shareholders through the larger market capitalization of the combined company; and significant cost savings for the combined company. Mr. Sellers responded to questions from the PTR Board about the value to be created for PTR's shareholders from such a transaction, as well as the projected impact on PTR's funds from operations per share. The Trustees present asked Mr. Blankenship for Security Capital's views on the proposed combination. Mr. Blankenship responded that, while he believed that Security Capital would be in favor of such a transaction, Security Capital would not cause the transaction to occur, but would encourage the PTR Board and the ATLANTIC Board and the managements of each company to negotiate a potential transaction if the Boards of each company determined that the transaction was in the best interests of the shareholders of their respective companies. Mr. Sellers concluded by stating that a more complete presentation would be made to the PTR Board at a special meeting.

  On December 3, 1997, Mr. Sellers met with Ms. Moore and Mr. Potts to discuss a potential combination of PTR and ATLANTIC, to review financial information regarding each company, to discuss a management structure for the combined company, to discuss cost savings which could be achieved if the companies were combined, and to discuss whether ATLANTIC's senior management would support a combination. Ms. Moore and Mr. Potts indicated that they would support such a transaction.

  On December 5, 1997, at a special meeting of the PTR Board, PTR's management presented its analysis and proposed that the PTR Board consider a stock-for-stock merger, structured to be tax free, of ATLANTIC with and into PTR. Because Security Capital is the largest shareholder of both PTR and ATLANTIC, and therefore has an interest on both sides of the transaction, the PTR Board appointed the PTR Special Committee, consisting of Messrs. Kessler, Myers and Schweitzer, to consider the proposed transaction on behalf of the shareholders of PTR, other than Security Capital, and to recommend action with respect to the proposed transaction to the PTR Board. The PTR Special Committee decided to retain Munger Tolles as its legal counsel and preliminarily decided to retain Goldman Sachs as its financial advisor. Munger Tolles had advised a special committee of the PTR Board in two prior transactions, and was chosen on the basis of its previous work and familiarity with PTR. Goldman Sachs had also advised a special committee of the PTR Board in a prior transaction.

  On December 15, 1997, the PTR Special Committee met with Munger Tolles. At this meeting, Munger Tolles advised the PTR Special Committee as to its legal duties in evaluating the proposed transaction. In addition, the members of the PTR Special Committee disclosed their respective securities holdings in PTR, ATLANTIC, Security Capital, and other affiliates of Security Capital in order fully to inform each other and Munger Tolles of any potential conflicts of interest. See "--Interests of Certain Parties" and "Risk Factors--Conflicts of Interest." Each of the members of the PTR Special Committee concluded that he and the other members did not have a material financial interest in the transaction and would be able to evaluate objectively the fairness of the proposed transaction to the PTR shareholders, other than Security Capital.

  Also at this meeting, the PTR Special Committee reviewed the preliminary decision that it had made to retain Goldman Sachs as its financial advisor. Because Goldman Sachs had previously worked for both Security Capital and ATLANTIC, as well as other affiliates of Security Capital, and could reasonably be expected to be a candidate for engagement by one or more of them again, the PTR Special Committee weighed the advantages and disadvantages of retaining Goldman Sachs. The PTR Special Committee considered Goldman Sachs' prior familiarity with both PTR and ATLANTIC to be an advantage. Also, the PTR Special Committee was concerned that interviewing other firms could result in a leak of information. The PTR Special Committee concluded that these factors, considered with Goldman Sachs' expertise and experience in the real estate and REIT industries, outweighed the potential conflicts of interest arising from Goldman Sachs' past and possible future engagement by Security Capital and other affiliates of Security Capital.

  On December 22, 1997, the PTR Special Committee met with PTR's management, Munger Tolles and Goldman Sachs. PTR's management reviewed with the PTR Special Committee the principal reasons for the proposed transaction. First, the transaction would create a national business, giving the combined company access to a larger number of attractive markets and business cycles than PTR alone would have, including additional markets and submarkets with high barriers to entry. A larger number of attractive markets would increase PTR's ability to create value for shareholders through its proven strategy of deploying capital to take advantage of opportunities created by changing market fundamentals identified by its research. Second, the combined company would have a larger market capitalization and liquidity than PTR alone would have, which, together with its increased long-term growth prospects, is expected to enhance the combined company's attractiveness to investors. Third, management believes that many of ATLANTIC's markets are near the bottom of their economic cycles, which should provide the opportunity for improving future growth. Fourth, the combined company would provide a larger platform to implement a strategy of creating long-term brand identity and preference for PTR's product and service. PTR management also described potential detriments of the transaction, including that some of the markets in which ATLANTIC does business are currently growing more slowly and have lower barriers to entry than some of PTR's markets, and that it might be more challenging to grow funds from operations through external investment activity at a similar rate to PTR's because of the combined company's incrementally larger size. PTR's management again reviewed with the PTR Special Committee whether there were other potential merger partners that might reasonably be as attractive as ATLANTIC. The PTR Special Committee decided to pursue reviewing the proposed transaction.

  The PTR Special Committee met again on January 6, 1998 with PTR's management and Munger Tolles. Based on analyses prepared by PTR's management, the PTR Special Committee discussed a possible range of stock-for-stock exchange ratios that PTR might offer to ATLANTIC. The expected scope and content of a potential opinion from Goldman Sachs was also discussed.

  On January 7, 1998, members of senior management of PTR and ATLANTIC held a telephone conference call in which anticipated general and administrative expense savings from the proposed merger were discussed, including employee headcounts and financing cost savings.

  On January 8, 1998, the PTR Special Committee, with Munger Tolles, met again with PTR's management to review further the reasons described above why PTR's management considered the proposed transaction advisable. At the conclusion of this meeting the PTR Special Committee decided to meet with Goldman Sachs on January 19, 1998 for the purpose of discussing Goldman Sachs' preliminary financial analysis.

  On January 19, 1998, the PTR Special Committee met with PTR's management, Goldman Sachs and Munger Tolles. At this meeting, Goldman Sachs discussed its preliminary financial analysis of the proposed transaction and Munger Tolles described for the PTR Special Committee the principal terms and conditions of the draft merger agreement that it had prepared. The PTR Special Committee decided that Mr. Schweitzer, its Chairman, would report to the PTR Board, at its meeting on January 20, 1998, that the PTR Special Committee recommended that the PTR Board authorize Mr. Sellers and Mr. Schweitzer to propose the transaction to ATLANTIC.

  During the week of January 19, 1998, senior management of ATLANTIC contacted Outside Directors of ATLANTIC regarding a special meeting to be held on January 30 and indicated that PTR would present a merger proposal at that meeting.

  On January 20, 1998, the PTR Board held a special meeting to consider the proposed transaction. Mr. Schweitzer reported on the activities and recommendations of PTR Special Committee. Mr. Schweitzer discussed a proposed exchange ratio of PTR Common Shares for ATLANTIC Common Shares in the Merger. Based on the recent prices of the PTR Common Shares and the ATLANTIC Common Shares and various economic factors, Mr. Schweitzer stated that the PTR Special Committee recommended an exchange ratio of up to .96 of a PTR Common Share for each ATLANTIC Common Share (determined by reference to the 10-day trailing average closing price of the PTR Common Shares and ATLANTIC Common Shares on the date of the meeting). Mr. Schweitzer discussed reasons for the proposed exchange ratio, with an emphasis on the implicit capitalization rate on ATLANTIC properties to be acquired in connection with the Merger, together with the value of land owned or controlled by PTR and ATLANTIC and the expected cost savings for the combined company. Mr. Sellers also reviewed the accretion to PTR which could occur from that exchange ratio, the anticipated development activities of PTR and ATLANTIC, and the difference in distribution rates on PTR Common Shares and ATLANTIC Common Shares. Mr. Sellers presented management's views of the benefits of the Merger to PTR and its shareholders. Mr. Sellers and Mr. Schweitzer also discussed whether PTR should offer a premium for the ATLANTIC Common Shares and recommended that no premium should be offered at that time. Mr. Schweitzer further discussed the potential benefits to PTR of the Merger and potential negatives of the Merger, including the amount of time and effort management would have to devote to negotiating the transaction and integrating ATLANTIC into PTR after the transaction was completed. Mr. Schweitzer then recommended, on behalf of the PTR Special Committee, that the PTR Board authorize management to proceed with the transaction in consultation with the PTR Special Committee. The PTR Board then authorized management in consultation with the PTR Special Committee to proceed to make a proposal to the ATLANTIC Board subject to the following conditions: that the transaction be a merger of ATLANTIC into PTR, that the transaction be a tax-free exchange, that the exchange ratio should not exceed
 .96 of a PTR Common Share for each ATLANTIC Common Share and that the Merger Agreement include a termination fee payable by ATLANTIC if ATLANTIC failed to close a merger because of a competing bid.

  In anticipation of Mr. Sellers and Mr. Schweitzer meeting with the ATLANTIC Board on January 30, 1998, the PTR Special Committee met with PTR's management and Munger Tolles on January 26, 1998 for a final review of the financial terms and conditions to be proposed to ATLANTIC. Mr. Blankenship attended a portion of this meeting and reaffirmed to the PTR Special Committee that Security Capital would support the transaction, subject to its review of the final negotiated terms and conditions.

  On January 30, 1998, ATLANTIC held a special meeting of Directors which was attended by all ATLANTIC Directors, Mr. Schweitzer, as chairman of the PTR Special Committee, Mr. Sellers, Mr. Blankenship, and Jeffrey A. Klopf, Senior Vice President and Secretary of each of PTR, ATLANTIC and Security Capital. James C. Potts, Co-Chairman and Chief Investment Officer of ATLANTIC, first presented management's view of the proposed merger and stated that ATLANTIC's management was in favor of such a transaction. Mr. Sellers then presented the proposal to merge ATLANTIC into PTR. He reviewed the background of discussions which had been held with ATLANTIC management and the PTR Board's and PTR Special Committee's review of the transaction. Mr. Sellers presented the following reasons for the transaction: a national presence provides the best platform for a REIT to deploy capital in order to produce the best long-term growth; there was significant potential value creation over the long term for shareholders of PTR and ATLANTIC; a merger would increase investor interest in the combined company because it would substantially increase market capitalization and liquidity; the combined company would have more markets among which to deploy capital to take advantage of growth opportunities created by changing market fundamentals; the combined entity would have a lower cost of debt and preferred equity capital than the two companies would have separately; and the combined entity should achieve operating efficiencies with estimated expense savings of at least $4 million annually. Mr. Sellers then discussed the opportunities that existed for the combined company to pursue a national branding strategy focused on creating long-term brand identity and preference for the combined company's products and services. Mr. Sellers presented the following proposed structure for the Merger: a combination of ATLANTIC into PTR; the exchange ratio would be based on the average stock prices for the 10 trading days ending January 23, 1998 with no premium for an exchange ratio of 0.936 of a PTR Common Share for each ATLANTIC Common Share; a tax-free merger; the headquarters of the combined company would be Englewood, Colorado (where PTR is headquartered); and the combined company would have a regional operating structure with three regions. Mr. Sellers then discussed the financial aspects of the proposed combination, based on a proposed exchange ratio of 0.936 of a PTR Common Share for each ATLANTIC Common Share, including 1998 pro forma funds from operations for the combined entity, 1998 distributions, 1998 equity capitalization, total market capitalization and the ownership of Security Capital in the combined entity. Mr. Sellers then described the management and employees of the combined entity. He stated that the Merger would result in minimal staff redundancy except in the accounting and financial organization of each company. The combined entity would have a Co-Chairman structure with Mr. Sellers as Co-Chairman and Chief Investment Officer and Ms. Moore as Co-Chairman and Chief Operating Officer. Mr. Sellers then discussed a proposed timetable for the transaction and discussed various events and approvals which had to occur.

  Mr. Blankenship then presented his views of the current state of the REIT industry. He stated that, in the future, consolidation in the REIT industry would continue and that large market capitalization REITs with a national focus were likely to dominate the REIT industry because they attract capital at a better price, have greater liquidity for their investors and could more efficiently invest their capital on a national basis. Mr. Sellers then gave a history of PTR and discussed its investment strategy. Mr. Schweitzer described the PTR Special Committee's and the PTR Board's consideration of the proposed transaction and why the PTR Board was not offering a premium for the ATLANTIC Common Shares. Mr. Blankenship stated that Security Capital would support the proposed transaction because of the value creation for both PTR and ATLANTIC. Mr. Blankenship stated that Security Capital would not cause the transaction to occur but would encourage the Boards and managements of each company, together with their advisors, to consider and negotiate the transaction if the Boards of each company determined that the transaction was in the best interests of the shareholders of their respective companies. There followed a discussion in which the members of the ATLANTIC Board sought clarification of the terms of the PTR proposal.

  The ATLANTIC Board then excused all persons other than ATLANTIC Directors and held a brief discussion regarding the proposal. The ATLANTIC Board then proceeded to appoint the ATLANTIC Special Committee, consisting of Messrs. Holmes, as chairman, Garcia and Richman. The meeting then adjourned.

  Immediately after the meeting of the ATLANTIC Board, the ATLANTIC Special Committee held a meeting at which only the members were present. At the meeting, the Special Committee discussed retaining Morgan Stanley as financial advisor and decided to defer appointment of special counsel. Subsequent to January 30, 1998, the ATLANTIC Special Committee retained Morgan Stanley as financial advisor and Shearman & Sterling as legal counsel. The ATLANTIC Special Committee indicated that they would not consider a merger transaction with PTR without a substantial premium for holders of ATLANTIC Common Shares.

  Shortly after the ATLANTIC Board meeting, Mr. Sellers and Mr. Schweitzer contacted the other members of the PTR Special Committee and the PTR Board to report on their meeting with the ATLANTIC Board. The PTR Special Committee met again on February 16, 1998, with PTR's management, Goldman Sachs and Munger Tolles, to review the status of the proposed transaction.

  Between February 16, 1998 and March 3, 1998, Mr. Schweitzer and Mr. Sellers engaged in several further discussions with Mr. Holmes and Mr. Blankenship regarding the terms of the proposed transaction, principally regarding the exchange ratio of PTR Common Shares for ATLANTIC Common Shares and the distribution rate on the combined company's common shares. Also during this period, Goldman Sachs and Morgan Stanley discussed various financial aspects of the proposed transaction.

  On February 23, 1998, Ms. Moore and Mr. Sellers had a telephone conference call to discuss financial projections of ATLANTIC and PTR, management of the combined company and cost savings which might be achieved through the Merger.

  On February 25, 1998, the ATLANTIC Special Committee held a telephonic meeting to discuss the merger proposed by PTR. In addition to the ATLANTIC Special Committee members, Morgan Stanley and Shearman & Sterling also participated in the call. During the meeting, conversations between members of the ATLANTIC

Special Committee and representatives of PTR and the PTR Special Committee and the terms of the proposed transaction were discussed. In addition, a review of the ATLANTIC Special Committee's duties was presented by Shearman & Sterling. Subsequently, Ms. Moore and Mr. Potts joined the meeting and discussed management's view of the proposed transaction. Morgan Stanley then reviewed their financial analysis regarding the potential range for the exchange ratio for the proposed transaction.

  On March 3, 1998, the PTR Special Committee met again with PTR's management and Munger Tolles to review the status of negotiations. Mr. Schweitzer reported that his discussions with Mr. Holmes had revealed that the parties' views on an appropriate exchange rate differed substantially and had as yet not resulted in any agreement upon an exchange ratio and that they were not likely to agree on such terms without significant additional negotiations. The PTR Special Committee discussed with PTR's management a range of exchange ratios that the PTR Special Committee could recommend as fair to PTR's shareholders other than Security Capital, and concluded that Mr. Sellers and Mr. Schweitzer should attempt to renew negotiations with the ATLANTIC Special Committee.

  On March 4, 1998, members of senior management of PTR and ATLANTIC held a meeting at which they discussed initiatives the companies had been pursuing jointly, including national purchasing and telecommunications strategies. At the conclusion of this meeting, the participants had a brief discussion about the progress of negotiations between the PTR Special Committee and the ATLANTIC Special Committee and determined that substantial additional negotiations would be necessary if any agreement were to be reached.

  On March 5, 1998, there was a special telephonic meeting of the ATLANTIC Board which Mr. Blankenship attended. Mr. Blankenship described Security Capital's views of the benefits of a merger to both companies and expressed two concerns of Security Capital regarding the status of the negotiations of the proposed transaction. First, the negotiations were consuming much of the time and efforts of the senior management and Boards of the two companies. Second, as the negotiations continued without conclusion, the possibility of a leak of the proposed transaction, which could harm the employee morale of both companies, became more likely. Mr. Blankenship stated that Security Capital believed that the negotiations should be brought to a conclusion either through agreement or termination as soon as reasonably practicable. Mr. Blankenship stated that Security Capital would not cause the transaction to occur, that its ATLANTIC Common Shares were not for sale and that he hoped each party would continue to try to reach an agreement on an exchange ratio. Mr. Holmes expressed the views of the ATLANTIC Special Committee that the principal issue in the negotiations was the exchange ratio. He stated that the ATLANTIC Special Committee was not interested in a transaction which did not provide a premium for holders of ATLANTIC Common Shares. Mr. Holmes requested a detailed written proposal from the PTR Special Committee outlining all terms of a new offer.

  On March 9, 1998, there was a special telephone meeting of the PTR Board at which Mr. Blankenship discussed recent financing transactions in the REIT industry, noting the decline in REIT multiples and premiums which had been paid in recent REIT business contributions. Mr. Blankenship discussed his meeting with the ATLANTIC Board on March 5, 1998. Mr. Blankenship expressed two concerns of Security Capital regarding the status of the negotiations of the proposed transaction. First, the negotiations were consuming much of the time and efforts of the senior management and Boards of the two companies. Second, as the negotiations continued without conclusion, the possibility of a leak of the proposed transaction, which could harm the employee morale of both companies, became more likely. Mr. Blankenship stated that Security Capital believed that the negotiations should be brought to a conclusion either through agreement or termination as soon as reasonably practicable. Mr. Blankenship expressed his hope that each party would continue to try to reach an agreement on an exchange ratio. The PTR Board then discussed ranges of premiums which the PTR Board would be willing to accept.

  On March 11, 1998, Mr. Schweitzer met with Ms. Moore to discuss the proposed merger and financial projections of PTR and ATLANTIC in an effort to understand the significant differences between the parties. At that meeting, Mr. Schweitzer and Ms. Moore agreed to have PTR management and ATLANTIC management provide updated financial information to Morgan Stanley and Goldman Sachs.

  On March 11, 1998, there was a special meeting of the PTR Board at which the PTR Board discussed the proposed transaction and asked PTR management questions regarding implicit capitalization rates for ATLANTIC's assets at various share prices, the expected revenue and net operating income growth from ATLANTIC's portfolio, accretion from the proposed transaction, barriers to entry in ATLANTIC's markets, benefits of the potential merger with ATLANTIC and premiums paid in recent REIT transactions. Mr. Schweitzer discussed the benefits to PTR of merging with ATLANTIC, including the acquisition of approximately 28,000 units, access to new markets, the addition of a strong management team, the implied capitalization rate of the properties owned by ATLANTIC, a comparison of the pro forma contribution to funds from operations to the combined company from PTR and ATLANTIC with the pro forma percentage ownership of the PTR shareholders and the ATLANTIC shareholders in the combined company at various exchange ratios. Mr. Schweitzer discussed the premium which should be offered to ATLANTIC. The PTR Board concluded by authorizing the PTR Special Committee to deliver a letter to the ATLANTIC Special Committee with revised terms, including a premium based on the 30-day average closing prices of the ATLANTIC Common Shares and PTR Common Shares.

  Between March 3, 1998 and March 12, 1998, Mr. Schweitzer continued to have discussions with Mr. Holmes and also with other members of the PTR Special Committee. Also during this period Goldman Sachs had discussions with Morgan Stanley, and Munger Tolles had a discussion with Shearman & Sterling. On March 12, 1998, Mr. Schweitzer, on behalf of the PTR Special Committee, delivered to Mr. Holmes, for the ATLANTIC Special Committee, a letter specifying PTR's revised terms and conditions for the proposed transaction, which included the following: (i) an exchange ratio of .995 of a PTR Common Share for each ATLANTIC Common Share; (ii) an exchange of one PTR Series C Preferred Share for each ATLANTIC Series A Preferred Share; (iii) PTR would amend and restate the Old PTR Charter to make it comparable to the ATLANTIC Charter; (iv) the Trustees of the combined company would consist of the current Directors and Trustees of ATLANTIC and PTR, respectively, other than Mr. Blankenship, who would become an advisory trustee; (v) an outline of the senior management of the combined company; and (vi) the coordination of ATLANTIC's and PTR's distributions.

  Between March 12 and March 23, 1998, several discussions occurred between the chairmen of the PTR Special Committee and the ATLANTIC Special Committee and their respective financial advisors regarding the proposal, principally focused on the exchange ratio and the distribution rate on the combined company's common shares.

  On March 19, 1998, the ATLANTIC Special Committee held a telephonic meeting to discuss the proposed transaction. In addition to the members of the ATLANTIC Special Committee, Morgan Stanley and Shearman & Sterling also participated in the call. During the meeting, the letter received from PTR summarizing the terms of the proposed transaction was discussed in detail with Morgan Stanley and Shearman & Sterling. Morgan Stanley reviewed their financial analysis regarding the potential range for the exchange ratio for the proposed transaction and the distribution to be paid by the combined company post-merger. The ATLANTIC Special Committee concluded the meeting by requesting that Morgan Stanley contact Goldman Sachs with a counter offer of an exchange ratio of 1.02 PTR Common Shares for each ATLANTIC Common Share and an increase in PTR's distribution post-merger to $1.42 per share.

  On March 20, 1998, the PTR Special Committee, through Goldman Sachs, conveyed a revised proposal to the ATLANTIC Special Committee, the principal terms of which consisted of an exchange ratio of one PTR Common Share for each ATLANTIC Common Share (which represented a 6.75% premium to holders of ATLANTIC Common Shares based on the 30-day average closing prices of the PTR Common Shares and the ATLANTIC Common Shares for the period ended March 19,
1998) and an increase in PTR's distribution post-merger to $1.42 per PTR Common Share, with an expiration of the offer of March 24, 1998.

  On March 23, 1998, at a meeting of the PTR Board, Mr. Sellers and Mr. Schweitzer reported that they had reached an agreement with Mr. Holmes to recommend an exchange ratio of one PTR Common Share for each ATLANTIC Common Share and a distribution rate of $1.42 on an annual basis for the combined company's common shares, subject to the approval of each of the special committees, the PTR Board and the ATLANTIC Board. At the meeting, the PTR Board discussed the transaction in light of increases in the price of PTR Common Shares which occurred on and after March 20, 1998 in part as a result of a favorable report by a leading analyst regarding several large market capitalization REITs, including PTR. The PTR Board discussed fluctuations in the prices of the shares of each company since the transaction was first proposed to the PTR Board in December 1997 and determined not to amend its offer as a result of the change in price, because (i) prices could continue to fluctuate until a transaction was announced, (ii) the relative value of the PTR Common Shares and the ATLANTIC Common Shares using the methodology employed by the PTR Special Committee, which was based on the 30-day average closing prices for PTR Common Shares and ATLANTIC Common Shares of $22.7521 and $21.3125, respectively, had not changed materially and (iii) the fundamentals of the two companies had not changed. The PTR Special Committee recommended to the PTR Board that it authorize Goldman Sachs to communicate acceptance of the one-to-one exchange ratio and the $1.42 distribution rate to the ATLANTIC Board and authorize Munger Tolles to deliver merger documentation to Shearman & Sterling. The PTR Board granted the recommended authorization. Later that day, Goldman Sachs communicated that acceptance and Munger Tolles delivered the draft documentation.

  On March 23, 1998, the ATLANTIC Special Committee held a telephonic meeting to discuss the proposed transaction. In addition to members of the ATLANTIC Special Committee, Morgan Stanley and Shearman & Sterling also participated in the call. Morgan Stanley informed the ATLANTIC Special Committee that Goldman Sachs, on behalf of PTR had responded to ATLANTIC's March 19, 1998 offer by counter proposing an exchange ratio of one PTR Common Share for each ATLANTIC Common Share. Goldman Sachs had also advised Morgan Stanley that a $1.42 PTR distribution post-merger was acceptable. In addition, Morgan Stanley reviewed their financial analysis regarding the potential range for the exchange ratio for the proposed transaction and the proposed increase in PTR's distribution rate. The ATLANTIC Special Committee concluded the meeting by requesting that Morgan Stanley advise Goldman Sachs that the ATLANTIC Special Committee was prepared to recommend acceptance of PTR's counter offer of an exchange ratio of one PTR Common Share for each ATLANTIC Common Share and an increase in PTR's distribution post-merger to $1.42 per share.

  As part of the draft merger documentation, PTR requested that Security Capital confirm by agreement its support of the transaction as proposed. ATLANTIC joined in that request. Between March 23, 1998 and March 31, 1998, Munger Tolles and Shearman & Sterling negotiated the Merger Agreement and negotiated the Voting Agreement with Security Capital and Mayer, Brown & Platt, counsel to Security Capital. On March 31, 1998, the PTR Special Committee met with Goldman Sachs and Munger Tolles to review the final negotiated terms and conditions of the Merger Agreement. Subject only to finalizing the definitive documentation and receiving a fairness opinion from Goldman Sachs, the PTR Special Committee resolved to recommend the proposed transaction, on the terms and conditions expressed in the Merger Agreement and the Voting Agreement, to the PTR Board as being fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties. The PTR Board voted unanimously to approve and adopt the Merger Agreement. The PTR Special Committee and PTR Board met again the following day, April 1, 1998, to review the finalized merger documentation. At that meeting Goldman Sachs provided its written opinion dated April 1, 1998 that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to PTR and the holders of PTR Common Shares other than Security Capital.

  On April 1, 1998, the ATLANTIC Special Committee met with Shearman & Sterling and Morgan Stanley, to discuss the outcome of negotiations with PTR regarding various terms of the proposed transaction. At this meeting, the ATLANTIC Special Committee also reviewed with Shearman & Sterling the documentation related to the proposed Merger. Morgan Stanley then delivered its opinion to the ATLANTIC Special Committee to the effect that, as of such date, the consideration to be received by the holders of ATLANTIC Common Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders of ATLANTIC Common Shares (other than Security Capital and its affiliates and PTR and its affiliates). Based upon all of its reviews, deliberations and negotiations, its advice from its legal counsel, and the Morgan Stanley opinion, (i) the ATLANTIC Special Committee concluded that the proposed transaction is fair to ATLANTIC and its shareholders (other than Security Capital and its affiliates and PTR and its affiliates) and (ii) the ATLANTIC Special Committee recommended that the ATLANTIC Board approve the proposed Merger and recommend to the shareholders of ATLANTIC that they approve it.

  Following the meeting of the ATLANTIC Special Committee, a special meeting of the ATLANTIC Board was convened. After a review of the information considered by the ATLANTIC Special Committee and a review of the terms of the Merger and the Merger Agreement, as well as consideration of the recommendation of the ATLANTIC Special Committee, the ATLANTIC Board approved the Merger and the Merger Agreement and resolved to recommend the Merger to ATLANTIC's shareholders.

  The Merger Agreement was executed after the close of business on April 1, 1998 and announced prior to the opening of business on April 2, 1998.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE PTR BOARD

  At a special meeting of the PTR Board on March 31, 1998, following a review of the information considered by PTR and a review of the terms of the Merger Agreement, as well as consideration of the recommendation of the PTR Special Committee, the PTR Board approved the Merger Agreement. As noted below, the PTR Board considered the determination by the PTR Special Committee that the proposed transaction is fair and reasonable to PTR and the holders of PTR Common Shares (other than Security Capital) and their recommendation that the PTR Board approve the Merger Agreement.

  In making its determination with respect to the Merger, the PTR Board considered the following material positive factors:

    (i) The PTR Board believes that the Merger is a compelling investment opportunity which will provide a return on investment in excess of PTR's long-term cost of capital. Additionally, based on its research, PTR's management believes that ATLANTIC's markets are generally at attractive points in their respective real estate cycles.

    (ii) The national scope of the combined company will, management believes, make the combined company the dominant multifamily development company in the United States, with a development pipeline of more than $2 billion. This platform will provide the combined company with the ability to create incremental shareholder value from two principal sources: the development of new multifamily communities in markets and submarkets on a national scale identified through research as having optimal long-term growth prospects and an investment strategy emphasizing the deployment of capital to take advantage of growth opportunities created by changing market fundamentals.

    (iii) A larger market capitalization and national presence providing increased liquidity for shareholders, the resources for continued investment in research and development, and the ability to attract and retain a significant depth of management.

    (iv) The PTR Board believes that the management teams of PTR and ATLANTIC are each skilled at creating shareholder value through development, acquisitions and property operations and that the Merger presents an opportunity to create value by implementing the best practices of each company. Further, the similar culture of each of the companies will allow for ease of integration and the opportunity to quickly add value to the combined company.

    (v) The PTR Board believes that the national scope of the combined company will provide a platform to create the dominant national brand in the multifamily industry, based upon a national branding strategy emphasizing a high level of customer service with the objective of achieving long-term brand loyalty, lower resident turnover and greater market share.

    (vi) The PTR Board considered management's belief that the Merger will result in economies of scale that are expected to produce identified cost savings in excess of $5 million annually, beginning in 1999.

    (vii) The Merger will result in a strong balance sheet for the combined company featuring (A) a ratio of long-term debt to long-term undepreciated book capitalization of approximately 33%, (B) an original weighted average life to maturity for unsecured long-term, fixed rate debt currently outstanding of 13.02 years and (C) a relatively level principal maturity schedule.

    (viii) The holders of PTR Common Shares will receive an increase in the annual distribution level from $1.36 to $1.42 for 1998 following completion of the Merger.

    (ix) As noted above, the PTR Board placed special emphasis on the recommendation of the PTR Special Committee. In reaching its determination, the PTR Special Committee considered the same factors described herein which were considered by the PTR Board as a whole. The PTR Special Committee also consulted with Munger Tolles and with Goldman Sachs. In addition, the PTR Special Committee considered the opinion, analyses and presentations of Goldman Sachs described below under "--Opinion of PTR's Financial Advisor," including the opinion of Goldman Sachs dated April 1, 1998 to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to PTR and the holders of PTR Common Shares, other than Security Capital.

  The PTR Board also considered the following potentially negative factors in its deliberations concerning the Merger:

    (i) Because the Exchange Ratio is fixed, the PTR Common Shares PTR will be required to exchange for the ATLANTIC Common Shares may have a greater aggregate value than the value contemplated at the time the Merger Agreement was executed due to fluctuations in the market prices of the PTR Common Shares and the ATLANTIC Common Shares.

    (ii) The ownership of Security Capital in PTR could increase from approximately 32.3% to 38.2% as a result of the Merger and Security Capital will have the right to nominate four persons to Archstone's 12-member Board of Trustees.

    (iii) The larger asset base of the combined company could make perpetuation of the rate of growth in funds from operations from external investment activity more difficult.

    (iv) The size of the transaction may make rapid integration of PTR and ATLANTIC more difficult. The PTR Board believed that this detriment was partially offset by the similar operating culture and consistent financial policies and accounting systems at the two companies.

    (v) The transaction will result in holders of PTR Common Shares being subject to the risk of the markets in which ATLANTIC currently operates.

  In view of the wide variety of factors considered by the PTR Board, the PTR Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the PTR Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations relating to the Merger.

OPINION OF PTR'S FINANCIAL ADVISOR

  On April 1, 1998, Goldman Sachs delivered its written opinion to the PTR Special Committee that as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to PTR and the holders of PTR Common Shares other than Security Capital.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED APRIL 1, 1998 WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX III TO THIS JOINT PROXY STATEMENT AND PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF PTR COMMON SHARES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Voting Agreement; (iii) the Annual Reports to Shareholders of PTR for the two years ended December 31, 1996 and of ATLANTIC for the year ended December 31, 1996; (iv) the Annual Reports on Form 10-K of PTR for the three years ended December 31, 1997 and of ATLANTIC for the two years ended December 31, 1997; (v) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of PTR and ATLANTIC; (vi) certain other communications from PTR and ATLANTIC to their respective shareholders; and (vii) certain internal financial analyses and forecasts for PTR and ATLANTIC prepared by PTR's management, including the projected cost savings and operating synergies resulting from the Merger. Goldman Sachs also held discussions with members of the senior management of PTR regarding the strategic rationale for, and the potential benefits of, the Merger and held discussions with members of the senior management of PTR regarding its and ATLANTIC's past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the PTR Common Shares and the ATLANTIC Common Shares, compared certain financial and stock market information for PTR and ATLANTIC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the PTR Special Committee's consent, that the financial forecasts for PTR and ATLANTIC, including, without limitation, the projected cost savings and operating synergies resulting from the Merger were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of PTR. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of PTR or ATLANTIC or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. The opinion referred to herein was provided for the information and assistance of the PTR Special Committee in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of PTR Common Shares should vote with respect to such transaction.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion, dated April 1, 1998, to the PTR Special Committee.

    (i) Funds From Operations Contribution Analysis. Goldman Sachs reviewed certain estimated future financial information for PTR, ATLANTIC and the pro forma combined entity resulting from the Merger based on PTR management's 1998 financial forecasts for each of PTR, ATLANTIC and the pro forma combined entity, including PTR's management's forecast for operating synergies. The analysis indicated that PTR would contribute 64% of the funds from operations ("FFO") attributable to the common shares of the pro forma combined entity and its shareholders would hold 67% of the common shares outstanding in the pro forma combined entity and such analysis also indicated that PTR would contribute 65% of the FFO to the pro forma combined entity on a fully diluted basis and its shareholders would hold 68% of the shares outstanding in the pro forma combined entity on a fully diluted basis.

    (ii) FFO Accretion. Goldman Sachs reviewed 1998 and 1999 FFO estimates for PTR prepared by PTR's management on a stand alone and pro forma basis which estimates showed FFO accretion in 1998 and 1999 on a basic and fully diluted basis.

    (iii) ATLANTIC Comparable Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to ATLANTIC to corresponding financial information, ratios and multiples for two groups of publicly traded multifamily REITs: (a) Colonial Properties Trust, Merry Land & Investment Company, Inc., Mid-America Apartment Communities, Inc. and United Dominion Realty Trust, Inc. (the "Southeast Companies"); and (b) Avalon Properties, Inc., Gables Residential Trust, Post Properties, Inc. and Summit Properties, Inc. (the "Development Companies"). The Southeast Companies and the Development Companies were each chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to ATLANTIC. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of ATLANTIC were calculated using a price of $21.00 per ATLANTIC Common Share, the closing price of the ATLANTIC Common Shares on the NYSE on March 27, 1998. The multiples and ratios for each of the Southeast Companies, the Development Companies and ATLANTIC were based on the most recent publicly available information and on information provided by First Call Corporation ("First Call"). With respect to the Southeast Companies and the Development Companies, Goldman Sachs considered multiples of 1997, estimated 1998 and estimated 1999 FFO to stock price (based on the various closing prices on March 27, 1998) which ranged from (a) 10.3x to 11.7x with a mean of 10.9x for 1997 FFO, 9.2x to 10.6x with a mean of 10.0x for estimated 1998 FFO, and 8.5x to 9.7x with a mean of 9.2x for estimated 1999 FFO for the Southeast Companies; and (b) 10.7x to 14.3x with a mean of 12.4x for 1997 FFO, 9.9x to 12.6x with a mean of 11.2x for estimated 1998 FFO, and 9.2x to 11.3x with a mean of 10.2x for 1999 FFO for the Development Companies, compared to multiples for ATLANTIC of 11.7x for 1997 FFO, 10.7x for estimated 1998 FFO and 9.8x for estimated 1999 FFO. The analysis further indicated estimated 1997-1999 FFO compound annual growth rates which ranged from 6.5% to 10.3% with a mean of 8.5% for the Southeast Companies, and from 7.5% to 12.7% with a mean of 9.8% for the Development Companies, compared to 9.2% for ATLANTIC. Goldman Sachs also considered the multiple of estimated 1998 FFO to growth rate which ranged from 0.89 to
  1.59 with a mean of 1.22 for the Southeast Companies and 1.00 to 1.32 with a mean of 1.16 for the Development Companies, compared to 1.17 for ATLANTIC.

    (iv) PTR Comparable Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to PTR to corresponding financial information, ratios and multiples for five publicly traded corporations: Bay Apartment Communities, Inc., BRE Properties, Inc., Equity Residential Properties Trust, Essex Property Trust, Inc. and Irvine Apartment Communities, Inc. (the "PTR Selected Companies"). The PTR Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to PTR. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples for PTR were calculated using a price of $24.13 per PTR Common Share, the closing price of the PTR Common Shares on the NYSE on March 27, 1998. The multiples and ratios for PTR and the PTR Selected Companies were based on the most recent publicly available information, on information supplied by First Call and on the closing market price on March 27, 1998. With respect to the PTR Selected Companies, Goldman Sachs considered multiples of 1997, estimated 1998 and estimated 1999 FFO to closing stock market price which ranged from 13.2x to 15.5x with a mean of 14.5x for 1997 FFO, 12.0x to 13.9x with a mean of 12.9x for estimated 1998 FFO, and 10.7x to 12.5x with a mean of 11.5x for estimated 1999 FFO, compared to 15.0x, 13.5x, and 12.1x, respectively, for PTR. The analysis further indicated estimated 1997-1999 FFO compound annual growth rates for the PTR Selected Companies which ranged from 10.6% to 14.8% with a mean of 12.1%, compared to 11.1% for PTR and 11.7% for the estimated pro forma combined entity (based on estimates of PTR management). Goldman Sachs also considered the multiples of estimated 1998 FFO to growth rate which ranged from 0.87 to 1.25 with a mean of 1.07, compared to 1.21 for PTR.

    (v) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the public apartment REIT industry since 1996 (the "Selected Transactions"). Such analysis indicated for the Selected Transactions (i) percentage of FFO accretion per share of the acquiring companies in the Selected Transactions for the first calendar year following the particular Selected Transactions which ranged from 2.0% to 5.0% with a mean of 2.9% and a median of 2.5% compared to 4.5% for the Merger and (ii) transaction FFO multiples as a percentage of the acquiring company's FFO multiple for the particular Selected Transaction which ranged from 81.0% to 103.0% compared to 89.0% for the Merger.

    (vi) Historical Exchange Ratio Analysis. Goldman Sachs analyzed the implied premium to the ATLANTIC Common Shares based on a comparison of certain historical average closing and closing prices for the PTR Common Shares and the ATLANTIC Common Shares. Such analysis indicated (based on an exchange ratio of one PTR Common Share for each ATLANTIC Common Share) an implied premium to the ATLANTIC Common Shares of 14.9% based on the closing price of the ATLANTIC Common Shares on March 27, 1998, 12.0% based on the average closing share price of the ATLANTIC Common Shares for the prior ten trading days, 9.4% based on the average closing share price of the ATLANTIC Common

  Shares for the prior month, 8.3% based on the average closing share price of the ATLANTIC Common Shares for the prior 30 trading days, 8.3% based on the average closing share price of the ATLANTIC Common Shares for the prior 60 trading days, 10.0% based on the average closing share price of the ATLANTIC Common Shares for the prior 90 days and 14.8% based on the closing price of the PTR Common Shares as of March 27, 1998 and the average closing share price of the ATLANTIC Common Shares for the month prior.

    (viii) Implied Dividend Payout Ratio Analysis. Goldman Sachs analyzed the implied dividend payout ratio for PTR, ATLANTIC and the pro forma combined entity based on the changes to be made to the annual dividends paid per share in the pro forma combined entity versus the 1997 annual dividend for each of PTR and ATLANTIC and based on estimates of 1998 FFO for PTR, ATLANTIC and the pro forma combined entity based on projections supplied by PTR's management. Such analysis indicated that (i) on a basic basis PTR's and the pro forma combined entity's implied dividend payout ratio were equal to approximately 76% and ATLANTIC's was equal to approximately 82% based on estimated 1998 FFO and (ii) on a fully diluted basis PTR's and the pro forma combined entity's implied dividend payout ratio were equal to approximately 77% and ATLANTIC's was equal to approximately 82% based on estimated 1998 FFO.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to PTR or ATLANTIC or the Merger. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the PTR Special Committee as to the fairness from a financial point of view to PTR and the holders of PTR Common Shares other than Security Capital and to not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts or future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PTR, ATLANTIC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the PTR Special Committee was one of many factors taken into consideration by the PTR Special Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex III hereto.

  Goldman Sachs is familiar with PTR having provided certain investment banking services to PTR from time to time, including having acted as (i) co-manager for an offering of $125.0 million of 7.20% Notes due 2013 in March 1998, (ii) sole manager for an offering of $56.3 million of PTR Common Shares in May 1997, (iii) co-manager for an offering of $50.0 million of 7.15% Notes due 2010 and $100.0 million of 7.90% Notes due 2016 in February 1996, (iv) lead manager for an offering of $105.0 million of PTR Series B Preferred Shares in May 1995 and (v) co-manager for an offering of $100.0 million of 6.875% Notes due 2008 and $100.0 million of 7.5% Notes due 2014 in February 1994. Goldman Sachs is also familiar with PTR having acted as its financial advisor in connection with the Merger Agreement. Goldman Sachs has also provided certain investment banking services to ATLANTIC from time to time, including having acted as (i) co-manager for an offering of $100.0 million of 7.25% Notes due 2009 and $50.00 million of 7.86% Notes due 2017 in August 1997, (ii) lead manager for an offering of $86.0 million of ATLANTIC Common Shares in April 1997 and (iii) lead manager for ATLANTIC's initial public offering of $108.6 million of ATLANTIC Common Shares in October 1996. In addition, Goldman Sachs acted as co-manager for Security Capital's initial public offering of $632.0 million of shares of Class B common stock in September 1997. Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connections with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The PTR Special

Committee selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and because of Goldman Sachs' familiarity with PTR.

  Goldman Sachs provides a full range of financial, advisory and security services and in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of PTR, ATLANTIC or Security Capital.

  Pursuant to a letter agreement dated January 8, 1998 (the "Goldman Engagement Letter"), the PTR Special Committee engaged Goldman Sachs to render an opinion with respect to the fairness of the exchange ratio of the PTR Common Shares to be paid for ATLANTIC Common Shares. Pursuant to the terms of the Goldman Engagement Letter, PTR has agreed to pay Goldman Sachs a fee of $750,000 for delivery of its written opinion dated April 1, 1998. PTR has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE ATLANTIC BOARD

  At a special meeting of the ATLANTIC Board on April 1, 1998, following a review of the information considered by ATLANTIC and a review of the terms of the Merger Agreement, as well as consideration of the recommendation of the ATLANTIC Special Committee, the ATLANTIC Board approved the Merger Agreement. As noted below, the ATLANTIC Board considered the determination by the ATLANTIC Special Committee that the Merger and the Merger Agreement are fair to ATLANTIC and to the shareholders of ATLANTIC, other than Security Capital, and their recommendation that the ATLANTIC Board approve the Merger Agreement.

  In making its determination with respect to the Merger, the ATLANTIC Board considered the following material positive factors:

    (i) The national platform created by the combined company, together with a significant incremental investment in markets with good long-term growth prospects should provide ATLANTIC shareholders with a strong foundation for continued long-term growth.

    (ii) The ATLANTIC Board believes that the management teams of PTR and ATLANTIC are each skilled at creating shareholder value through development, acquisitions and property operations and that the Merger presents an opportunity to create value by implementing the best practices of each company. Further, the similar culture of each of the companies will allow for ease of integration and the opportunity to quickly add value to the combined company.

    (iii) The ATLANTIC Board believes that the increased size of the combined company will enable the combined company to attract and retain a significant depth of management.

    (iv) The ATLANTIC Board considered management's belief that the Merger will result in economies of scale that are expected to produce identified cost savings in excess of $5 million annually beginning in 1999.

    (v) The ATLANTIC Board believes that the national scope of Archstone will provide a platform to create the dominant national brand in the industry. A successful branding strategy is expected to enhance customer loyalty, lower resident turnover and allow the combined company to achieve greater market share.

    (vi) The ATLANTIC Board believes that the Merger will result in improved liquidity and other trading characteristics for ATLANTIC shareholders as a result of increased total equity capitalization of the combined company and a possible increase in trading volume of the securities of the combined company. In this regard, the ATLANTIC Board noted that PTR's average daily trading volume is $2.8 million, as compared to $0.98 million for ATLANTIC (calculated using March 27, 1998 closing share price).

    (vii) The premium that ATLANTIC shareholders would receive for their ATLANTIC Common Shares in the Merger.

    (viii) As noted above, the ATLANTIC Board placed special emphasis on the recommendation of the ATLANTIC Special Committee. In reaching this determination, the ATLANTIC Special Committee considered the same factors described herein which were considered by the ATLANTIC Board as a whole. The ATLANTIC Special Committee consulted with Shearman & Sterling and with Morgan Stanley. In addition, the ATLANTIC Special Committee considered the opinion, analyses and presentations of Morgan Stanley described below under "--Opinion of ATLANTIC's Financial Advisor," including the opinion of Morgan Stanley to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the consideration to be received by the holders of ATLANTIC Common Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Security Capital and its affiliates and PTR and its affiliates).

  The ATLANTIC Board also considered the following potentially negative factors in its deliberations concerning the Merger:

    (i) The fact that, because the Exchange Ratio is fixed, a decline in the value of PTR Common Shares would reduce the value of the consideration to be received by ATLANTIC's holders in the Merger.

    (ii) Holders of ATLANTIC Common Shares will realize a reduction in the annual distribution rate from $1.60 to $1.42 per share.

    (iii) The larger asset base of the combined company could make perpetuation of the rate of growth in funds from operations from external investment activity more difficult.

    (iv) The size of the transaction may make rapid integration of PTR and ATLANTIC more difficult. The ATLANTIC Board believed that this detriment was partially offset by the similar operating culture and consistent financial policies and accounting systems at the two companies. Additionally, management time and resources would be allocated to the transaction rather than operating ATLANTIC's business.

    (v) The Merger will result in holders of ATLANTIC Common Shares being subjected to risk of the markets in which PTR currently operates.

  In view of the wide variety of factors considered by the ATLANTIC Board, the ATLANTIC Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the ATLANTIC Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations regarding the Merger.

OPINION OF ATLANTIC'S FINANCIAL ADVISOR

  Morgan Stanley was retained by ATLANTIC as its financial advisor in connection with the Merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by ATLANTIC based on Morgan Stanley's qualifications, experience, expertise and reputation. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for real estate, corporate and other purposes.

  In connection with Morgan Stanley's engagement, the ATLANTIC Special Committee requested that Morgan Stanley evaluate the fairness, from a financial point of view to the holders of ATLANTIC Common Shares other than Security Capital and its affiliates and PTR and its affiliates ("ATLANTIC Shareholders"), of the consideration to be received by the ATLANTIC Shareholders pursuant to the Merger Agreement. On April 1, 1998, Morgan Stanley rendered to the ATLANTIC Board an oral opinion to the effect that, as of such date and subject to certain assumptions, limitations and other matters stated therein, the aggregate consideration to be received by the ATLANTIC Shareholders pursuant to the Merger Agreement was fair from a financial point of view to the ATLANTIC Shareholders. Morgan Stanley subsequently confirmed its oral opinion by delivery of a written opinion dated April 1, 1998 (the "Morgan Stanley Opinion"). Although Morgan Stanley evaluated the fairness, from a financial point of view to the ATLANTIC Shareholders, of the aggregate consideration to be paid by PTR to acquire ATLANTIC pursuant to the Merger Agreement, the specific consideration payable in the Merger and the terms of the Merger Agreement were determined by the ATLANTIC Special Committee and the PTR Special Committee through arm's length negotiation.

  THE FULL TEXT OF THE MORGAN STANLEY OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX IV. ATLANTIC SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE ATLANTIC BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE ATLANTIC SHAREHOLDERS, OTHER THAN SECURITY CAPITAL AND ITS AFFILIATES AND PTR AND ITS AFFILIATES, OF THE CONSIDERATION TO BE RECEIVED BY THE ATLANTIC SHAREHOLDERS PURSUANT TO THE AGREEMENT, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. THE MORGAN STANLEY OPINION DOES NOT CONSTITUTE AN OPINION OR A RECOMMENDATION AS TO HOW ANY ATLANTIC SHAREHOLDERS SHOULD VOTE WITH RESPECT TO THE TRANSACTION. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of ATLANTIC and PTR; (ii) reviewed certain internal financial statements and other financial and operating data concerning ATLANTIC and PTR prepared by the management of ATLANTIC and PTR; (iii) reviewed certain financial projections prepared by the management of ATLANTIC and PTR; (iv) discussed the past and current operations and financial condition and the prospects of ATLANTIC and PTR and certain of the real property assets of each company with senior executives of ATLANTIC and PTR; (v) reviewed the reported prices and trading activity of ATLANTIC Common Shares and PTR Common Shares; (vi) compared the financial performance of ATLANTIC and the prices and trading activity of ATLANTIC Common Shares with that of certain other comparable publicly-traded companies and their securities; (vii) compared the financial performance of PTR and the prices and trading activity of PTR Common Shares with that of certain other comparable publicly-traded companies and their securities;
(viii) discussed with senior management of each of ATLANTIC and PTR their estimates of the synergies and other cost savings to be realized pursuant to the Merger; (ix) participated in discussions and negotiations among representatives of ATLANTIC and PTR and their financial and legal advisors;
(x) reviewed the Merger Agreement and certain related documents; and (xi) performed such other analyses and considered such other factors Morgan Stanley deemed appropriate.

  In preparing the Morgan Stanley Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ATLANTIC and PTR. In addition, Morgan Stanley relied upon ATLANTIC's and PTR's estimate of the synergies and other cost savings to be realized pursuant to the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ATLANTIC or PTR, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to, Morgan Stanley as of such date.

  Morgan Stanley expressed no opinion as to what the value of the PTR Common Shares will be when issued to the ATLANTIC Shareholders or the prices at which the PTR Common Shares will trade after the Merger.

  The following is a brief summary of the analyses performed by Morgan Stanley and reviewed with the ATLANTIC Board on April 1, 1998, in connection with the oral opinion as of such date and in connection with the Morgan Stanley Opinion.

  In the following analyses, Morgan Stanley assumed the implied purchase price per share for ATLANTIC Common Shares was $24.125 (the "Implied Purchase Price"). Morgan Stanley arrived at this amount by multiplying the Exchange Ratio by $24.125, the last reported sale price of PTR Common Shares on the NYSE on March 27, 1998.

  SELECTED COMPARABLE PUBLIC COMPANIES ANALYSIS. As part of its analysis, Morgan Stanley compared selected historical and projected financial and operating data of both ATLANTIC and PTR with the corresponding data and stock market performance data of certain publicly traded companies that Morgan Stanley considered comparable in certain respects to ATLANTIC and PTR. The comparable companies consisted of 17 multifamily REITs other than ATLANTIC and PTR. Morgan Stanley selected these companies on the basis of corporate structure, asset type, size and portfolio characteristics. The comparable companies included: (i) Apartment Investment and Management Company; (ii) Amli Residential Properties Trust; (iii) Avalon Properties, Inc.; (iv) Bay Apartment Communities, Inc.; (v) BRE Properties, Inc.; (vi) Camden Property Trust; (vii) Charles E. Smith Residential Realty, Inc.; (viii) Equity Residential Properties Trust; (ix) Essex Property Trust, Inc.; (x) Gables Residential Trust; (xi) Irvine Apartment Communities, Inc.; (xii) Merry Land & Investment Company, Inc.; (xiii) Mid-America Apartment Communities, Inc.;
(xiv) Post Properties, Inc.; (xv) Summit Properties Inc.; (xvi) United Dominion Realty Trust, Inc.; (xvii) Walden Residential Properties, Inc.; (xviii) ATLANTIC (when comparing comparable companies to PTR); and (xix) PTR (when comparing comparable companies to ATLANTIC) (collectively, the "Peer Group").

  Morgan Stanley calculated trading statistics for each member of the Peer Group including (i) the multiple of the common stock trading price as of March 27, 1998 (the "Share Price") to forecasted 1998 FFO per share and to forecasted 1999 FFO per share (each an "FFO Multiple") and (ii) the premium/discount obtained by computing the percentage of the Share Price over the net asset value per share ("Premium/Discount to NAV"). Morgan Stanley then calculated the high, median and low statistics for the Peer Group. All FFO per share estimates for the Peer Group were based on consensus security analyst estimates as reported by First Call as of March 27, 1998. Net asset value per share estimates were from Realty Stock Review, a publication of the Dow Jones Financial Publishing Corp. which presents monthly market analyses of REITs and operating companies, as of February 27, 1998.

  For the Peer Group, Morgan Stanley noted that (i) FFO Multiples ranged from 9.2x to 13.9x forecasted 1998 FFO per share, and 8.5x to 12.5x forecasted 1999 FFO per share; and (ii) the Premium/Discount to NAV ranged from a discount of 12.1% to a premium of 45.1% over the estimated net asset value per share. Morgan Stanley also noted that the median 1998 and 1999 FFO Multiples when ATLANTIC was excluded from the Peer Group were 11.4x and 10.1x, respectively. When PTR was excluded from the Peer Group, the 1998 and 1999 FFO Multiples were 11.0x and 9.9x, respectively. In addition, the median Premium/Discount to NAV with ATLANTIC and PTR excluded from the Peer Group were 15.1% and 11.9%, respectively.

  Morgan Stanley derived a range of valuations for PTR from the Peer Group data set forth above. Applying the range of FFO Multiples derived from the Peer Group (excluding PTR and the remaining high and low multiples from the Peer Group) of 9.7x to 13.4x forecasted 1998 FFO per share to the First Call consensus forecasted 1998 FFO per share for PTR resulted in a low to high range of Share Prices for PTR of $17.43 to $23.95. Applying the range at which the Share Price is trading over net asset value per share for the Peer Group (excluding PTR, those REITs trading at discounts to net asset value, and the remaining high and low premiums from the Peer Group) of 2.3% to 37.4% above the net asset value per share (as estimated by Realty Stock Review) for PTR resulted in a low to high range of Share Prices for PTR of $20.12 to $27.02.

  Morgan Stanley derived a range of valuation for ATLANTIC from the Peer Group data as well. Applying the range of FFO Multiples derived from the Peer Group (excluding ATLANTIC and the remaining high and low multiples from the Peer Group) of 9.7x to 13.5x forecasted 1998 FFO per share to the First Call consensus forecasted 1998 FFO per share for ATLANTIC resulted in a low to high range of Share Prices for ATLANTIC of $19.14 to $26.48. Applying the range of premiums at which the Share Price is trading over net asset value per share for the Peer Group (excluding ATLANTIC, those REITs trading at a discount to net asset value, and the remaining high and low premiums from the Peer Group) of 2.3% to 37.4% above the net asset value per share (as estimated by Realty Stock Review) for ATLANTIC resulted in a low to high range of Share Prices for ATLANTIC of $22.22 to $29.84. Morgan Stanley observed that the Implied Purchase Price for ATLANTIC is within the low and high range (excluding ATLANTIC and the remaining high and low FFO Multiples from the Peer Group) of the implied equity valuation of ATLANTIC.

  As part of its analysis, Morgan Stanley also compared selected projected financial and operating data of PTR with the corresponding data and stock market performance data of another group of publicly traded companies that Morgan Stanley considered comparable in certain respects to PTR. The comparable companies consisted of eight REITs. Morgan Stanley selected these companies on the basis of corporate structure, and the size relative to other publicly traded companies in their respective asset sector categories. Morgan Stanley selected the largest REITs in eight REIT industry sectors. The companies selected included: (i) Equity Residential Properties Trust in the multifamily REIT sector; (ii) Starwood Hotels & Resorts in the hotel REIT sector; (iii) Simon DeBartolo Group, Inc. in the regional mall REIT sector;
(iv) Vornado Realty Trust in the non-mall retail REIT sector; (v) Public Storage, Inc. in the self-storage REIT sector; (vi) Meditrust in the healthcare REIT sector; (vii) Equity Office Properties Trust in the office REIT sector; and (viii) The Mills Corporation in the factory outlet center REIT sector (collectively, "Peer Group II").

  For Peer Group II, Morgan Stanley noted that the premium/discount obtained by computing the percentage excess of each company's FFO Multiple over the median 1998 FFO Multiples for each company's respective industry sector ("Premium/Discount to Sector Median") ranged from a 0.9% discount to a 53.7% premium. Morgan Stanley derived a range of valuations for PTR from the Peer Group II data set forth above. Applying the range of Premiums to Sector Median derived from Peer Group II (excluding discounts to Peer Group II median and the high and low premiums from Peer Group II median) of 11.6% to 37.8% over the median 1998 FFO Multiple for the multifamily REIT sector for PTR resulted in a low to high range of Share Prices for PTR of $22.03 to $27.19.

  No company utilized in the comparable company analyses for purposes of comparison to PTR and ATLANTIC is identical to PTR or ATLANTIC. In selecting and evaluating the Peer Group and Peer Group II, Morgan Stanley made certain judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis (such as determining the average or median) of certain financial ratios of the Peer Group and Peer Group II is not in itself a meaningful method of using comparable company data.

  COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, Morgan Stanley compared the principal terms of the Merger with those of selected other comparable transactions ("Comparable Transactions"). These transactions (some of which are pending), all involving combinations of two multifamily REITs, were the mergers of: (i) Bay Apartment Communities, Inc. with Avalon Properties, Inc.; (ii) Apartment Investment and Management Company with Ambassador Apartments, Inc.; (iii) Camden Property Trust with Oasis Residential, Inc.; (iv) Equity Residential Properties Trust with Evans Withycombe Residential, Inc.; (v) Post Properties, Inc. with Columbus Realty Trust; (vi) Camden Property Trust with Paragon Group, Inc.; (vii) United Dominion Realty Trust, Inc. with South West Property Trust Inc.; (viii) BRE Properties, Inc. with Real Estate Investment Trust of California; and (ix) Wellsford Residential Property Trust with Holly Residential Properties, Inc. Morgan Stanley noted that the premiums which the acquiring companies paid over the targets' unaffected share price ("Premiums/Discounts to Unaffected Share Price" defined by computing the percentage excess of the price per share paid over the average stock price for the ten trading days ending five trading days prior to the announcement of the transaction) and the premiums which the acquiring companies paid over the targets' 52 week high share price ("Premiums/Discounts to 52 Week High Share Price") defined by computing the percentage excess of the price per share paid over the high share price over the course of the 52 weeks prior to the announcement of the transaction) ranged from a discount of 1.0% to a premium of 38.1% and a discount of 19.2% to a premium of 3.6%, respectively.

  Morgan Stanley derived a range of valuations for ATLANTIC from the Comparable Transaction data. Applying the range of Premiums to Unaffected Share Price derived from the Comparable Transactions (excluding the high and low premiums from the Comparable Transactions) of 4.1% to 20.7% to the current ATLANTIC share price resulted in a low to high range of Share Prices for ATLANTIC of $21.86 to $25.35. Applying the range of Premiums/Discounts to 52 Week High Share Price derived from the Comparable Transactions (excluding the high and low premiums from the Comparable Transactions) of a discount of 17.1% to a premium of 2.8% to the 52 week high ATLANTIC share price resulted in a low to high range of Share Prices for ATLANTIC of $20.05 to $24.87.

  No transaction considered for purposes of the Comparable Transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial operating characteristic of PTR and ATLANTIC and other factors that could affect the public trading value of the comparable companies to which they are being compared. In evaluating the Comparable Transactions, Morgan Stanley made certain judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using Comparable Transactions data.

  STOCK TRADING HISTORY. Morgan Stanley reviewed the historical trading prices for the PTR Common Shares for the last twelve months ended March 27, 1998, and noted that the low and high closing prices for PTR Common Shares for this period were $21.12 and $25.13, respectively. Morgan Stanley also reviewed the historical trading prices for ATLANTIC Common Shares for the last twelve months ended March 27, 1998, and noted that the low and high closing prices for the ATLANTIC Common Shares for this period were $20.44 and $24.19, respectively.

  Morgan Stanley also reviewed the implied price obtained by multiplying the average exchange ratio, computed by dividing ATLANTIC's closing share price by PTR's closing share price, for the last twelve, six, three and one month periods by PTR's closing share of $24.13 on March 27, 1998. These implied prices per share for ATLANTIC were $23.23, $22.29, $22.27 and $22.07 for the last twelve, six, three and one months, respectively.

  DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed cash flow analyses of PTR based upon projections and assumptions provided by PTR management of PTR's FFO per PTR Common Share through 1999 and by maintaining a constant distribution payout ratio ("Distribution Payout Ratio," defined as the ratio of distributions per share of common stock over FFO per share of common stock) equal to PTR's current Distribution Payout Ratio for the years ending December 31, 1998 to December 31, 2002, using discount rates reflecting an expected equity total return of 13.0% to 15.0% and terminal multiples of 2003 FFO per share of 10.0x to 12.0x (Morgan Stanley, for the purposes of this valuation, derived 2003 FFO per share by growing 2002 FFO per share at a rate equal to the compound annual growth rate of FFO per share from 1998-2002). Based on this analysis, the range of present values per PTR Common Share was $20.28 to $25.15.

  Morgan Stanley performed discounted cash flow analyses of ATLANTIC based upon projections and assumptions provided by ATLANTIC's management of ATLANTIC's FFO per ATLANTIC Common Share through 1999 by maintaining a constant Distribution Payout Ratio equal to ATLANTIC's current Distribution Payout Ratio for the years ending December 31, 1998 to December 31, 2002, using discount rates reflecting an expected equity total return of 13.0% to 15.0% and terminal multiples of 2003 FFO per share of 10.0x to 11.0x (Morgan Stanley, for the purposes of this valuation, derived 2003 FFO per share by growing 2002 FFO per share at a rate equal to the compound annual growth rate of FFO per share from 1998-2002). Based on this analysis, the range of present values per ATLANTIC Common Share was $22.57 to $26.15.

  PRO FORMA MERGER ANALYSIS. As part of its analysis, Morgan Stanley analyzed certain pro forma effects of the Merger for the fiscal years ended 1998 and 1999. These analyses were based on the First Call consensus estimates of FFO per share for PTR and ATLANTIC, certain synergies estimated by management of ATLANTIC, and certain other adjustments Morgan Stanley deemed appropriate.

  Morgan Stanley also compared PTR's projected stand-alone FFO per share to PTR's pro forma combined FFO per share resulting from the Merger. Morgan Stanley observed that, after giving effect to management's estimate of pro forma synergies of at least $4.0 million for fiscal year 1998 and 1999, and transaction expenses then estimated at $3 million to be financed with debt at a weighted average interest rate of 7.19%, the transaction would be accretive to FFO per share in the amount of $.08 per share in 1998 and in 1999.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of PTR or ATLANTIC.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PTR and ATLANTIC. Where appropriate, Morgan Stanley discounted comparable industry and/or company data to reflect the combined company's current and projected operating performance in relation to that of the relevant industry or comparable company group. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of whether the consideration to be received by the holders of ATLANTIC Common Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders, and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which ATLANTIC might actually be sold. Morgan Stanley was not authorized to solicit, nor did Morgan Stanley solicit, third-party indications of interest for the acquisition of all or any part of ATLANTIC.

  As described above (see "The Merger--Reasons for the Merger; Recommendation of the ATLANTIC Board"), the Morgan Stanley Opinion and the information provided by Morgan Stanley to the ATLANTIC Board was one of a number of factors taken into consideration by the ATLANTIC Board in making its determination to recommend approval of the Merger and the Merger Agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the ATLANTIC Board with respect to the value of ATLANTIC and PTR or whether a different valuation could have been negotiated with PTR. The consideration received from PTR was determined through negotiations between the ATLANTIC Special Committee and the PTR Special Committee and was approved by the ATLANTIC Board. Morgan Stanley provided advice to the ATLANTIC Board during the course of such negotiations; however, the decision to enter into the Merger Agreement was solely that of the ATLANTIC Board.

  Pursuant to a letter agreement dated February 20, 1998, ATLANTIC has agreed to pay Morgan Stanley, upon the delivery of the Morgan Stanley Opinion to the ATLANTIC Special Committee, a fairness opinion fee of $750,000. Of such fee, $325,000 was paid upon the execution of the letter and the remainder was paid on April 27, 1998. In addition, ATLANTIC has agreed to reimburse and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

  In December 1995, Morgan Stanley acted as a placement agent in connection with a private offering of securities by ATLANTIC. Additionally, in the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of ATLANTIC and PTR for their own account and for the accounts of customers and, accordingly, may at any time hold a long- or short-term position in such securities. Morgan Stanley has provided financial advisory and investment banking services to PTR and ATLANTIC in the past, for which services Morgan Stanley has received customary fees.

INTERESTS OF CERTAIN PARTIES

  If the Merger is consummated, the current Directors, officers and employees of ATLANTIC will become Trustees, officers and employees of PTR and be compensated for their services by PTR. Constance B. Moore, currently Co-Chairman, Chief Operating Officer and a Director of ATLANTIC, will become Co-Chairman, Chief Operating Officer and a Trustee of Archstone upon completion of the Merger. James C. Potts, currently Co-Chairman, Chief Investment Officer and a Director of ATLANTIC, will become a Trustee of Archstone upon completion of the Merger. J. Lindsay Freeman and Bradley C. Miller, each currently a Managing Director of ATLANTIC, will become Managing Directors of Archstone upon completion of the Merger. William Kell, currently Senior Vice President and Controller of ATLANTIC, will become Senior Vice President and Controller of Archstone upon completion of the Merger. Additionally, each of the current Directors of ATLANTIC will become Trustees of Archstone upon completion of the Merger.

  Upon completion of the Merger, R. Scot Sellers, currently President, Chief Executive Officer and a nominee to become a Trustee of PTR, will become Co-Chairman, Chief Investment Officer and a Trustee of Archstone. Upon completion of the Merger, Patrick R. Whelan, Managing Director--Operations, Richard A. Banks, Managing Director--West Region, and Jay S. Jacobson, Managing Director--Central/Northwest Region, of PTR will continue with Archstone in their respective positions. Additionally, Mr. Sellers and each of PTR's current Trustees (other than Mr. Blankenship who will become an advisory Trustee) will become Trustees of Archstone upon consummation of the Merger.

  The following table shows the 1997 annual compensation for the two Co-Chairmen and each of the Managing Directors of Archstone (the "Archstone Named Executive Officers"). Base salaries will remain the same for 1998; bonuses will be determined in December 1998 and will be based on individual performance. In December, Archstone will conduct its bi-annual review of management compensation.

                                                                 OTHER ANNUAL
    NAME AND TITLE                         SALARY($)   BONUS($) COMPENSATION($)
    --------------                         ---------   -------- ---------------
Constance B. Moore .......................  230,000    260,000        --
Co-Chairman and Chief Operating Officer
R. Scot Sellers...........................  250,000    350,000        --
Co-Chairman and Chief Investment Officer
Patrick R. Whelan.........................  200,000    270,000        --
Managing Director--Operations
Jay S. Jacobson...........................  198,000    127,000        --
Managing Director--Central/Northwest
Region
J. Lindsay Freeman........................  195,000    115,000        --
Managing Director--Southeast Region--
Operations
Bradley C. Miller.........................  185,000    120,000        --
Managing Director--Southeast Region--
Developments
Richard A. Banks..........................   74,667(1)  65,000        --
Managing Director--West Region

--------
(1) Mr. Banks was hired by PTR on September 18, 1997. On an annualized basis, Mr. Banks' base salary was $200,000.

  In addition, each Director, officer and employee of ATLANTIC who currently owns options to acquire ATLANTIC Common Shares will receive options to acquire an equal number of PTR Common Shares upon completion of the Merger. None of the outstanding ATLANTIC options vest as a result of the Merger. See "The Merger Agreement--Exchange of ATLANTIC Share Certificates" and "Amendments to Benefit Plans."

VOTING AGREEMENT

  Concurrently with the execution of the Merger Agreement, PTR, ATLANTIC and Security Capital entered into an agreement (the "Voting Agreement"), pursuant to which, among other things, Security Capital agreed that, subject to the terms and conditions of the Voting Agreement, Security Capital would vote all PTR Common Shares and ATLANTIC Common Shares beneficially owned by it (i) in favor of the Merger and the Merger Agreement and each of the other matters presented at the PTR Annual Meeting and the ATLANTIC Annual Meeting and (ii) against any ATLANTIC Alternative Proposal or PTR Alternative Proposal. Additionally, Security Capital agreed that, subject to the terms and conditions of the Voting Agreement, until the close of business on the date of the later to occur of the PTR Annual Meeting and the ATLANTIC Annual Meeting, Security Capital will not (a) sell or otherwise dispose of any PTR Common Shares and ATLANTIC Common Shares (not including a pledge of PTR Common Shares and ATLANTIC Common Shares as security with respect to a bona fide loan from a financial institution), (b) deposit any PTR Common Shares and ATLANTIC Common Shares into a voting trust or enter into a voting agreement or arrangement with respect to any PTR Common Shares and ATLANTIC Common Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any PTR Common Shares and ATLANTIC Common Shares.

  Pursuant to the Voting Agreement, Security Capital may not, directly or through its directors, officers or other representatives, (i) initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to ATLANTIC's or PTR's shareholders) with respect to an ATLANTIC Alternative Proposal or a PTR Alternative Proposal or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an ATLANTIC Alternative Proposal or a PTR Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an ATLANTIC Alternative Proposal or a PTR Alternative Proposal. Further, Security Capital has agreed that it will notify ATLANTIC and PTR immediately if it receives any such inquiries or proposals or any such request for information, or any such negotiations or discussions are sought to be initiated or continued with it, and ATLANTIC or PTR, as the case may be, have agreed to notify Security Capital immediately if it receives any such inquiries or proposals or any such request for information, or any such negotiations or discussions are sought to be initiated or continued with it.

  If the ATLANTIC Board or the PTR Board validly exercises any of its respective rights under the Merger Agreement with respect to an ATLANTIC Alternative Proposal or a PTR Alternative Proposal, as the case may be, Security Capital will no longer be subject to the restrictions described in clause (ii) of the preceding paragraph with respect to, but only with respect to, the particular ATLANTIC Alternative Proposal or PTR Alternative Proposal at issue and only for so long as the ATLANTIC Board or the PTR Board, as applicable, continues to exercise such rights.

  Pursuant to the Voting Agreement, the parties have agreed that, as of the Effective Time, the Amended and Restated Investor Agreement dated September 9, 1997 between Security Capital and ATLANTIC and the Administrative Services Agreement dated September 9, 1997 between Security Capital and ATLANTIC will automatically terminate. The parties have also agreed that, as of the Effective Time, the limitation upon aggregate fees for services set forth in the Administrative Services Agreement dated September 9, 1997 between Security Capital and PTR will be increased as agreed upon between Security Capital and PTR to reflect the increased level of services to be provided to Archstone.

  The Voting Agreement terminates upon the earlier of the consummation of the Merger and any termination of the Merger Agreement.

INVESTOR AGREEMENT

  PTR and Security Capital are parties to an amended and restated investor agreement dated as of September 9, 1997 (the "Investor Agreement"), which will continue in effect after the Effective Time. The Investor

Agreement provides that, without first having consulted with the nominees of Security Capital designated in writing, PTR may not seek PTR Board approval of
(i) PTR's annual budget; (ii) incurring expenses in any year exceeding (a) any line item in the annual budget by the greater of $500,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of PTR's business where the aggregate purchase price paid or received by PTR exceeds $25.0 million; and (iv) entering into any new contract with a service provider (a) for investment management, property management or leasing services or (b) which reasonably contemplates annual contract payments by PTR in excess of $1.0 million. PTR is under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

  Additionally, so long as Security Capital beneficially owns at least 25% of the PTR Common Shares, Security Capital has the right to approve the following matters proposed by PTR: (i) the issuance or sale of any PTR Common Shares (including the grant of any rights, options or warrants to subscribe for or purchase PTR Common Shares or any security convertible into or exchangeable for PTR Common Shares or the issuance or sale of any security convertible into or exchangeable for PTR Common Shares), at a price per share less than the fair market value of a PTR Common Share on the date of that issuance or sale;
(ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, PTR's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of PTR or any securities convertible into shares of PTR may be issued and any action with respect to the compensation of the senior officers of PTR (including the granting or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, PTR's Interest Expense Coverage Ratio (as defined) would be less than 2.0 to 1.0. The restriction referred to in clause (i) above does not apply to (A) the sale or grant of any options to purchase shares of PTR pursuant to the provisions of any benefit plan approved by the shareholders of PTR, (B) the issuance or sale of shares of PTR upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the closing date of the Merger or in accordance with the provisions of the investor agreement, (C) the issuance and sale of any shares of PTR pursuant to any dividend reinvestment and share purchase plan approved by the PTR Board or (D) the issuance, grant or distribution of rights, options or warrants to all holders of PTR Common Shares entitling them to subscribe for or purchase shares of PTR or securities convertible into or exercisable for shares of PTR.

  The agreement also provides that, so long as Security Capital owns at least 10% of the outstanding PTR Common Shares, PTR may not increase the number of persons serving on the PTR Board to more than eight. Security Capital also is entitled to designate one or more persons to be nominated for election to the PTR Board, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding PTR Common Shares, it is entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding PTR Common Shares, it is entitled to nominate that number of persons as bears approximately the same ratio to the total number of members of the PTR Board as the number of PTR Common Shares beneficially owned by Security Capital bears to the total number of outstanding PTR Common Shares; provided that Security Capital is entitled to designate no more than three persons so long as the PTR Board consists of no more than eight members. The New Archstone Charter provides for a Board of Trustees initially consisting of 12 members; as a result, Security Capital will be entitled to designate four persons for nomination as Trustees based on its expected ownership of PTR Common Shares after the Merger.

  As part of the Investor Agreement, Security Capital is permitted to make employment opportunities with Security Capital or its affiliates available to the officers and employees of PTR. Prior to commencing discussions with a senior officer of PTR about any such opportunity, Security Capital is required to give the PTR Board 14 days' prior written notice.

  In addition, the Investor Agreement provides Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital is permitted to request, at any time, registration of all of Security Capital's PTR Common Shares pursuant to Rule 415 under the Securities Act. Security Capital is permitted to request one registration for every $100 million (based on market value) of PTR Common Shares it owns.

  In addition to the above provisions, the Investor Agreement restricts the ability of Security Capital (or a group of which it is a member) from acquiring in excess of 49% of the PTR Common Shares subject to certain exceptions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material U.S. federal income tax consequences of the Merger. To the extent this summary discusses matters of law, it is based upon the opinion of Mayer, Brown & Platt. This summary is based upon the current provisions of the Code, its legislative history, Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences relating to the Merger. This summary does not address the tax consequences of the Merger under state, local or non-U.S. tax laws. In addition, this summary may not apply, in whole or in part, to particular categories of PTR or ATLANTIC shareholders, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, individuals who received PTR Common Shares or ATLANTIC Common Shares pursuant to stock options, restricted stock programs or in other compensatory transactions, and other special status taxpayers. Finally, a tax ruling from the Internal Revenue Service ("IRS") has not been requested. THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL PTR AND ATLANTIC SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

 General

  In the opinion of Mayer, Brown & Platt, based on certain representations of ATLANTIC and PTR, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, no ruling from the IRS will be sought with respect to the federal income tax consequences of the Merger, and there can be no complete assurance that the IRS will agree with the conclusions set forth herein. The discussion below assumes that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

 Tax Treatment of ATLANTIC and PTR

  No gain or loss will be recognized by ATLANTIC or PTR as a result of the Merger.

 Tax Treatment of holder of PTR Common Shares, PTR Series A Preferred Shares and PTR Series B Preferred Shares

  No gain or loss will be recognized by a holder of PTR Common Shares, PTR Series A Preferred Shares or PTR Series B Preferred Shares. The tax basis and holding period of the PTR Common Shares, PTR Series A Preferred Shares or PTR Series B Preferred Shares owned by a holder will not change as a result of the Merger.

 Tax Treatment of holder of ATLANTIC Common Shares

  No gain or loss will be recognized by a holder of ATLANTIC Common Shares who receives only PTR Common Shares (except for cash received in lieu of a fractional share) in exchange for all of his or her shares of ATLANTIC Common Shares. The tax basis of the shares of PTR Common Shares received by a holder in such exchange (including any fractional PTR Common Share deemed received and subsequently sold or redeemed) will be equal to the tax basis of the ATLANTIC Common Shares surrendered in exchange thereof. The holding period of the PTR Common Shares received will include the holding period of ATLANTIC Common Shares surrendered in exchange thereof; provided that such shares were held as capital assets of the holder at the Effective Time of the Merger.

 Tax Treatment of holder of ATLANTIC Series A Preferred Shares

  No gain or loss will be recognized by a holder of ATLANTIC Series A Preferred Shares who receives only PTR Series C Preferred Shares in exchange for all of his or her shares of ATLANTIC Series A Preferred Shares.

The tax basis of the shares of PTR Series C Preferred Shares received by a holder in such exchange will be equal to the tax basis of the ATLANTIC Series A Preferred Shares surrendered in exchange thereof. The holding period of the PTR Series C Preferred Shares received will include the holding period of shares of ATLANTIC Series A Preferred Shares surrendered in exchange thereof; provided that such shares were held as capital assets of the holder at the Effective Time of the Merger.

 Cash in Lieu of a Fractional PTR Common Shares

  A holder of ATLANTIC Common Shares that receives cash in lieu of a fractional share interest in PTR Common Shares in the Merger will be treated as having received such fractional share interest in the Merger and as having sold such fractional share interest for the amount of cash received. Such a holder will recognize gain or loss in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such holder's ATLANTIC Common Shares are held as a capital asset at the Closing Date. The capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the fractional share interest exceeds one year. In the case of an individual holder of ATLANTIC Common Shares, such capital gain will be taxed at a maximum rate of 28%, if such holder's holding period is more than one year but not more than 18 months, and at a maximum rate of 20% if such holding period is more than 18 months.

  If, however, PTR elects at its option to pay each former holder of ATLANTIC Common Shares an amount of cash equal to the product obtained by multiplying
(i) the fractional share interest to which such former holder would otherwise be entitled by (ii) the closing price of a PTR Common Share, as reported on the NYSE Composite Tape on the Closing Date, the holder of ATLANTIC Common Shares that receives cash in lieu of a fractional share interest in PTR Common Shares in the Merger will be treated as having received the fractional share interest in PTR Common Shares in the Merger and as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under
Section 302 of the Code. A holder of ATLANTIC Common Shares who (i) is not involved in directing corporate affairs, (ii) holds a minimal interest in ATLANTIC, and (iii) is not considered to own indirectly shares of ATLANTIC or PTR under the constructive ownership rules of Section 318 of the Code, will recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such holder's ATLANTIC Common Shares are held as a capital asset at the Closing Date. The capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the fractional share interest exceeds one year. In the case of individual holder of ATLANTIC Common Shares, such capital gain will be taxed at a maximum rate of 28%, if such holder's holding period is more than one year but not more than 18 months, and at a maximum rate of 20% if such holding period is more than 18 months. In the case of other holder of ATLANTIC Common Shares, Section 302 of the Code sets forth other tests, which, if met, would also result in similar treatment of the holder. In the event, however, that none of these tests could be met, the cash payment would be taxed as a dividend.

 Consequences of the Merger on PTR's Qualification as a REIT

  In the opinion of Mayer, Brown & Platt, based upon certain representations of ATLANTIC and PTR, the consummation of the Merger will not jeopardize the status of PTR as a REIT under the Code. PTR intends to operate in a manner which permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code, but no assurance can be given that these requirements will be met.

ACCOUNTING TREATMENT

  PTR will account for the Merger as a purchase in accordance with Accounting Principles Board Opinion No. 16. Accordingly, PTR will record the assets and liabilities acquired from ATLANTIC at PTR's cost (the purchase price).

RESTRICTIONS ON SALES BY AFFILIATES

  The PTR Common Shares to be issued in the Merger will have been registered under the Securities Act. Such securities will be freely transferable under the Securities Act, except for those issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act) of PTR or ATLANTIC. Affiliates may not sell their PTR Common Shares acquired in connection with the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such securities, (ii) paragraph (d) of Rule 145 or (iii) any other applicable exemption under the Securities Act. ATLANTIC has agreed to use its best efforts to procure written agreements ("Affiliate Agreements") from executive officers, directors and other affiliates containing appropriate representations and commitments intended to ensure compliance with the Securities Act.

NEW YORK STOCK EXCHANGE LISTING

  PTR has agreed to use its best efforts to list the PTR Common Shares and the PTR Series C Preferred Shares to be issued in the Merger on the NYSE. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to authorization for listing by the NYSE upon notice of issuance of such shares. Upon completion of the Merger, the PTR Common Shares will be listed on the NYSE under the symbol "ASN."

NO DISSENTERS' RIGHTS

  Under the MGCL and Title 8, neither the shareholders of PTR nor of ATLANTIC are entitled to dissenters' rights in connection with the Merger.

                             THE MERGER AGREEMENT

BOARD RECOMMENDATIONS

  PTR. THE PTR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT PTR SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. The affirmative vote of the holders of two-thirds of the outstanding PTR Common Shares is required to approve this proposal.

  ATLANTIC. THE ATLANTIC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT ATLANTIC SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. The affirmative vote of the holders of a majority of the outstanding ATLANTIC Common Shares is required to approve this proposal.

GENERAL

  The Merger Agreement provides for the merger of ATLANTIC with and into PTR whereby the holders of ATLANTIC Common Shares would be issued PTR Common Shares and the holders of ATLANTIC Series A Preferred Shares would be issued PTR Series C Preferred Shares in a transaction intended to qualify as a tax-free reorganization for federal income tax purposes. The discussion in this Joint Proxy Statement and Prospectus of the Merger Agreement and the description of the material terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement and Prospectus as Annex I and which is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

  In accordance with the MGCL and Title 8, the Merger will become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland. Subject to the satisfaction (or waiver) of the other conditions to the obligations of PTR and ATLANTIC to consummate the Merger, it is currently expected that the Merger will be consummated as soon as practicable following the approval by the shareholders of PTR and ATLANTIC of the Merger and the Merger Agreement at their respective Annual Meetings (such date being the "Closing Date").

EXCHANGE OF ATLANTIC SHARE CERTIFICATES

  Promptly after the Effective Time, PTR will deposit the PTR Common Shares and the PTR Series C Preferred Shares to be issued in the Merger with the Exchange Agent for the benefit of the holders of ATLANTIC Common Shares and ATLANTIC Series A Preferred Shares, respectively, for exchange in accordance with the procedures outlined below.

  As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of an outstanding certificate or certificates which prior thereto represented ATLANTIC Common Shares or ATLANTIC Series A Preferred Shares (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such certificate will pass, only upon delivery of such certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of such certificates for the PTR Common Shares or PTR Series C Preferred Shares, as the case may be. Upon surrender to the Exchange Agent of such certificates for cancellation, together with such letter of transmittal, the holder of such certificates shall be entitled to a certificate or certificates representing the number of full PTR Common Shares or PTR Series C Preferred Shares, as the case may be, and the amount of cash in lieu of a fractional share, if any, into which the aggregate number of ATLANTIC Common Shares previously represented by such certificate or certificates surrendered were converted pursuant to the Merger Agreement. HOLDERS OF ATLANTIC COMMON SHARES OR ATLANTIC SERIES A PREFERRED SHARES SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  No dividends or other distributions with respect to PTR Common Shares or PTR Series C Preferred Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate for ATLANTIC Common Shares or ATLANTIC Series A Preferred Shares with respect to the PTR Common Shares or PTR Series C Preferred Shares represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder until the surrender of such certificate in accordance with the foregoing procedures. Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the holder of the certificate representing whole PTR Common Shares or PTR Series C Preferred Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional PTR Common Share to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole PTR Common Shares or PTR Series C Preferred Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole PTR Common Shares or PTR Series C Preferred Shares.

  No certificates or scrip representing fractional PTR Common Shares will be issued upon the surrender for exchange of certificates representing ATLANTIC Common Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of PTR. As soon as practicable after the Effective Time, the Exchange Agent will aggregate and sell all fractional PTR Common Shares on the NYSE or otherwise at then prevailing market prices and remit the net proceeds to holders of ATLANTIC Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a PTR Common Share. Alternatively, PTR may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of fractional shares and the making of the payments described above, to pay each former holder of ATLANTIC Common Shares an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such former holder would otherwise be entitled by (ii) the closing price of a PTR Common Share as reported on the NYSE Composite Tape on the Closing Date.

  After the Effective Time, there will be no further transfer on the records of ATLANTIC or its transfer agent of certificates representing ATLANTIC Common Shares or ATLANTIC Series A Preferred Shares and if such certificates are presented to ATLANTIC for transfer, they will be canceled against delivery of certificates for PTR Common Shares and cash, if any, or PTR Series C Preferred Shares as provided above.

  Any portion of the monies from which cash payments in lieu of fractional PTR Common Shares will be made (including any proceeds from the investment thereof) and any PTR Common Shares or PTR Series C Preferred Shares deposited with the Exchange Agent which remain undistributed to the holders of the certificates formerly representing ATLANTIC Common Shares or ATLANTIC Series A Preferred Shares for 12 months after the Effective Time will be delivered to Archstone. Any former holders of ATLANTIC Common Shares or ATLANTIC Series A Preferred Shares may thereafter look only to Archstone for payment of their claim for PTR Common Shares, PTR Series C Preferred Shares, any cash in lieu of fractional PTR Common Shares and any dividends or distributions with respect to PTR Common Shares or PTR Series C Preferred Shares to which such holders may be entitled. None of PTR, ATLANTIC or the Exchange Agent will be liable to any person in respect of any PTR Common Shares or PTR Series C Preferred Shares (or dividends or distributions with respect to either) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  No interest will be paid or will accrue on any cash payable in lieu of any fractional PTR Common Shares.

  All PTR Common Shares and PTR Series C Preferred Shares issued and all cash paid upon the surrender for exchange of certificates representing ATLANTIC Common Shares or ATLANTIC Series A Preferred Shares in accordance with the procedures outlined above shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the ATLANTIC Common Shares or ATLANTIC Series A Preferred Shares theretofore represented by such certificates.

  The Merger Agreement provides that at the Effective Time, ATLANTIC's obligations with respect to each option to acquire ATLANTIC Common Shares (the "Existing ATLANTIC Options") will cease to represent a right to acquire such shares and will be converted into an option to purchase an equal number of PTR Common Shares (a "New PTR Option") at the same exercise price that such Existing ATLANTIC Options had immediately prior to the Effective Time.

CONDITIONS TO THE MERGER

  The respective obligations of PTR and ATLANTIC to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time: (i) the other party shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the other party shall be true and correct in all material respects on and as of the date made and the Closing Date; (ii) the shareholders of PTR shall have approved the Merger, the Merger Agreement and the matters contemplated thereby (including the New Archstone Charter); (iii) the shareholders of ATLANTIC shall have approved the Merger, the Merger Agreement and the matters contemplated thereby; (iv) the registration statement of PTR for the PTR Series C Preferred Shares under the Exchange Act shall have been declared effective by the Commission and the Registration Statement shall have become effective in accordance with the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the Commission; (v) the PTR Common Shares and the PTR Series C Preferred Shares issuable in the Merger shall have been approved for listing on the NYSE, subject to notice of issuance; (vi) each of PTR and ATLANTIC shall have received a favorable opinion (in form and substance reasonably satisfactory to PTR and ATLANTIC, respectively) from Mayer, Brown & Platt (who may rely upon factual representations made by PTR, ATLANTIC and shareholders of ATLANTIC who hold 5% or more of the outstanding ATLANTIC Common Shares) to the effect that for United States federal income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368 of the Code and that each of PTR and ATLANTIC shall be a party to the reorganization within the meaning of Section 368(b) of the Code; (vii) each of PTR and ATLANTIC shall have received a favorable opinion (in form and substance reasonably satisfactory to PTR and ATLANTIC, respectively) from Mayer, Brown & Platt (who may rely upon factual representations made by PTR and ATLANTIC) to the effect that the consummation of the Merger and the performance of the Merger Agreement will not jeopardize the status of PTR as a REIT under the Code;
(viii) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted); (ix) any filings by the parties that may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any filings by the parties with various state blue sky authorities shall have been obtained and be in effect at the Closing Date; and (x) the parties shall have received all required consents and waivers from third parties.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties relating to, among other things: (i) the due organization, power, authority and standing of PTR and ATLANTIC and similar corporate matters; (ii) the capital structure of PTR and ATLANTIC; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement, including conflicts under charters or bylaws, violations of any instruments and required consents or approvals; (iv) certain documents filed by PTR and ATLANTIC with the Commission and the accuracy of information contained therein; (v) the absence of certain changes or events from the information filed with the Commission;
(vi) the accuracy of the information to be supplied by each party for inclusion in this Joint Proxy Statement and Prospectus; (vii) certain matters relating to taxes; (viii) the absence of undisclosed liabilities; (ix) litigation; (x) the absence of violations of law; (xi) properties; (xii) labor matters; (xiii) employee benefit plans; (xiv) intellectual property; (xv) material contracts; (xvi) environmental matters; (xvii) insurance; (xviii) brokers and finders; (xix) investment company act matters; (xx) HSR Act matters; (xxi) the absence of conflicts under each party's respective shareholder rights agreement; (xxii) the exemption of the transaction from the application of the Maryland Control Share Act and the Maryland Business Combination Act; (xxiii) the vote required of each party's shareholders necessary to approve the Merger, the Merger Agreement and the matters contemplated thereby; (xxiv) the recommendation of the ATLANTIC Board and the ATLANTIC Special Committee and the recommendation of the PTR Board and the PTR Special Committee; and (xxv) the receipt of fairness opinions.

CERTAIN COVENANTS

  Except as specifically required by the terms of the Merger Agreement or upon written consent of the other party, each of PTR and ATLANTIC has agreed, among other things, that they will, prior to the Effective Time, carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use their best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, lessors, lessees and others having business dealings with them, to the end that their goodwill and ongoing businesses will not be impaired in any material respect at the Effective Time.

  In addition, except as contemplated by the Merger Agreement, unless the other party has agreed in writing, PTR and ATLANTIC have each agreed that they will not, and will not permit any of their respective subsidiaries to: (i) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any of their shares or the shares of any of their subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), or contractual obligation valued or measured by the value or market price of their shares (other than (a) the issuance of PTR Common Shares in accordance with the PTR Dividend Reinvestment and Share Purchase Plan, (b) the issuance of shares upon the exercise of options outstanding on the date of the Merger Agreement and in accordance with their present terms or pursuant to a 401(k) plan and in accordance with its terms or (c) the issuance of securities pursuant to such party's shareholder rights agreement); (ii) amend their articles or certificate of incorporation, bylaws or other comparable charter or organizational documents; (iii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; (iv) sell, lease, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of their properties or assets that are material, alone or in the aggregate, to such party and its subsidiaries, taken as a whole, except sales, leases, mortgages or other encumbrances or liens of properties or assets in the ordinary course of business consistent with past practice; (v) except in connection with interim financing for the acquisition of certain portfolios (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of such party or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to such party or any of its wholly owned subsidiaries; (vi) acquire or agree to acquire any assets that are material, alone or in the aggregate, to such party and its affiliates, taken as a whole, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice or in connection with the acquisition of certain portfolios; (vii) pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (a) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (b) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated audited financial statements (or the notes thereof) of such party included in the documents filed by it with the Commission, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (viii) adopt or amend in any material respect (except as may be required by law) any bonus, profit sharing, compensation, share or stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director, trustee or former director, trustee or employee or, other than increases for individuals (other than officers, directors and trustees) in the ordinary course of business consistent with past practice; increase the compensation or fringe benefits of any director, trustee, employee or former director, trustee or employee; pay any benefit not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under any severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under the benefit plans as in effect on the date of the Merger Agreement; (ix) change any material accounting principle used by them, except for such changes as may be required to be implemented following the date of the Merger Agreement pursuant to GAAP or rules and regulations of the Commission promulgated following the date of the Merger Agreement; (x) take any action that would, or is reasonably likely to, result in any of their representations and warranties in the Merger Agreement becoming untrue, or in any of the conditions to the Merger not being satisfied; (xi) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability; or (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

  PTR and ATLANTIC have agreed that: (a) each will afford to the other party and its respective accountants, counsel, financial advisors and other representatives full access during normal business hours throughout the period prior to the Closing to all properties, books, contracts, commitments and records of such party, as appropriate, and, during such period, each shall furnish promptly to the other a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the Commission in connection with the transactions contemplated by the Merger Agreement, and such other information concerning its business, properties and personnel as shall be reasonably requested; (b) they will file with the Commission as soon as is reasonably practicable after the date of the Merger Agreement, the Registration Statement containing this Joint Proxy Statement and Prospectus, shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable, and shall take any action required to be taken under applicable state blue sky or securities laws in connection with the Merger; (c) they will use their respective best efforts to cause to be delivered to the other party two letters of their respective certified public accountants, one dated a date within two business days before the date on which the Registration Statement becomes effective and one dated a date within two business days before the Closing Date, each in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; (d) as soon as practicable following the date upon which the Registration Statement is declared effective by the Commission, each party will use its best efforts to obtain the approval of its shareholders required by the Merger; and (e) they will cooperate and use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and under contracts giving rise to the required consents, to consummate and make effective the transactions contemplated by the Merger Agreement, including using its best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the transactions contemplated by the Merger Agreement.

  ATLANTIC has agreed to use its best efforts to cause each principal executive officer, each Director, and each other person who is an affiliate of ATLANTIC to deliver to PTR on or prior to the Closing Date an Affiliate Agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any PTR Common Shares or PTR Series C Preferred Shares issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to PTR, is exempt from the registration requirements of the Securities Act.

  ATLANTIC and PTR have agreed that their respective Boards shall recommend to their respective shareholders the approval of the Merger Agreement and the Merger and the other transactions contemplated hereby; provided, however, that prior to the ATLANTIC Annual Meeting, the ATLANTIC Board may withdraw, modify or amend such recommendation to the extent described below under "--No Solicitation of Transactions" and prior to the PTR Annual Meeting, the PTR Board may withdraw, modify or amend such recommendation to the extent described below under "--No Solicitation of Transactions."

DISTRIBUTIONS

  The first customary quarterly distribution to be paid by PTR on PTR Common Shares after the Effective Time will be in the amount of $0.355 per share, subject to authorization by the PTR Board and the availability of funds therefor. PTR and ATLANTIC have agreed to coordinate with each other the payment of distributions with respect to PTR Common Shares and ATLANTIC Common Shares after the date of the Merger Agreement, with the intention being that holders of PTR Common Shares and ATLANTIC Common Shares will not receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to their PTR Common Shares or ATLANTIC Common Shares, on the one hand, and any PTR Common Shares that any such holder receives in exchange for ATLANTIC Common Shares in the Merger, on the other hand. Additionally, each of PTR and ATLANTIC has agreed that prior to the Merger, they will not make quarterly distributions in excess of $0.34 per PTR Common Share and $0.40 per ATLANTIC Common Share, the current quarterly distribution rate for PTR and ATLANTIC, respectively.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of PTR and ATLANTIC, under the following circumstances: (i) by mutual written consent of PTR and ATLANTIC; (ii) by PTR or ATLANTIC, if the Merger shall not have been consummated on or before October 31, 1998 (the "Termination Date") (other than by reason of a breach by the party seeking to terminate the Merger Agreement of its obligations thereunder); (iii) by PTR or ATLANTIC, if any preliminary or permanent injunction or other order or decree has been issued and is in effect and has become final and nonappealable; provided that the party seeking to terminate the Merger Agreement has used its best efforts to have such injunction, order, or decree lifted; and (iv) unilaterally by PTR or ATLANTIC
(a) if the other party (x) fails to perform any covenant or agreement in the Merger Agreement in any material respect, and does not cure the failure in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure or (y) fails to fulfill or complete a condition to the obligations of the terminating party (which condition is not waived) by reason of a breach by the non-terminating party of its obligations under the

Merger Agreement or (b) if any condition to the obligations of the terminating party is not satisfied (other than by reason of a breach by that party of its obligations under the Merger Agreement), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date.

  Additionally, the Merger Agreement may be terminated by PTR, if (i) ATLANTIC has exercised a right with respect to an ATLANTIC Alternative Proposal (as defined below under "--No Solicitation of Transactions") and has, directly or through representatives, continued discussions with any third party concerning such ATLANTIC Alternative Proposal for more than 15 business days after receipt thereof; or (ii) (A) an ATLANTIC Alternative Proposal that is publicly disclosed has been commenced, publicly proposed or communicated to ATLANTIC which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (B) ATLANTIC has not rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed. The Merger Agreement may be terminated by ATLANTIC, if (i) PTR has exercised a right with respect to a PTR Alternative Proposal (as defined below under "--No Solicitation of Transactions") and has, directly or through Representatives, continued discussions with any third party concerning such PTR Alternative Proposal for more than 15 business days after the date of receipt thereof; or
(ii) (A) a PTR Alternative Proposal that is publicly disclosed has been commenced, publicly proposed or communicated to PTR which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (B) PTR has not rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed.

  The Merger Agreement may also be terminated (i) by ATLANTIC, if the ATLANTIC Board fails to make or withdraws or modifies its approval or recommendation of the Merger Agreement and the Merger and (ii) by PTR, if the PTR Board fails to make or withdraws or modifies its approval or recommendation of the Merger Agreement and the Merger.

  Any termination of the Merger Agreement as described above requires the approval of the Special Committee of the Board of the terminating party.

TERMINATION AMOUNT AND EXPENSES

 Termination by ATLANTIC

  In the event that ATLANTIC terminates the Merger Agreement because (i) the ATLANTIC Board has recommended that ATLANTIC shareholders accept or approve an ATLANTIC Alternative Proposal or (ii) ATLANTIC or the ATLANTIC Board has taken any action to make the ATLANTIC shareholder rights agreement inapplicable (through termination or otherwise) to any person other than PTR or Security Capital, then, concurrently with any such termination, ATLANTIC will pay PTR a fee equal to the Termination Amount.

  In the event that (i) an ATLANTIC Alternative Proposal has been made known to ATLANTIC or has been made directly to its shareholders generally or any person has publicly announced an intention (whether or not conditional) to make an ATLANTIC Alternative Proposal and thereafter the Merger Agreement is terminated by PTR because (a) ATLANTIC has exercised a right with respect to an ATLANTIC Alternative Proposal and has, directly or through representatives, continued discussions with any third party concerning such ATLANTIC Alternative Proposal for more than 15 business days after receipt thereof; or
(b) (1) an ATLANTIC Alternative Proposal that is publicly disclosed has been commenced, publicly proposed or communicated to ATLANTIC which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (2) ATLANTIC has not rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed and (ii) prior to the date that is 12 months after the date of such termination, ATLANTIC enters into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any ATLANTIC Alternative Proposal, then ATLANTIC will pay PTR, within two business days after the date such agreement is entered into, an amount equal to the Termination Amount.

 Termination by PTR

  In the event that PTR terminates the Merger Agreement because (i) the PTR Board has recommended that PTR shareholders accept or approve a PTR Alternative Proposal or (ii) PTR or the PTR Board has taken any action to make the PTR shareholder rights agreement inapplicable (through termination or otherwise) to any person other than ATLANTIC or Security Capital, then, concurrently with any such termination, PTR will pay ATLANTIC a fee equal to the Termination Amount.

  In the event that (i) a PTR Alternative Proposal has been made known to PTR or has been made directly to its shareholders generally or any person has publicly announced an intention (whether or not conditional) to make a PTR Alternative Proposal and thereafter the Merger Agreement is terminated by ATLANTIC because (a) PTR has exercised a right with respect to a PTR Alternative Proposal and has, directly or through representatives, continued discussions with any third party concerning such PTR Alternative Proposal for more than 15 business days after receipt thereof; or (b) (1) a PTR Alternative Proposal that is publicly disclosed has been commenced, publicly proposed or communicated to PTR which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (2) PTR has not rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed and (ii) prior to the date that is 12 months after the date of such termination, PTR enters into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any PTR Alternative Proposal, then PTR will pay ATLANTIC, within two business days after the date such agreement is entered into, an amount equal to the Termination Amount.

REDUCTION OF TERMINATION AMOUNT

  In general, under the REIT provisions of the Code, at least 75% of a REIT's gross income for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property (the "75% income test"), and at least 95% of a REIT's gross income for each taxable year must be derived from such real property investments and from certain categories of investment income (the "95% income test"). The Merger Agreement provides in effect for a reduction in the Termination Amount payable to PTR or ATLANTIC if necessary to prevent such amounts from causing PTR or ATLANTIC, as the case may be, to fail these REIT income requirements. Specifically, the Merger Agreement provides that, notwithstanding anything to the contrary set forth in the Merger Agreement, in the event that any party is obligated to pay the other party the Termination Amount, the paying party will pay to the other party an amount equal to the lesser of (i) the Termination Amount and (ii) the sum of (A) the maximum amount that can be paid to the other party without causing that party to fail to meet the requirements of the 75% income test and the 95% income test determined as if the Termination Amount did not constitute qualifying income ("Qualifying Income") for purposes of the 75% income test and the 95% income test, plus (B) in the event that the other party receives either a ruling from the IRS or an opinion of its counsel that the Termination Amount would constitute Qualifying Income or would be excluded from gross income for purposes of the 75% income test and the 95% income test, an amount equal to the Termination Amount, less the amount payable under clause (A) above.

NO SOLICITATION OF TRANSACTIONS

 No Solicitation by ATLANTIC

  Neither ATLANTIC nor any of its subsidiaries may directly or indirectly (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of ATLANTIC or any of its subsidiaries (other than in the ordinary course of business) or of over 9.8% of any class of equity securities of ATLANTIC or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 9.8% or more of any class of equity securities of ATLANTIC or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving ATLANTIC or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "ATLANTIC Alternative Proposals") or agree to or endorse any ATLANTIC Alternative Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing does not prohibit ATLANTIC from (i) furnishing information concerning ATLANTIC and its businesses, properties or assets (pursuant to an appropriate confidentiality agreement customary under the circumstances) to a third party who has made an unsolicited ATLANTIC Alternative Proposal, (ii) engaging in discussions or negotiations with a third party who has made an unsolicited ATLANTIC Alternative Proposal, (iii) following receipt of an unsolicited ATLANTIC Alternative Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders, (iv) following receipt of an unsolicited ATLANTIC Alternative Proposal, failing to make or withdrawing or modifying its recommendation in favor of the Merger Agreement and the transactions contemplated thereby, and/or (v) engaging in discussions or negotiations with Security Capital regarding an unsolicited ATLANTIC Alternative Proposal from a third party, but in each case referred to in the foregoing clauses (i) through (iv) (not in the case of the foregoing clause
(v) above) only if and to the extent that the ATLANTIC Board has concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the ATLANTIC Board in the exercise of its fiduciary duties to the shareholders of ATLANTIC under applicable law. ATLANTIC may not take any of the actions referred to in clauses (i) through
(iv) (but not clause (v) above) until after giving at least one business day's advance notice to PTR. In addition, if the ATLANTIC Board receives an unsolicited ATLANTIC Alternative Proposal, then ATLANTIC must promptly inform PTR in writing of the material terms of such proposal and the identity of the person (or group) making it. ATLANTIC must immediately cease and cause to be terminated all existing activities, discussions or negotiations, if any, with any parties (other than Security Capital) conducted heretofore with respect to any of the foregoing.

 No Solicitation by PTR

  Neither PTR nor any of its subsidiaries may directly or indirectly (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of PTR or any of its subsidiaries (other than in the ordinary course of business) or of over 9.8% of any class of equity securities of PTR or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 9.8% or more of any class of equity securities of PTR or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving PTR or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "PTR Alternative Proposals") or agree to or endorse any PTR Alternative Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing does not prohibit PTR from (i) furnishing information concerning PTR and its businesses, properties or assets (pursuant to an appropriate confidentiality agreement customary under the circumstances) to a third party who has made an unsolicited PTR Alternative Proposal, (ii) engaging in discussions or negotiations with a third party who has made an unsolicited PTR Alternative Proposal, (iii) following receipt of an unsolicited PTR Alternative Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders, (iv) following receipt of an unsolicited PTR Alternative Proposal, failing to make or withdrawing or modifying its recommendation in favor of the Merger Agreement and the transactions contemplated thereby, and/or (v) engaging in discussions or negotiations with Security Capital regarding an unsolicited PTR Alternative Proposal from a third party, but in each case referred to in the foregoing clauses (i) through
(iv) (not in the case of the foregoing clause (v) above) only if and to the extent that the PTR Board has concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the PTR Board in the exercise of its fiduciary duties to the shareholders of PTR under applicable law. PTR may not take any of the actions referred to in clauses (i) through (iv) (but not clause (v) above) until after giving at least one business day's advance notice to ATLANTIC. In addition, if the PTR Board receives an unsolicited PTR Alternative Proposal, then PTR must promptly inform ATLANTIC in writing of the material terms of such proposal and the identity of the person (or group) making it. PTR must immediately cease and cause to be terminated all existing activities, discussions or negotiations, if any, with any parties (other than Security Capital) conducted heretofore with respect to any of the foregoing.

INDEMNIFICATION

  PTR has agreed that all rights to indemnification from liabilities or acts or omissions occurring at or prior to the Effective Time existing on the date of the Merger Agreement in favor of the current or former directors or officers of ATLANTIC and its subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements or arrangements of ATLANTIC and its subsidiaries will survive the Merger and will continue in full force and effect in accordance with their terms with respect to matters arising before the Effective Time. PTR will pay any expenses of any of the foregoing indemnified persons in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under the MGCL upon receipt from the applicable indemnified person to whom advances are to be advanced of any undertaking to repay such advances required under the MGCL. In addition, from and after the Effective Time, Directors or officers of ATLANTIC who become Trustees or officers of PTR will be entitled to the same indemnity rights and protections as are afforded to other Trustees and officers of PTR. See "Approval of the New Archstone Charter--Indemnification of Trustees and Officers."

AMENDMENT AND WAIVER

  The Merger Agreement may not be amended except by an instrument in writing signed on behalf of both PTR and ATLANTIC and in compliance with applicable law; provided that (a) the Merger Agreement may not be amended in any material respect following the PTR Shareholders Approval or ATLANTIC Shareholders Approval; (b) at any time prior to the Closing, PTR or ATLANTIC may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions contained therein (any agreement on the part of either party to any such extension or waiver being valid if set forth in an instrument in writing signed on behalf of such party); and (c) the approval of each of the Special Committees will be required for an amendment or modification of the Merger Agreement and the approval of the Special Committee of the Board of the extending or waiving party will be required for any extension by ATLANTIC or PTR of the time of the performance of any obligations or other acts of PTR or ATLANTIC and any waiver of any of PTR's or ATLANTIC's obligations under the Merger Agreement.

                     APPROVAL OF THE NEW ARCHSTONE CHARTER

PTR BOARD RECOMMENDATION

  THE PTR BOARD HAS UNANIMOUSLY APPROVED THE NEW ARCHSTONE CHARTER AND RECOMMENDS THAT PTR SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE NEW ARCHSTONE CHARTER. The affirmative vote of holders of two-thirds of the outstanding PTR Common Shares is required to approve this proposal.

  PTR is governed by the Old PTR Charter. The PTR Board has approved the New Archstone Charter in the form attached as Annex II. The following description, which summarizes some of the most significant changes in the New Archstone Charter, is qualified in its entirety by reference to the form of New Archstone Charter attached as Annex II.

NAME CHANGE

  The New Archstone Charter would change PTR's name to "Archstone Communities Trust." PTR's extensive customer research indicates that PTR has a unique opportunity to increase awareness of its brand by adopting a name that is distinctive, customer friendly and memorable. Increased brand awareness among PTR's customers should assist PTR in attracting and retaining customers and facilitating sales of related products and services. The PTR Board believes that the name "Archstone Communities Trust" meets these criteria and in so doing will help PTR advance its long-term business objectives.

INCREASE IN AUTHORIZED SHARES

  The New Archstone Charter would increase the number of authorized shares in order to enable the issuance of PTR Common Shares in the Merger and to provide additional authorized shares for financings and other corporate purposes. The New Archstone Charter would increase the number of shares of beneficial interest of PTR authorized for issuance from 150,000,000 to 250,000,000. The New Archstone Charter would also permit the PTR Board to further increase or decrease the number of shares of beneficial interest of PTR authorized for issuance from time to time without shareholder approval. In addition, the New Archstone Charter, as is the case under the Old PTR Charter, would permit the PTR Board, without shareholder approval, to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption. The shareholders do not have any preemptive rights with respect to issuances of shares of PTR. The PTR Board believes that these changes are desirable because they will enable PTR to issue additional shares for cash as market conditions permit or in merger and acquisition transactions, although, except as otherwise described herein, PTR currently has no specific plans to issue any additional shares other than pursuant to the Merger or upon conversion of outstanding convertible securities or upon exercise of options granted under the PTR Plans.

  Under the Old PTR Charter, the number of shares of beneficial interest of PTR authorized for issuance is 150,000,000. There are currently approximately 104,403,292 shares of beneficial interest outstanding (including PTR Common Shares, PTR Series A Preferred Shares and PTR Series B Preferred Shares) and 3,662,582 shares of beneficial interest reserved for issuance pursuant to convertible securities or options which have been granted. After the Merger, there would be 154,155,344 shares of beneficial interest outstanding (including PTR Common Shares, PTR Series A Preferred Shares, PTR Series B Preferred Shares and PTR Series C Preferred Shares) and 4,869,446 shares of beneficial interest reserved for issuance pursuant to convertible securities or options which have been granted.

CLASSIFIED BOARD OF TRUSTEES

  Under the New Archstone Charter, as is currently provided in the ATLANTIC Charter, the PTR Board would be divided into three classes of Trustees, designated Class I, Class II and Class III. Each class must consist, as nearly as may be possible, of one-third of the total number of Trustees constituting the entire Board of Trustees of Archstone. The term of office of each Trustee is three years and until his or her successor is elected and qualifies, subject to prior death, resignation or removal. At the 1999 annual meeting of shareholders, Class I Trustees will be elected; at the 2000 annual meeting of shareholders, Class II Trustees will be elected; and at the 2001 annual meeting of shareholders, Class III Trustees will be elected. At each succeeding annual meeting of shareholders, beginning in 2002, successors to the class of Trustees whose term expires at such annual meeting will be elected. If the authorized number of Trustees constituting the Board of Trustees of Archstone is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of Trustees in each class as nearly equal as possible, and any additional Trustee of any class elected to fill a vacancy resulting from an increase in such class will hold office until the next annual meeting of shareholders, but in no case will a decrease in the number of Trustees constituting the Board of Trustees of Archstone shorten the term of any incumbent Trustee. The persons constituting each class of Trustees is comprised approximately evenly between PTR Trustees and ATLANTIC Directors. The staggered board provision in the New Archstone Charter is substantially the same as the staggered board provision of the existing ATLANTIC Charter, and is designed to provide for a certain level of continuity of membership in the Board of Trustees of Archstone. Such continuity would provide Archstone with consistency in management and business approach over time. The staggered board provision may have the effect of making it more difficult for a third party to acquire control of Archstone without the consent of the Board of Trustees of Archstone. See "Risk Factors--Potential Anti-Takeover Effect of Certain Provisions of the New Archstone Charter."

  Under the Old PTR Charter, all of the Trustees of the PTR Board were elected at each annual meeting of the shareholders of PTR.

VACANCIES AMONG TRUSTEES

   Under the New Archstone Charter, a vacancy or vacancies among the Trustees (including vacancies resulting from an increase in the number of Trustees) are required to be filled (i) at a special meeting of shareholders called for such purpose (which may be by written consent), (ii) by the Trustee or Trustees then in office, or (iii) at the next annual meeting of shareholders. Trustees elected at special meetings of shareholders to fill vacancies or appointed by the remaining Trustee or Trustees to fill vacancies will hold office until the next annual meeting of shareholders. Under the Old PTR Charter, vacancies on the PTR Board (including vacancies resulting from an increase in the number of Trustees) are required to be filled either at a special meeting of shareholders called for that purpose or at the next annual meeting of shareholders. Trustees elected at special meetings of shareholders to fill vacancies will hold office until the next annual meeting of shareholders. Independent Trustees are required to nominate replacements for vacancies among the Independent Trustees' positions. The provision under the New Archstone Charter would provide Archstone with the ability to more quickly fill vacancies occurring on the Board of Trustees of Archstone.

INDEPENDENCE OF TRUSTEES

  The New Archstone Charter requires that a majority of the members of the PTR Board not be officers or employees of PTR. The Old PTR Charter, as a result of certain state securities law guidelines which are no longer applicable, requires that a majority of the members of the PTR Board be "Independent Trustees." An Independent Trustee is defined in the Old PTR Charter to mean a Trustee who (i) is not affiliated, directly or indirectly, with an advisor of PTR, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or service as an officer, or director of, such advisor or a business entity which is an affiliate of such advisor, (ii) is not serving as a Trustee or director for more than three REITs organized by a sponsor of PTR, and (iii) performs no other services for PTR, except as Trustee. The New Archstone Charter provision provides standard and more easily understood restrictions.

RESTRICTIONS ON CERTAIN TRANSACTIONS

  The provisions of the New Archstone Charter provide restrictions to certain trust actions, including related party transactions, which are clearer in their interpretation and application than the comparable provisions of the Old PTR Charter. The New Archstone Charter provisions would also provide Archstone with the flexibility to take advantage of opportunities in a timely fashion as such opportunities arise. The Old PTR Charter provides a variety of detailed restrictions on the ability of PTR to take certain trust actions and enter into related party transactions. Many of these restrictions were required by state securities law guidelines which are no longer applicable to PTR. In addition, many of these restrictions are difficult in interpretation and cumbersome in application. For example, the Old PTR Charter contains numerous restrictions on transactions with an advisor. PTR is internally managed and no longer has an advisor. Therefore, the provisions no longer have any relevance.

 The New Archstone Charter

  The New Archstone Charter eliminates the more specific restrictions on transactions with affiliates contained in the Old PTR Charter, and instead generally provides that all transactions between PTR and any Trustee or any affiliates thereof must be approved by a majority of the Trustees not otherwise interested in such transactions as being fair and reasonable to PTR. The PTR Board believes that these changes are desirable in order to reduce the costs associated with entering into these types of transactions. The general operating, financing, investment and conflict of interest policies of PTR will remain in effect after the Merger. The New Archstone Charter contains standard provisions which would provide Archstone shareholders with certain protections in the event of related party transactions, such as approval of related party transactions by a majority of disinterested trustees, and would provide Archstone with the flexibility to take advantage in a timely fashion of opportunities as such opportunities arose. The New Archstone Charter permits Archstone to enter into certain types of extraordinary transactions, including mergers, with the approval of a majority of the outstanding common shares rather than two-thirds as currently provided in the Old PTR Charter.

 The Old PTR Charter

  Restrictions on PTR's Operations. The Old PTR Charter contains extensive limitations on PTR's ability to undertake certain actions. The Old PTR Charter provides that PTR may not: (i) be primarily engaged in investing, reinvesting, or trading in securities; (ii) engage in margin transactions or short sales;
(iii) invest in puts, calls, straddles, spreads or any combination thereof;
(iv) invest or trade in commodities or commodity contracts; (v) invest more than 10% of its total assets in unimproved real property, excluding property which is being developed or will be developed within a reasonable period; (vi) invest in junior mortgage loans unless, by appraisal or other method that the Independent Trustees determine, (a) the capital invested in such mortgage loan is adequately secured on the basis of the equity of the borrower in the property underlining such investment and the ability of the borrower to repay the mortgage loan, or (b) such mortgage loan is a financing device entered into by PTR to establish the priority of its capital investment over the capital invested by others investing with PTR in a real estate project; (vii) issue warrants or options to purchase its securities to any person at exercise prices less than the fair market value of such securities on the date of the grant; (viii) compensate any independent contractor employed by PTR at a rate higher than the going rate, if any, for like services in the community or locale in which such services are performed; (ix) issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt; (x) invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property unless approved by a majority of the Independent Trustees; (xi) make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of PTR, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria; (xii) make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of affiliates of PTR; and (xiii) invest in land sale contracts, unless such contracts of sale are in recordable form and are appropriately recorded in the chain of title.

  Additionally, the Old PTR Charter provides that aggregate borrowing of PTR, secured and unsecured, may not be unreasonable in relation to the net assets of PTR and must be reviewed by the PTR Board at least quarterly. The Old PTR Charter provides that the maximum amount of such borrowing in relation to the net assets may, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300%. Any excess in borrowing over such 300% level must be approved by a majority of the Independent Trustees and disclosed to shareholders in the next quarterly report of PTR, along with justification for such excess. The term "net assets" means the total assets (other than intangibles) at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated at least quarterly on a basis consistently applied.

  The Old PTR Charter further provides that Total Operating Expenses (as defined) of PTR may (in the absence of a satisfactory showing to the contrary) not exceed in any fiscal year the greater of: (a) 2% of the average of the aggregate book value of the assets of PTR invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period; or (b) 25% of the

Net Income of PTR for such year. "Net Income" means total revenues applicable to such year, less the expenses applicable to such year other than additions to reserves for depreciation or bad debts or other similar non-cash reserves. For the purposes of the foregoing, Net Income excludes the gain from the sale of PTR's assets. "Total Operating Expenses" means all operating, general and administrative expenses of PTR as determined under GAAP except the expenses of raising capital, interest payments, taxes, non-cash expenditures and costs related directly to asset acquisition, operation and disposition. The Independent Trustees have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations unless the Independent Trustees have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year. Any such findings and the reasons in support thereof must be reflected in the minutes of the meeting of the Trustees. "Independent Trustee" means a trustee who (i) is not serving as a trustee or director for more than three real estate investment trusts organized by a sponsor of PTR and (ii) performs no other services for PTR, except as Trustee.

  The Old PTR Charter provides that, within 60 days after the end of any fiscal quarter of PTR for which Total Operating Expenses (for the 12 months then ended) exceeded 2% of average invested assets (as calculated above) or 25% of Net Income, whichever is greater, there must be sent to the shareholders of PTR a written disclosure of such fact. If the Independent Trustees find that such higher operating expenses are justified, such disclosure must be accompanied by an explanation of the facts the Independent Trustees considered in arriving at the conclusion that such higher operating expenses were justified.

  Restrictions on Related Party Transactions. The Old PTR Charter provides PTR may not: (i) purchase property from a sponsor, Trustee, or affiliates thereof, unless a majority of the Trustees, including a majority of the Independent Trustees not otherwise interested in such transaction, approve the transaction as being fair and reasonable to PTR and at a price to PTR no greater than the cost of the asset to such sponsor, Trustee or affiliates thereof, or, if the price to PTR is in excess of such cost, that substantial justification for such excess exists and such excess is not unreasonable (in no event shall the cost of such asset to PTR exceed its current appraised value); (ii) sell property to a sponsor, Trustee or affiliates thereof; (iii) make loans to or borrow money from the sponsor, Trustees or affiliates thereof, unless a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to PTR than loans between unaffiliated lenders and borrowers under the same circumstances; and (iv) invest in joint ventures with the sponsor, Trustees or affiliates thereof, unless a majority of Trustees (including a majority of the Independent Trustees) not otherwise interested in such transactions, approve the transaction as being fair and reasonable to PTR and shall be on substantially the same terms and conditions as though received by the other joint venturers. Under the Old PTR Charter, all other transactions between PTR and the sponsor, Trustees or affiliates thereof require approval by a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transactions as being fair and reasonable to PTR and on terms and conditions not less favorable to PTR than those available from unaffiliated third parties.

AMENDMENTS TO THE NEW ARCHSTONE CHARTER

  Under both the Old PTR Charter and the New Archstone Charter, the Board of Trustees, by a two-thirds vote, may amend the provisions thereof from time to time, without a vote of shareholders, to qualify PTR as a REIT under the Code or Title 8. Under the New Archstone Charter, the New Archstone Charter may also be amended upon the approval of the shareholders by the affirmative vote of the holders of at least a majority of the shares then outstanding and entitled to vote thereon. Except for REIT qualification purposes, the Old PTR Charter may be amended only by the affirmative vote or written consent of the holders of not less than two-thirds of the PTR Common Shares entitled to vote thereon. The New Archstone Charter provision would provide Archstone shareholders with greater flexibility in amending the New Archstone Charter.

RESTRICTION ON SIZE OF HOLDINGS OF SHARES

  For PTR to qualify as a REIT under the Code, no more than 50% in value of PTR's shares (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a short taxable year. PTR's shares must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

  The New Archstone Charter would update the transfer restrictions contained in the Old PTR Charter to take into account changes in the Code and related regulations and rulings. The PTR Board believes these changes are desirable in order to preserve more clearly PTR's ability to qualify as a REIT for federal income tax purposes. Subject to certain exceptions specified in the New Archstone Charter, no holder would be permitted to own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (49% in the case of Security Capital) in number of shares or value, of the outstanding shares of Archstone (the "Ownership Limit"). The PTR Board, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the PTR Board and upon such other conditions as the PTR Board may direct, may also exempt a proposed transferee from the Ownership Limit. The proposed transferee must give written notice to PTR of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the intended transferee owning PTR's shares in excess of the Ownership Limit. The PTR Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure PTR's status as a REIT. Any transfer of PTR's shares that would (i) create a direct or indirect ownership of PTR's shares in excess of the Ownership Limit, (ii) result in PTR's shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution) as provided in Section 856(a) of the Code or (iii) result in PTR being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void ab initio, and the intended transferee will acquire no rights to PTR's shares. The foregoing restrictions on transferability and ownership will not apply if the PTR Board determines that it is no longer in the best interests of PTR to attempt to qualify, or to continue to qualify, as a REIT. The New Archstone Charter excludes Security Capital and its affiliates from the foregoing ownership restriction to the extent that Security Capital beneficially owns 49% or less of PTR's outstanding shares.

  Any shares the purported transfer of which would result in a person owning PTR's shares in excess of the Ownership Limit or cause PTR to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the New Archstone Charter to a party not affiliated with PTR designated by PTR as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the PTR Board as the beneficiary or beneficiaries of the trust (the "Charitable Beneficiary"), until such time as the Excess Shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these Excess Shares are held in trust, distributions on such Excess Shares will be paid to the trust for the benefit of the Charitable Beneficiary and may only be voted by the trustee for the benefit of the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares will be transferred by the trustee at the direction of PTR to any person (if the Excess Shares would not be Excess Shares in the hands of such person). The purported transferee will receive the lesser of (i) the price paid by the purported transferee for the Excess Shares (or, if no consideration was paid, fair market value on the day of the event causing the Excess Shares to be held in trust) and (ii) the price received from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the Charitable Beneficiary. In addition, such Excess Shares held in trust are subject to purchase by PTR for a 90-day period at a purchase price equal to the lesser of (i) the price paid for the Excess Shares by the purported transferee (or, if no consideration was paid, fair market value at the time of the event causing the shares to be held in trust) and (ii) the fair market value of the Excess Shares on the date PTR elects to purchase. Fair market value, for these purposes, means the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which the relevant class of shares of beneficial interest may be traded, or if not then traded over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the PTR Board.

  From and after the purported transfer to the purported transferee of the Excess Shares, the purported transferee will cease to be entitled to distributions (other than liquidating distributions), voting rights and other benefits with respect to the Excess Shares except the right to payment on the transfer of the Excess Shares as described above. Any distribution paid to a purported transferee on Excess Shares prior to the discovery by PTR that such Excess Shares have been transferred in violation of the provisions of either the Old PTR Charter or the New Archstone Charter will be repaid, upon demand, to PTR, which will pay any such amounts to the trust for the benefit of the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any Excess Shares may be deemed, at the option of PTR, to have acted as an agent on behalf of PTR in acquiring such Excess Shares and to hold such Excess Shares on behalf of PTR.

  All certificates evidencing shares will bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 0.5% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of PTR's outstanding shares must give a written notice containing certain information to PTR by January 31 of each year. In addition, each shareholder is upon demand required to disclose to PTR in writing such information with respect to the direct, indirect and constructive ownership of PTR shares as the PTR Board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine PTR's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The Old PTR Charter restricts beneficial ownership of PTR's outstanding shares by a single person, or persons acting as a group, to 9.8% of PTR's outstanding shares. The PTR Board has exempted Security Capital from this restriction to the extent that Security Capital beneficially owns 49% or less of PTR's outstanding shares. The purposes of these provisions are to assist in protecting and preserving PTR's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares.

  The ownership limitations under the New Archstone Charter or the Old PTR Charter are designed to protect the REIT status of Archstone and PTR. The limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the PTR Common Shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

INDEMNIFICATION OF TRUSTEES AND OFFICERS

  The Maryland REIT Law permits a REIT to indemnify or advance expenses to trustees, officers, employees and agents of the REIT to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under the MGCL. Under the New Archstone Charter, PTR would be required to indemnify each Trustee, officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee, officer, employee or agent of PTR or is or was serving at the request of PTR as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings. The PTR Board believes that the indemnification provision will enhance Archstone's ability to attract and retain superior Trustees and officers for Archstone and subsidiaries of Archstone.

  The Old PTR Charter provides that PTR must indemnify and hold harmless each Trustee, officer, employee or agent from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee, officer, employee or agent may become subject by reason of his being or having been a Trustee, officer, employee and agent or by reason of any action alleged to have been taken or omitted by him as Trustee, officer, employee or agent and must reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws. However, the Old PTR Charter provides that no Trustee, officer, employee or agent may be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it has been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, PTR has received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee, officer, employee or agent. Additionally, PTR has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for liabilities and expenses
(i) the payment of which is judicially determined to be unlawful, (ii) relating to claims under Section 16(b) of the Exchange Act, or (iii) relating to judicially determined criminal violations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material U.S. federal income tax consequences of the adoption of the New Archstone Charter. To the extent this summary discusses matters of law, it is based upon the opinion of Mayer, Brown & Platt. This summary is based upon the current provisions of the Code, its legislative history, Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences relating to the adoption of the New Archstone Charter. This summary does not address the tax consequences of the adoption of the New Archstone Charter under state, local or non-U.S. tax laws. In addition, this summary may not apply, in whole or in part, to particular categories of PTR shareholders, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, individuals who received PTR Common Shares pursuant to stock options, restricted stock programs or in other compensatory transactions, and other special status taxpayers. Finally, a tax ruling from the IRS has not been requested. THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL PTR SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE ADOPTION OF THE NEW ARCHSTONE CHARTER, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

  The adoption of the New Archstone Charter could result in a PTR shareholder being considered to have exchanged for federal income tax purposes such shareholder's former stock interest in PTR for a new stock interest in "Archstone Communities Trust." If such an exchange is considered to have occurred, in the opinion of Mayer, Brown & Platt, based on certain representations of PTR, such exchange would be treated for federal income tax purposes as pursuant to a reorganization within the meaning of Section 368(a) of the Code. Accordingly, (i) no gain or loss would be recognized by a holder of PTR Common Shares, PTR Series A Preferred Shares or PTR Series B Preferred Shares as a result of the adoption of the New Archstone Charter, (ii) the tax basis and holding period of the shares of PTR Common Shares, PTR Series A Preferred Shares or PTR Series B Preferred Shares owned by a holder would not change as a result of the adoption of the New Archstone Charter and (iii) no gain or loss would be recognized by PTR as a result of the adoption of the New Archstone Charter.

                          AMENDMENTS TO THE PTR PLANS

  THE PTR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE PTR PLANS. Assuming the presence of a quorum, the affirmative vote of a majority of the PTR Common Shares represented in person or by proxy at the meeting is required to approve this proposal (provided that more than 50% of the votes entitled to be cast are voted on the proposal).

PTR INCENTIVE PLAN

 General

  The PTR Incentive Plan was approved by the PTR Board in June 1997 and by PTR shareholders in September 1997. The PTR Board has adopted, subject to shareholder approval, an amendment to the PTR Incentive Plan to increase the number of shares available for award thereunder from 5,650,000 to 8,650,000. The only proposed changes to the PTR Incentive Plan are to increase the number of shares available for award thereunder by an amount equal to the number of shares originally authorized under ATLANTIC's long-term incentive plan and to reflect the new name of the combined company. PTR is proposing the amendment to the PTR Incentive Plan in order to allow Archstone to continue to provide incentives to its officers and employees. The terms and conditions of the PTR Incentive Plan are summarized below.

  Assuming approval of the amendment, the number of PTR Common Shares which may be awarded under the PTR Incentive Plan may not exceed 8,650,000 shares in the aggregate and no individual may be granted awards with respect to more than 500,000 shares in any one-year period.

  As of May 15, 1998, there were 1,845,896 shares subject to options granted under the existing PTR Incentive Plan, 813,261 shares issued under the share purchase program of the PTR Incentive Plan and 2,990,843 shares remaining available for award. Subsequent to the Merger, there would be a total of 4,412,318 shares subject to options or issued under the PTR Incentive Plan and only 1,237,682 shares available if the increase in authorized shares is not approved. Consequently, the PTR Board has proposed an amendment to the PTR Incentive Plan to enable the Compensation Committee to continue to provide incentives to Archstone employees and officers after the Merger. Upon completion of the Merger, assuming the amendment to the PTR Incentive Plan is approved, the total number of shares subject to the PTR Incentive Plan will constitute 5.3% of the fully diluted shares of Archstone after the Merger.

  PTR Common Shares issued under the PTR Incentive Plan may be authorized and unissued shares, or treasury shares. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the PTR Incentive Plan, the number or type of shares subject to outstanding awards and the exercise price thereof will be appropriately adjusted. The PTR Incentive Plan authorizes the establishment of one or more option programs and share purchase programs and authorizes the award of share grants (any of which may be subject to restrictions). The Compensation Committee of the PTR Board (the "Compensation Committee") administers the PTR Incentive Plan. All employees of PTR or any of its affiliates designated by the Compensation Committee are eligible to participate in the PTR Incentive Plan. Subject to the terms of the PTR Incentive Plan, the Compensation Committee determines which employees shall be eligible to receive awards under the PTR Incentive Plan, and the amount, price, timing and other terms and conditions applicable to such awards. Non-employee Trustees are not eligible to participate in the PTR Incentive Plan.

  Options awarded under the PTR Incentive Plan may be either incentive share options which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified share options which are not intended to satisfy Section 422 of the Code. Options become exercisable in accordance with the terms established by the Compensation Committee, which may include conditions relating to completion of a specified period of service or achievement of performance standards or such other criteria as the Compensation Committee deems appropriate. Options expire on the date determined by the Compensation Committee which shall not be later than the earliest to occur of (i) the tenth anniversary of the grant date, (ii) the first anniversary of the participant's termination of employment by reason of death, disability or retirement or
(iii) the three-month anniversary of the participant's termination of employment for any other reason. Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Compensation Committee may determine. The PTR Incentive Plan provides generally that participants who are awarded options will also receive dividend equivalent units with respect to the options. The dividend equivalent units will be subject to the same vesting schedule as the options and will be payable when the options are exercised, unless the participant elects to defer receipt, or the options expire. Generally, each participant will be credited with dividend equivalent units at the end of each calendar year in an amount equal to (i) the average dividend yield during such year with respect to a PTR Common Share that is in excess of the S&P 500 average dividend yield for such year, multiplied by (ii) the number of PTR Common Shares underlying the participant's outstanding options that were granted with dividend equivalent units. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of PTR Common Shares at the rate of one PTR Common Share per dividend equivalent unit.

  The PTR Incentive Plan provides that the Compensation Committee may award participant performance stock, the distribution of which is subject to achievement of performance objectives. The number of shares and the performance measures and periods shall be established by the Compensation Committee at the time the award is made; provided that any performance period shall be at least one year.

 Non-Qualified Options

  The Compensation Committee may grant non-qualified options to acquire PTR Common Shares. Concurrently with the consummation of the Merger, the officers of ATLANTIC who have been granted options will receive substitute options to purchase PTR Common Shares. The substitute options will become exercisable 25% on the second anniversary of the original date of grant of ATLANTIC options and an additional 25% on each of the third, fourth and fifth anniversaries of the original date of grant and expire ten years after the original date of grant. The participants have no rights as shareholders with respect to the shares subject to his or her options until the option is exercised. No income will be recognized by a participant at the time the options or the dividend equivalent units are granted. The exercise of a non-qualified stock option is generally a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the option exercise price. Receipt of a dividend equivalent unit by the participant is generally a taxable event that requires the participant to recognize, as ordinary income, the fair market value of the shares at the time of receipt. PTR ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and payment of dividend equivalent units. The amount of the deduction is equal to the ordinary income recognized by a participant. PTR has adopted the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") "Accounting for Stock Based Compensation." Under the provisions of this statement, PTR will continue to account for its share options under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

 Share Purchase Program

  The PTR Incentive Plan permits the Compensation Committee to allow officers and employees to purchase PTR Common Shares with, at the Compensation Committee's discretion, matching options or shares for each share purchased. Dividend equivalent units are not issued with respect to matching options. The share purchases generally provide for a one-year restricted period during which the participants may not, while employed, sell the purchased shares. If a participant leaves the employ of PTR prior to the end of the restricted period, PTR has the right to repurchase the shares at the fair market value of such shares at the time the participant's employment is terminated. At the end of the restricted period, the participant owns the shares without further restriction. However, if the participant sells the restricted shares after the end of the restricted period, the participant's matching options may be adversely affected. PTR makes loans for up to 95% of the purchase price available to participants. Each loan is fully recourse to the participant and is secured by the purchased shares. Each loan has a 10 year term and an interest rate which is equal to the lower of 6% or the dividend yield of a PTR Common Share, determined based on the purchase date fair market value of a PTR Common Share. The loan becomes due and payable (i) immediately upon sale of the purchased shares or PTR's termination of the participant's employment for cause, (ii) 90 days following the participant's termination of employment with PTR for any reason other than death, disability, retirement or cause, provided such termination is not following a change in control of PTR, (iii) 180 days following PTR's termination of the participant's employment following a change in control or
(iv) 365 days following the participant's termination of employment with PTR by reason of death, disability or retirement.

 Plan Benefits

  The following table shows the outstanding option awards under the PTR Incentive Plan after consummation of the Merger held by (i) the Archstone Named Executive Officers, (ii) all executive officers as a group and (iii) all employees, including all officers who are not executive officers as a group. No awards other than substitute options to former ATLANTIC option holders will be made under the PTR Incentive Plan as a result of the Merger.

                                DOLLAR VALUE      OPTION AWARDS
                                 OF SHARES   ------------------------
                                 SUBJECT TO     NUMBER     EXERCISE   EXPIRATION
     NAME AND TITLE              OPTION(1)   OF SHARES(2) PRICE($)(2)  DATE(3)
     --------------             ------------ ------------ ----------- ----------
Constance B. Moore............   $4,299,967     191,642     22.4375     9/8/07
 Co-Chairman and Chief
 Operating Officer
R. Scot Sellers...............    4,299,959     194,899     22.0625     9/8/07
 Co-Chairman and Chief
 Investment Officer
Patrick R. Whelan.............    4,049,947     183,567     22.0625     9/8/07
 Managing Director--Operations
Jay S. Jacobson...............    2,220,944     100,666     22.0625     9/8/07
 Managing Director--
 Central/Northwest Region
J. Lindsay Freeman............    2,175,473      96,957     22.4375     9/8/07
 Managing Director--Southeast
 Region--Operations
Bradley C. Miller.............    2,175,473      96,957     22.4375     9/8/07
 Managing Director--Southeast
 Region--Developments
Richard A. Banks..............    2,099,953      95,182     22.0625     9/8/07
 Managing Director--West
 Region
All executive officers as a
 group
 (10 persons).................   24,090,905   1,084,630     22.2112     9/8/07
All employees, including all
 officers
 who are not executive
 officers, as a
 group (179 persons)..........   62,006,163   2,790,291     22.2221     9/8/07

--------
(1) Non-qualified options with dividend equivalent units and vesting schedule of 25% exercisable on the second anniversary of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant subject to certain conditions. In the case of substitute options, the vesting schedule is based on the original date of grant.
(2) The exercise price and number of shares subject to substitute options is the same as the exercise price and number of shares for the existing ATLANTIC options. The exercise price shown is the weighted average exercise price for shares subject to options.
(3) Ten years from the original date of grant.

PTR OUTSIDE TRUSTEES PLAN

  The PTR Outside Trustees Plan was adopted by the PTR Board on December 10, 1996 and approved by shareholders on June 10, 1997. The PTR Board has adopted, subject to shareholder approval, an amendment to the PTR Outside Trustees Plan to increase the number of shares available for award thereunder from 100,000 to 200,000 and to reflect the new name of the combined company. As of May 15, 1998, there were 10,000 shares subject to options granted under the PTR Outside Trustees Plan and 90,000 shares remaining available for award. The PTR Board has proposed an amendment to the PTR Outside Trustees Plan to enable the continued grant of options to Archstone Trustees after the Merger. Upon completion of the Merger, assuming the amendment to the PTR Outside Trustees Plan is approved, the total number of shares subject to the PTR Outside Trustees Plan will constitute less than 1% of the outstanding shares of Archstone after the Merger. The amount of the increase is equal to the number of shares authorized under ATLANTIC's Outside Directors Plan. The terms and conditions of the PTR Incentive Plan are summarized below.

  The PTR Outside Trustees Plan provides for grants of options to purchase PTR Common Shares to enable the Outside Trustees of PTR to increase their ownership of PTR and thereby increase the alignment of their interests with those of PTR's other shareholders.

  The number of PTR Common Shares reserved for issuance upon exercise of options granted under the PTR Outside Trustees Plan is 10,000. PTR Common Shares that are forfeited will again become available for awards under the PTR Outside Trustees Plan.

  On the date of each annual meeting of shareholders of PTR for the years 1997 through and including 2006, each Outside Trustee serving on such date (after the election of Trustees in the meeting) will be granted an Option to purchase 2,000 PTR Common Shares at an exercise price equal to the average of the highest and lowest sales price per share of the PTR Common Shares on the NYSE on such date. In 1997, options for 2,000 PTR Common Shares were awarded under the PTR Outside Trustees Plan to each of Messrs. Cardwell, Kelley, Kessler, Myers and Schweitzer and additional options for 2,000 shares will be awarded at the PTR Annual Meeting. Directors of ATLANTIC who will become Trustees of PTR in connection with the Merger will not be granted options, other than substitute options, until the annual meeting of shareholders in 1999.

  Each option is immediately exercisable, but must be exercised before the earliest of the following events to occur: the date that is three months after the date that the option holder's position as a Trustee terminates for any reason other than death or disability, the date that is twelve months after the date the Trustee becomes disabled or dies or the date that is five years after the date the option is granted.

  The PTR Outside Trustees Plan may be amended or terminated at any time by the PTR Board.

                                  MANAGEMENT

  Under the Merger Agreement, the trustees and officers of PTR immediately prior to the Merger will be the trustees and officers of Archstone. As indicated above, the New Archstone Charter will be effective immediately prior to the Merger, which provides for a classified board and the members of the PTR Board who will serve in each class (which will include the current members of the ATLANTIC Board). The members of the PTR Board immediately before, and the members of the Archstone Board of Trustees after, the Effective Time will be as follows:

           NAME                            CLASS                                   TERM EXPIRES
           ----                            -----                                   ------------
   James A. Cardwell                         I                                         1999
   Manuel A. Garcia, III                     I                                         1999
   James H. Polk, III                        I                                         1999
   James C. Potts                            I                                         1999
   John T. Kelley, III                      II                                         2000
   Calvin K. Kessler                        II                                         2000
   Constance B. Moore                       II                                         2000
   William G. Myers                         II                                         2000
   Ned S. Holmes                            III                                        2001
   John M. Richman                          III                                        2001
   John C. Schweitzer                       III                                        2001
   R. Scot Sellers                          III                                        2001

  For a description of the backgrounds of the foregoing persons, see "Election of Trustees of PTR--Nominees," "Election of Directors of ATLANTIC--Nominees" and "Election of Directors of ATLANTIC--Continuing Directors."

 Executive Officers

  The executive officers of Archstone will be as follows:

  RICHARD A. BANKS--50--Managing Director of PTR since December 1997 and Senior Vice President of PTR from August 1997 to December 1997, where he has overall responsibility for investments and operations in the West Region. From January 1995 to August 1997, Mr. Banks served as President and Chief Executive Officer of Lincoln Residential Services, where he was responsible for all aspects of leading a full service property management company of approximately 40,000 multifamily units in the western United States; from July 1993 to January 1995, Vice President of Lincoln Property Company, Irvine, California, with responsibility for overall management and revenue growth for the region. Prior thereto, Mr. Banks was with American Real Estate Group, where he oversaw the asset management of a $300 million portfolio of real estate assets.

  RICHARD W. DICKASON--41--Senior Vice President of PTR since October 1997, where he has overall responsibility for investments in the Northwest Region; from December 1993 to October 1997, Vice President of PTR. From July 1992 to September 1993, President of J.M. Peters Company/Capital Pacific Homes, where he acquired property for the development of single-family homes and multifamily communities. From May 1980 to January 1992, Partner and Vice President of Lincoln Property Company N.C. Inc., where he was responsible for the acquisition, development, construction and management of a 4,000 unit multifamily residential portfolio in California. Prior thereto, Mr. Dickason represented private investors in the development of condominiums, townhouses, shopping centers and single-family homes throughout California.

  J. LINDSAY FREEMAN--52--Managing Director of ATLANTIC since December 1997 where he has responsibility for operations and Senior Vice President of ATLANTIC from May 1994 to November 1997. From June 1980 to March 1994, Mr. Freeman was Senior Vice President and Operating Partner of Lincoln Property Company in Atlanta, Georgia, where he was responsible for acquisitions, financing, construction and management of multifamily communities within the Atlantic region and oversaw operations of 16,000 multifamily units.

  JAY S. JACOBSON--45--Managing Director of PTR since December 1997 and Senior Vice President of PTR from June 1996 to December 1997, where he has overall responsibility for investments and operations in the Central/Northwest Region; Vice President of PTR from July 1993 to June 1996. From 1988 to June 1993, Vice President--Residential Development for Michael Swerdlow Companies, Inc. and Hollywood Inc., (South Florida real estate development/management companies under common control), where he was responsible for the planning and development of large scale single-family and multifamily developments as well as other development properties.

  JOHN JORDANO, III--41--Senior Vice President of PTR since October 1997, where he has overall responsibility for PTR's investment activity in the West Region; from March 1995 to October 1997, Vice President of PTR and from August 1994 to March 1995, Vice President of PACIFIC. From January 1992 to July 1994, Senior Vice President of Prospect Partners, where he was responsible for identifying and advising individual and corporate clients on financial institution and Resolution Trust Corporation apartment acquisition and investment opportunities in the western United States.

  WILLIAM KELL--42--Senior Vice President of ATLANTIC since December 1997 and Controller of ATLANTIC since January 1996, where he supervises accounting and financial reporting for ATLANTIC and Vice President of ATLANTIC from January 1996 to November 1997. From June 1991 to December 1995, Mr. Kell was Vice President and Controller of PTR, where he had overall responsibility for multifamily accounting and financial reporting.

  JEFFREY A. KLOPF--49--Senior Vice President and Secretary of PTR, ATLANTIC and Security Capital since January 1996, where he provides securities offerings and corporate acquisition services and oversees the provision of legal services for affiliates of Security Capital. From January 1988 to December 1995, Mr. Klopf was a partner of Mayer, Brown & Platt, where he practiced corporate and securities law.

  BRADLEY C. MILLER--50--Managing Director of ATLANTIC since December 1997 where he is responsible for investments and Senior Vice President of ATLANTIC from June 1996 to November 1997. From October 1979 to May 1996, Mr. Miller was Senior Vice President and Operating Partner of Lincoln Property Company in Tampa, Florida, where he was responsible for acquisitions, financing, construction and management of multifamily properties within the Atlantic region and oversaw the development of over 6,500 new multifamily units and operations of 11,000 multifamily units.

  CONSTANCE B. MOORE--See "Election of Directors of ATLANTIC--Continuing Directors."

  R. SCOT SELLERS--See "Election of Trustees of PTR--Nominees."

  PATRICK R. WHELAN--41--Managing Director of PTR since December 1996, where he has overall responsibility for PTR's operations; previously, President of SCG Realty Services, where he had overall responsibility for multifamily property management nationwide. From February 1994 to October 1994, Mr. Whelan was Senior Vice President and Co-Manager of multifamily acquisitions for Security Capital; from July 1986 to January 1994, Senior Vice President of Trammell Crow Company (development, acquisition and management of commercial properties).

                   THE ANNUAL MEETINGS OF SHAREHOLDERS

THE PTR ANNUAL MEETING

  Purpose of the Meeting. At the PTR Annual Meeting, the holders of PTR Common Shares will be asked to consider and vote upon (i) a Board of Trustees to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify (in the event that the Merger is approved, such persons, other than Mr. Blankenship, will continue as Trustees of Archstone as described under "Approval of the New

Archstone Charter--Classified Board of Trustees" and "Management"), (ii) a proposal to approve the Merger and the Merger Agreement, (iii) a proposal to approve the New Archstone Charter, and (iv) a proposal to amend the PTR Plans to increase the number of shares available for award thereunder in an amount equal to the number of shares authorized under the corresponding ATLANTIC option plans. Copies of the Merger Agreement and the New Archstone Charter are set forth as Annex I and Annex II, respectively, to this Joint Proxy Statement and Prospectus which are incorporated herein by reference.

  Date, Time and Place; Record Date. The PTR Annual Meeting is scheduled to be held at 2:00 p.m., mountain time, on Monday, June 29, 1998, at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237. The PTR Board has fixed the close of business on May 26, 1998 as the record date for the determination of holders of PTR Common Shares entitled to notice of and to vote at the PTR Annual Meeting. On May 15, 1998 there were 95,105,697 PTR Common Shares outstanding which were held by approximately 3,000 record holders. As of May 15, 1998, Security Capital and PTR's Trustees and executive officers beneficially owned an aggregate of 31,250,526 PTR Common Shares or approximately 32.9% of the outstanding PTR Common Shares. Security Capital has agreed, subject to certain conditions, and each of such other persons has indicated his or her intent, to vote his or her PTR Common Shares in favor of each of the nominees for Trustee, the Merger and the Merger Agreement as well as in favor of the New Archstone Charter and the amendments to PTR's benefit plans.

  Admission. Registered owners of PTR Common Shares who plan to attend the PTR Annual Meeting in person must detach and retain the admission ticket which is attached to the proxy card. Beneficial owners who plan to attend the PTR Annual Meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Assistant Secretary, Security Capital Pacific Trust, 7670 South Chester Street, Englewood, Colorado 80012. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the PTR Annual Meeting. Verification of ownership for record holders (including holders of valid proxies therefrom) will consist of a valid form of personal identification (such as a driver's license or passport) and for beneficial owners will consist of a bank or brokerage firm account statement showing beneficial ownership as of the PTR Record Date together with a valid form of personal identification.

  Voting Rights. The presence, either in person or by proxy, of the holders of a majority of the outstanding PTR Common Shares is necessary to constitute a quorum at the PTR Annual Meeting. Assuming the existence of a quorum, the affirmative vote of the holders of a majority of the outstanding PTR Common Shares represented in person or by proxy at the PTR Annual Meeting is required to elect the Trustees. The affirmative vote of the holders of at least two-thirds of the outstanding PTR Common Shares is required to approve each of the Merger and the Merger Agreement and the New Archstone Charter and the approval of a majority of the outstanding PTR Common Shares represented in person or by proxy at the meeting is required to approve the amendments to the PTR Plans (provided that more than 50% of the votes entitled to be cast are voted on the proposal). Holders of record of PTR Common Shares on the PTR Record Date are entitled to one vote per PTR Common Share at the PTR Annual Meeting.

  If a shareholder attends the PTR Annual Meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the PTR Annual Meeting, the PTR Board is soliciting proxies so that each holder of PTR Common Shares on the PTR Record Date has the opportunity to vote on the proposals to be considered at the PTR Annual Meeting. When a proxy card is returned properly signed and dated, the PTR Common Shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her PTR Common Shares will not be voted and thus will have the effect of a vote "against" the Merger and the Merger Agreement, the New Archstone Charter and the amendments to the PTR Plans. Similarly, a broker non-vote or an abstention will have the effect of a vote "against" the Merger and the Merger Agreement and the New Archstone Charter. With respect to the amendments to the PTR Plans, a broker non-vote or an abstention will have the effect of a vote "against" the proposal unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event neither a broker non-vote nor an abstention will have any effect on the result of the vote. Shareholders are urged to mark the box on the proxy card to indicate how their PTR Common Shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her PTR Common Shares are to be voted, the PTR Common Shares represented by the proxy card will be voted "FOR" each nominee for Trustee, the Merger and the Merger Agreement, the New Archstone Charter and the amendments to the PTR Plans. The proxy card also confers discretionary authority on the individuals appointed by the PTR Board and named on the proxy card to vote the PTR Common Shares represented thereby on any other matter that is properly presented for action at the PTR Annual Meeting. Such discretionary authority will not be used to vote for adjournment of the PTR Annual Meeting to permit further solicitation of proxies if the shareholder votes against any proposal.

  Any PTR shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of PTR at 7670 South Chester Street, Englewood, Colorado 80112, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the PTR Annual Meeting. Attendance at the PTR Annual Meeting will not in and of itself constitute revocation of a proxy.

  Other Matters. PTR is not aware of any business or matter other than those indicated above which may be properly presented at the PTR Annual Meeting. If, however, any other matter properly comes before the PTR Annual Meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

THE ATLANTIC ANNUAL MEETING

  Purpose of the Meeting. At the ATLANTIC Annual Meeting, the holders of ATLANTIC Common Shares will be asked to consider and vote upon (i) two Class I Directors to serve until the annual meeting of shareholders in the year 2001 and until their successors are duly elected and qualify (in the event the Merger is approved, such persons will continue as Trustees of Archstone as described under "Approval of the New Archstone Charter--Classified Board of Trustees" and "Management") and (ii) a proposal to approve the Merger and the Merger Agreement. A copy of the Merger Agreement is set forth as Annex I to this Joint Proxy Statement and Prospectus, which is incorporated herein by reference.

  Date, Time and Place; Record Date. The ATLANTIC Annual Meeting is scheduled to be held at 10:00 a.m., eastern time, on Monday, June 29, 1998, at the Grand Hyatt Atlanta, 3300 Peachtree Road NE, Atlanta, Georgia 30305. The ATLANTIC Board has fixed the close of business on May 26, 1998 as the record date for the determination of holders of ATLANTIC Common Shares entitled to notice of and to vote at the ATLANTIC Annual Meeting. On May 15, 1998 there were 47,752,052 ATLANTIC Common Shares outstanding which were held by approximately 300 record holders. As of May 15, 1998, Security Capital and ATLANTIC's Directors and executive officers beneficially owned an aggregate of 24,250,323 ATLANTIC Common Shares or approximately 50.8% of the outstanding ATLANTIC Common Shares. Security Capital has agreed, subject to certain conditions, and each of such other persons has indicated his or her intent, to vote his or her ATLANTIC Common Shares in favor of each nominee for Director and the Merger and the Merger Agreement. Assuming that Security Capital, as well as such Directors and officers, vote in favor of the Merger, the approval of the proposals is assured.

  Admission. Registered owners of ATLANTIC Common Shares who plan to attend the ATLANTIC Annual Meeting in person must detach and retain the admission ticket which is attached to the proxy card. Beneficial owners who plan to attend the ATLANTIC Annual Meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Assistant Secretary, Security Capital Atlantic Incorporated, Six Piedmont Center, Atlanta, Georgia 30305. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the ATLANTIC Annual Meeting. Verification of ownership for record holders (including holders of valid proxies therefrom) will consist of a valid form of personal identification (such as a driver's license or passport) and for beneficial owners will consist of a bank or brokerage firm account statement showing beneficial ownership as of the ATLANTIC Record Date together with a valid form of personal identification.

  Voting Rights. Assuming the existence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding ATLANTIC Common Shares represented in person or by proxy at the meeting is required to elect each nominee for Director and the affirmative vote of the holders of at least a majority of the outstanding ATLANTIC Common Shares is required to approve the Merger and the Merger Agreement. Holders of record of ATLANTIC Common Shares on the ATLANTIC Record Date are entitled to one vote per ATLANTIC Common Share at the ATLANTIC Annual Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding ATLANTIC Common Shares is necessary to constitute a quorum at the ATLANTIC Annual Meeting.

  If a shareholder attends the ATLANTIC Annual Meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the ATLANTIC Annual Meeting, the ATLANTIC Board is soliciting proxies so that each holder of ATLANTIC Common Shares on the ATLANTIC Record Date has the opportunity to vote on the proposals to be considered at the ATLANTIC Annual Meeting. When a proxy card is returned properly signed and dated, the ATLANTIC Common Shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her ATLANTIC Common Shares will not be voted and thus will have the effect of a vote "withheld" with respect to the election of Directors and "against" the Merger and the Merger Agreement. Similarly, broker non-votes and abstentions have the effect of a vote "against" the Merger and the Merger Agreement. Shareholders are urged to mark the box on the proxy card to indicate how their ATLANTIC Common Shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her ATLANTIC Common Shares are to be voted, the ATLANTIC Common Shares represented by the proxy card will be voted "FOR" each nominee for Director, the Merger and the Merger Agreement. The proxy card also confers discretionary authority on the individuals appointed by the ATLANTIC Board and named on the proxy card to vote the ATLANTIC Common Shares represented thereby on any other matter that is properly presented for action at the ATLANTIC Annual Meeting. Such discretionary authority will not be used to vote for adjournment of the ATLANTIC Annual Meeting to permit further solicitation of proxies if the shareholder votes against any proposal.

  Any ATLANTIC shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of ATLANTIC at Six Piedmont Center, Suite 600, Atlanta, Georgia 30305, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the ATLANTIC Annual Meeting. Attendance at the ATLANTIC Annual Meeting will not in and of itself constitute revocation of a proxy.

  Other Matters. ATLANTIC is not aware of any business or matter other than those indicated above which may be properly presented at the ATLANTIC Annual Meeting. If, however, any other matter properly comes before the ATLANTIC Annual Meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                       COMPARISON OF SHAREHOLDER RIGHTS

  ATLANTIC is organized as a corporation and PTR is organized as a REIT under the laws of the State of Maryland. As a Maryland corporation, ATLANTIC is subject to the MGCL, which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties, liabilities and indemnification of directors and officers, dividends and other distributions, meetings and voting rights of stockholders, and extraordinary actions, such as amendments to the charter, mergers, sales of all or substantially all of the assets and dissolution. As a Maryland REIT, PTR is governed by Title 8 and certain other provisions of the Annotated Code of Maryland. Title 8 covers some of the same matters covered by the MGCL, including liabilities of the trust, shareholders, trustees and officers; amendment of the declaration of trust, and mergers of a REIT with other entities. There are many matters that are addressed in the MGCL that are not dealt with in Title 8, and it is the general practice of REITs to address some of these matters through provisions in the declaration of trust.

  Certain differences between (a) the MGCL and Title 8 and (b) the ATLANTIC Charter and ATLANTIC Bylaws and the New Archstone Charter and Archstone Bylaws are discussed below. However, the discussion of the comparative rights of shareholders of ATLANTIC and shareholders of PTR set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and Title 8 and also to the ATLANTIC Charter and ATLANTIC Bylaws and to the New Archstone Charter and Archstone Bylaws. Copies of the New Archstone Charter and Archstone Bylaws have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement and Prospectus is a part. See "Incorporation by Reference."

  Authorized and Issued Shares. The ATLANTIC Charter authorizes the issuance of 250,000,000 of ATLANTIC Common Shares and the ATLANTIC Board may classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of stock. To date the ATLANTIC Board has issued 2,000,000 ATLANTIC Series A Preferred Shares and has authorized 746,032 shares of Series A Junior Participating Preferred Stock, $.01 par value per share.

  Under the New Archstone Charter, the number of shares of beneficial interest of PTR authorized for issuance is 250,000,000. Under the New Archstone Charter, the Archstone Board of Trustees may amend the New Archstone Charter, without the consent of the shareholders of Archstone, to increase or decrease the aggregate number of shares or the number of shares of any class which Archstone has authority to issue. There are currently 104,403,292 shares of beneficial interest outstanding (including PTR Common Shares and preferred shares) and 3,662,582 shares of beneficial interest reserved for issuance pursuant to convertible securities or options which have been granted. After the Merger there would be 154,155,344 shares of beneficial interest outstanding (including PTR Common Shares and the PTR Series C Preferred Shares) and 4,869,446 shares of beneficial interest reserved for issuance pursuant to convertible securities or options which have been granted.

  Special Meetings. The ATLANTIC Bylaws provide that the Chairman of the ATLANTIC Board (or any Co-Chairman, if more than one) may call a special meeting of ATLANTIC's shareholders. A special meeting must be called by the Secretary of ATLANTIC at the direction of a majority of the ATLANTIC Board or at the written request of shareholders entitled to cast 25% of all the votes entitled to be cast at the meeting.

  The New Archstone Charter provides that the Trustees, any officer of PTR or not less than 25% of the shareholders entitled to vote of PTR may call a special meeting of PTR's shareholders.

  ATLANTIC Board/PTR Board. Pursuant to the ATLANTIC Charter, the Directors of ATLANTIC are divided into classes with terms of three years, with the term of one class of Directors expiring at the annual meeting of shareholders in each year. Each Director holds office for the term for which he or she is elected and until his or her or her successor is elected and qualified, or until his or her resignation, removal or death. Section 2-406(b) of the MGCL permits a Director to be removed only with cause unless the charter of the corporation provides otherwise (which the ATLANTIC Charter does not), but neither the MGCL nor the ATLANTIC Charter defines "cause" in connection therewith. Because the term "cause" is not defined, there may be uncertainty as to the circumstances in which shareholders have the right to remove a Director.

  Pursuant to the New Archstone Charter, the PTR Board is divided into classes with terms of three years, with the term of one class of Trustees expiring at the annual meeting of shareholders in each year. Each Trustee will hold office for the term for which he or she is elected and until his or her successor is elected and qualifies, or until his or her resignation, removal or death. The New Archstone Charter provides that a Trustee may be removed with or without cause, by the affirmative vote of two-thirds of all of the votes entitled to be cast in the election of Trustees, or by two-thirds of the Trustees then in office.

  Standard of Conduct for Directors and Trustees. The MGCL requires a director of a Maryland corporation, such as ATLANTIC, to perform his duties as a director in good faith, in a manner he or she reasonably believes to be in the best interest of the corporation and with the care that an ordinary person in a like position would use under similar circumstances. Title 8 contains no statutory standard of conduct for trustees of a Maryland REIT such as PTR.

  Board Committees. The MGCL permits the board of a Maryland corporation, such as ATLANTIC, to delegate to a committee of one or more directors any of its powers except the powers to authorize dividends, issue stock in certain situations, recommend to the shareholders any action which requires shareholder approval, amend the Bylaws or approve any merger or share exchange which does not require shareholder approval.

  Title 8 contains no provision for or limitation on the composition of or delegation of powers to committees of the board of trustees of a Maryland REIT, such as PTR. Under the New Archstone Charter, the PTR Board may designate one or more committees which shall consist of one or more Trustees. Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution of the PTR Board. The New Archstone Charter provides that the PTR Board, or a majority of the Trustees, may authorize any one or more of the Trustees, or any one or more of the officers or employees or agents of the Trust, on behalf of the Trust, to exercise and perform any and all powers granted to the PTR Board, and to discharge any and all duties imposed on the PTR Board, and to do any acts and to execute any instruments deemed by such person or persons to be necessary or appropriate to exercise such power or to discharge such duties, and to exercise his or her own sound judgment in so doing.

  Amendment of Charter or the New Archstone Charter. The MGCL requires the approval of shareholders of a Maryland corporation, such as ATLANTIC, for any amendment to the charter, except for minor changes in the corporate name.

  Title 8 requires the approval of shareholders of a Maryland REIT, such as PTR, for any amendment to the declaration of trust, with certain exceptions. As permitted by Title 8, the New Archstone Charter permits the PTR Board, without any action by the shareholders, to amend the New Archstone Charter to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that PTR has authority to issue. Also, as permitted by Title 8, the New Archstone Charter permits the PTR Board, by a two-thirds vote, to amend the New Archstone Charter to qualify as a real estate investment trust under the Code or under Title 8.

  Dividends and Other Distributions. The MGCL provides that no dividend or other distribution may be paid to shareholders of a Maryland corporation, such as ATLANTIC, unless, after payment of the distribution, the corporation is able to pay its debts as they become due in the usual course of business and the corporation's total assets at least equal the sum of its liabilities and, unless the charter permits otherwise (which the charter of ATLANTIC does not), the amount that would be needed to satisfy the preferential rights on dissolution of shareholders whose preferential rights on dissolution are superior to the shareholders receiving the distribution.

  Title 8 contains no limitations on the payment of dividends or other distributions by a Maryland REIT, such as PTR.

  Maryland Asset Requirements. To maintain its qualification as a Maryland REIT, Title 8 requires that PTR hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short term securities and receivables. Title 8 also prohibits using or applying land for farming, agricultural, horticulture or similar purposes. There is no such requirement for a Maryland corporation, such as ATLANTIC.

                           DESCRIPTION OF SECURITIES

PTR COMMON SHARES

 General

  The New Archstone Charter authorizes PTR to issue up to 250,000,000 Shares of Beneficial Interest, par value $1.00 per share, consisting of PTR Common Shares, preferred shares and such other types or classes of shares of beneficial interest as the PTR Board may create and authorize from time to time. At May 15, 1998, approximately 95,105,697 PTR Common Shares were issued and outstanding and held of record by approximately 3,000 shareholders.

  The following description sets forth certain general terms and provisions of the PTR Common Shares. The statements below describing the PTR Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the New Archstone Charter and the Archstone Bylaws.

  The outstanding PTR Common Shares are fully paid and, except as set forth below under "--Shareholder Liability," non-assessable. Each PTR Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of PTR Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding PTR Common Shares can elect all of the Trustees then standing for election. Holders of PTR Common Shares are entitled to such distributions as may be authorized from time to time by the PTR Board out of funds legally available therefor. Holders of PTR Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of PTR. In the event of a liquidation, dissolution or winding up of the affairs of PTR, the holders of the PTR Common Shares are entitled to share ratably in the assets of PTR remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the PTR Series A Preferred Shares and PTR Series B Preferred Shares, and subject to the rights of holders of other series of preferred shares (including the PTR Series C Preferred Shares), if any. The rights of holders of the PTR Common Shares are subject to the rights and preferences established by the PTR Board for the PTR Series A Preferred Shares and PTR Series B Preferred Shares and any other series of preferred shares which may subsequently be issued by PTR (including the PTR Series C Preferred Shares). See "--PTR Series C Preferred Shares."

 Purchase Rights

  On July 11, 1994, the PTR Board declared a dividend of one preferred share purchase right (a "Purchase Right") for each PTR Common Share outstanding, payable to holders of PTR Common Shares of record at the close of business on July 21, 1994. The holders of any additional PTR Common Shares issued after such date and before the redemption or expiration of the Purchase Rights are also entitled to receive one Purchase Right for each such additional PTR Common Share. Each Purchase Right entitles the holder under certain circumstances to purchase from PTR one one-hundredth of a share of a series of participating preferred shares, par value $1.00 per share (the "Participating Preferred Shares"), at a price of $60.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons acquires 20% or more of the outstanding PTR Common Shares (49% in the case of Security Capital and its affiliates) or announces a tender offer or exchange offer for 25% or more of the outstanding PTR Common Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of PTR Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of PTR pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at the time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than Security Capital) would not be exercisable. The Purchase Rights will expire on July 21, 2004 and are subject to redemption in whole, but not in part, at a price of $.01 per Purchase Right payable in cash, shares of PTR or any other form of consideration determined by the PTR Board.

 Transfer Agent

  The transfer agent and registrar for the PTR Common Shares is ChaseMellon Shareholder Services, L.L.C. The PTR Common Shares are listed on the NYSE under the symbol "PTR." Upon completion of the Merger, the common shares of Archstone will be listed on the NYSE under the symbol "ASN."

 Restrictions on Ownership and Transfer

  The New Archstone Charter restricts beneficial ownership of PTR's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8%, in number of shares or value, of such shares as described above under "Approval of the New Archstone Charter--Restriction on Size of Holdings of Shares."

 Shareholder Liability

  Both Title 8 and the New Archstone Charter provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of PTR or the PTR Board. The New Archstone Charter further provides that PTR shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder and that PTR shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that such shareholder gives PTR prompt notice of any such claim or liability and permits PTR to conduct the defense thereof. In addition, PTR is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of PTR. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by PTR. Inasmuch as PTR carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which PTR's assets plus its insurance coverage would be insufficient to satisfy the claims against PTR and its shareholders.

PTR SERIES C PREFERRED SHARES

  The summary of certain terms and provisions of the PTR Series C Preferred Shares set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the New Archstone Charter and the Archstone Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement and Prospectus forms a part.

  The PTR Board is authorized to classify or reclassify any authorized but unissued shares of PTR from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares.

  When issued, the PTR Series C Preferred Shares will be validly issued, fully paid and non-assessable. The holders of the PTR Series C Preferred Shares will have no preemptive rights with respect to any shares of PTR or any other securities of PTR convertible into or carrying rights or options to purchase any such shares. The PTR Series C Preferred Shares will not be subject to any sinking fund or other obligations of PTR to redeem or retire the PTR Series C Preferred Shares. Unless redeemed by PTR, the PTR Series C Preferred Shares will have a perpetual term, with no maturity.

  The transfer agent, registrar and distribution disbursing agent for the PTR Series C Preferred Shares will be ChaseMellon Shareholder Services, L.L.C.

 Distributions

  The holders of the PTR Series C Preferred Shares will be entitled to receive, when, as and if declared by the PTR Board, out of funds legally available for that purpose, cumulative preferential cash distributions in an amount per share equal to 8.625% of the liquidation preference per annum (equivalent to $2.156 per share). Such distributions will begin to accrue and will be fully cumulative and will be payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). The distribution for each full distribution period will be computed by dividing the annual distribution rate by four. The distribution for such period, or any other period shorter than a full distribution period, will be computed on the basis of a 360-day year of twelve 30-day months. Distributions will be payable to holders of record as they appear in the stock records of PTR at the close of business on such record date as is fixed by the Board, which will be not less than 10 nor more than 50 days prior to the corresponding Distribution Payment Date (each, a "Distribution Record Date").

  No distributions on PTR Series C Preferred Shares may be declared or paid or set apart for payment by PTR at such time as the terms and provisions of any agreement of PTR, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment is restricted or prohibited by law.

  Notwithstanding the foregoing, distributions on the PTR Series C Preferred Shares will accrue whether or not PTR has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Holders of the PTR Series C Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the PTR Series C Preferred Shares which may be in arrears.

  If, for any taxable year, PTR elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gain Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gain Amount that shall be allocable to the holders of PTR Series C Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the PTR Series C Preferred Shares for the year bears to the Total Dividends.

  So long as any PTR Series C Preferred Shares are outstanding, no full distributions shall be declared or paid or set apart for payment on any series of preferred shares ranking on parity with the PTR Series C Preferred Shares as to distributions and in the distribution of assets ("Parity Shares") for any period unless full cumulative distributions have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments for all past distribution periods and the then current distribution period with respect to the PTR Series C Preferred Shares. When distributions are not paid in full, or a sum sufficient for the payment thereof is not set apart for payment, on the PTR Series C Preferred Shares and any Parity Shares, all distributions declared on the PTR Series C Preferred Shares and any Parity Shares will be declared ratably in proportion to the respective amounts of distributions accrued and unpaid on the PTR Series C Preferred Shares and on such Parity Shares.

  So long as any PTR Series C Preferred Shares are outstanding, no distributions (other than in Shares or any other class or series of shares of beneficial interest of PTR ranking junior to the PTR Series C Preferred Shares as to distributions and in the distribution of assets ("Fully Junior Shares")) may be declared or paid or set apart for payment or other distribution may be declared or made on the PTR Common Shares or any other class or series of stock of PTR ranking junior to the PTR Series C Preferred Shares as to distributions or in the distribution of assets ("Junior Shares"), nor may any Junior Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by PTR (except by conversion into or exchange for Fully Junior Shares), unless full cumulative distributions have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments for all past distribution periods and the then current distribution period with respect to the PTR Series C Preferred Shares and any Parity Shares.

  Any distribution payment made on PTR Series C Preferred Shares will be first credited against the earliest accrued but unpaid distribution due with respect to PTR Series C Preferred Shares which remains payable.

 Liquidation Rights

  Upon any liquidation, dissolution or winding up of PTR, whether voluntary or involuntary, before any payment or distribution is made to or set apart for the holders of the PTR Common Shares or any other class or series of shares of PTR ranking junior to the PTR Series C Preferred Shares in the distribution of assets, the holders of the PTR Series C Preferred Shares will be entitled to receive out of assets of PTR legally available for that purpose, liquidation distributions in the amount of the liquidation preference ($25.00 per share), plus an amount equal to all distributions (whether or not earned or declared) thereon accrued and unpaid, if any; but such holders will not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of PTR, the assets of PTR are insufficient to pay in full such preferential amount with respect to the PTR Series C Preferred Shares and the corresponding amounts with respect to all Parity Shares, then such assets will be distributed among the holders of the PTR Series C Preferred Shares and all such Parity Shares in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  Subject to the rights of the holders of any class or series of shares of beneficial interest of PTR ranking on a parity with or senior to the PTR Series C Preferred Shares in the distribution of assets, upon any liquidation, dissolution or winding up of PTR, whether voluntary or involuntary, after payment has been made in full to the holders of the PTR Series C Preferred Shares, the holders of Junior Shares will be entitled to receive any and all remaining assets, and the holders of the PTR Series C Preferred Shares will not be entitled to share therein.

  For the above purposes, a consolidation or merger of PTR with or into any other entity, a sale or transfer of all or substantially all of PTR's assets or a statutory share exchange will not be deemed to be a liquidation, dissolution or winding up of PTR, whether voluntary or involuntary.

 Redemption

  The PTR Series C Preferred Shares are not redeemable by PTR prior to August 20, 2002, except as required by the restrictions on ownership. See "-- Restrictions on Ownership." On and after August 20, 2002, PTR, at its option on not less than 30 nor more than 90 days' written notice, may redeem the PTR Series C Preferred Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per share, plus all distributions thereon accrued and unpaid, if any, to the date fixed for redemption, without interest. The redemption price of the PTR Series C Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other shares of beneficial interest of PTR, which may include other series of preferred shares. Holders of PTR Series C Preferred Shares to be redeemed shall surrender such PTR Series C Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all the outstanding PTR Series C Preferred Shares are to be redeemed, the PTR Series C Preferred Shares to be redeemed will be selected by PTR by lot or pro rata or by any other method determined by PTR.

  Unless full cumulative distributions have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments for all past distribution periods and the then current distribution period with respect to the PTR Series C Preferred Shares and any Parity Shares, the PTR Series C Preferred Shares may not be redeemed in part and PTR may not purchase or otherwise acquire PTR Series C Preferred Shares, except pursuant to a purchase or exchange offer made on the same terms to all holders of outstanding PTR Series C Preferred Shares or by conversion into or exchange for Fully Junior Shares.

  Notice of the redemption of any PTR Series C Preferred Shares will be mailed not less than 30 days nor more than 90 days prior to the redemption date to each holder of record of PTR Series C Preferred Shares at the address of such holder as shown on PTR's share records. Each notice shall state: (i) the redemption date, (ii) the number of PTR Series C Preferred Shares to be redeemed, (iii) the redemption price, (iv) the place or places at which certificates evidencing such PTR Series C Preferred Shares are to be surrendered and (v) that distributions on the PTR Series C Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all PTR Series C Preferred Shares are to be redeemed, the notice mailed to each such holder shall also specify the number of PTR Series C Preferred Shares to be redeemed from such holder. If notice of redemption of any PTR Series C Preferred Shares has been mailed and if PTR has deposited the funds necessary for such redemption in trust for the benefit of the holders of PTR Series C Preferred Shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on the PTR Series C Preferred Shares so called for redemption, such PTR Series C Preferred Shares will no longer be deemed outstanding and all rights of the holders thereof will terminate, except the right to receive the redemption price.

  If the redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, then each holder of PTR Series C Preferred Shares at the close of business on such Distribution Record Date will be entitled to receive the distribution payable on such PTR Series C Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof before such Distribution Payment Date or PTR's default in the payment of the distribution due. Except as provided above, PTR will make no payment or allowance for unpaid distributions, whether or not in arrears, on PTR Series C Preferred Shares called for redemption.

  The PTR Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to preserve PTR's status as a REIT as defined in the Code, the PTR Series C Preferred Shares may be subject to redemption as described in "--Restrictions on Ownership." Any such redemption would apply only to shares held, directly or indirectly, by those shareholders with concentrated share ownership that would violate the Preferred Shares Ownership Limit (as defined below) or the 9.8% ownership limitation on all outstanding shares of PTR's beneficial interest. In addition, the number of shares subject to such a redemption would be limited to that number of concentrated shares sufficient in the opinion of the Board to maintain or bring the ownership of shares into conformity with such limits. See "--Restrictions on Ownership."

 Voting Rights

  Except as indicated below, the holders of PTR Series C Preferred Shares will have no voting rights.

  If and whenever six quarterly distributions (whether or not consecutive) payable on the PTR Series C Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two, and the holders of PTR Series C Preferred Shares, together with the holders of any Parity Shares (any such Parity Shares, the "Voting Preferred Shares"), voting as a single class, will have the right to elect two additional Trustees to serve on the Board at the next annual meeting of shareholders or a special meeting of the holders of the PTR Series C Preferred Shares and the Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such distributions in arrears have been paid and a sum sufficient for the payment thereof has been set aside for payment of the distribution for the current distribution period with respect to the PTR Series C Preferred Shares and such Voting Preferred Shares. The term of office of all Trustees so elected will terminate with the termination of such voting rights. For so long as Security Capital and certain of its affiliates beneficially own in excess of 10% of the outstanding Shares, in any such vote by holders of the PTR Series C Preferred Shares and the Voting Preferred Shares, any PTR Series C Preferred Shares and Voting Preferred Shares beneficially owned by Security Capital and such affiliates will be voted in the same respective percentages as the PTR Series C Preferred Shares and Voting Preferred Shares that are not beneficially owned by such persons.

  The approval of two-thirds of the outstanding PTR Series C Preferred Shares and Voting Preferred Shares similarly affected, voting as a single class, is necessary in order to (i) amend the New Archstone Charter to materially and adversely affect the voting powers, rights or preferences of the holders of the PTR Series C Preferred Shares or the Voting Preferred Shares, (ii) enter into a share exchange that affects the PTR Series C Preferred Shares, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into PTR, unless in each such case, each PTR Series C Preferred Share remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption identical to those of a PTR Series C Preferred Share (except for changes that do not materially and adversely affect the holders of the PTR Series C Preferred Shares) or (iii) authorize, reclassify, create or increase the authorized amount of any class of shares of beneficial interest ranking senior to the PTR Series C Preferred Shares in the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of PTR. However, PTR may create additional classes of Parity Shares and Junior Shares, increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of PTR Series C Preferred Shares.

  The holders of PTR Series C Preferred Shares are not entitled to vote on any merger or consolidation involving PTR or a sale of all or substantially all of the assets of PTR.

 Conversion

  The PTR Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of PTR.

 Restrictions on Ownership

  For PTR to qualify as a REIT under the Code, no more than 50% in value of the shares of PTR's beneficial interest (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a short taxable year. The shares of PTR's beneficial interest must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. The Articles Supplementary relating to the PTR Series C Preferred Shares will contain certain provisions restricting the ownership and transfer of PTR Series C Preferred Shares (the "Preferred Shares Ownership Limit").

  The Preferred Shares Ownership Limit provides that, subject to certain exceptions, no person or persons acting as a group may beneficially own more than 25% of the PTR Series C Preferred Shares outstanding at any time, except as a result of PTR's redemption of PTR Series C Preferred Shares. PTR Series C Preferred Shares owned in excess of the Preferred Shares Ownership Limit must be redeemed by PTR at a price equal to the average daily per share closing sale price during the 30-day period ending on the Business Day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to PTR's redemption of PTR Series C Preferred Shares; provided that thereafter any additional PTR Series C Preferred Shares acquired by such person will constitute excess shares ("Excess Shares"). From and after the date of notice of such redemption, the holder of the PTR Series C Preferred Shares thus redeemed will cease to be entitled to any distribution (other than distributions declared prior to the date of notice of redemption), voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The Preferred Shares Ownership Limit may not be waived with respect to certain affiliates of PTR.

 Legend

  All certificates evidencing PTR Series C Preferred Shares will bear a legend referring to the restrictions described above.

                          PRINCIPAL SHAREHOLDERS

PTR

  The following table sets forth, as of May 15, 1998, the beneficial ownership of PTR Common Shares for (i) each person known to PTR to have been the beneficial owner of more than five percent of the outstanding PTR Common Shares on such date, (ii) each Trustee of PTR, (iii) each PTR Named Executive Officer and (iv) all Trustees and executive officers of PTR as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes, for purposes of calculating the number and percent of PTR Common Shares beneficially owned by a person, that (i) all PTR Series A Preferred Shares beneficially owned by that person have been converted into PTR Common Shares and (ii) all options held by that person which are exercisable within 60 days have been exercised, but that no options or convertible securities held by other persons have been exercised or converted. Fractional PTR Common Shares have been rounded to the nearest whole PTR Common Share in the table below and elsewhere in this Joint Proxy Statement and Prospectus.

                                                       NUMBER OF
                                                       PTR COMMON
                                                         SHARES         PERCENT OF ALL
                                                      BENEFICIALLY        PTR COMMON
        NAME OF BENEFICIAL OWNER                         OWNED              SHARES
        ------------------------                      ------------      --------------
      Security Capital Group Incorporated...........
       125 Lincoln Avenue                              30,687,072(l)         32.3%
       Santa Fe, New Mexico 87501
      The Capital Group Companies, Inc..............    5,089,370(2)          5.4%
       333 South Hope Street
       Los Angeles, CA 90071
      C. Ronald Blankenship.........................       35,529(3)          *
      James A. Cardwell.............................       35,706(4)          *
      John T. Kelley, III...........................       18,835(4)          *
      Calvin K. Kessler.............................       34,285(4)          *
      William G. Myers..............................       20,341(4)(5)       *
      James H. Polk, III............................       51,028(6)          *
      John C. Schweitzer............................       34,602(4)(7)       *
      R. Scot Sellers...............................      108,972(8)          *
      Patrick R. Whelan.............................       88,182             *
      Jay S. Jacobson...............................       45,325             *
      John Jordano III..............................       18,130             *
      Bryan J. Flanagan.............................       20,396             *
      Richard A. Banks..............................       38,526             *
      All Trustees and executive officers as a group      563,454             *
       (15 persons).................................

--------

  *Less than 1%

(1) These PTR Common Shares are owned of record by SC Realty Incorporated, a wholly owned subsidiary of Security Capital, and are pledged to secure Security Capital's $700 million revolving line of credit facility with a syndicate of banks. As of May 15, 1998, there were approximately $475 million of borrowings outstanding under the line of credit. The line of credit is also secured by securities owned by Security Capital of SCI, a publicly traded REIT, ATLANTIC, a publicly traded REIT, Homestead, a publicly traded extended-stay lodging company, and Security Capital U.S. Realty, a publicly traded entity based in Luxembourg which invests in real estate operating companies in the United States. Security Capital estimates that the aggregate market value of the pledged securities exceeded $3.6 billion as of May 15, 1998. Security Capital was in compliance with all covenants under the line of credit at December 31, 1997.

(2) Information regarding beneficial ownership of PTR Common Shares by The Capital Group Companies, Inc. is included herein in reliance on an amendment to Schedule 13G dated February 10, 1998 filed with the Commission. Capital Research and Management Company, a subsidiary of The Capital Group Companies, Inc., may be deemed to be the beneficial owner of the PTR Common Shares reported, which are owned by various investment companies. The Capital Group Companies, Inc. has sole dispositive power with respect to all PTR Common Shares reported, and such PTR Common Shares were acquired in the ordinary course of business and were not acquired for the purpose, and do not have the effect, of changing or influencing control of PTR.

(3) Includes 14,936 shares held by Zebec Data Systems, a corporation in which Mr. Blankenship is the controlling shareholder.

(4) Includes for each of Messrs. Kessler and Cardwell beneficial ownership of 8,000 PTR Common Shares, for Messrs. Schweitzer and Kelley beneficial ownership of 6,000 PTR Common Shares and for Mr. Myers beneficial ownership of 2,000 PTR Common Shares, which are issuable upon exercise of options granted under the PTR Outside Trustees Plan. See "Election of Trustees of PTR--Trustee Compensation."

(5) Includes 6,857 shares held by the Myers Family Trust; 3,491 shares held by each of the Myers Family Foundation and Milagro de Ladera, L.P.; and 1,745 shares held by each of the William G. Myers IRA and the Ojai Land Company.

(6) Includes 1,028 shares held in trust for Mr. Polk's children.

(7) Includes 3,055 shares held by Mr. Schweitzer's spouse; 10,604 shares held by Campbell Capital, Ltd., and 2,290 shares held by Mesa Investment Company.

(8) Includes 421 shares held by Mr. Sellers' spouse as her separate property, 418 shares held in trust for Mr. Sellers' children and 449 shares held in Mr. Sellers' IRA.

ATLANTIC

  The following table sets forth, as of May 15, 1998, the beneficial ownership of ATLANTIC Common Shares for (i) each person known to ATLANTIC to have been the beneficial owner of more than five percent of the outstanding ATLANTIC Common Shares on that date, (ii) each Director of ATLANTIC, (iii) each ATLANTIC Named Executive Officer and (iv) all Directors and executive officers of ATLANTIC as a group. Unless otherwise indicated in the footnotes, all of the ATLANTIC Common Shares are owned directly and the indicated person or entity has sole voting and dispositive power. The number and percent of ATLANTIC Common Shares beneficially owned by a person assume that all options held by that person which are exercisable within 60 days have been exercised, but that no options held by other persons have been exercised.

                                            NUMBER OF ATLANTIC    PERCENT OF
                                              COMMON SHARES      ALL ATLANTIC
           NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED   COMMON SHARES
           ------------------------         ------------------   -------------
   Security Capital Group Incorporated.....     23,853,211(1)        49.9%
    125 Lincoln Avenue
    Santa Fe, NM 87501
   Manuel A. Garcia III....................         12,000(2)           *
   Ned S. Holmes...........................         59,500(2)(3)        *
   Constance B. Moore......................        100,735              *
   James C. Potts..........................        102,186              *
   John M. Richman.........................         13,250(2)           *
   J. Lindsay Freeman......................         44,568              *
   Bradley C. Miller.......................         44,818              *
   William Kell............................         20,055              *
   All Directors and executive officers as
    a group (9 persons)....................        397,112              *

--------

 * Less than 1%.

(1) These ATLANTIC Common Shares are owned of record by SC Realty Incorporated, and are pledged to secure Security Capital's $700 million revolving line of credit facility with a syndicate of banks. As of May 15, 1998, there were approximately $475 million of borrowings outstanding under the line of credit. The line of credit is also secured by securities owned by Security Capital of PTR, a publicly traded REIT, SCI, a publicly traded REIT, Homestead, a publicly traded extended-stay lodging company, and Security Capital U.S. Realty, a publicly traded entity based in Luxembourg which invests in real estate operating companies in the United States. Security Capital estimates that the aggregate market value of the pledged securities exceeded $3.6 billion as of May 15, 1998. Security Capital was in compliance with all covenants under the line of credit at December 31, 1997.

(2) Includes 2,000 ATLANTIC Common Shares each for Messrs. Garcia, Holmes and Richman which are issuable upon exercise of options granted under the Outside Directors Plan. See "Election of Directors of ATLANTIC--Outside Directors Plan."

(3) Mr. Holmes directly owns 7,000 of these ATLANTIC Common Shares. Mr. Holmes may be deemed to beneficially own 52,500 of these ATLANTIC Common Shares which are owned by Mr. Holmes' children and by Holmes Family Venture Ltd., a family entity with respect to which Mr. Holmes shares voting and dispositive power.

                  CERTAIN RELATIONSHIPS AND TRANSACTIONS

PTR

 PTR REIT Management Agreement

  Prior to the 1997 PTR Merger, PTR had a REIT management agreement pursuant to which the PTR REIT Manager, a wholly owned subsidiary of Security Capital, provided management services to PTR. The PTR REIT Manager provided both strategic and day-to-day management to PTR, including research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, legal and accounting services. The REIT management agreement required PTR to pay a basic annual fee of $855,000 plus 16% of cash flow as defined in the agreement, payable monthly. The PTR REIT Manager also received a fee of 0.25% per year on the average daily balance of cash equivalent investments. For the year ended December 31, 1997, the PTR REIT Manager earned REIT management fees totaling approximately $13.0 million. The REIT management agreement was terminated effective September 9, 1997 in connection with the 1997 PTR Merger. See "--The 1997 PTR Merger Transaction," and "--Administrative Services Agreement."

 Property Management Company

  Prior to the 1997 PTR Merger, SCG Realty Services Incorporated ("SCG Realty Services"), a wholly owned subsidiary of Security Capital, provided property management services for approximately 94% of PTR's operating multifamily units. Rates for services performed by the SCG Realty Services were between 3.0% and 3.75% per annum of community revenues and were subject to annual approval by PTR's independent Trustees (who received an annual review of fees paid for similar services from an independent third party). During the year ended December 31, 1997, PTR paid aggregate fees of approximately $7.6 million to the SCG Realty Services.

 Homestead Transaction

  In October 1996, PTR, ATLANTIC, and Security Capital sold, through a series of merger transactions, all of their respective assets relating to Homestead Village(R) properties to Homestead, and PTR and ATLANTIC entered into funding commitment agreements (see "--Funding Commitment Agreement"). The Homestead transaction resulted in PTR (a) owning 9,485,727 shares of Homestead common stock, (b) owning 6,363,789 warrants to purchase one share of Homestead common stock at $10.00 per share and (c) owning approximately $84.5 million in convertible mortgage notes as described below (see "--Funding Commitment Agreement"). PTR distributed the Homestead common stock and warrants which it received to its shareholders pro rata on November 12, 1996 (the "PTR Homestead Distribution"). Each holder of record of a PTR Common Share on October 29, 1996 received 0.125694 shares of Homestead common stock and warrants to purchase 0.084326 shares of Homestead common stock plus cash for fractional shares and warrants. The Homestead common stock trades on the NYSE under the symbol "HSD."

 Funding Commitment Agreement

  Pursuant to a funding commitment agreement entered into at the closing of the Homestead transaction, PTR agreed to make mortgage loans to Homestead of up to $198.8 million, including $75.9 which was funded prior to the closing of the transaction, which amount was anticipated to be sufficient to complete the development of the Homestead Village(R) properties contributed by PTR. PTR received 6,363,789 warrants, each to purchase one share of Homestead common stock, in exchange for its entering into the funding commitment agreement, which PTR subsequently distributed pro rata to its shareholders in the Homestead Distribution. Each Homestead warrant was exercisable at $10.00 per share and expired October 27, 1997. PTR receives convertible mortgage notes in respect of fundings under the funding commitment agreement in stated amounts of up to $221.3 million, including the $84.5 million of notes which were outstanding at the closing of the Homestead transaction. The effect of these provisions of the funding commitment agreement is that PTR funds approximately $900,000 for each $1,000,000 principal amount of convertible mortgage loans. Each mortgage note issued by Homestead pursuant to the funding commitment agreement is convertible into shares of Homestead common stock on the basis of one share of Homestead common stock for every $11.50 of principal outstanding on the mortgage loan.

  The obligation of PTR is limited to a specific dollar amount for each property identified in the funding commitment agreement. Upon any determination by Homestead to commence development of a property identified in the funding commitment agreement, Homestead is required to notify PTR and PTR is required to fund up to the full amount of its obligation with respect to such property. Homestead is required to endeavor in good faith to complete the development of that property consistent with the development plans for that property. The obligation of Homestead to call for funding of, and the obligation of PTR to provide funding for, the mortgage loans expired on March 31, 1998, except with respect to properties for which Homestead has given notice that it intends to develop. Interest on the mortgage notes accrues at the rate of 9% per annum on the unpaid principal balance, payable every six months. The mortgage notes are scheduled to mature on October 31, 2006, and are not callable until October 27, 2001. Homestead has pledged the assets that were contributed by PTR as collateral for the mortgage loans being made by PTR. At December 31, 1997, PTR had advanced $186.9 million under the funding commitment agreement and the face amount of the mortgage notes outstanding was $208.1 million.

 Protection of Business Agreement

  PTR entered into a protection of business agreement with Homestead at the closing of the Homestead transaction which prohibits PTR and its affiliates from engaging, directly or indirectly, in the extended-stay lodging business except through Homestead and its subsidiaries. The agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily properties. The agreement does not prohibit PTR from: (i) owning securities of Homestead; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as it does not actively participate in the business of that person;
(iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties; and (iv) owning securities of another person primarily engaged in a business other than owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not that person owns, operates, develops, manages or leases extended-stay lodging properties. The agreement does not prohibit Homestead from: (i) owning securities of PTR, ATLANTIC, or Security Capital;
(ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden-style multifamily properties; and (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing garden-style multifamily properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties. The agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from PTR, ATLANTIC, or Security Capital or any of their respective affiliates), by any person (or group of associated persons acting in concert), other than PTR, ATLANTIC, or Security Capital or their respective affiliates, of 25% or more of the outstanding voting stock of Homestead, without the prior written consent of Homestead's board of directors. Subject to earlier termination pursuant to the preceding sentence, the protection of business agreement will terminate on October 17, 2006.

 Homestead Investor Agreement

  PTR entered into an investor and registration rights agreement with Homestead at the closing of the Homestead transaction pursuant to which PTR is entitled to designate one person for nomination to the Homestead board of directors, and Homestead will use its best efforts to cause the election of that nominee for so long as PTR has the right to convert in excess of $20 million in principal amount of loans made pursuant to its funding commitment agreement. PTR's nominee may, but need not, include the same person(s) nominated by

Security Capital pursuant to Security Capital's investor agreement with Homestead. In addition, Homestead has granted to PTR registration rights with respect to the distribution of all of the shares of Homestead common stock issuable upon conversion of the convertible mortgage notes. PTR may request three registrations pursuant to Rule 415 promulgated under the Securities Act, of all shares of Homestead common stock issued or issuable upon conversion of the convertible mortgage notes. That registration, except for the fees and disbursements of counsel to PTR, will be at the expense of Homestead.

 The 1997 PTR Merger Transaction

  In January 1997, Security Capital made a proposal to the PTR Board that Security Capital exchange the PTR REIT Manager and the Property Manager for PTR Common Shares, with the result that PTR would become an internally managed REIT. On March 24, 1997, Security Capital and PTR entered into a Merger and Issuance Agreement, as amended, pursuant to which Security Capital caused the PTR REIT Manager and the Property Manager to be merged into a newly formed subsidiary of PTR. On September 8, 1997, PTR's shareholders voted to approve the 1997 PTR Merger, which closed on September 9, 1997. The employees of the PTR REIT Manager and the Property Manager became employees of PTR as a result of the 1997 PTR Merger. In exchange for the transfer of those businesses, PTR issued to Security Capital 3,295,533 PTR Common Shares valued at approximately $75.8 million. The number of PTR Common Shares issued to Security Capital was based on the average closing price of the PTR Common Shares over the five-day period prior to the record date for determining PTR's shareholders entitled to vote at the meeting in connection with the 1997 PTR Merger, subject to a maximum and minimum number of PTR Common Shares. The average closing price of the PTR Common Shares over the five-day period prior to that record date was $23.0125 per PTR Common Share.

  In order to allow holders of PTR Common Shares (other than Security Capital) the opportunity to maintain their relative ownership in PTR, concurrently with the proxy solicitation seeking approval of the 1997 PTR Merger, PTR conducted a rights offering entitling holders of PTR Common Shares (other than Security Capital) to purchase up to 7,433,433 additional PTR Common Shares. Simultaneously with the offering of PTR Common Shares to the rights holders, Security Capital Markets Group Incorporated, which is owned by Security Capital, sought investors on a best efforts basis, to oversubscribe and acquire unsubscribed shares. Due to investor demand, PTR sold and issued an additional 1,486,686 PTR Common Shares for a total of 8,920,119 PTR Common Shares sold. The subscription price for PTR Common Shares in the rights offering was $21.8125 per PTR Common Share, which was equal to 94.8% of the price at which PTR Common Shares were issued to Security Capital in the 1997 PTR Merger. In addition, as part of the 1997 PTR Merger transaction, Security Capital issued warrants to purchase 3,644,430 shares of Security Capital's Class B common stock, par value $.01 per share (the "Class B Common Stock"), pro rata directly to holders of PTR Common Shares (the "PTR Warrant Issuance"), other than Security Capital. The PTR Warrant Issuance was made by Security Capital in order to induce holders of PTR Common Shares to vote in favor of the 1997 PTR Merger transaction, to broaden Security Capital's shareholder base, to enable Security Capital to raise additional equity capital at a relatively low cost through exercises of warrants and to enable Security Capital to raise additional equity capital in the long run by preserving and enhancing its goodwill with the shareholders of PTR. The number of shares of Class B Common Stock subject to the warrants was based on the closing price of the Class B Common Stock on September 18, 1997, the date the warrants were issued to the agent for the PTR Warrant Issuance for subsequent distribution to holders of PTR Common Shares, other than Security Capital. The warrants will expire on September 18, 1998 and contain customary provisions to protect shareholders from dilution in certain events, including certain distributions and sales of shares of Class B Common Stock at less than market price.

 Security Capital Investor Agreement

  As part of the 1997 PTR Merger transaction, PTR and Security Capital amended and restated an investor agreement. See "The Merger--Investor Agreement."

 Administrative Services Agreement

  Upon consummation of the 1997 PTR Merger, PTR and Security Capital entered into an administrative services agreement (the "PTR Administrative Services Agreement"), pursuant to which Security Capital provides PTR with certain administrative and other services with respect to certain aspects of PTR's business, as selected from time to time by PTR at its option. These services include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, investor relations, insurance administration and legal administration. The fees payable to Security Capital are equal to Security Capital's direct cost of providing those services, plus 20%, subject to a maximum amount of approximately $7.7 million during the initial term of the agreement, of which approximately $2.2 million applied to the period between closing of the 1997 PTR Merger and December 31, 1997 and $5.5 million applies to 1998. Cost savings by Security Capital under the agreement will accrue to PTR. For the period from September 9, 1997 through December 31, 1997, PTR expensed $1.3 million of costs under the agreement. The agreement is for an initial term expiring on December 31, 1998 and will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the PTR Board. In connection with the Merger, the PTR Administrative Services Agreement will be amended to increase the limitation on aggregate fees for services will be increased to reflect the increased level of services to be provided to Archstone.

 License Agreement

  PTR and Security Capital entered into a license agreement on the closing date of the 1997 PTR Merger pursuant to which Security Capital granted PTR a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital." The term of the license is for a period of 15 years, subject to PTR's right to extend the license for up to two additional five-year periods.

 Protection of Business Agreement

  PTR and Security Capital entered into a protection of business agreement on the closing date of the 1997 PTR Merger, which prohibited Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those previously provided by the PTR REIT Manager and the Property Manager to any entity which owns or operates multifamily properties. The agreement does not prohibit Security Capital or its affiliates from owning the securities of any class of PTR or ATLANTIC. The agreement will terminate in the event of an acquisition, directly or indirectly, (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of PTR and (ii) the percentage of outstanding voting securities of PTR owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the PTR Board. Subject to earlier termination pursuant to the preceding sentence, the agreement will terminate on September 9, 2000, the third anniversary of the closing date of the 1997 PTR Merger.

 Other Transactions with Affiliates

  On March 31, 1995, Security Capital entered into an unsecured, full recourse promissory note with R. Scot Sellers, then a Managing Director of PTR and PTR's REIT Manager. Under the terms of the promissory note, Security Capital lent Mr. Sellers $249,997, which amount is due on the earlier of January 4, 2005 or 120 days after Mr. Sellers is no longer an officer of PTR. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of 90 days or less, in effect from time to time, plus .25%, and is payable semiannually on each July 4 and January 4. The proceeds of the promissory note were used by Mr. Sellers to purchase PTR Common Shares.

  On September 8, 1997, Security Capital entered into a promissory note with
R. Scot Sellers, President and Chief Executive Officer of PTR. Under the terms of the promissory note, Security Capital lent Mr. Sellers

$100,000, which amount is due on the earlier of January 10, 2005 or 120 days after Mr. Sellers is no longer an officer of PTR. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus 0.25% and is payable semi-annually on each January 10 and July 10. The proceeds of the promissory note were used by Mr. Sellers to purchase PTR Common Shares under the Share Purchase Program.


ATLANTIC

 REIT Management Agreement

  Prior to the 1997 ATLANTIC Merger, ATLANTIC had a REIT management agreement pursuant to which the ATLANTIC REIT Manager provided management services to ATLANTIC. The ATLANTIC REIT Manager provided both strategic and day-to-day management of ATLANTIC, including research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, legal and accounting services.

  The REIT management agreement required ATLANTIC to pay an annual fee of 16% of cash flow as defined in the agreement, payable monthly. Cash flow was calculated by reference to ATLANTIC's cash flow from operations plus (i) fees paid to the ATLANTIC REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Directors of ATLANTIC (of which there were none) and (iii) 33% of any interest paid by ATLANTIC on convertible subordinated debentures (of which there were none); and after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) assumed principal and interest payments on senior unsecured debt treated as having regularly scheduled principal and interest payments like a 20-year level-payment, fully amortizing mortgage and (iii) distributions actually paid with respect to any non-convertible preferred stock. Cash flow did not include: (i) realized gains or losses from disposition of investments, (ii) interest income from cash equivalent investments and the Homestead convertible mortgage notes,
(iii) provisions for possible losses on investments, and (iv) extraordinary items.

  The ATLANTIC REIT Manager also received a fee of 0.20% per year on the average daily balance of cash equivalent investments. The REIT Management fee aggregated $8.5 million for 1997.

 Property Management Company

  Prior to the 1997 ATLANTIC Merger, SCG Realty Services Atlantic Incorporated ("SCG Realty Atlantic"), an affiliate of the ATLANTIC REIT Manager, provided property management services for certain of ATLANTIC's communities. The agreement provided for a fee to SCG Realty ATLANTIC of 3.5% per annum of community revenues for communities located in Atlanta and Washington, D.C. markets and 3.75% per annum of community revenues for all other communities, paid monthly, which aggregated $3.8 million for 1997.

 Homestead Transaction

  In October 1996, ATLANTIC, PTR and Security Capital sold, through a series of merger transactions, all of their respective assets relating to Homestead Village(R) properties to Homestead, and ATLANTIC and PTR entered into funding commitment agreements (see "--Funding Commitment Agreement"). The Homestead transaction resulted in ATLANTIC (a) owning 4,201,220 shares of Homestead common stock, (b) owning 2,818,517 warrants to purchase one share of Homestead common stock at $10.00 per share, (c) owning up to $98.0 million in convertible mortgage notes as described below (see "--Funding Commitment Agreement"), and (d) providing a cash payment of $16.6 million to Homestead on the closing date. ATLANTIC distributed the Homestead common stock and warrants which it received to its shareholders pro rata on November 12, 1996 (the "ATLANTIC Homestead Distribution"). Each holder of record of an ATLANTIC Common Share on

October 29, 1996 received 0.110875 shares of Homestead common stock and warrants to purchase 0.074384 shares of Homestead common stock. The Homestead common stock trades on the NYSE under the symbol "HSD."

 Funding Commitment Agreement

  Pursuant to a funding commitment agreement entered into at the closing of the Homestead transaction, ATLANTIC agreed to fund up to $111.1 million to Homestead, which amount was anticipated to be sufficient to complete the development of the Homestead Village(R) properties contributed by ATLANTIC. ATLANTIC received 2,818,517 warrants, each to purchase one share of Homestead common stock, in exchange for its entering into the funding commitment agreement, which ATLANTIC subsequently distributed pro rata to its shareholders in the ATLANTIC Homestead Distribution. Each Homestead warrant was exercisable at $10.00 per share and expired October 27, 1997. ATLANTIC receives convertible mortgage notes in respect of fundings under the funding commitment agreement in stated amounts of up to $98.0 million. The effect of these provisions of the funding commitment agreement is that ATLANTIC funds $1,133,535 for each $1,000,000 principal amount of convertible mortgage loans. The convertible mortgage loans are recorded for financial reporting purposes at a premium of approximately $13.1 million which is being amortized and recorded as an adjustment to interest income over the ten-year term of the mortgage loans using the effective interest method. The stated amounts of the convertible mortgage notes have been adjusted to provide an effective yield (after giving effect to the premium due to the issuance of the Homestead warrants and the convertibility of the mortgage notes) to ATLANTIC of 8.46% on a fully funded basis which is reflective of the relative rate of return anticipated to be realized on all of the properties contributed by ATLANTIC. Homestead is required to endeavor in good faith to complete the development of that property consistent with the development plans for that property. Each mortgage note issued by Homestead pursuant to the funding commitment agreement is convertible into shares of Homestead common stock on the basis of one share of Homestead common stock for every $11.50 of principal outstanding on the mortgage loan. Interest on the mortgage notes accrues at the rate of 9% per annum on the unpaid principal balance, payable every six months. The mortgage notes are scheduled to mature on October 31, 2006, and are not callable until October 27, 2001. Homestead has pledged the assets being contributed by ATLANTIC as collateral for the mortgage loans being made by ATLANTIC. At December 31, 1997, ATLANTIC had advanced $106.0 million under the funding commitment agreement and $93.5 million principal amount of mortgage notes was outstanding.

 Protection of Business Agreement

  ATLANTIC entered into a protection of business agreement with Homestead at the closing of the Homestead transaction which prohibits ATLANTIC and its affiliates from engaging, directly or indirectly, in the extended-stay lodging business except through Homestead and its subsidiaries. The agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily properties. The agreement does not prohibit ATLANTIC from: (i) owning securities of Homestead;
(ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as it does not actively participate in the business of that person; (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties; and (iv) owning securities of another person primarily engaged in a business other than owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not that person owns, operates, develops, manages or leases extended-stay lodging properties. The agreement does not prohibit Homestead from: (i) owning securities of ATLANTIC, PTR or Security Capital;
(ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden-style multifamily properties; and (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing garden-style multifamily properties, so long as not more than 5% of that person's consolidated revenues are derived from those properties. The agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from ATLANTIC, PTR or Security Capital or any of their respective affiliates), by any person (or group of associated persons acting in concert), other than ATLANTIC, PTR or Security Capital or their respective affiliates, of 25% or more of the outstanding voting stock of Homestead, without the prior written consent of Homestead's board of directors. Subject to earlier termination pursuant to the preceding sentence, the protection of business agreement will terminate on October 17, 2006.

 Homestead Investor Agreement

  ATLANTIC entered into an investor and registration rights agreement with Homestead at the closing of the Homestead transaction pursuant to which ATLANTIC is entitled to designate one person for nomination to the Homestead board of directors, and Homestead will use its best efforts to cause the election of that nominee for so long as ATLANTIC has the right to convert in excess of $20 million in principal amount of loans made pursuant to its funding commitment agreement. ATLANTIC's nominee may, but need not, include the same person(s) nominated by Security Capital pursuant to Security Capital's investor agreement with Homestead. In addition, Homestead has granted to ATLANTIC registration rights with respect to the distribution of all of the shares of Homestead common stock issuable upon conversion of the convertible mortgage notes. ATLANTIC may request three registrations pursuant to Rule 415 promulgated under the Securities Act, of all shares of Homestead common stock issued or issuable upon conversion of the convertible mortgage notes. That registration, except for the fees and disbursements of counsel to ATLANTIC, will be at the expense of Homestead.

 Development Agreements

  ATLANTIC is a party to several development agreements with unaffiliated third-party developer/managers (the "Development Agreements"), which provide that ATLANTIC will make certain earnout payments to the developer/managers either in the form of cash, ATLANTIC Common Shares or shares of Security Capital's common stock, as determined in the sole discretion of the developer/managers. The amount of those payments will be determined on a per site basis and will be a percentage of the amount by which annualized net operating income, capitalized at a rate as provided by the agreement, exceeds the total actual project costs. ATLANTIC paid $0.8 million in February 1997 with respect to one community and $4.0 million in August 1997 with respect to four communities to one of those developer/managers. The aggregate amount of earnout payments for the two remaining communities cannot exceed $2.2 million. The developer/managers were not entitled to receive any earnout payments at December 31, 1997 on the two remaining communities. The Development Agreements will remain in effect after the Merger.

 The 1997 ATLANTIC Merger Transaction

  In January 1997, Security Capital made a proposal to the ATLANTIC Board that Security Capital exchange the ATLANTIC REIT Manager and SCG Realty Atlantic for ATLANTIC Common Shares, with the result that ATLANTIC would become an internally managed REIT. On March 24, 1997, Security Capital and ATLANTIC entered into a Merger and Issuance Agreement, as amended, pursuant to which Security Capital caused the ATLANTIC REIT Manager and SCG Realty Atlantic to be merged into a newly formed subsidiary of ATLANTIC. On September 8, 1997, ATLANTIC's shareholders voted to approve the 1997 ATLANTIC Merger, which closed on September 9, 1997. The employees of the ATLANTIC REIT Manager and SCG Realty ATLANTIC became employees of ATLANTIC as a result of the 1997 ATLANTIC Merger. In exchange for the transfer of those businesses, ATLANTIC issued to Security Capital 2,306,591 ATLANTIC Common Shares valued at approximately $54.6 million. The number of ATLANTIC Common Shares issued to Security Capital was based on the average closing price of the ATLANTIC Common Shares over the five-day period prior to the record date for determining ATLANTIC's shareholders entitled to vote at the meeting in connection with the

1997 ATLANTIC Merger, subject to a maximum and minimum number of ATLANTIC Common Shares. The average closing price of the ATLANTIC Common Shares over the five-day period prior to that record date was $23.675 per ATLANTIC Common Share.

  In order to allow holders of ATLANTIC Common Shares (other than Security Capital) the opportunity to maintain their relative ownership in ATLANTIC, concurrently with the proxy solicitation seeking approval of the 1997 ATLANTIC Merger, ATLANTIC conducted a rights offering entitling holders of ATLANTIC Common Shares (other than Security Capital) to purchase up to 2,552,770 additional ATLANTIC Common Shares. The subscription price for ATLANTIC Common Shares in the rights offering was $22.375 per ATLANTIC Common Share, which was equal to 94.5% of the price at which ATLANTIC Common Shares were issued to Security Capital in the 1997 ATLANTIC Merger. In addition, as part of the 1997 ATLANTIC Merger, Security Capital issued warrants to purchase 1,675,940 shares of Security Capital's Class B Common Stock, pro rata directly to holders of ATLANTIC Common Shares (the "ATLANTIC Warrant Issuance"), other than Security Capital. The ATLANTIC Warrant Issuance was made by Security Capital in order to induce holders of ATLANTIC Common Shares to vote in favor of the 1997 ATLANTIC Merger transaction, to broaden Security Capital's shareholder base, to enable Security Capital to raise additional equity capital at a relatively low cost through exercises of warrants and to enable Security Capital to raise additional equity capital in the long run by preserving and enhancing its goodwill with the shareholders of ATLANTIC. The number of shares of Class B Common Stock subject to the warrants was based on the closing price of the Class B Common Stock on September 18, 1997, the date the warrants were issued to the agent for the ATLANTIC Warrant Issuance for subsequent distribution to holders of ATLANTIC Common Shares, other than Security Capital. The warrants will expire on September 18, 1998 and contain customary provisions to protect shareholders from dilution in certain events, including certain distributions and sales of shares of Class B Common Stock at less than market price.

 Security Capital Investor Agreement

  As part of the 1997 ATLANTIC Merger transaction, ATLANTIC and Security Capital amended and restated an investor agreement. The investor agreement provides that, without first having consulted with the nominees of Security Capital designated in writing, ATLANTIC may not seek Board approval of (i) ATLANTIC's annual budget; (ii) incurring expenses in any year exceeding (a) any line item in the annual budget by the greater of $500,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of ATLANTIC's business where the aggregate purchase price paid or received by ATLANTIC exceeds $25.0 million; and (iv) entering into any new contract with a service provider (a) for investment management, property management or leasing services or (b) which reasonably contemplates annual contract payments by ATLANTIC in excess of $1.0 million. ATLANTIC is under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

  Additionally, so long as Security Capital beneficially owns at least 25% of the ATLANTIC Common Shares, Security Capital has the right to approve the following matters proposed by ATLANTIC: (i) the issuance or sale of any ATLANTIC Common Shares (including the grant of any rights, options or warrants to subscribe for or purchase ATLANTIC Common Shares or any security convertible into or exchangeable for ATLANTIC Common Shares or the issuance or sale of any security convertible into or exchangeable for ATLANTIC Common Shares), at a price per share less than the fair market value of an ATLANTIC Common Share on the date of that issuance or sale; (ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, ATLANTIC's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of ATLANTIC or any securities convertible into shares of ATLANTIC may be issued and any action with respect to the compensation of the senior officers of ATLANTIC (including the granting or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, ATLANTIC's Interest Expense Coverage Ratio (as defined) would be less than 2.0 to 1.0. The restriction referred to in clause (i) above does not apply to (A) the sale or grant of any options to purchase shares of ATLANTIC pursuant to the provisions of any benefit plan approved by the shareholders of ATLANTIC, (B) the issuance or sale of shares of ATLANTIC upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the closing date of the 1997 ATLANTIC Merger or in accordance with the provisions of the investor agreement, (C) the issuance and sale of any shares of ATLANTIC pursuant to any dividend reinvestment and share purchase plan approved by the ATLANTIC Board or (D) the issuance, grant or distribution of rights, options or warrants to all holders of ATLANTIC Common Shares entitling them to subscribe for or purchase shares of ATLANTIC or securities convertible into or exercisable for shares of ATLANTIC.

  The agreement also provides that, so long as Security Capital owns at least 10% of the outstanding ATLANTIC Common Shares, ATLANTIC may not increase the number of persons serving on the ATLANTIC Board to more than seven. Security Capital also is entitled to designate one or more persons to be nominated for election to the ATLANTIC Board, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding ATLANTIC Common Shares, it is entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding ATLANTIC Common Shares, it is entitled to nominate that number of persons as bears approximately the same ratio to the total number of members of the ATLANTIC Board as the number of ATLANTIC Common Shares beneficially owned by Security Capital bears to the total number of outstanding ATLANTIC Common Shares, provided that Security Capital is entitled to designate no more than three persons so long as the ATLANTIC Board consists of no more than seven members.

  As part of the investor agreement, Security Capital is permitted to make employment opportunities with Security Capital or its affiliates available to the officers and employees of ATLANTIC. Prior to commencing discussions with a senior officer of ATLANTIC about any such opportunity, Security Capital is required to give the Board 14 days' prior written notice.

  In addition, the agreement provides Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital is permitted to request, at any time, registration of all of Security Capital's ATLANTIC Common Shares pursuant to Rule 415 under the Securities Act. Security Capital is permitted to request one registration for every $100 million (based on market value) of ATLANTIC Common Shares it owns.

 Administrative Services Agreement

  Upon consummation of the 1997 ATLANTIC Merger transaction, ATLANTIC and Security Capital entered into an administrative services agreement (the "ATLANTIC Administrative Services Agreement"), pursuant to which Security Capital provides ATLANTIC with certain administrative and other services with respect to certain aspects of ATLANTIC's business, as selected from time to time by ATLANTIC at its option. These services include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, insurance administration and legal administration. The fees payable to Security Capital are equal to Security Capital's direct cost of providing those services, plus an overhead factor of 20%. For the initial term of the agreement (September 9, 1997 through December 31, 1998), the fees payable to Security Capital will not exceed approximately $5.2 million, but may be less than that amount as any cost savings will accrue to ATLANTIC. For the period from September 9, 1997 to December 31, 1997, ATLANTIC's costs under the agreement were limited to $1.5 million and ATLANTIC actually incurred $0.7 million of costs for that period. For 1998, ATLANTIC's costs under the agreement cannot exceed $3.7 million. The agreement will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the ATLANTIC Board. The ATLANTIC Administrative Services Agreement will be terminated in connection with the Merger.

 License Agreement

  ATLANTIC and Security Capital entered into a license agreement (the "ATLANTIC License Agreement") on the closing date of the 1997 ATLANTIC Merger pursuant to which Security Capital granted ATLANTIC a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital." The term of the license is for a period of 15 years, subject to ATLANTIC's right to extend the license for up to two additional five-year periods. The ATLANTIC License Agreement will remain in effect after the Merger.

 Protection of Business Agreement

  ATLANTIC and Security Capital entered into a protection of business agreement (the "ATLANTIC Protection of Business Agreement") on the closing date of the 1997 ATLANTIC Merger, which prohibited Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those previously provided by the ATLANTIC REIT Manager and SCG Realty Atlantic to any entity which owns or operates multifamily properties. The agreement does not prohibit Security Capital or its affiliates from owning the securities of any class of ATLANTIC or PTR. The agreement will terminate in the event of an acquisition, directly or indirectly, (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of ATLANTIC and (ii) the percentage of outstanding voting securities of ATLANTIC owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the ATLANTIC Board. Subject to earlier termination pursuant to the preceding sentence, the agreement will terminate on September 9, 2000, the third anniversary of the closing date of the 1997 ATLANTIC Merger. The ATLANTIC Protection of Business Agreement will remain in effect after the Merger.

 Other Transactions With Affiliates

  On March 31, 1995, Security Capital entered into an unsecured, full recourse promissory note with Ms. Moore, then a Managing Director of PTR and the PTR REIT Manager. Under the terms of that promissory note, Security Capital lent Ms. Moore $245,625, which amount is due on the earlier of January 4, 2005 or 120 days after Ms. Moore is no longer an officer of PTR or any affiliate thereof. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of 90 days or less, in effect from time to time, plus 0.25%, and is payable semiannually on each July 4 and January 4. The proceeds of that promissory note were used by Ms. Moore to purchase PTR Common Shares.

  On May 10, 1996, Security Capital entered into an unsecured, full recourse promissory note with Ms. Moore. Under the terms of that promissory note, Security Capital lent Ms. Moore $250,000, which amount is due on the earlier of January 5, 2006 or 120 days after Ms. Moore is no longer an officer of ATLANTIC. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus 0.25%, and is payable semiannually on each July 5 and January 5. The proceeds of that promissory note were used by Ms. Moore to purchase ATLANTIC Common Shares.

  On May 17, 1996, Security Capital entered into an unsecured, full recourse promissory note with Mr. Potts. Under the terms of that promissory note, Security Capital lent Mr. Potts $180,000, which amount is due on the earlier of January 5, 2006 or 120 days after Mr. Potts is no longer an officer of ATLANTIC. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus 0.25%, and is payable semiannually on each July 5 and January 5. The proceeds of that promissory note were used by Mr. Potts to purchase ATLANTIC Common Shares.

                            PERFORMANCE GRAPHS

PTR

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on PTR Common Shares against the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the NAREIT Equity REIT Index for the five-year period commencing January 1, 1993 and ended December 31, 1997. The PTR Common Share price performance shown on the graph is not necessarily indicative of future price performance.

                 COMPARISON OF CUMULATIVE TOTAL RETURN(1)

             PTR COMMON SHARES, S&P COMPOSITE-500 STOCK INDEX

                        & NAREIT EQUITY REIT INDEX

                                   LOGO

                           1/1/93  12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
                           ------- -------- -------- -------- -------- --------
      PTR................. $100.00 $149.43  $141.98  $166.00  $236.87  $271.77
      S&P 500.............  100.00  110.04   111.54   153.33   188.47   251.27
      NAREIT..............  100.00  118.70   122.25   139.62   190.44   229.52

--------

(1) Assumes that the value of the investment in PTR Common Shares and each index was $100.00 on January 1, 1993 and that all dividends were reinvested. For purposes of calculating total return on the PTR Common Shares, (i) the PTR Homestead Distribution described in "Certain Relationships and Transactions--PTR--Homestead Transaction" was valued based on the closing prices of the securities distributed on the American Stock Exchange on November 12, 1996, the date of the distribution; and
    (ii) the PTR Warrant Issuance described in "Certain Relationships and Transactions--PTR--The 1997 PTR Merger Transaction" was valued based on the closing price of the warrants distributed on the NYSE on September 18, 1997, the date the warrants were issued to the distribution agent.

ATLANTIC

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on ATLANTIC Common Shares against the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the NAREIT Equity REIT Index for the period commencing October 15, 1996, the date on which the ATLANTIC Common Shares began trading on the NYSE, and ended December 31, 1997. The ATLANTIC Common Share price performance shown on the graph is not necessarily indicative of future price performance.

                 COMPARISON OF CUMULATIVE TOTAL RETURN(1)

           ATLANTIC COMMON SHARES, S&P COMPOSITE-500 STOCK INDEX

                        & NAREIT EQUITY REIT INDEX

                                   LOGO
                              [Graph appears here]

                                           OCTOBER 15, DECEMBER 31, DECEMBER 31,
                                              1996         1996         1997
                                           ----------- ------------ ------------
      ATLANTIC............................   $100.00     $129.07      $122.12
      S&P 500.............................    100.00      105.91       141.24
      NAREIT..............................    100.00      118.85       142.93

--------

(1) Assumes that the value of the investment in ATLANTIC Common Shares and each index was $100.00 on October 15, 1996 and that all dividends were reinvested. For purposes of calculating total return on the ATLANTIC Common Shares, (i) the ATLANTIC Homestead Distribution described in "Certain Relationships and Transactions--ATLANTIC--Homestead Transaction" was valued based on the closing prices of the securities distributed on the American Stock Exchange on November 12, 1996, the date of the distribution; and (ii) the ATLANTIC Warrant Issuance described in "Certain Relationships and Transactions--ATLANTIC--The 1997 ATLANTIC Merger Transaction" was valued based on the closing price of the warrants distributed on the NYSE on September 18, 1997, the date the warrants were issued to the distribution agent.

                                 LEGAL MATTERS

  The validity of the PTR Common Shares and PTR Series C Preferred Shares offered to holders of ATLANTIC Common Shares and ATLANTIC Series A Preferred Shares, respectively, by this Joint Proxy Statement and Prospectus will be passed upon for PTR by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt will rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law. An opinion as to the tax aspects of the Merger as they relate to PTR and the holders of PTR Common Shares will be rendered for PTR by Mayer, Brown & Platt. An opinion as to the tax aspects of the Merger as they relate to ATLANTIC and the holders of ATLANTIC Common Shares will be rendered for ATLANTIC by Mayer, Brown & Platt. Mayer, Brown & Platt has in the past represented, and currently represents, each of ATLANTIC, PTR and Security Capital and their respective affiliates.

                  INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

  The financial statements of PTR as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 and the related schedule incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  With respect to the unaudited condensed interim financial information for the three-months ended March 31, 1998 and 1997 of PTR, incorporated by reference herein, KPMG Peat Marwick LLP have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in PTR's quarterly report on Form 10-Q for the quarter ended March 31, 1998, incorporated by reference herein, states that they did not audit, and they do not express an opinion, on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of the Securities Act.

  The financial statements of ATLANTIC as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, the related schedule and the combined historical summaries of gross income and direct operating expenses for certain multifamily communities for the years ended December 31, 1997 and 1996, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

  With respect to the unaudited condensed interim financial information for the three-month periods ended March 31, 1998 and March 31, 1997, incorporated by reference herein, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                           EXPENSES OF SOLICITATION

  All fees and expenses (including financial advisory and other professional services fees) incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that those fees and expenses incurred in connection with filing, printing and distributing this Joint Proxy Statement and Prospectus will be shared equally by PTR and ATLANTIC. The costs of solicitation of proxies from PTR shareholders will be borne by PTR. The costs of solicitation of proxies from ATLANTIC shareholders will be borne by ATLANTIC. PTR and ATLANTIC will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Joint Proxy Statement and Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Shares. PTR shareholder proxies may be solicited by Trustees or officers of PTR in person, by letter or by telephone or telegram. ATLANTIC shareholder proxies may be solicited by Directors or officers of ATLANTIC in person, by letter or by telephone or telegram. In addition, both PTR and ATLANTIC have retained Georgeson & Company, New York, New York, to assist in the solicitation of proxies. It is estimated that its fees for services to PTR and ATLANTIC will not exceed $20,000 in the aggregate plus expenses.

  Both PTR and ATLANTIC will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of their stock in accordance with regulations of the Commission and the NYSE.

                             SHAREHOLDER PROPOSALS

  Any proposal by a shareholder intended to be presented at the 1999 annual meeting of shareholders must be received by PTR at its principal executive offices located at 7670 South Chester Street, Englewood, Colorado 80112 not later than December 30, 1998 for inclusion in PTR's proxy statement and form of proxy relating to PTR's 1999 annual meeting of shareholders.

  In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by the Archstone Bylaws. The Archstone Bylaws require that all shareholders who intend to make proposals at an annual shareholders' meeting submit their proposals to Archstone during the period 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 1999 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by PTR between March 31 and April 30, 1999.

                          ARCHSTONE COMMUNITIES TRUST

               INDEX TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

Pro Forma Condensed Balance Sheet as of March 31, 1998 (Unaudited).........  F-3
Notes to Pro Forma Condensed Balance Sheet as of March 31, 1998
 (Unaudited)...............................................................  F-4
Pro Forma Condensed Statement of Earnings From Operations for the three months ended March 31, 1998 (Unaudited)...................................  F-6
Pro Forma Condensed Statement of Earnings From Operations for the year ended December 31, 1997 (Unaudited).......................................  F-7
Notes to Pro Forma Condensed Statements of Earnings From Operations for the
 three months ended March 31, 1998 and the year ended December 31, 1997
 (Unaudited)...............................................................  F-8

                          ARCHSTONE COMMUNITIES TRUST

                   PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The accompanying pro forma condensed financial statements reflect the proposed merger ("the Merger") of Security Capital Atlantic Incorporated ("ATLANTIC") with and into Security Capital Pacific Trust ("PTR"). For each share of ATLANTIC common stock ("ATLANTIC Common Shares") held, the holder will receive one share of PTR common stock ("PTR Common Shares"). ATLANTIC's preferred shareholders will receive comparable preferred shares of PTR as a result of the Merger. In addition, PTR will assume ATLANTIC's liabilities. The Merger will be accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. Upon consummation of the Merger, PTR will change its name to Archstone Communities Trust.

  The accompanying pro forma condensed financial statements have been prepared based on pro forma adjustments to historical or certain pro forma financial statements filed individually by PTR and ATLANTIC, which are incorporated by reference. Those certain pro forma financial statements were previously filed via Current Reports on Form 8-K and Form 8-K/A No. 1 ("Form 8-Ks") which are referenced in the accompanying notes and give effect, where appropriate, to the following transactions:

  (i) certain acquisitions and dispositions of multifamily operating communities by PTR and ATLANTIC;

  (ii) the internalization of management transactions whereby on September 9, 1997, PTR and ATLANTIC acquired their respective management companies (the "REIT Manager and Property Manager") from Security Capital Group Incorporated ("Security Capital") in exchange for shares of their respective common stock.

  The accompanying pro forma condensed balance sheet has been prepared as if the Merger described above had occurred on March 31, 1998. The accompanying pro forma condensed statements of earnings from operations for the three months ended March 31, 1998 and the year ended December 31, 1997 have been prepared as if the Merger had occurred on January 1, 1997.

  The pro forma condensed financial statements do not purport to be indicative of the financial position or results of operations which would actually have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future. The pro forma condensed financial statements should be read in conjunction with the historical financial statements of PTR and ATLANTIC, as set forth in their respective quarterly reports on Form 10-Q for the three months ended March 31, 1998; 1997 annual reports on Form 10-K; and the pro forma financial statements included in the Form 8-Ks referred to above. The relative impact of Merger-related increases in pro forma earnings from operations, cash provided by operating activities and funds from operations reflected in the accompanying pro forma condensed statements of earnings from operations should not be extrapolated to future periods due to larger bases of earnings from operations, funds from operations and weighted-average shares outstanding in future periods resulting from actual and expected ongoing growth in the combined company's operations. In management's opinion, all material adjustments necessary to reflect the effects of these transactions have been made.

                          ARCHSTONE COMMUNITIES TRUST

                       PRO FORMA CONDENSED BALANCE SHEET

                                 MARCH 31, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                      ATLANTIC
                                        ---------------------------------------
                                                            PRO FORMA
                                        PRE-MERGER  ---------------------------   PRO FORMA
                              PTR          PRO      PURCHASE PRICE    PURCHASE     MERGER       ARCHSTONE
         ASSETS          HISTORICAL (A) FORMA (B)   ADJUSTMENTS (C)  VALUE (C)   ADJUSTMENTS    PRO FORMA
         ------          -------------- ----------  ---------------  ----------  -----------    ----------
Real estate.............   $2,643,707   $1,607,136     $174,696      $1,781,832   $  5,464 (j)  $4,431,003
Less accumulated
 depreciation...........      139,918       73,396      (73,396)            --         --          139,918
                           ----------   ----------     --------      ----------   --------      ----------
                            2,503,789    1,533,740      248,092 (d)   1,781,832      5,464       4,291,085
Investment in Homestead
 convertible
 mortgages..............      279,544      122,990          --          122,990        --          402,534
Other mortgage notes
 receivable.............       11,547          --           --              --         --           11,547
                           ----------   ----------     --------      ----------   --------      ----------
   Net investments......    2,794,880    1,656,730      248,092       1,904,822      5,464       4,705,166
Cash and cash
 equivalents............        5,310        3,247          --            3,247        --            8,557
Restricted cash in tax-
 deferred
 exchange escrow........       15,287          --           --              --         --           15,287
Accounts receivable and
 accrued interest.......       12,450          --           --              --         --           12,450
Other assets............       36,223       21,965       (6,476)(e)      15,489        --           51,712
                           ----------   ----------     --------      ----------   --------      ----------
   Total assets.........   $2,864,150   $1,681,942     $241,616      $1,923,558   $  5,464      $4,793,172
                           ==========   ==========     ========      ==========   ========      ==========
    LIABILITIES AND
     SHAREHOLDERS'
         EQUITY
    ---------------
Liabilities:
 Credit facilities......   $  163,241   $  366,415     $    --       $  366,415   $  3,211 (k)  $  532,867
 Long-term debt.........      755,000      150,000        5,002 (f)     155,002        --          910,002
 Mortgages payable......      261,865      163,782        9,121 (f)     172,903        --          434,768
 Accounts payable.......       35,245       24,456          --           24,456        --           59,701
 Accrued expenses and
  other
  liabilities...........       65,821       23,688        5,965 (g)      23,489                     89,310
                                                         (6,164)(h)                    --
                           ----------   ----------     --------      ----------   --------      ----------
   Total liabilities....    1,281,172      728,341       13,924         742,265      3,211       2,026,648
                           ----------   ----------     --------      ----------   --------      ----------
Minority interest.......          --        46,878          --           46,878        --           46,878
                           ----------   ----------     --------      ----------   --------      ----------
Shareholders' Equity:
 Series A Preferred
  Shares................      128,263       50,000          --           50,000    (50,000)(l)     128,263
 Series B Preferred
  Shares................      105,000          --           --              --         --          105,000
 Series C Preferred
  Shares................          --           --           --              --      50,000 (l)      50,000
 Common Shares (93,001
  historical, 140,735
  pro forma)............       93,001          478          --              478     47,283 (l)     140,735
                                                                                       (27)(m)
 Additional paid-in
  capital...............    1,275,223      904,641      227,692 (i)   1,132,333      3,064 (j)   2,323,808
                                                                                      (675)(k)
                                                                                    (2,748)(m)
                                                                                   (83,389)(n)
 Employee share
  purchase notes........      (17,107)     (12,290)         --          (12,290)     2,639 (m)     (26,758)
 Unrealized holding
  gain on Homestead
  convertible
  mortgages.............       86,231       17,322          --           17,322    (17,322)(n)      86,231
 Distributions in
  excess of net
  earnings..............      (87,633)     (53,428)         --          (53,428)    53,428 (n)     (87,633)
                           ----------   ----------     --------      ----------   --------      ----------
   Total shareholders'
    equity..............    1,582,978      906,723      227,692       1,134,415      2,253       2,719,646
                           ----------   ----------     --------      ----------   --------      ----------
   Total liabilities and
    shareholders'
    equity..............   $2,864,150   $1,681,942     $241,616      $1,923,558   $  5,464      $4,793,172
                           ==========   ==========     ========      ==========   ========      ==========

       See accompanying notes to pro forma condensed balance sheet.

                          ARCHSTONE COMMUNITIES TRUST

                  NOTES TO PRO FORMA CONDENSED BALANCE SHEET

                                MARCH 31, 1998
                                (IN THOUSANDS)
                                  (UNAUDITED)

(a) Reflects PTR's historical balance sheet as of March 31, 1998.

(b) Reference is made to ATLANTIC's Form 8-K/A No. 1 filed on May 20, 1998 with the Securities and Exchange Commission, which is incorporated by reference, for the source of ATLANTIC's pre-merger pro forma balance sheet as of March 31, 1998. The pro forma condensed balance sheet gives effect to the post March 31, 1998 actual or probable acquisitions of certain multifamily operating communities, as if the transactions had occurred on March 31, 1998.

(c) Represents adjustments to record ATLANTIC's pro forma assets and liabilities at their respective purchase values based on the purchase method of accounting. The assumed purchase price was computed as follows:

      Issuance of PTR Common Shares (see note (i))................. $1,096,105
      Issuance of PTR Series C Preferred Shares (see note (i)).....     50,600
      Assumption of ATLANTIC liabilities and minority interest at
       estimated fair value (see note (f), (g) and (h))............    789,143
                                                                    ----------
      Assumed purchase price.......................................  1,935,848
      Less employee share purchase notes received..................    (12,290)
                                                                    ----------
      Total liabilities and shareholders' equity................... $1,923,558
                                                                    ==========

(d) Represents the step-up in basis of ATLANTIC's real estate assets in accordance with the purchase method of accounting based on the assumed purchase price (see note (c)). The stepped-up basis indicated is less than the estimated fair value of ATLANTIC's real estate assets. Management's fair value estimates were based on the application of estimated current capitalization rates to each community's expected net operating income.


(e) Represents the elimination of ATLANTIC's deferred loan costs.

(f) The increases to ATLANTIC's long-term debt and mortgages payable reflect the premium to adjust these financial instruments to their estimated fair value based on the present value of amounts to be paid, using effective interest rates currently available for debt obligations with similar terms and features.

(g) Represents the amount paid subsequent to March 31, 1998 to settle certain ATLANTIC interest rate contracts entered into to hedge an anticipated debt offering which was not consummated due to the Merger.

(h) Represents the adjustment to eliminate deferred revenue associated with a commitment to fund ATLANTIC's Homestead convertible mortgages.

(i) Represents adjustment of ATLANTIC's shareholders' equity based on the assumed fair value of the shares to be received from PTR as calculated below:

      47,761 ATLANTIC Common Shares at $22.95 per share (the
       assumed per share value of the PTR Common Shares to be
       issued to ATLANTIC holders on a one for one basis)........  $1,096,105
      2,000 ATLANTIC Series A preferred shares at $25.30 per
       share (the assumed per share value of the PTR Series C
       Preferred Shares to be issued to ATLANTIC holders on a one
       for one basis)............................................      50,600
      Less: ATLANTIC's pre-merger pro forma shareholders' equity,
       excluding $12,290 employee share purchase notes...........    (919,013)
                                                                   ----------
      Adjustment.................................................  $  227,692
                                                                   ==========

                          ARCHSTONE COMMUNITIES TRUST

(j) Represents the adjustment to real estate associated with the $2,400 in merger costs referenced in note (k) and $3,064 associated with the estimated fair value of unvested PTR stock options to be issued to ATLANTIC employees in exchange for unvested ATLANTIC stock options.

(k) Represents the expected incremental borrowings needed to fund the following cash payments:

      Merger transaction costs:
      Professional fees................................................. $1,950
      Employee termination and severance costs..........................    250
      Other, including printing, filing, title and transfer costs.......    200
                                                                         ------
                                                                          2,400
      Merger registration costs.........................................    675
      Repurchase of common stock issued under the PTR and ATLANTIC
       incentive plans from displaced employees (see note (m))..........    136
                                                                         ------
      Total incremental borrowings on credit facilities................. $3,211
                                                                         ======

(l) Represents the one for one exchange of 47,761 ATLANTIC Common Shares ($.01 par value) for PTR Common Shares ($1.00 par value) and the one for one exchange of 2,000 ATLANTIC Series A Preferred Shares ($25 per share stated liquidation preference) for comparable PTR Series C Preferred Shares.

(m) Represents adjustments to eliminate the common stock ($27 aggregate par value and $2,748 additional paid-in capital) and related stock purchase notes of $2,639 associated with the repurchase of 124 shares of common stock from displaced employees (see note (k) for the $136 cash portion of repurchase).

(n) Represents the following adjustments resulting from the application of purchase accounting: (i) a $47,283 adjustment for the difference between the $.01 par value of ATLANTIC's Common Shares as compared to the $1.00 par value of PTR's Common Shares related to the shares referenced in note
    (l); (ii) the reclassification of $53,428 of distributions in excess of net earnings to additional paid-in capital; and, (iii) reclassification of the unrealized holding gain recognized by ATLANTIC of $17,322 to additional paid-in capital.

                          ARCHSTONE COMMUNITIES TRUST

           PRO FORMA CONDENSED STATEMENT OF EARNINGS FROM OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                           ATLANTIC
                                             PRE-
                                            MERGER      PRO FORMA
                                  PTR         PRO         MERGER     ARCHSTONE
                             HISTORICAL(O) FORMA(Q)   ADJUSTMENTS(R) PRO FORMA
                             ------------- ---------  -------------- ---------
Revenues:
 Rental revenues............   $ 88,553    $  51,153      $  --      $139,706
 Interest income on
  Homestead convertible
  mortgages.................      5,523        2,109         135 (s)    7,767
 Other income...............      1,535          168         --         1,703
                               --------    ---------      ------     --------
                                 95,611       53,430         135      149,176
                               --------    ---------      ------     --------
Expenses:
 Rental expenses............     23,287       13,345         --        36,632
 Real estate taxes..........      8,021        4,967         --        12,988
 Property management fees...        113           91         --           204
 Depreciation on real
  estate investments........     16,258        8,728       1,213 (t)   26,199
 Interest...................     15,623        7,988        (304)(u)   23,307
 General and
  administrative............      1,868        1,330        (892)(v)    2,601
                                                             295 (w)
 Administrative services
  provided by an
  affiliate.................        953          618        (151)(v)    1,450
                                                              30 (w)
 Other......................        189           16         --           205
                               --------    ---------      ------     --------
   Total expenses...........     66,312       37,083         191      103,586
                               --------    ---------      ------     --------
Earnings from operations
 before minority interest...     29,299       16,347         (56)      45,590
Minority interest in net
 earnings...................        --           702         --           702
                               --------    ---------      ------     --------
Earnings from operations....     29,299       15,645         (56)      44,888
Less preferred share
 dividends..................      4,712        1,078         --         5,790
                               --------    ---------      ------     --------
Earnings from operations
 attributable to Common
 Shares--basic..............   $ 24,587    $  14,567      $  (56)    $ 39,098
                               ========    =========      ======     ========
Weighted-average Common
 Shares outstanding--
 basic(x)...................     92,783       47,751                  140,534
                               --------    ---------                 --------
Weighted-average Common
 Shares outstanding--
 diluted(x).................     92,914       47,751                  140,665
                               --------    ---------                 --------
Earnings from operations
 attributable to Common
 Shares per Common Share--
 basic......................   $   0.26    $    0.31                 $   0.28
                               ========    =========                 ========
Earnings from operations
 attributable to Common
 Shares per Common Share--
 diluted....................   $   0.26    $    0.31                 $   0.28
                               ========    =========                 ========
Reconciliation of earnings
 from operations
 attributable to Common
 Shares to funds from
 operations attributable to
 Common Shares:
Earnings from operations
 attributable to Common
 Shares--basic..............   $ 24,587    $  14,567      $  (56)    $ 39,098
Add (deduct):
 Depreciation on real
  estate investments........     16,258        8,700       1,213 (t)   26,171
 Amortization related to
  Homestead convertible
  mortgages.................       (432)        (230)        230 (s)     (432)
 Minority Interest..........        --           702         --           702
                               --------    ---------      ------     --------
Funds from operations
 attributable to Common
 Shares--basic(y)...........   $ 40,413    $  23,739      $1,387     $ 65,539
                               ========    =========      ======     ========
Weighted-average Common
 Shares outstanding--
 basic(y)...................     92,783       49,506         --       142,289
                               --------    ---------      ------     --------
Weighted-average Common
 Shares outstanding--
 diluted(y).................     99,970       49,506         --       149,476
                               --------    ---------      ------     --------
Cash Flow Summary:
 Net cash provided by
  operating activities......   $ 34,534    $  20,749      $1,387     $ 56,670
 Net cash used in investing
  activities................    (36,227)    (192,438)        160     (228,505)
 Net cash provided by
  financing activities......   $  2,076    $ 174,766      $  --      $176,842

   See accompanying notes to pro forma condensed statements of earnings from operations.

                          ARCHSTONE COMMUNITIES TRUST

           PRO FORMA CONDENSED STATEMENT OF EARNINGS FROM OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                               PTR        ATLANTIC       PRO FORMA
                           PRE-MERGER    PRE-MERGER       MERGER      ARCHSTONE
                          PRO FORMA (P) PRO FORMA (Q) ADJUSTMENTS (R) PRO FORMA
                          ------------- ------------- --------------- ---------
Revenues:
 Rental revenues........    $ 336,933     $ 187,896       $   --      $ 524,829
 Interest income on
  Homestead convertible
  mortgages.............       16,687         4,453           284 (s)    21,424
 Other income...........        3,915           637           --          4,552
                            ---------     ---------       -------     ---------
                              357,535       192,986           284       550,805
                            ---------     ---------       -------     ---------
Expenses:
 Rental expenses........       94,561        53,218           --        147,779
 Real estate taxes......       27,387        15,850           --         43,237
 Property management
  fees..................          803           629           --          1,432
 Depreciation on real
  estate investments....       54,020        30,861         4,657 (t)    89,538
 Interest...............       62,704        28,035        (1,109)(u)    89,630
 General and
  administrative........       10,395         4,866        (3,563)(v)    11,698
 Administrative
  services provided by
  an affiliate..........        4,377         3,323          (603)(v)     7,097
 Costs incurred in
  acquiring management
  companies from an
  affiliate.............       71,707           --            --         71,707
 Other..................        4,415           306           --          4,721
                            ---------     ---------       -------     ---------
   Total expenses.......      330,369       137,088          (618)      466,839
                            ---------     ---------       -------     ---------
Earnings from operations
 before minority
 interest...............       27,166        55,898           902        83,966
Minority interest in net
 earnings...............          --          2,173           --          2,173
                            ---------     ---------       -------     ---------
Earnings from
 operations.............       27,166        53,725           902        81,793
Less preferred share
 dividends..............       19,384         1,885           --         21,269
                            ---------     ---------       -------     ---------
Earnings from operations
 attributable to Common
 Shares--basic..........    $   7,782     $  51,840       $   902     $  60,524
                            =========     =========       =======     =========
Weighted-average Common
 Shares outstanding--
 basic (x)..............       84,136        44,439                     128,575
                            ---------     ---------                   ---------
Weighted-average Common
 Shares outstanding--
 diluted (x)............       84,174        44,440                     128,614
                            ---------     ---------                   ---------
Earnings from operations
 attributable to Common
 Shares per Common
 Share--basic...........    $    0.09     $    1.17                   $    0.47
                            =========     =========                   =========
Earnings from operations
 attributable to Common
 Shares per Common
 Share--diluted.........    $    0.09     $    1.17                   $    0.47
                            =========     =========                   =========
Reconciliation of
 earnings from
 operations attributable
 to Common Shares to
 funds from operations
 attributable to Common
 Shares:
Earnings from operations
 attributable to Common
 Shares--basic..........    $   7,782     $  51,840       $   902     $  60,524
Add (deduct):
 Depreciation on real
  estate investments....       54,020        30,583         4,657 (t)    89,260
 Costs incurred in
  acquiring management
  companies from an
  affiliate.............       71,707           --            --         71,707
 Provision for possible
  loss on real estate
  investments...........        3,000           200           --          3,200
 Amortization related
  to Homestead
  convertible
  mortgages.............       (1,281)         (486)          486 (s)    (1,281)
 Minority interest......          --          2,173           --          2,173
                            ---------     ---------       -------     ---------
Funds from operations
 attributable to Common
 Shares--basic (y)......    $ 135,228     $  84,310       $ 6,045     $ 225,583
                            =========     =========       =======     =========
Weighted-average Common
 Shares outstanding--
 basic (y)..............       84,136        45,832           --        129,968
                            ---------     ---------       -------     ---------
Weighted-average Common
 Shares outstanding--
 diluted (y)............       92,496        45,833           --        138,329
                            ---------     ---------       -------     ---------
Cash Flow Summary:
 Net cash provided by
  operating
  activities............    $ 163,924     $  91,604       $ 6,045     $ 261,573
 Net cash used in
  investing
  activities............     (408,556)     (441,751)         (654)     (850,961)
 Net cash provided by
  financing
  activities............    $ 242,672     $ 353,184       $   --      $ 595,856

   See accompanying notes to pro forma condensed statements of earnings from operations.

                          ARCHSTONE COMMUNITIES TRUST

                         NOTES TO PRO FORMA CONDENSED

                  STATEMENTS OF EARNINGS FROM OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1998 AND YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)
                                  (UNAUDITED)

(o) Reflects PTR's historical statement of earnings from operations for the three months ended March 31, 1998.

(p) Reference is made to PTR's Form 8-K filed on April 23, 1998 with the Securities and Exchange Commission, which is incorporated by reference, for the source of PTR's pro forma statement of earnings from operations for the year ended December 31, 1997, which gives pro forma effect to the following transactions as if the transactions had occurred on January 1, 1997:

  (i) the September 9, 1997 acquisition of PTR's REIT Manager and Property Manager, previously owned by Security Capital Group Incorporated ("Security Capital"), in exchange for PTR Common Shares. This transaction resulted in PTR becoming an internally managed real estate investment trust ("REIT"); and,

  (ii) the 1997 acquisitions and dispositions of certain multifamily communities.

  The pro forma financial statements incorporated by reference give effect, where appropriate, to a March 1998 accounting rule requiring that internal costs related to the acquisition of operating communities be expensed as incurred.

(q) Reference is made to ATLANTIC's Form 8-K/A No. 1 filed on May 20, 1998 with the Securities and Exchange Commission, which is hereby incorporated by reference, for the source of ATLANTIC's pro forma statements of earnings from operations for the three months ended March 31, 1998 and the year ended December 31, 1997, which give pro forma effect, where appropriate, to the following transactions as if the transactions had occurred on January 1, 1997:

  (i) the September 9, 1997 acquisition of ATLANTIC's REIT Manager and Property Manager, previously owned by Security Capital, in exchange for ATLANTIC Common Shares. This transaction resulted in ATLANTIC becoming an internally managed REIT; and

  (ii) the actual or probable acquisitions and dispositions of certain multifamily operating communities.

  The pro forma financial statements incorporated by reference for the three months ended March 31, 1998 and the year ended December 31, 1997 give effect, where appropriate, to a March 1998 accounting rule requiring that internal costs related to the acquisition of operating communities be expensed as incurred.

(r) The relative impact of Merger-related increases in pro forma earnings from operations, cash provided by operating activities and funds from operations reflected in the accompanying pro forma condensed statements of earnings from operations should not be extrapolated to future periods due to larger bases of earnings from operations, funds from operations and weighted-average shares outstanding in future periods resulting from actual and expected ongoing growth in the combined company's operations.

(s) The carrying value of ATLANTIC's investment in Homestead convertible mortgages as of March 31, 1998 consisted of two major components: (i) $105,668, which represented the amortized cost of the mortgages and (ii) $17,322, which represented the difference between the estimated fair value of the convertible mortgages and amortized cost. Through the application of purchase accounting, the amortized cost component is required to be recorded at the estimated fair value of the mortgages as of the Merger date, resulting in a new effective interest rate. The changes in "interest income on Homestead convertible mortgages" and "amortization related to the Homestead convertible mortgages" result from the application of the new effective interest rate on a pro forma basis.

                          ARCHSTONE COMMUNITIES TRUST

                         NOTES TO PRO FORMA CONDENSED

           STATEMENTS OF EARNINGS FROM OPERATIONS--(CONTINUED)

(t) Represents the net increase in depreciation of real estate as a result of the step-up in basis to record ATLANTIC's real estate at estimated fair value for the periods indicated:

                                                          THREE
                                                          MONTHS      TWELVE
                                                          ENDED       MONTHS
                                                          MARCH       ENDED
                                                           31,     DECEMBER 31,
                                                           1998        1997
                                                         --------  ------------
      Step-up in real estate basis (see notes (d) and
       (j))............................................. $253,556    $265,289
      Less: amount of step-up allocated to land and
       developments.....................................  (83,706)   (102,284)
                                                         --------    --------
      Depreciable portion of step-up in basis...........  169,850     163,005
                                                         --------    --------
      Estimated annual incremental depreciation expense
       based on an assumed weighted-average life of 35
       years............................................    4,853       4,657
      Proration factor..................................      .25           1
                                                         --------    --------
      Estimated incremental depreciation................ $  1,213    $  4,657
                                                         ========    ========

(u) The net decrease in interest expense results from the following for the periods indicated:

                                                          THREE      TWELVE
                                                         MONTHS      MONTHS
                                                          ENDED      ENDED
                                                        MARCH 31, DECEMBER 31,
                                                          1998        1997
                                                        --------- ------------
      Decrease in ATLANTIC loan cost amortization
       related to elimination of loan costs (See note
       (e))............................................   $125       $  353
      Increase related to borrowings on credit facili-
       ties to fund the Merger- related costs identi-
       fied in note (k)................................    (56)        (227)
      Decrease based on the pro forma effective
       interest rates resulting from the adjustments
       made to record ATLANTIC's debt at its estimated
       fair value (See note (f)).......................    235          983
                                                          ----       ------
      Net decrease in interest expense.................   $304       $1,109
                                                          ====       ======

(v) Represents estimated cost savings resulting from operating efficiencies and economies of scale expected to occur as a result of the Merger consisting of the following for the periods indicated:

                                                          THREE      TWELVE
                                                         MONTHS      MONTHS
                                                          ENDED      ENDED
                                                        MARCH 31, DECEMBER 31,
                                                          1998        1997
                                                        --------- ------------
      Salaries and benefits............................  $  686      $2,903
      Professional fees................................      76         294
      Other............................................     130         366
                                                         ------      ------
          Total........................................  $  892      $3,563
                                                         ------      ------
      Reduction in administrative services paid to
       affiliate.......................................     151         603
                                                         ------      ------
          Total savings................................  $1,043      $4,166
                                                         ======      ======

  Management believes that the cost savings in future periods will be greater than the amount summarized above as a result of incremental operating efficiencies and economies of scale which are expected to be realized in the future. Furthermore, management believes that there will be sufficient depth of management and personnel such that additional operating assets can be acquired, developed and managed without a direct proportional increase in personnel and other costs.

                          ARCHSTONE COMMUNITIES TRUST

                         NOTES TO PRO FORMA CONDENSED

           STATEMENTS OF EARNINGS FROM OPERATIONS--(CONTINUED)

(w) Represents the impact of a March 1998 accounting rule requiring that internal costs related to the acquisition of operating communities be expensed as incurred.

(x) A reconciliation of the denominator used to compute basic earnings per share ("EPS") to the denominator used to compute diluted EPS is as follows for the periods indicated:

                                                            ATLANTIC
                                                              PRE-
                                                             MERGER
                                                    PTR       PRO    ARCHSTONE
      THREE MONTHS ENDED MARCH 31, 1998          HISTORICAL  FORMA   PRO FORMA
      ---------------------------------          ---------- -------- ---------
      Weighted-average number of common shares
       outstanding--basic.......................   92,783    47,751   140,534
      Incremental options outstanding...........      131       --        131
                                                   ------    ------   -------
      Weighted-average number of common shares
       outstanding--diluted (1).................   92,914    47,751   140,665
                                                   ======    ======   =======
                                                            ATLANTIC
                                                              PRE-
                                                    PTR      MERGER
                                                 PRE-MERGER   PRO    ARCHSTONE
      YEAR ENDED DECEMBER 31, 1997               PRO FORMA   FORMA   PRO FORMA
      ----------------------------               ---------- -------- ---------
      Weighted-average number of common shares
       outstanding--basic.......................   84,136    44,439   128,575
      Incremental options outstanding...........       38         1        39
                                                   ------    ------   -------
      Weighted-average number of common shares
       outstanding--diluted (1).................   84,174    44,440   128,614
                                                   ======    ======   =======

--------

(1) Weighted-average common shares on a diluted basis excludes the impact of anti-dilutive convertible securities.

(y) Funds from operations represents net earnings computed in accordance with GAAP, before minority interest, excluding real estate depreciation, gains (or losses) from depreciated real estate, provisions for possible losses, non-cash interest income, extraordinary items, and significant non-recurring items. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. Management believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating, investing and financing activities, it provides a reader with an indication of the ability of Archstone to incur and service debt, to make capital expenditures and to fund other cash needs. The funds from operations measure presented by Archstone, PTR and ATLANTIC, while consistent with the National Association of Real Estate Investment Trusts' definition, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with Archstone, PTR and ATLANTIC. Funds from operations is not intended to represent cash made available to shareholders. Furthermore, management believes that an understanding of funds from operations will enhance the reader's comprehension of the impact of the Merger to PTR and ATLANTIC, which was a consideration of the PTR Special Committee and the ATLANTIC Special Committee in making their recommendations to their respective Boards.

                          ARCHSTONE COMMUNITIES TRUST

                          NOTES TO PRO FORMA CONDENSED

            STATEMENTS OF EARNINGS FROM OPERATIONS--(CONCLUDED)
  A reconciliation of the denominator used to compute basic funds from operations per common share to the denominator used to compute diluted funds from operations per common share is as follows:

                                                           ATLANTIC
                                                             PRE-
                                                            MERGER
                                                   PTR       PRO      ARCHSTONE
THREE MONTHS ENDED MARCH 31, 1998               HISTORICAL  FORMA     PRO FORMA
---------------------------------               ---------- --------   ---------
Funds from operations--weighted-average number
 of common shares outstanding--basic .........    92,783    49,506     142,289
Assumed conversion of Series A Preferred
 Shares into common shares....................     7,056       --        7,056
Incremental options outstanding...............       131       --          131
                                                  ------    ------     -------
Funds from operations--weighted-average number
 of common shares outstanding--diluted........    99,970    49,506     149,476
                                                  ======    ======     =======
                                                           ATLANTIC
                                                             PRE-
                                                   PTR      MERGER
                                                PRE-MERGER   PRO      ARCHSTONE
YEAR ENDED DECEMBER 31, 1997                    PRO FORMA   FORMA     PRO FORMA
----------------------------                    ---------- --------   ---------
Funds from operations--weighted-average number
 of common shares outstanding--basic..........    84,136    45,832(1)  129,968
Assumed conversion of Series A Preferred
 Shares into common shares....................     8,322       --        8,322
Incremental options outstanding...............        38         1          39
                                                  ------    ------     -------
Funds from operations--weighted-average number
 of common shares outstanding--diluted........    92,496    45,833     138,329
                                                  ======    ======     =======

--------

(1) With respect to funds from operations, weighted-average ATLANTIC Common Shares outstanding assumes the exchange of a minority partner's interest for 1,393 ATLANTIC Common Shares.

                                                                         ANNEX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 1, 1998

                                 BY AND BETWEEN

                         SECURITY CAPITAL PACIFIC TRUST

                                      AND

                     SECURITY CAPITAL ATLANTIC INCORPORATED


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I DEFINITIONS...................................................   1
    Section 1.1  Definitions............................................    1
 ARTICLE II THE MERGER ..................................................   4
    Section 2.1  The Merger.............................................    4
    Section 2.2  The Closing............................................    4
    Section 2.3  Effective Time.........................................    4
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF EAST .....................   5
    Section 3.1  Organization And Qualification.........................    5
    Section 3.2  Capitalization.........................................    5
    Section 3.3  Authority; Non-contravention; Approvals................    6
    Section 3.4  Disclosure and Financial Statements....................    7
    Section 3.5  Absence of Certain Changes or Events...................    7
    Section 3.6  Registration Statement and Proxy Statement and
                  Prospectus............................................    7
    Section 3.7  Taxes..................................................    8
    Section 3.8  Absence of Undisclosed Liabilities.....................    9
    Section 3.9  Litigation.............................................    9
    Section 3.10 No Violation of Law....................................    9
    Section 3.11 East Properties........................................   10
    Section 3.12 Labor Matters..........................................   10
    Section 3.13 Employee Benefit Plans.................................   10
    Section 3.14 Intellectual Property..................................   11
    Section 3.15 East Material Contracts................................   11
    Section 3.16 Environmental Matters..................................   11
    Section 3.17 Insurance..............................................   11
    Section 3.18 Brokers and Finders....................................   12
    Section 3.19 Investment Company Act.................................   12
    Section 3.20 HSR Act................................................   12
    Section 3.21 East Rights Agreement..................................   12
    Section 3.22 State Antitakeover Laws Not Applicable.................   12
    Section 3.23 Required East Vote.....................................   12
    Section 3.24 Board Recommendation...................................   13
    Section 3.25 Opinion of Financial Advisor...........................   13
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF WEST ......................  13
    Section 4.1  Organization and Qualification.........................   13
    Section 4.2  Capitalization.........................................   13
    Section 4.3  Authority; Non-contravention; Approvals................   14
    Section 4.4  Disclosure and Financial Statements....................   15
    Section 4.5  Absence of Certain Changes or Events...................   16
    Section 4.6  Registration Statement and Proxy Statement and
                  Prospectus............................................   16
    Section 4.7  Taxes..................................................   16
    Section 4.8  Absence of Undisclosed Liabilities.....................   17
    Section 4.9  Litigation.............................................   18
    Section 4.10 No Violation of Law....................................   18
    Section 4.11 West Properties........................................   18
    Section 4.12 Labor Matters..........................................   19
    Section 4.13 Employee Benefit Plans.................................   19

                                                                          PAGE
                                                                          ----
    Section 4.14 Intellectual Property..................................   19
    Section 4.15 West Material Contracts................................   19
    Section 4.16 Environmental Matters..................................   19
    Section 4.17 Insurance..............................................   20
    Section 4.18 Brokers and Finders....................................   20
    Section 4.19 Investment Company Act.................................   20
    Section 4.20 HSR Act................................................   20
    Section 4.21 West Rights Agreement..................................   20
    Section 4.22 State Antitakeover Laws Not Applicable.................   20
    Section 4.23 Required West Vote.....................................   21
    Section 4.24 Board Recommendation...................................   21
    Section 4.25 Opinion of Financial Advisor...........................   21
 ARTICLE V CONDUCT OF BUSINESSES PENDING THE CLOSING.....................  21
    Section 5.1  Conduct of Business by East............................   21
    Section 5.2  Conduct of Business by West............................   23
    Section 5.3  Coordination of Dividends..............................   24
    Section 5.4  No Solicitation........................................   24
 ARTICLE VI ADDITIONAL AGREEMENTS........................................  26
    Section 6.1  Access To Information..................................   26
    Section 6.2  Registration Statements and Proxy Statement and
                  Prospectus............................................   26
    Section 6.3  Letters of Accountants.................................   27
    Section 6.4  Shareholders Approval..................................   27
    Section 6.5  Affiliate Agreements...................................   27
    Section 6.6  Exchange...............................................   27
    Section 6.7  Expenses...............................................   27
    Section 6.8  Agreement to Cooperate.................................   27
    Section 6.9  Public Statements......................................   28
    Section 6.10 Corrections to the Proxy Statement and Prospectus and
                  Registration Statement................................   28
    Section 6.11 Updated Schedules......................................   28
    Section 6.12 Standstill Agreements; Confidentiality Agreements......   28
    Section 6.13 Indemnification........................................   28
 ARTICLE VII CONDITIONS..................................................  29
    Section 7.1  Conditions to Each Party's Obligations.................   29
 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..........................  30
    Section 8.1  Termination............................................   30
    Section 8.2  Effect of Termination..................................   31
    Section 8.3  Payment Upon Certain Terminations......................   31
    Section 8.4  Payment of Termination Amount..........................   32
    Section 8.5  Amendment..............................................   32
 ARTICLE IX GENERAL PROVISIONS ..........................................  33
    Section 9.1  Nonsurvival of Representations and Warranties..........   33
    Section 9.2  Notices................................................   33
    Section 9.3  Interpretation.........................................   34
    Section 9.4  Miscellaneous..........................................   34
    Section 9.5  Counterparts...........................................   34
    Section 9.6  Parties In Interest....................................   34

                                                                            PAGE
                                                                            ----
    Section 9.7  Limitation of Liability..................................   34
    Section 9.8  No Presumption Against Drafter...........................   34
 EXHIBIT A ARTICLES OF MERGER .............................................  36

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 1, 1998 by and between SECURITY CAPITAL PACIFIC TRUST, a Maryland real estate investment trust ("West"), and SECURITY CAPITAL ATLANTIC INCORPORATED, a Maryland corporation ("East").

  WHEREAS, the Board of Trustees of West and the Board of Directors of East have approved, and deem it advisable and in the best interests of their respective companies and shareholders to consummate, a merger of East with and into West (the "Merger"), with West as the successor in the Merger, upon the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, the Merger and this Agreement and the matters contemplated hereby require the vote of two thirds of the outstanding common shares of beneficial interest, $1.00 par value per share, of West ("West Common Stock") entitled to vote thereon, and the vote of a majority of the outstanding shares of common stock, $.01 par value per share, of East ("East Common Stock") entitled to vote thereon, for the approval thereof (the "West Shareholders Approval" and "East Shareholders Approval," respectively);

  WHEREAS, concurrently with the execution of this Agreement, Security Capital Group Incorporated, a Maryland corporation ("Shareholder"), is entering into an agreement with East and West providing, among other things, that Shareholder will vote or cause to be voted at the shareholder meetings at which the East Shareholders Approval and West Shareholders Approval are solicited all of the shares of East Common Stock and West Common Stock beneficially owned by Shareholder at such time in favor of the Merger; and

  WHEREAS, for United States federal income tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  Definitions

  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

  "Amended and Restated Declaration of Trust" shall mean the amended and restated Declaration of Trust of West substantially in the form of Exhibit B.

  "Articles of Merger" shall have the meaning set forth in Section 2.1.

  "Closing" and "Closing Date" shall have the respective meanings set forth in
Section 2.2.

  "East Affiliated Group" shall have the meaning set forth in Section 3.7.

  "East Benefit Plans" shall have the meaning set forth in Section 3.13.

  "East Board" shall mean the Board of Directors of East.

  "East Common Stock" shall have the meaning set forth in the Recitals.

  "East Disclosure Schedule" shall mean the schedule of disclosures, delivered by East to West prior to the execution of this Agreement, setting forth those items the disclosure of which is necessary or appropriate in relation to any or all of East's representations and warranties herein.

  "East Investor Agreement" shall mean that certain Amended and Restated Investor Agreement dated September 9, 1997 between East and Shareholder.

  "East Junior Preferred Stock" shall mean the Series A Junior Participating Preferred Stock of East.

  "East License Agreement" shall mean that certain License Agreement dated September 9, 1997 between East and Shareholder.

  "East Required Statutory Approvals" shall have the meaning set forth in
Section 3.3(c).

  "East Rights" shall mean the rights, issued pursuant to East Rights Agreement, to purchase East Junior Preferred Stock.

  "East Rights Agreement" shall mean the Rights Agreement dated as of March 12, 1996 between East and The First National Bank of Boston, as Rights Agent (as such agreement may be amended).

  "East SEC Documents" shall have the meaning set forth in Section 3.4.

  "East SEC Financial Statements" shall have the meaning set forth in Section
3.4.

  "East Series A Preferred Stock" shall mean the Series A Cumulative Redeemable Preferred Stock of East.

  "East Shareholders Approval" shall have the meaning set forth in the Recitals.

  "East Stock Options" shall mean options to purchase East Common Stock granted pursuant to East's Share Option Plan for Outside Directors or East's 1997 Long-Term Incentive Plan.

  "East Stock Purchase Plan" shall mean the stock purchase plan that is a part of East's 1997 Long Term Incentive Plan.

  "East Subsidiaries" shall mean the entities listed as East's subsidiaries in the East Disclosure Schedule.

  "Effective Time" shall have the meaning set forth in Section 2.3.

  "Environmental Laws" shall mean the Resource Conservation and Recovery Act, as amended, and the Comprehensive Environmental Response Compensation and Liability Act, as amended, and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances as in effect on the date hereof that are equivalent or similar to such federal laws or that purport to regulate Hazardous Materials.

  "Exchange" shall mean the New York Stock Exchange.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Exchange Ratio" shall have the meaning set forth in the Articles of Merger.

  "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, polychlorinated biphenyls and, only to the extent it exists at levels which are considered hazardous to human health, radon gas and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "toxic substances," "toxic pollutants," "contaminants" or "pollutants" or words of similar import, under any applicable Environmental Laws.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Intellectual Property" shall mean all United States and foreign patents, patent applications, patent licenses, trade names, trademarks, trade names and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formulae.

  "Liens" shall mean pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature.

  "Merger" shall have the meaning set forth in the Recitals.

  "MGCL" shall have the meaning set forth in Section 2.3.

  "Proxy Statement and Prospectus" shall mean the definitive joint proxy statement and prospectus to be filed with the Commission as a part of the Registration Statement.

  "Registration Statement" shall mean the registration statement on Form S-4 of West, of which the Proxy Statement and Prospectus will form a part, to be filed with the Commission in connection with the transactions contemplated hereby.

  "Representatives" shall have the meaning set forth in Section 6.1.

  "SEC" shall mean the Securities and Exchange Commission.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

  "Tax Returns" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

  "Termination Date" shall have the meaning set forth in Section 8.1(b).

  "West Affiliated Group" shall have the meaning set forth in Section 4.7.

  "West Benefit Plans" shall have the meaning set forth in Section 4.13.

  "West Board" shall mean the Board of Trustees of West.

  "West Common Stock" shall have the meaning set forth in the Recitals.

  "West Disclosure Schedule" shall mean the schedule of disclosures, delivered by West to East prior to the execution of this Agreement, setting forth those items the disclosure of which is necessary or appropriate in relation to any or all of West's representations and warranties herein.

  "West Investor Agreement" shall mean that certain Third Amended and Restated Investor Agreement dated September 9, 1997 between West and Shareholder.

  "West Junior Preferred Stock" shall mean the Junior Participating Preferred Shares of West.

  "West License Agreement" shall mean that certain License Agreement dated September 9, 1997 between West and Shareholder.

  "West New Preferred Stock" shall mean the Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $1.00 per value per share, of West issued in exchange for East Series A Preferred Stock, as set forth in the Articles of Merger.

  "West Required Statutory Approvals" shall have the meaning set forth in
Section 4.3(c).

  "West Rights" shall mean the rights, issued pursuant to the West Rights Agreement, to purchase West Junior Preferred Stock.

  "West Rights Agreement" shall mean the Rights Agreement dated as of July 21, 1994 between West and Chemical Bank, as Rights Agent (as such agreement may be amended).

  "West SEC Documents" shall have the meaning set forth in Section 4.4.

  "West SEC Financial Statements" shall have the meaning set forth in Section
4.4.

  "West Series A Preferred Stock" shall mean the Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest of West.

  "West Series B Preferred Stock" shall mean the Series B Cumulative Redeemable Preferred Shares of Beneficial Interest of West.

  "West Shareholders Approval" shall have the meaning set forth in the Recitals.

  "West Stock Options" shall mean options to purchase West Common Stock pursuant to West's Share Option Plan for Outside Trustees, 1996 Share Option Plan for Outside Trustees or West's 1997 Long-Term Incentive Plan.

  "West Stock Purchase Plan" shall mean the stock purchase plan that is a part of West's 1997 Long-Term Incentive Plan.

  "West Subsidiaries" shall mean the entities listed as West's subsidiaries in the West Disclosure Schedule.

                                  ARTICLE II

                                  The Merger

  Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, West and East shall each take all actions necessary to cause East to be merged with and into West, which shall be the successor in the Merger, on the terms and conditions set forth in articles of merger substantially in the form of Exhibit A hereto (the "Articles of Merger").

  Section 2.2 The Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. local time as soon as practicable after satisfaction of the conditions set forth in Section 7.1 (or, if not satisfied or waived at that time, as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Section 7.2) (the "Closing Date"), at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, unless another date, time or place is agreed to in writing by the parties hereto.

  Section 2.3 Effective Time. On the Closing Date, the parties shall file the Articles of Merger executed in accordance with the relevant provisions of the Maryland General Corporation Law (the "MGCL") and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") and shall make all other filings or recordings required under the MGCL and the Maryland REIT Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the "SDAT"), or at such other time as is permissible in accordance with the MGCL and the Maryland REIT Law and as West and East shall agree and specify in the Articles of Merger (the time when the Merger becomes effective being the "Effective Time").

                                  ARTICLE III

                    Representations and Warranties of East

  East represents and warrants to West as follows:

  Section 3.1 Organization and Qualification. East and each of the East Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. East and each East Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement. True, accurate and complete copies of each of the Second Amended and Restated Articles of Incorporation, as amended (the "East Articles of Incorporation") and Bylaws of East, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to West.

  Section 3.2 Capitalization.

  (a) The authorized capital stock of East consists of 250,000,000 shares. As of the date of this Agreement, except as set forth in the East Disclosure Schedule, there are (i) 47,760,912 shares of East Common Stock and 2,000,000 shares of East Series A Preferred Stock issued and outstanding, (ii) no shares of East Common Stock or East Series A Preferred Stock held by any East Subsidiary; (iii) 1,261,251 shares of East Common Stock reserved for issuance upon exercise of authorized but unissued East Stock Options; (iv) 1,255,925 shares of East Common Stock issuable upon exercise of outstanding East Stock Options; (v) 582,824 shares of East Common Stock issued and outstanding (and included in the number stated in clause (i) above) subject to restrictions under the East Stock Purchase Plan; (vi) 115,000 shares of East Common Stock reserved for issuance as employer matching contributions under East's 401(k) Savings Plan; and (vii) 746,032 shares of East Junior Preferred Stock, none of which is outstanding, authorized for issuance and purchasable upon exercise of East Rights. Except as set forth above or on the East Disclosure Schedule, no shares of capital stock or other equity securities of East are issued, reserved for issuance, or outstanding. All of the issued and outstanding shares of East Common Stock and East Series A Preferred Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.

  (b) Except as set forth in Section 3.2(a), as contemplated by this Agreement, or as set forth in the East Disclosure Schedule, as of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating East to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or obligating East to grant, extend or enter into any such agreement or commitment. Except for the East Investor Agreement, there are no voting trusts, proxies or other agreements or understandings to which East is a party or by which East is bound with respect to the voting of any East Common Stock. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of East having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of East may vote. Other than East Stock Options, there are no outstanding contractual obligations, commitments, understandings or arrangements of East or any East Subsidiary to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of East or any East Subsidiary. Except as set forth in the East Disclosure Schedule, there are no agreements or arrangements pursuant to which East is or could be required to register shares of East Common Stock or other securities under the Securities Act, on behalf of any person other than Shareholder. East has delivered or made available to West a complete and correct copy of the East Rights Agreement, as amended to the date of this Agreement.

  (c) All of the outstanding shares of capital stock of the East Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by East free and clear of all Liens. Except for shares of East Subsidiaries or as set forth in the East Disclosure Schedule, East does not own, directly or indirectly, any capital stock or other equity or ownership interest in any entities. East owns good and marketable title to the stock of each East Subsidiary owned by it and each East Subsidiary owns good and marketable title to the securities of each other East Subsidiary owned by it, in each case free and clear of all Liens.

  (d) Except as set forth in the East Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating East or any East Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of any East Subsidiary or obligating East or any East Subsidiary to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which East or any East Subsidiary is a party or is bound with respect to the voting of any shares of the East Subsidiaries.

  Section 3.3 Authority; Non-contravention; Approvals.

  (a) East has full corporate power and authority to enter into this Agreement and, subject to the East Shareholders Approval and East Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by East of the transactions contemplated hereby have been duly authorized by the East Board and no other proceedings on the part of East are necessary to authorize the execution and delivery of this Agreement by East and the consummation by East of the transactions contemplated hereby, except for the obtaining of the East Shareholders Approval and East Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by East, and, assuming the due authorization, execution and delivery hereof by West, constitutes a valid and binding agreement of East enforceable against East in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or (ii) general equitable principles.

  (b) The execution and delivery of this Agreement by East do not, and the consummation by East of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or any "put" right under, or result in the creation of any Lien upon any of the properties or assets of East under any of the terms, conditions or provisions of, (i) subject to obtaining the East Shareholders Approval, East's Articles of Incorporation or Bylaws, (ii) subject to obtaining the East Shareholders Approval and East Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to East or any East Subsidiary or any of their respective properties, or (iii) subject to obtaining any consent or waiver set forth in the East Disclosure Schedule (the "East Required Consents"), any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which East or any East Subsidiary is now a party or by which East or any East Subsidiary may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations, put rights, or creations of Liens that would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement.

  (c) Except for (i) any filings by the parties hereto that may be required by the HSR Act, (ii) the filing of the Registration Statement, including the Proxy Statement and Prospectus, with the SEC pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the SEC and any filings that may be required with various state blue sky authorities, (iii) the filing of the Articles of Merger with, and the acceptance thereof for recording by, the SDAT, (iv) any required filings with or approvals from applicable federal or state environmental authorities and
(v) any required filings with or approvals from applicable federal or state housing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "East Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by East or the consummation by East of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement.

  Section 3.4 Disclosure and Financial Statements. East has filed all required reports, schedules, forms, registration statements and other documents with the SEC since October 11, 1996 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "East SEC Documents"). As of their respective dates, the East SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the East SEC Documents, and none of the East SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of East included in the East SEC Documents (the "East SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of East and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

  Section 3.5 Absence of Certain Changes or Events. Since December 31, 1997 through the date hereof, except as set forth in the East Disclosure Schedule or disclosed in any East SEC Documents there has not been (a) any material adverse change or any event which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole; provided, however, that a material adverse change shall not include any (i) changes, effects, conditions, events or circumstances that affect the real estate industry generally (including tax, legal and regulatory changes) or (ii) changes arising from the consummation of the Merger or the announcement of the execution of this Agreement; or (b) any event which, if it had taken place after the date hereof, would not have been permitted by
Section 5.1 without the prior consent of West.

  Section 3.6 Registration Statement and Proxy Statement and Prospectus. None of the information supplied or to be supplied by East for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Proxy Statement and Prospectus will, in the case of the Proxy Statement and Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and Prospectus and any amendments thereof or supplements thereto, and at the time of the meetings of the shareholders of East and West to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by East with respect to information supplied by West for inclusion or incorporation therein. The Proxy Statement and Prospectus will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and Exchange Act and the rules and regulations promulgated thereunder.

  Section 3.7 Taxes. Except as set forth in the East Disclosure Schedule:

  (a) Each of East and the East Subsidiaries has timely filed, or shall timely file, with the appropriate governmental authorities all Tax Returns required to be filed by it (either separately or as a member of any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law (an "East Affiliated Group")) for all periods ending on or prior to the Closing Date, except to the extent of any Tax Returns for which an extension of time for filing has been properly filed. Each such return and filing is complete and correct in all material respects. All Taxes shown on a Tax Return as owed by East or the East Subsidiaries have been paid. No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of East or the East Subsidiaries which (i) reasonably could be expected to result in an adjustment to the liability for Taxes for such period examined or (ii), by application of similar principles, reasonably could be expected to result in an adjustment to the liability for Taxes for any other period not so examined. All Taxes which East or the East Subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. There are no Liens for Taxes upon the assets of East or the East Subsidiaries except for statutory Liens for Taxes not yet due.

  (b) None of East, the East Subsidiaries or the East Affiliated Group has filed for an extension of a statute of limitations with respect to any Tax and no governmental authorities have requested an extension of the statute of limitations with respect to any Tax. The Tax Returns of East, the East Subsidiaries and the East Affiliated Group are not being and have not been examined or audited by any taxing authority for any past year or periods. None of East, the East Subsidiaries or the East Affiliated Group is a party to any pending action or any formal or informal proceeding by any taxing authority for a deficiency, assessment or collection of Taxes, and no claim for any deficiency, assessment or collection of Taxes has been asserted, or, to the knowledge of East, threatened against it, including claims by any taxing authority in a jurisdiction where East and the East Subsidiaries do not file tax returns that any of them is or may be subject to taxation in that jurisdiction.

  (c) Each of East and the East Subsidiaries has properly accrued on its respective financial statements all Taxes due for which East or the East Subsidiaries may be liable, whether or not shown on any Tax Return as being due (including by reason of being a member of an East Affiliated Group or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity). East and the East Subsidiaries have established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

  (d) Neither East nor the East Subsidiaries (i) has filed a consent under
Section 341(f) of the Code concerning collapsible corporations, or (ii) is a party to any Tax allocation or sharing agreement other than a tax sharing agreement between the East Subsidiaries and East, which such agreement will be terminated as of the Closing Date.

  (e) The East Affiliated Group of which East and any East Subsidiary is or was a member has duly and timely filed all Tax Returns that it was required to file for each taxable period during which East and any such East Subsidiary was a member of the group. All such Tax Returns were complete and correct in all material respects and all Taxes owed by the East Affiliated Group, whether or not shown on any Tax Return, have been paid for each taxable period during which East and any East Subsidiary was a member of the group.

  (f) Except as set forth in the East Disclosure Schedule, East does not have any liability for the Taxes of any person other than East and the East Subsidiaries and the East Subsidiaries do not have any liability for the

Taxes of any person other than East and the East Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or
(D) otherwise.

  (g) Neither East nor the East Subsidiaries has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under SECTION 280G of the Code. East and the East Subsidiaries have disclosed to the IRS all positions taken on its federal income tax returns which could give rise to a substantial understatement of tax under SECTION 6662 of the Code.

  (h) For all taxable years commencing with the taxable year ended December 31, 1994 through the taxable year ended December 31, 1997, East has been organized in conformity with the qualifications as a REIT (within the meaning of the Code) and has satisfied all requirements to qualify as a REIT for such years. East has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax period ending on the Closing Date, and has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or, to East's knowledge, threatened. Each East Subsidiary that is a partnership, joint venture or limited liability company has been treated during and since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. Each East Subsidiary that is both (i) a corporation for federal income tax purposes and (ii) with respect to which all of the outstanding capital stock is owned solely by East (or solely by an East Subsidiary that is a corporation wholly owned by East) is a "qualified REIT subsidiary" as defined in SECTION 856(i) of the Code.

  Section 3.8 Absence of Undisclosed Liabilities. Neither East nor any East Subsidiary had, at December 31, 1997, and neither has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses consistent with past practices) except (a) liabilities, obligations or contingencies which are accrued or reserved against in the East SEC Financial Statements or reflected in the notes thereto, (b) as incurred in connection with the transactions contemplated by this Agreement, and (c) any liabilities, obligations or contingencies which (i) would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement or (ii) have been discharged or paid in full prior to the date hereof.

  Section 3.9 Litigation. Except as disclosed in the East SEC Documents or the East Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to East's knowledge, threatened, against, relating to or affecting East or any East Subsidiary or any of their respective properties or assets before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have, alone or in the aggregate with all such claims, actions or proceedings, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or to prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement. Neither East nor any East Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement.

  Section 3.10 No Violation of Law. Neither East nor any East Subsidiary is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement. Neither East nor any East Subsidiary is in violation or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement. No investigation or review of East or any East Subsidiary by any governmental or regulatory body or authority is pending or, to the knowledge of East, threatened, nor has any governmental or regulatory body or authority indicated to East or any East Subsidiary an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement. Each of East and the East Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by East or any East Subsidiary to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement.

  Section 3.11 East Properties. Except as disclosed in the East SEC Documents, each of East and the East Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the East SEC Documents as being owned by East or one of the East Subsidiaries or acquired after the date thereof which are, alone or in the aggregate, material to East's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory Liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations presently conducted at such properties, and (B) all real property mortgages and deeds of trust, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the East SEC Documents or acquired after the date thereof which are, alone or in the aggregate, material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to East's knowledge, the lessor.

  Section 3.12 Labor Matters. Neither East nor any East Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is East or any East Subsidiary the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving East or any East Subsidiary pending, or, to East's knowledge, threatened, any of which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of, East to consummate the transactions contemplated by this Agreement.

  Section 3.13 Employee Benefit Plans. East has previously provided or made available to West a copy or description of each employee benefit plan maintained by East or any East Subsidiary that provides retirement, pension, health care, long-term disability income, workers compensation, life insurance and any other postretirement benefits that, as of the date hereof, covers any employee of East or the East Subsidiaries and a copy or description of each employment, severance, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, change-in-control, or other similar agreement (collectively, the "East Benefit Plans") with any director or employee of East or the East Subsidiaries. Each East Benefit Plan complies and has been administered in form and in operation in all material respects with all requirements of law to the extent applicable and no notice has been issued by any governmental authority questioning or challenging such compliance. Except as set forth in the East Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes or will constitute an event under any East Benefit Plan that may result in any payment by East or any East Subsidiary, any restriction or limitation upon the assets of any East Benefit Plan, any acceleration of payment or vesting, increase in benefits or compensation, or forgiveness of any loan from or other commitment to East or any East Subsidiary.

  Section 3.14 Intellectual Property. East and the East Subsidiaries own, free of Liens, or have a valid license to use, all of the Intellectual Property used in the conduct of the businesses of East and the East Subsidiaries, subject to the terms and conditions of the East License Agreement with respect to the Intellectual Property that is the subject matter thereof. None of such Intellectual Property has been or is the subject of any pending, or to the knowledge of East, threatened adverse claim, litigation or claim of infringement based on the use thereof by East or any East Subsidiary or a third party. Neither East nor any East Subsidiary has received any notice contesting East's or the East Subsidiaries' right to use any of such Intellectual Property and, to the knowledge of East, neither East nor any East Subsidiary has infringed upon or misappropriated any intellectual property rights of third parties. The consummation of the Merger will not result in the loss of any rights by East or any East Subsidiaries of any of its or their rights in such Intellectual Property.

  Section 3.15 East Material Contracts. Except as disclosed in the East SEC Documents filed prior to the date hereof, neither East nor any East
Subsidiary: is a party to or bound by (a) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (b) any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, all or any substantial portion of the business of East or the East Subsidiaries would be conducted.

  Section 3.16 Environmental Matters. Except as set forth in the East SEC Documents, East has no knowledge of (a) any violation of Environmental Laws relating to any property of East or any East Subsidiary, (b) the release or potential release of Hazardous Materials on or from any such property, in violation of any Environmental Laws, (c) underground storage tanks located on any property, or (d) asbestos in or on any such property which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement. Except as set forth in the East Disclosure Schedule, neither East nor any East Subsidiary has manufactured, introduced, released or discharged from or onto any such property any Hazardous Materials or any toxic wastes, substances or materials (including asbestos) in violation of any Environmental Laws, and neither East nor any East Subsidiary has used any such property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement.

  Section 3.17 Insurance. East or the East Subsidiaries maintain insurance coverage for East and the East Subsidiaries and their respective properties and assets of a type and in amounts typical of similar companies engaged in the respective businesses in which East and the East Subsidiaries are engaged. All such insurance policies are (a) in full force and effect, and with respect to all policies neither of East nor any East Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy, and (b) are sufficient for compliance with all requirements of law and of all agreements to which East or the East Subsidiaries are a party or otherwise bound and are valid, outstanding, collectable, and enforceable policies and will remain in full force and effect through the Closing Date, except, and the case of either clause (a) or (b), in such manner as would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement. Neither East nor any East Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any defects or inadequacies that would materially adversely affect the insurability of, or cause any material increase in the premiums for, insurance covering, either East or any East Subsidiary or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

  Section 3.18 Brokers and Finders. East has not employed any broker, finder, other intermediary, or financial advisor in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission, or financial advisory fee, in connection with this Agreement or the transactions contemplated hereby, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by East (pursuant to fee agreement, a copy of which has been provided to West).

  Section 3.19 Investment Company Act. Neither East nor any of the East Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

  Section 3.20 HSR Act. For purposes of determining compliance with the HSR Act, East confirms that the conduct of its businesses consists solely of investing in, owning, operating and developing real estate for the benefit of its shareholders.

  Section 3.21 East Rights Agreement. East has taken all action required so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not enable or require the East Rights to be separated from the shares of East Common Stock with which the East Rights are associated, or to be distributed, exercisable, exercised, or nonredeemable.

  Section 3.22 State Antitakeover Laws Not Applicable. By virtue of provisions in East's Articles of Incorporation or Bylaws validly adopted under Section 3-603(e)(1)(iii) or Section 3-702(b) of the MGCL, neither Section 3-602 of the MGCL nor Subtitle 7 of the MGCL (Sections 3-701 through 3-709 of the MGCL) applies to this Agreement or the Merger or the other transactions contemplated hereby. Other than Section 3-602 and Subtitle 7 of the MGCL, no state takeover statute or similar statute or regulation of the State of Maryland (and, to the knowledge of East, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Merger or other transactions contemplated hereby and no provision of the Articles of Incorporation, Bylaws or other governing instruments of East or any East Subsidiary or the terms of any rights plan or agreement of East (other than the East Rights Agreement) would, directly or indirectly, restrict or impair the ability of West to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of East and the East Subsidiaries that may be acquired or controlled by West or permit any shareholder to acquire securities of East, any East Subsidiary, West, or any West Subsidiary on a basis not available to West in the event that West were to acquire securities of East.

  Section 3.23 Required East Vote. The East Shareholders Approval, being the affirmative vote of a majority of the outstanding shares of East Common Stock entitled to vote, voting separately as a class, is the only vote of the holders of any class or series of East's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

  Section 3.24 Board Recommendation. The East Board, at a meeting duly called and held, has by a unanimous vote of those directors present (who constituted 100% of the directors then in office), including the unanimous vote of the "Independent Directors" (as defined in East's Articles of Incorporation), (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of East and the shareholders of East, and (ii) resolved to recommend that the holders of East Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

  Section 3.25 Opinion Of Financial Advisor. A special committee of the East Board has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of East Common Stock other than the Shareholder.

                                  ARTICLE IV

                    Representations And Warranties Of West

  West represents and warrants to East as follows:

  Section 4.1 Organization And Qualification. West and each of the West Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. Each of West and the West Subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would, alone or in the aggregate, not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. True, accurate and complete copies of each of the Restated Declaration of Trust and Bylaws of West, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to East.

  Section 4.2 Capitalization.

  (a) The authorized capital of West consists of 150,000,000 shares of beneficial interest. As of the date of this Agreement, except as set forth in the West Disclosure Schedule, there are (i) 93,005,031.92 shares of West Common Stock, 5,133,215 shares of West Series A Preferred Stock, and 4,200,000 shares of West Series B Preferred Stock issued and outstanding, (ii) no shares of West Common Stock, West Series A Preferred Stock, or West Series B Preferred Stock held in the treasury of West or held by any West Subsidiary;
(iii) 3,879,791 shares of West Common Stock reserved for issuance upon exercise of authorized but unissued West Stock Options; (iv) 1,898,209 shares of West Common Stock issuable upon exercise of outstanding West Stock Options;
(v) 820,132 shares of West Common Stock issued and outstanding (and included in the number stated in clause (i) above) subject to restrictions under the West Stock Purchase Plan; (vi) 200,000 shares of West Common Stock reserved for issuance as employer matching contributions under West's 401(k) Savings Plan; (vii) 930,050 shares of West Junior Preferred Stock, none of which is outstanding, authorized for issuance and purchasable upon exercise of West Rights. Except as set forth above or in the West Disclosure Schedule, no shares of capital stock or other equity securities of West are issued, reserved for issuance, or outstanding. All of the issued and outstanding shares of West Common Stock, West Series A Preferred Stock, and West Series B Preferred Stock are, and all shares of West Common Stock and West New Preferred Stock issued pursuant to this Agreement will be when so issued, duly authorized, validly issued, fully paid, and, except as set forth in the West Disclosure Schedule, nonassessable and free of preemptive rights. All shares of West Common Stock and West New Preferred Stock issued pursuant to this Agreement will be, when so issued, registered under the Securities Act for such issuance and registered under the Exchange Act, registered or exempt from registration under any applicable state securities laws for such issuance, and listed on the Exchange, subject to official notice of issuance.

  (b) Except as set forth in Section 4.2(a), or as contemplated by this Agreement, or as set forth in the West Disclosure Schedule, as of the date hereof there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating West to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or obligating West to grant, extend or enter into any such agreement or commitment; provided, however, that the foregoing shall not apply to the adoption by West of any incentive plan providing for grants of options or restricted shares to directors and employees nor to any grant of options or restricted shares thereunder. Except for the West Investor Agreement or as contemplated by this Agreement, there are no voting trusts, proxies or other agreements or understandings to which West is a party or by which West is bound with respect to the voting of any West Common Shares. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of West having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of West may vote. Other than the West Stock Options, there are no outstanding contractual obligations, commitments, understandings or arrangements of West or any West Subsidiary to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of the West or any West Subsidiary. Except as set forth in the West Disclosure Schedule, there are no agreements or arrangements pursuant to which West is or could be required to register shares of West Common Stock or other securities under the Securities Act on behalf of any person other than Shareholder. West has delivered or made available to East a complete and correct copy of the West Rights Agreement, as amended to the date of this Agreement.

  (c) All of the outstanding shares of capital stock of the West Subsidiaries have been validly issued and are fully paid and, except as set forth in the West Disclosure Schedule, nonassessable, and are owned by West free and clear of all Liens. Except for shares of the West Subsidiaries or as set forth in the West Disclosure Schedule, West does not own, directly or indirectly, any capital stock or other equity or ownership interest in any entities. West owns good and marketable title to the stock of each of the West Subsidiaries owned by it and each West Subsidiary owns good and marketable title to the securities of each other West Subsidiary owned by it, in each case free and clear of all Liens.

  (d) Except as set forth in the West Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating West or the West Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the West Subsidiaries or obligating West or the West Subsidiaries to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which West or the West Subsidiaries is a party or is bound with respect to the voting of any shares of the West Subsidiaries.

  Section 4.3 Authority; Non-contravention; Approvals.

  (a) West has full power, trust or otherwise, and authority to enter into this Agreement and, subject to the West Shareholders Approval and West Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by West of the transactions contemplated hereby have been duly authorized by the West Board and no other proceedings on the part of West are necessary to authorize the execution and delivery of this Agreement by West and the consummation by West of the transactions contemplated hereby, except for the obtaining of the West Shareholders Approval and the West Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by West, and, assuming the due authorization, execution and delivery hereof by East, constitutes a valid and binding agreement of West enforceable against West in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or
(ii) general equitable principles.

  (b) The execution and delivery of this Agreement by West do not, and the consummation by West of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of West under any of the terms, conditions or provisions of, (i) subject to obtaining the West Shareholders Approval, West's Declaration of Trust or Bylaws, (ii) subject to obtaining the West Required Statutory Approvals and West Shareholders Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to West or any West Subsidiary or any of their respective properties or (iii) subject to obtaining any consent or waiver set forth in the West Disclosure Schedule (the"West Required Consents"), any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which West or any West Subsidiary is now a party or by which West or any West Subsidiary may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations, put rights, or creations of Liens that would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement.

  (c) Except for (i) any filings by the parties hereto that may be required by the HSR Act, (ii) the filing of the Registration Statement, including the Proxy Statement and Prospectus, with the SEC pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the SEC and any filings that may be required with various state blue sky authorities, (iii) the filing of the Articles of Merger with, and the acceptance thereof for recording by, the SDAT, (iv) any required filings with or approvals from applicable federal or state environmental authorities and
(v) any required filings with or approvals from applicable federal or state housing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "West Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by West or the consummation by West of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement.

  Section 4.4 Disclosure And Financial Statements. West has filed all required reports, schedules, forms, registration statements and other documents with the SEC since January 1, 1996 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "West SEC Documents"). As of their respective dates, the West SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such West SEC Documents, and none of the West SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of West included in the West SEC Documents (the "West SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of West and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

  Section 4.5 Absence Of Certain Changes Or Events. Since December 31, 1997 through the date hereof, and except as set forth in the West Disclosure Schedule or disclosed in any West SEC Documents, there has not been (a)any material adverse change or any event which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole, provided, however, that a material adverse change shall not include any (i) changes, effects, conditions, events or circumstances that affect the real estate industry generally (including tax, legal and regulatory changes) or (ii) changes arising from the consummation of the Merger or the announcement of the execution of this Agreement; or (b) any event which, if it had taken place after the date hereof, would not have been permitted by
Section 5.2 without the prior consent of East.

  Section 4.6 Registration Statement And Proxy Statement And Prospectus. None of the information supplied or to be supplied by West for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Proxy Statement and Prospectus will, in the case of the Proxy Statement and Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and Prospectus and any amendments thereof or supplements thereto, and at the time of the meetings of the shareholders of East and West to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by West with respect to information supplied by East for inclusion or incorporation therein. The Registration Statement and Proxy Statement and Prospectus will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

  Section 4.7 Taxes. Except as set forth in the West Disclosure Schedule:

  (a) Each of West and the West Subsidiaries has timely filed, or shall timely file, with the appropriate governmental authorities all Tax Returns required to be filed by it (either separately or as a member of any affiliated group within the meaning of SECTION 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law (a "West Affiliated Group")) for all periods ending on or prior to the Closing, except to the extent of any Tax Returns for which an extension of time for filing has been properly filed. Each such return and filing is complete and correct in all material respects. All Taxes shown on a Tax Return as owed by West or the West Subsidiaries have been paid. No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of West or the West Subsidiaries which (i) reasonably could be expected to result in an adjustment to the liability for Taxes such period examined, or (ii) by application of similar principles, reasonably could be expected to result in an adjustment to the liability for Taxes for any period not so examined. All Taxes which West or any West Subsidiary is required by law to withhold or collect, including Taxes required to have been withheld in connection with amount paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. There are no Liens For Taxes upon the Assets of West or the West Subsidiaries except for statutory Liens For Taxes not yet due.

  (b) None of West, the West Subsidiaries or the West Affiliated Group has filed for an extension of a statute of limitations with respect to any Tax and no governmental authorities have requested an extension of the statute of limitations with respect to any Tax. The Tax Returns of West, the West Subsidiaries and the West Affiliated Group are not being and have not been examined or audited by any taxing authority for any past year or periods. None of West, the West Subsidiaries or the West Affiliated Group is a party to any pending action or any formal or informal proceeding by any taxing authority for a deficiency, assessment or collection of Taxes, and no claim for any deficiency, assessment or collection of Taxes has been asserted, or, to the knowledge of West, threatened against it, including claims by any taxing authority in a jurisdiction where West and the West Subsidiaries do not file tax returns that any of them is or may be subject to taxation in that jurisdiction.

  (c) Each of West and the West Subsidiaries has properly accrued on its respective financial statements all Taxes due for which West or the West Subsidiaries may be liable, whether or not shown on any Tax Return as being due (including by reason of being a member of a West Affiliated Group or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity). West and the West Subsidiaries have established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

  (d) Neither West nor the West Subsidiaries (i) has filed a consent under
SECTION 341(f) of the Code concerning collapsible corporations, or (ii) is a party to any Tax allocation or sharing agreement other than a tax sharing agreement between the West Subsidiaries and West.

  (e) The West Affiliated Group of which West and any West Subsidiary is or was a member has duly and timely filed all Tax Returns that it was required to file for each taxable period during which West and any such West Subsidiary was a member of the group. All such Tax Returns were complete and correct in all material respects and all Taxes owed by the West Affiliated Group, whether or not shown on any Tax Return, have been paid for each taxable period during which West and any West Subsidiary was a member of the group.

  (f) Except as set forth in the West Disclosure Schedule, West does not have any liability for the Taxes of any person other than West and the West Subsidiaries and the West Subsidiaries do not have any liability for the Taxes of any person other than West and the West Subsidiaries (A) under Treasury Regulation SECTION 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

  (g) Neither West nor the West Subsidiaries has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under SECTION 280G of the Code. West and the West Subsidiaries have disclosed to the IRS all positions taken on its federal income tax returns which could give rise to a substantial understatement of tax under SECTION 6662 of the Code.

  (h) For all taxable years commencing with the taxable year ended December 31, 1963 through the taxable year ended December 31, 1997, West has been organized in conformity with the qualifications as a REIT (within the meaning of the Code) and has satisfied all requirements to qualify as a REIT for such years. West has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1998, and has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and no such challenge is pending or, to West's knowledge, threatened. Each West Subsidiary that is a partnership, joint venture or limited liability company has been treated during and since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. Each West Subsidiary that is both (i) a corporation for federal income tax purposes and (ii) with respect to which all of the outstanding capital stock is owned solely by West (or solely by a West Subsidiary that is a corporation wholly owned by West) is a "qualified REIT subsidiary" as defined in SECTION 856(i) of the Code.

  Section 4.8 Absence Of Undisclosed Liabilities. Neither West nor any West Subsidiary had, at December 31, 1997, and neither has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses) (a) except liabilities, obligations or contingencies which are accrued or reserved against in the West SEC Financial Statements or reflected in the notes thereto, and (b) as incurred in connection with the transactions contemplated by this Agreement, and (c) except for any liabilities, obligations or contingencies which (i) would not be, alone or in the aggregate, reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement, or (ii) have been discharged or paid in full prior to the date hereof.

  Section 4.9 Litigation. Except as disclosed in the West SEC Documents or the West Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to West's knowledge, threatened, against, relating to or affecting West or any West Subsidiary or any of their respective properties or assets before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have, alone or in the aggregate with all such claims, actions or proceedings, a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of West or the West Subsidiaries, taken as a whole, or to prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. Neither West nor any West Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement.

  Section 4.10 No Violation Of Law. Neither West nor any West Subsidiary is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. Neither West nor any of the West Subsidiaries is in violation or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. No investigation or review of West or any West Subsidiary by any governmental or regulatory body or authority is pending or, to the knowledge of West, threatened, nor has any governmental or regulatory body or authority indicated to West or any West Subsidiary an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. Each of West and the West Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by West or any West Subsidiary to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement.

  Section 4.11 West Properties. Except as disclosed in the West SEC Documents, each of West and the West Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such West SEC Documents as being owned by West or one of the West Subsidiaries or acquired after the date thereof which are, alone or in the aggregate, material to West's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory Liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations presently conducted at such properties, and (B) all real property mortgages and deeds of trust, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such West SEC Documents or acquired after the date thereof which are, alone or in the aggregate, material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to West's knowledge, the lessor.

  Section 4.12 Labor Matters. Neither West nor any West Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is West or any West Subsidiary the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving West or any West Subsidiary pending, or, to West's knowledge, threatened, any of which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of West and the West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement.

  Section 4.13 Employee Benefit Plans. Each employee benefit plan maintained by West or any West Subsidiary ("West Benefit Plans") that provides retirement, pension, health care, long-term disability income, workers compensation, life insurance and any other postretirement benefits that, as of the date hereof, covers any employee of West or the West Subsidiaries complies and has been administered in form and in operation in all material respects with all applicable requirements of law and no notice has been issued by any governmental authority questioning or challenging such compliance. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes or will constitute an event under any West Benefit Plan that may result in any payment by West or any West Subsidiary, any restriction or limitation upon the assets of any West Benefit Plan, any acceleration of payment or vesting, increase in benefits or compensation, or forgiveness of any loan or other commitment to West or any West Subsidiary.

  Section 4.14 Intellectual Property. West and the West Subsidiaries own, free of Liens, or have a valid license to use, all of the Intellectual Property used in the conduct of the businesses of West and the West Subsidiaries, subject to the terms and conditions of the West License Agreement with respect to the Intellectual Property that is the subject matter thereof. None of such Intellectual Property has been or is the subject of any pending adverse claim, or to the knowledge of West, any threatened litigation or claim of infringement based on the use thereof by West or any West Subsidiary or a third party. Neither West nor any West Subsidiary has received any notice contesting West's or the West Subsidiaries' right to use any of such Intellectual Property, and, to the knowledge of West, neither West nor any West Subsidiary has infringed upon or misappropriated any intellectual property rights of third parties. The consummation of the Merger will not result in the loss by West or any West Subsidiaries of any of it or their rights in such Intellectual Property.

  Section 4.15 West Material Contracts. Except as disclosed in the West SEC Documents filed prior to the date hereof, neither West nor any West Subsidiary is a party to or bound by (a) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (b) any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, all or any substantial portion of the business of West or the West Subsidiaries would be conducted.

  Section 4.16 Environmental Matters. Except as set forth in the West SEC Documents, West has no knowledge of (a) any violation of Environmental Laws relating to any property of West or any West Subsidiary, (b) the release or potential release of Hazardous Materials on or from any such property, in violation of any Environmental Laws, (c) underground storage tanks located on any property, or (d) asbestos in or on any such property which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement. Except as set forth in West Disclosure Schedule, neither West nor any West Subsidiary has manufactured, introduced, released or discharged from or onto any such property any Hazardous Materials or any toxic wastes, substances or materials (including asbestos) in violation of any Environmental Laws, and neither West nor any West Subsidiary has used any such property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws which would, alone or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of East and the East Subsidiaries, taken as a whole, or prevent, hinder or materially delay the ability of East to consummate the transactions contemplated by this Agreement.

  Section 4.17 Insurance. West or the West Subsidiaries maintain insurance coverage for West and the West Subsidiaries and their respective properties and assets of the types and in amounts typical of similar companies engaged in the respective businesses in which West and the West Subsidiaries are engaged. All such insurance policies are (a) in full force and effect, and with respect to all policies neither West nor any West Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy, and (b) are sufficient for compliance with all requirements of law and of all agreements to which West or the West Subsidiaries are a party or otherwise bound and are valid, outstanding, collectable, and enforceable policies and will remain in full force and effect through their respective policy periods, except, and the case of either clause (a) or (b), in such manner as would not, alone or in the aggregate, be reasonably expected to have a material adverse effect on the business, operations properties, assets, condition (financial or other), results of operations or prospects of West and West Subsidiaries, taken as a whole or prevent, hinder or materially delay the ability of West to consummate the transactions contemplated by this Agreement. Neither West nor any West Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any defects or inadequacies that would materially adversely affect the insurability of, or cause any material increase in the premiums for insurance covering, either West or any West Subsidiary or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

  Section 4.18 Brokers and Finders. West has not employed any broker, finder, other intermediary, or financial advisor in connection with the transactions contemplated by this Agreement that would be entitled to any brokerage, finder's or similar fee or commission, or financial advisory fee, in connection with this Agreement or the transactions contemplated hereby, other than Goldman, Sachs & Co., whose fees and expenses will be paid by West.

  Section 4.19 Investment Company Act. None of West nor any of the West Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

  Section 4.20 HSR Act. For purposes of determining compliance with the HSR Act, West confirms that conduct of its businesses consists solely of investing in, owning, operating and developing real estate for the benefit of its shareholders.

  Section 4.21 West Rights Agreement. West has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not enable or require the West Rights to be separated from the shares of West Common Stock with which the West Rights are associated, or to be distributed, exercisable, exercised, or nonredeemable.

  Section 4.22 State Antitakeover Laws Not Applicable. By virtue of provisions in West's Declaration of Trust, Bylaws or resolutions of the West Board validly adopted under Section 3-603(e)(1) or Section 3-702(b) of the MGCL, neither Section 3-602s of the MGCL nor Subtitle 7 of the MGCL (Sections 3-701 through 3-709 of the MGCL) applies to this Agreement or the Merger or the other transactions contemplated hereby. Other than Section 3-602 and Subtitle 7 of the MGCL, no state takeover statute or similar statute or regulation of the State of Maryland (and, to the knowledge of West, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Merger or other transactions contemplated hereby.

  Section 4.23 Required West Vote. The West Shareholders Approval (including the requisite shareholder approval of West's Amended and Restated Declaration of Trust necessary to consummate the Merger), being the affirmative vote of two thirds of the outstanding shares of West Common Stock entitled to vote, voting separately as a class, is the only vote of the holders of any class or series of West's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

  Section 4.24 Board Recommendation. The West Board, at a meeting duly called and held, has by a unanimous vote of those trustees present (who constituted 100% of the trustees then in office), including the unanimous vote of the "Independent Trustees" (as defined in West's Declaration of Trust), (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of West and the shareholders of West, and (ii) resolved to recommend that the holders of West Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

  Section 4.25 Opinion Of Financial Advisor. A special committee of the West Board has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to West and to the holders of West Common Stock other than the Shareholder.

                                   ARTICLE V

                   Conduct Of Businesses Pending The Closing

  Section 5.1 Conduct Of Business By East. From the date of this Agreement to the Effective Time (except as otherwise specifically required by the terms of this Agreement), East shall, and shall cause the East Subsidiaries to, act and carry on their respective businesses in the usual. Without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, East shall not, and shall not permit any of the East Subsidiaries to, without the prior consent of the West:

  (a) (i) except as contemplated by Section 5.3, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned East Subsidiary to its parent and the declaration and payment by East of regular quarterly cash dividends on East Common Stock in an amount not in excess of $.40 per share and regular quarterly cash dividends on East Series A Preferred Stock in an amount not exceeding $.53906 per share, in each case with usual record and payment dates for such dividends in accordance with East's past dividend practices, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) purchase, redeem or otherwise acquire any shares of capital stock of East or any East Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in accordance with East's 1997 Long-Term Incentive Plan or the redemption of the East Rights in accordance with the East Rights Agreement;

  (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any East Subsidiary, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), or contractual obligation valued or measured by the value or market price of East Common Stock (other than (y) the issuance of East Common Stock upon the exercise of East Stock Options outstanding on the date of this Agreement and in accordance with their present terms or pursuant to East's 401(k) Savings Plan and in accordance with its terms or (z) the issuance of East securities pursuant to the East Rights Agreement, such issuances being referred to herein as "East Permitted Changes");

  (c) amend its articles or certificate of incorporation, bylaws or other comparable charter or organizational documents;

  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

  (e) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material, alone or in the aggregate, to East and the East Subsidiaries, taken as a whole, except sales, leases, mortgages, or other encumbrances or Liens of properties or assets in the ordinary course of business consistent with past practice;

  (f) except in connection with interim financing for the acquisition of portfolio properties referred to in the East Disclosure Schedule, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of East or any East Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to East or any direct or indirect wholly owned East Subsidiary;

  (g) acquire or agree to acquire any assets that are material, alone or in the aggregate, to East and the East Subsidiaries, taken as a whole, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice or in connection with the acquisition of portfolio properties referred to in the East Disclosure Schedule; pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (ii) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated audited financial statements (or the notes thereof) of East included in the East SEC Documents, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

  (h) adopt or amend in any material respect (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice; increase the compensation or fringe benefits of any director, employee or former director or employee; pay any benefit not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under any severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under the East Benefit Plans as in effect on the date of this Agreement;

  (i) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC promulgated following the date hereof;

  (j) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

  (k) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability; or

  (l) authorize any of, or commit or agree to take any of, the foregoing actions.

  Section 5.2 Conduct Of Business By West. From the date of this Agreement to the Effective Time (except as specifically required by the terms of this Agreement), West shall, and shall cause the West Subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and, to the extent consistent therewith, use their best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, lessors, lessees, and others having business dealings with them, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, West shall not, and shall not permit any of West Subsidiaries to, without the prior consent of East:

  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned West Subsidiary to its parent and the declaration and payment by West of regular quarterly cash dividends on West Common Stock in an amount not in excess of $.34 per share and regular quarterly cash dividends on West Series A Preferred Stock and West Series B Preferred Stock in amounts not exceeding $.457946 and $.5625, respectively, per share, in each case with usual record and payment dates for such dividends in accordance with West's past dividend practices, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of West or any West Subsidiary or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities other than in accordance with West's 1997 Long-Term Incentive Plan or the redemption of the West Rights in accordance with the West Rights Agreement;

  (b) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any West Subsidiary, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), or contractual obligation valued or measured by the value or market price of West Common Stock (other than (x) the issuance of West Common Stock in accordance with West's 1998 Dividend Reinvestment and Share Purchase Plan, (y) the issuance of West Common Stock upon the exercise of West Stock Options outstanding on the date of this Agreement and in accordance with their present terms or pursuant to West's 401(k) Savings Plan and in accordance with its terms or (z) the issuance of West securities pursuant to the West Rights Agreement, such issuances being referred to herein as "West Permitted Changes");

  (c) amend its Declaration of Trust, except as contemplated by this Agreement or as required to allow for the consummation of the Merger (including such amendment as required to create the series of West New Preferred Stock as contemplated by the Articles of Merger);

  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof, unless such transaction would not reasonably be expected to materially delay or impede the consummation of the Merger;

  (e) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material, alone or in the aggregate, to West and the West Subsidiaries, taken as a whole, except sales, leases, mortgages, or other encumbrances or Liens of properties or assets in the ordinary course of business consistent with past practice;

  (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of West or any West Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to West or any direct or indirect wholly owned West Subsidiary;

  (g) acquire or agree to acquire any assets that are material, alone or in the aggregate, to West and the West Subsidiaries, taken as a whole, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice; pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (ii) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated audited financial statements (or the notes thereof) of West included in the West SEC Documents, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

  (h) adopt or amend in any material respect (except as may be required by law) any bonus, profit sharing, compensation, share option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director, trustee, or former director, trustee, or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice; increase the compensation or fringe benefits of any director, trustee, employee or former director, trustee or employee; pay any benefit not required by any existing plan, arrangement or agreement, grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under any severance or termination pay policies in effect on the date hereof, other than any such increase or acceleration provided for under the West Benefit Plans as in effect on the date of this Agreement;

  (i) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC promulgated following the date hereof;

  (j) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

  (k) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability; or

  (l) authorize any of, or commit or agree to take any of, the foregoing actions.

  Section 5.3 Coordination of Dividends. The first customary quarterly dividend to be paid by West on West Common Stock after the Effective Time shall be in the amount of $.355 per share. West and East shall coordinate with each other the payment of dividends with respect to West Common Stock and East Common Stock after the date hereof, it being the intention of the parties that holders of West Common Stock and East Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of West Common Stock or East Common Stock or any shares of West Common Stock that any such holder receives in exchange for shares of East Common Stock in the Merger.

  Section 5.4 No Solicitation.

  (a) Neither East nor any of the East Subsidiaries shall, nor shall East or any of the East Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, directly or indirectly (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of East or any of the East Subsidiaries (other than in the ordinary course of business) or of over 9.8% of any class of equity securities of East or any of the East

Subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 9.8% or more of any class of equity securities of East or any of the East Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving East or any of the East Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "East Alternative Proposals") or agree to or endorse any East Alternative Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit East from (i) furnishing information concerning East and its businesses, properties or assets (pursuant to an appropriate confidentiality agreement customary under the circumstances) to a third party who has made an unsolicited East Alternative Proposal, (ii) engaging in discussions or negotiations with a third party who has made an unsolicited East Alternative Proposal, (iii) following receipt of an unsolicited East Alternative Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders, (iv) following receipt of an unsolicited East Alternative Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 3.24, and/or (v) engaging in discussions or negotiations with Shareholder regarding an unsolicited East Alterative Proposal from a third party, but in each case referred to in the foregoing clauses (i) through (iv) (not in the case of the foregoing clause (v)) only if and to the extent that the East Board shall have concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the East Board in the exercise of its fiduciary duties to the shareholders of East under applicable law; provided, further, that the Board of Directors of East shall not take any of the foregoing actions referred to in clauses (i) through (iv) (but not clause (v)) until after giving at least one business day's advance notice to West with respect to any of the actions specified in the foregoing clauses (i) through (iv) that it shall take. In addition, if the East Board receives an unsolicited East Alternative Proposal, then East shall promptly inform West in writing of the material terms of such proposal and the identity of the person (or group) making it. East will immediately cease and cause to be terminated all existing activities, discussions or negotiations, if any, with any parties (other than Shareholder) conducted heretofore with respect to any of the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(a) by any director or executive officer of East or any of its subsidiaries or by any investment banker, financial adviser, attorney, accountant, or other representative of East or any of its subsidiaries shall be deemed to be a breach of this Section by East.

  (b) Neither West nor any of the West Subsidiaries shall, nor shall West or any of the West Subsidiaries authorize or permit any of its or their officers, trustees, directors, agents, representatives, advisors or subsidiaries to, directly or indirectly (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of a substantial amount of assets of West or any of the West Subsidiaries (other than in the ordinary course of business) or of over 9.8% of any class of equity securities of West or any of the West Subsidiaries or any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 9.8% or more of any class of equity securities of West or any of the West Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving West or any of the West Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "West Alternative Proposals") or agree to or endorse any West Alternative Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit West from (i) furnishing information concerning West and its businesses, properties or assets (pursuant to an appropriate confidentiality agreement customary under the circumstances) to a third party who has made an unsolicited West Alternative Proposal, (ii) engaging in discussions or negotiations with a third party who has made an unsolicited West Alternative Proposal, (iii) following receipt of an unsolicited West Alternative Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders, (iv) following receipt of an unsolicited West Alternative Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 4.24, and/or (v) engaging in discussions or negotiations with Shareholder regarding an unsolicited West Alterative Proposal from a third party, but in each case referred to in the foregoing clauses (i) through (iv) (not in the case of the foregoing clause (v)) only if and to the extent that the West Board shall have concluded in good faith, after consulting with and considering the advice of outside counsel, that such action is required by the West Board in the exercise of its fiduciary duties to the shareholders of West under applicable law; provided, further, that the West Board shall not take any of the foregoing actions referred to in clauses
(i) through (iv) (but not clause (v)) until after giving at least one business day's advance notice to East with respect to any of the actions specified in the foregoing clauses (i) through (iv) that it shall take. In addition, if the Board of Trustees of West receives an unsolicited West Alternative Proposal, then West shall promptly inform East in writing of the material terms of such proposal and the identity of the person (or group) making it. West will immediately cease and cause to be terminated existing activities, discussions or negotiations, if any, with any parties (other than Shareholder) conducted heretofore with respect to any of the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(b) by any trustee or executive officer of West or any of its subsidiaries or by any investment banker, financial adviser, attorney, accountant, or other representative of West or any of its subsidiaries shall be deemed to be a breach of this SECTION by West.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.1 Access To Information. Each of the parties shall afford to the other party and its respective accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of such party, as appropriate, and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the SEC in connection with the transactions contemplated by this Agreement, and (b) such other information concerning its business, properties and personnel as shall be reasonably requested; provided that no investigation pursuant to this Section 6.1 shall affect any representation or warranty made herein or the respective conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby. Each party shall promptly advise each other party in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of such party or its subsidiaries taken as a whole.

  Section 6.2 Registration Statements And Proxy Statement And Prospectus. West and East shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement and Prospectus, shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable, and shall take any action required to be taken under applicable state blue sky or securities laws in connection with the Merger. West and East shall promptly furnish to each other all information, and take such other actions as may reasonably be requested in connection with any action by either of them in connection with this Section and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by this Agreement. West shall also file with the SEC a registration statement on Form 8-A under the Exchange Act to register the West New Preferred Stock as soon as reasonably practicable after the date thereof and shall use all reasonable efforts to have such registration statement declared effective prior to the Closing Date.

  Section 6.3 Letters of Accountants.

  (a) East shall use its best efforts to cause to be delivered to West two letters of Ernst & Young, East's independent public accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to West, in form and substance reasonably satisfactory to West and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  (b) West shall use its best efforts to cause to be delivered to East two letters of KPMG Peat Marwick LLP, West's independent public accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to East, in form and substance reasonably satisfactory to East and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  Section 6.4 Shareholders Approval. As soon as practicable following the date upon which the Registration Statement is declared effective by the SEC, West shall use its best efforts to obtain the West Shareholders Approval, including the requisite shareholder approval of amendments to West's Declaration of Trust necessary to consummate the Merger, and East shall use its best efforts to obtain the East Shareholders Approval. The West Board and East Board shall recommend to their respective shareholders the approval of this Agreement and the Merger and the other transactions contemplated hereby; provided, however, that (a) prior to the meeting of shareholders of East, the East Board may withdraw, modify or amend such recommendation to the extent permitted by the first proviso to Section 5.4(a) and subject to compliance with Section 5.4(a), and (b) prior to the meeting of shareholders of West, the West Board may withdraw, modify or amend such recommendation to the extent permitted by the first proviso to Section 5.4(b) and subject to compliance with Section 5.4(b).

  Section 6.5 Affiliate Agreements. East shall use its best efforts to cause each principal executive officer, each director, and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (including Shareholder), of East to deliver to West on or prior to the Closing Date a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any West Stock or West New Preferred Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to West, is exempt from the registration requirements of the Securities Act.

  Section 6.6 Exchange. West shall use its best efforts to effect, at or before the Closing Date, authorization for listing on the Exchange, upon official notice of issuance, the West Common Stock and West New Preferred Stock to be issued in the Merger.

  Section 6.7 Expenses. Except as provided in Section 8.3, whether or not the Merger is consummated, all fees and expenses (including financial advisory and other professional services fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those fees and expenses incurred in connection with filing, printing and distributing the Proxy Statement and Prospectus shall be shared equally by West and East.

  Section 6.8 Agreement to Cooperate. Subject to the terms and conditions herein provided, the parties hereto shall cooperate and use its respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and under contracts giving rise to the East Required Consents or West Required Consents, to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, the East Required Statutory Approvals, West Required Statutory Approvals, any filings under federal and state securities laws and the HSR Act) and to lift any injunction or other legal bar to the transactions contemplated hereby (and, in such case, to proceed with such transactions as expeditiously as possible), subject, however, to obtaining the East Shareholders Approval and West Shareholders Approval. West agrees to expressly assume as of the Effective Time the obligations of East under the Indenture dated August 14, 1997 between East and State Street Bank and Trust Company, as trustee, by executing and delivering a supplemental indenture in accordance with the terms of such Indenture. In addition, each of West and East agrees to use all reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, to maintain the status of West as a "real estate investment trust" under the Code, and to obtain the tax opinions contemplated in Sections 7.1(e) and 7.1(f) from Mayer, Brown & Platt (including using all reasonable efforts to cause shareholders of East who own 5% or more of the outstanding East Common Stock to make such factual representations to Mayer, Brown & Platt as that firm may request in connection with its tax opinions).

  Section 6.9 Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to review and approval by the other parties, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable law, rule, regulation or policy of the Exchange.

  Section 6.10 Corrections to the Proxy Statement and Prospectus and Registration Statement. Prior to the date of the East Shareholders Approval and West Shareholders Approval, each of West and East shall correct promptly any information provided by it to be used specifically in the Proxy Statement and Prospectus and Registration Statement or relating to it and incorporated by reference into the Proxy Statement and Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement and Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement and Prospectus as so corrected to be disseminated to the shareholders of East and West, in each case to the extent required by applicable law.

  Section 6.11 Updated Schedules. Each party shall deliver to the other party at least two days prior to the Closing Date updated schedules to this Agreement reflecting any changes in such party's scheduled items occurring from the date hereof to the Closing Date.

  Section 6.12 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, each of West and East shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party. During such period, each of West and East shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any federal or state court having jurisdiction.

  Section 6.13 Indemnification.

  (a) West agrees that all rights to indemnification from liabilities or acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of East and the East Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements or arrangements of East and the East Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms with respect to matters arising before the Effective Time. West shall pay any expenses of any indemnified person under this Section 6.13 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under the MGCL upon receipt from the applicable indemnified person to whom advances are to be advanced of any undertaking to repay such advances required under the MGCL. In addition, from and after the Effective Time, directors or officers of East who become trustees or officers of West will be entitled to the same indemnity rights and protections as are afforded to other trustees and officers of West.

  (b) In the event that West or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of West will assume the obligations set forth in this SECTION .

  (c) The provisions of this Section 6.13 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                                  ARTICLE VII

                                  Conditions

  Section 7.1 Conditions To Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

  (a) The other party shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of the other party shall be true and correct in all material respects on and as of (i) the date made and
(ii) the Closing Date with the same effect as if made on that date; and the other party shall have delivered a certificate of its chief executive officer or a co-chairman to that effect;

  (b) Each of the West Shareholders Approval (including the requisite approval of West's shareholders to West's Amended and Restated Declaration of Trust) and the East Shareholders Approval shall have been obtained;

  (c) The Form 8-A registration statement of West for the West New Preferred Stock shall have been declared effective by the SEC and the Registration Statement shall have become effective in accordance with the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the Commission;

  (d) The shares of West Common Stock and West New Preferred Stock issuable in the Merger shall have been approved for listing on the Exchange, subject to notice of issuance;

  (e) Each of West and East shall have received a favorable opinion (in form and substance reasonably satisfactory to West and East, respectively) from Mayer, Brown & Platt (who may rely upon factual representations made by West, East, and shareholders of East who hold 5% or more of the outstanding East Common Stock) to the effect that for United States federal income tax purposes the Merger shall qualify as a reorganization within the meaning of SECTION 368 of the Code and that each of West and East will be a party to the reorganization within the meaning of SECTION 368(b) of the Code;

  (f) Each of West and East shall have received a favorable opinion (in form and substance reasonably satisfactory to West and East, respectively) from Mayer, Brown & Platt (who may rely upon factual representations made by West and East) to the effect that the consummation of the Merger and the performance of this Agreement will not jeopardize the status of West as a "real estate investment trust" under the Code;

  (g) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted); and

  (h) Each of the East Required Statutory Approvals described in Section 3.3(c)(i) and (ii) and West Required Statutory Approvals described in Section 4.3(c)(i) and (ii) shall have been obtained and be in effect at the Closing, and the East Required Consents and West Required Consents shall have been obtained and be in effect at the Closing.

                                 ARTICLE VIII

                       Termination, Amendment And Waiver

  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of West and East:

  (a) by mutual written consent of West and East;

  (b) by West or East, if the Merger shall not have been consummated on or before October 31, 1998 (the "Termination Date") (other than by reason of a breach by the party seeking to terminate this Agreement of its obligations hereunder);

  (c) by West or East, if an injunction, order or decree described in SECTION 7.1(g) shall be in effect and shall have become final and nonappealable, provided that the party seeking to terminate this Agreement has used its best efforts to have such injunction, order, or decree lifted;

  (d) unilaterally by West or East (i) if the other party (A) fails to perform any covenant or agreement in this Agreement in any material respect, and does not cure the failure in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure or (B) fails to fulfill or complete a condition to the obligations of the terminating party (which condition is not waived) by reason of a breach by the non-terminating party of its obligations hereunder or (ii) if any condition to the obligations of the terminating party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date;

  (e) by West, if (1) East shall have exercised a right specified in the first proviso to Section 5.4(a) with respect to an East Alternative Proposal and shall, directly or through Representatives, continue discussions with any third party concerning such East Alternative Proposal for more than 15 business days after the date of receipt of such East Alternative Proposal; or
(2) (A) an East Alternative Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to East which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (B) East shall not have rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed;

  (f) by East, if East validly exercises, pursuant to Section 5.4(a), the right specified in clause (iv) of the first proviso to Section 5.4(a);

  (g) by East, if (1) West shall have exercised a right specified in the first proviso to Section 5.4(b) with respect to a West Alternative Proposal and shall, directly or through Representatives, continue discussions with any third party concerning such West Alternative Proposal for more than 15 business days afer the date of receipt of such West Alternative Proposal; or
(2) (A) a West Alternative Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to West which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (B) West shall not have rejected such proposal within 15 business days of its receipt or, if sooner, the date its existence first becomes publicly disclosed; or

  (h) by West, if West validly exercises, pursuant to Section 5.4(b), the right specified in clause (iv) of the first proviso to Section 5.4(b);

provided, however, that any termination of this Agreement pursuant to this
SECTION 8.1 shall require the approval of the Special Committee of the Board of the terminating party.

  Section 8.2 Effect Of Termination. In the event of termination of this Agreement, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of any party hereto or their respective officers or directors or trustees (except as set forth in this Section 8.2 and in Sections 6.7 and 8.3). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

  Section 8.3 Payment Upon Certain Terminations.

  (a) In the event that this Agreement is terminated by East pursuant to
Section 8.1(f) or, after the date hereof but prior to any termination of this Agreement, East or the East Board shall have taken any action to make the East Rights Agreement inapplicable (through termination or otherwise) to any person other than West or Shareholder, then, concurrently with any such termination, East shall pay West, in accordance with Section 8.4, a fee equal to $25 million by wire transfer of same day funds, and East shall reimburse West its out-of-pocket expenses promptly upon request therefor.

  (b) In the event that (A) an East Pre-Termination Alternative Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated by West pursuant to Section 8.1(e) and (B) prior to the date that is 12 months after the date of such termination East enters into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any East Alternative Proposal, then East shall promptly, but in no event later than two business days after the date such agreement is entered into, pay West, in accordance with Section 8.4, a fee equal to $25 million by wire transfer of same day funds, and East shall reimburse West its out-of-pocket expenses promptly upon request therefor.

  (c) For purposes of Section 8.3(b), an "East Pre-Termination Alternative Proposal Event" shall be deemed to occur if an East Alternative Proposal shall have been made known to East or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an East Alternative Proposal. East acknowledges that the agreements contained in Section 8.3(a) and (b) are an integral part of the transactions contemplated by this Agreement, and that the amounts to be paid pursuant to Section 8.3(a) and (b) constitute liquidated damages and not a penalty.

  (d) In the event that this Agreement is terminated by West pursuant to
Section 8.1(h) or, after the date hereof but prior to any termination of this Agreement, West or the West Board shall have taken any action to make the West Rights Agreement inapplicable (through termination or otherwise) to any person other than East or Shareholder, then, concurrently with any such termination, West shall pay East, in accordance with Section 8.4, a fee equal to $25 million by wire transfer of same day funds, and West shall reimburse East its out-of-pocket expenses promptly upon request therefor.

  (e) In the event that (A) a West Pre-Termination Alternative Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated by East pursuant to Section 8.1(g) and (B) prior to the date that is 12 months after the date of such termination West enters into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any West Alternative Proposal, then West shall (1) promptly, but in no event later than two business days after the date such agreement is entered into, pay East, in accordance with Section 8.4, a fee equal to $25 million by wire transfer of same day funds, and West shall reimburse East its out-of-pocket expenses promptly upon request therefor.

  (f) For purposes of Section 8.3(e), a "West Pre-Termination Alternative Proposal Event" shall be deemed to occur if a West Alternative Proposal shall have been made known to West or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a West Alternative Proposal. West acknowledges that the agreements contained in Section 8.3(d) and (e) are an integral part of the transactions contemplated by this Agreement, and that the amounts to be paid pursuant to Section 8.3(d) and (e) constitute liquidated damages and not a penalty.

  Section 8.4 Payment of Termination Amount.

  (a) In the event that West or East (for purposes of this Section, the "Paying Party") is obligated to pay an amount pursuant to Section 8.3 (the "Section 8.3 Amount"), the Paying Party shall pay to the other party hereto (for purposes of this Section , the "Receiving Party"), from the applicable
Section 8.3 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (m) the SECTION 8.3 Amount or (n) the sum of
(1) the maximum amount that can be paid to the Receiving Party without causing the Receiving Party to fail to meet the requirements of SECTIONS 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute income described in SECTIONS 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the Receiving Party's certified public accountants, plus (2) in the event the Receiving Party receives either (X) a letter from the Receiving Party's counsel indicating that the Receiving Party has received a ruling from the U.S. Internal Revenue Service ("IRS") described in Section 8.4(b)(ii) or (Y) an opinion from the Receiving Party's counsel as described in Section 8.4(b)(ii), an amount equal to the Section 8.3 Amount less the amount payable under clause (1) above. To secure the Paying Party's obligation to pay these amounts, the Paying Party shall deposit into escrow an amount in cash equal to the Section 8.3 Amount with an escrow agent selected by the Receiving Party and on such terms (subject to Section 8.4(b)) as shall be agreed upon by the Receiving Party and the escrow agent. The payment of deposit into escrow of the Section 8.3 Amount pursuant to this Section 8.4(a) shall be made on the date payment is due under Section 8.3 by wire transfer of same day funds.

  (b) The escrow agreement shall provide that the Section 8.3 Amount in escrow or any portion thereof shall not be released to the Receiving Party unless the escrow agent receives any one or combination of the following: (i) a letter from the Receiving Party's certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Receiving Party without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Receiving Party's accountants revising that amount, in which case the escrow agent shall release such amount to the Receiving Party, or (ii) a letter from the Receiving Party's counsel indicating that the Receiving Party received a ruling from the IRS holding that the receipt by the Receiving Party of the
Section 8.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of SECTIONS 856(c)(2) and (3) of the Code (or alternatively, the Receiving Party's legal counsel has rendered a legal opinion to the effect that the receipt by the Receiving Party of the
Section 8.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of SECTION 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the
SECTION 8.3 Amount to the Receiving Party. The Paying Party agrees to amend this Section 8.4 at the request of the Receiving Party in order to (x) maximize the portion of the Section 8.3 Amount that may be distributed to the Receiving Party hereunder without causing the Receiving Party to fail to meet the requirements of SECTIONS 856(c)(2) and (3) of the Code, (y) improve the Receiving Party's chances of securing a favorable ruling described in this
Section 8.6(b) or (z) assist the Receiving Party in obtaining a favorable legal opinion from its counsel as described in this Section 8.6(b); provided that the Receiving Party's legal counsel has rendered a legal opinion to the Receiving Party to the effect that such amendment would not cause the Receiving Party to fail to meet the requirements of SECTION 856(c)(2) or (3) of the Code. The escrow agreement shall also provide that any portion of the
Section 8.3 Amount held in escrow for five years shall be released by the escrow agent to the Paying Party. The Paying Party shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

  (c) Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Receiving Party is required to file suit to seek all or a portion of an amount pursuant to Section 8.3, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder, provided that payment of such expenses shall be subject to the limitations of Section 8.4(a) (determined as if such expenses were included in the Section 8.3 Amount).

  Section 8.5 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto and in compliance with applicable law; provided, that,

(a) this Agreement may not be amended in any material respect following the West Shareholders Approval or East Shareholders Approval; (b) at any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein (any agreement on the part of a party hereto to any such extension or waiver being valid if set forth in an instrument in writing signed on behalf of such party); and (c) the approval of each of the Special Committees shall be required for an amendment or modification of this Agreement and the approval of the Special Committee of the Board of the extending or waiving party shall be required for any extension by East or West of the time of the performance of any obligations or other acts of West or East and any waiver of any of West's or East's obligations under this Agreement.

                                  ARTICLE IX

                              General Provisions

  Section 9.1 Nonsurvival Of Representations And Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via a recognized overnight courier with delivery confirmed in writing or sent via facsimile with confirmed receipt to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)If to West, to:

    Security Capital Pacific Trust
    7670 South Chester Street
    Englewood, Colorado 80112
    Attention: R. Scot Sellers
    Fax: 303-858-0021

    with a copy to:

    Mayer, Brown & Platt
    190 South LaSalle Street
    Chicago, Illinois 60603
    Attention: Edward J. Schneidman
    Fax: (312) 701-7711

    and to:

    Munger, Tolles & Olson LLP
    355 South Grand Avenue, 35th Floor
    Los Angeles, California 90071
    Attention: R. Gregory Morgan
    Fax: (213) 687-3702

  (b)If to East, to:

    Security Capital Atlantic Incorporated
    Six Piedmont Center, Suite 600
    Atlanta, Georgia 30305
    Attention: Constance B. Moore
    Fax: 404-233-2379
    with a copy to:

    Mayer, Brown & Platt
    190 South LaSalle Street
    Chicago, Illinois 60603
    Attention: Edward J. Schneidman
    Fax: (312) 701-7711

    and

    Shearman & Sterling
    599 Lexington Avenue
    New York, New York 10022
    Attention: Peter D. Lyons
    Fax: 212-848-7179

  Section 9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  Section 9.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maryland (without giving effect to the provisions thereof relating to conflicts of law).

  Section 9.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 9.6 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in
Section 6.13, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 9.7 Limitation Of Liability. Any obligation or liability whatsoever of East or West which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, only out of East's or West's assets respectively. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

  Section 9.8 No Presumption Against Drafter. Each of the parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

                                   * * * * *

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Security Capital Pacific Trust

                                                    /s/ R. Scot Sellers
                                          By: _________________________________
                                                      R. Scot Sellers
                                                Chief Executive Officer and
                                                         President

                                          Security Capital Atlantic
                                           Incorporated

                                                  /s/ Constance B. Moore
                                          By: _________________________________
                                                    Constance B. Moore
                                              Co-Chairman and Chief Operating
                                                          Officer

                             FIRST AMENDMENT

                                    TO

                       AGREEMENT AND PLAN OF MERGER

  THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of May 20, 1998, by and between Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR") and Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC").

  WHEREAS, PTR and ATLANTIC are parties to that certain Agreement and Plan of Merger, dated as of April 1, 1998 (the "Merger Agreement"), pursuant to which, among other matters, PTR and ATLANTIC agreed to merge ATLANTIC with and into PTR in exchange for Common Shares, par value $1.00 per share, and Series C Preferred Shares, par value $1.00 per share, of PTR; and

  WHEREAS, the parties desire to amend the terms of the Merger Agreement to clarify certain ambiguities and to clarify the rights and obligations of the parties with respect to the matters set forth herein.

  NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    Section 1. Exhibit A of the Merger Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.

    Section 2. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

    Section 3. Except as otherwise specifically modified hereby, the Merger Agreement shall remain in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Security Capital Pacific Trust

                                               /s/ Jeffrey A. Klopf

                                          By: ____________________________

                                          Security Capital Atlantic
                                           Incorporated

                                               /s/ Jeffrey A. Klopf

                                          By: ____________________________

                                                                        ANNEX II

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                         SECURITY CAPITAL PACIFIC TRUST

                     ARTICLES OF AMENDMENT AND RESTATEMENT

                   AMENDED AND RESTATED DECLARATION OF TRUST


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                               TABLE OF CONTENTS

 ARTICLE I. THE TRUST ....................................................   1
    Section 1.  Name.....................................................    1
    Section 2.  Resident Agent...........................................    2
    Section 3.  Nature of Trust..........................................    2
    Section 4.  Powers and Purposes......................................    2
    Section 5.  Conflicts of Interest....................................    2
 ARTICLE II. SHARES ......................................................   2
    Section 1.  Shares of Beneficial Interest............................    2
    Section 2.  Series A Preferred Shares................................    4
    Section 3.  Series B Preferred Shares................................    4
    Section 4.  Series C Preferred Shares................................    4
    Section 5.  Sale of Shares...........................................    4
    Section 6.  General Nature...........................................    4
    Section 7.  Acquisition of Shares....................................    4
                Transferability; Transfer Restrictions and Ownership
    Section 8.  Limitations..............................................    5
    Section 9.  Exemptions from Certain Provisions of Maryland Law.......   15
 ARTICLE III. SHAREHOLDERS ...............................................  15
    Section 1.  Meetings.................................................   15
    Section 2.  Voting...................................................   15
    Section 3.  Distributions............................................   16
    Section 4.  Annual Report............................................   16
    Section 5.  Inspection Rights........................................   16
    Section 6.  Nonliability and Indemnification.........................   16
    Section 7.  Notice of Nonliability...................................   16
 ARTICLE IV. THE TRUSTEES ................................................  17
    Section 1.  Number, Qualification, Compensation and Term.............   17
    Section 2.  Resignation, Removal and Death...........................   18
    Section 3.  Vacancies................................................   18
    Section 4.  Successor Trustees.......................................   18
    Section 5.  Meetings and Action Without a Meeting....................   18
    Section 6.  Authority................................................   18
    Section 7.  Powers...................................................   19
    Section 8.  Right to Own Shares......................................   20
    Section 9.  Transactions with Trust..................................   20
    Section 10. Limitation of Liability..................................   20
    Section 11. Indemnification..........................................   21
    Section 12. Persons Dealing with Trustees............................   21
    Section 13. Administrative Powers....................................   21
    Section 14. Election of Officers.....................................   21
    Section 15. Committees and Delegation of Powers and Duties...........   21
 ARTICLE V. TERMINATION AND DURATION .....................................  22
    Section 1.  Termination..............................................   22
    Section 2.  Organization as a Corporation............................   22
    Section 3.  Merger, Consolidation or Sale............................   22
    Section 4.  Duration.................................................   22

 ARTICLE VI. AMENDMENTS ....................................................  22
    Section 1.  Amendment by Shareholders..................................   22
    Section 2.  Amendment by Trustees......................................   23
    Section 3.  Requirements of Maryland Law...............................   23
 ARTICLE VII. MISCELLANEOUS ................................................  23
    Section 1.  Construction...............................................   23
    Section 2.  Headings for Reference Only................................   23
    Section 3.  Filing and Recording.......................................   23
    Section 4.  Applicable Law.............................................   23
    Section 5.  Certifications.............................................   23
    Section 6.  Severability...............................................   24
    Section 7.  Bylaws.....................................................   24
    Section 8.  Recording..................................................   24
 ARTICLE VIII. LIMITATION OF LIABILITY AND INDEMNIFICATION .................  24
    Section 1.  Limitation of Liability of Officers and Employees..........   24
    Section 2.  Indemnification of Officers and Employees..................   24
    Section 3.  Insurance..................................................   24
 ANNEX ACUMULATIVE CONVERTIBLE SERIES A PREFERRED SHARES OF BENEFICIAL
  INTEREST.................................................................. A-1
 ANNEX BSERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL
  INTEREST.................................................................. B-1
 ANNEX CSERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL
  INTEREST.................................................................. C-1

                        SECURITY CAPITAL PACIFIC TRUST
                     ARTICLES OF AMENDMENT AND RESTATEMENT
                   AMENDED AND RESTATED DECLARATION OF TRUST

  This Amended and Restated Declaration of Trust of Security Capital Pacific
Trust is made as of      , 1998.

                                   RECITALS

  1. Security Capital Pacific Trust, a Maryland real estate investment trust (the "Trust"), desires to amend and restate its declaration of trust as currently in effect and as hereinafter amended and to change its name to Archstone Communities Trust.

  2. The amendment to and restatement of the declaration of trust of the Trust as hereinafter set forth was advised by the Board of Trustees (the "Board") of the Trust and approved by the shareholders (the "Shareholders") of the Trust as required by law.

  3. The Trustees desire that the Trust continue to qualify as a "real estate investment trust" under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), so long as such qualification, in the opinion of the Trustees, is advantageous to the Shareholders of the Trust.

  4. The beneficial interests in the Trust are divided into transferable Shares of one or more classes of shares of beneficial interest evidenced by certificates.

                                  DECLARATION

  Now, Therefore, the Trustees hereby declare that they hold the duties of Trustees hereunder and hold all assets of the Trust presently existing and hereafter to be received, and all rents, income, profits and gains therefrom, from whatever source derived, in trust for the Shareholders in accordance with the terms and conditions hereinafter provided, which are all of the provisions of the Trust's declaration of trust as currently in effect and as hereinafter amended.

                                  ARTICLE I.

                                   The Trust

  Section 1. Name.

  (a) The Trust governed by this Amended and Restated Declaration of Trust (as amended, supplemented or restated from time to time, this "Declaration of Trust") is herein referred to as the "Trust" and shall be known by the name "Archstone Communities Trust." So far as may be practicable, legal and convenient, the affairs of the Trust shall be conducted and transacted under such name, which name shall not refer to the Trustees individually or personally or to the beneficiaries or Shareholders of the Trust, or to any officers, employees or agents of the Trust. Under circumstances in which the Board determines that the use of the name "Archstone Communities Trust" is not practicable, legal or convenient, it may as appropriate use the Trustees' names with suitable reference to their Trustee status, or some other suitable designation, or it may adopt another name under which the Trust may hold property or operate in any jurisdiction which name shall not, to the knowledge of the Board, refer to beneficiaries or Shareholders of the Trust.

  (b) Legal title to all of the properties subject from time to time to this Declaration of Trust shall be transferred to, vested in and held by the Trust in its own name or by the Trustees as joint tenants with right of survivorship as Trustees of the Trust, except that the Board shall have the power to cause legal title to any property of the Trust to be held by and/or in the name of one or more of the Trustees, or any other person as nominee, on such terms, in such manner and with such powers as the Board may determine, provided that the interest of the Trust therein is, in the judgment of the Board, appropriately protected.

  (c) The Trust shall have the authority to operate under an assumed name or names in such state or states or any political subdivision thereof where it would not be legal, practical or convenient to operate in the name of the Trust. The Trust shall have the authority to file such assumed name certificates or other instruments in such places as may be required by applicable law to operate under such assumed name or names.

  Section 2. Resident Agent. The name and address of the resident agent of the Trust in the State of Maryland is CSC Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. The principal office of the Trust is 7670 South Chester Street, Englewood, Colorado 80112. The Trust may have such other offices or places of business within or without the State of Maryland as the Board may from time to time determine.

  Section 3. Nature of Trust. The Trust is a real estate investment trust under Maryland law. The Trust is not intended to be, shall not be deemed to be and shall not be treated as, a general partnership, limited partnership, joint stock association or, except as provided in Section 2 of Article V, a corporation. The Shareholders shall be beneficiaries in such capacity in accordance with the rights conferred on them hereunder.

  Section 4. Powers and Purposes. The Trust is formed pursuant to the provisions of, and shall have all of the powers provided in, Title 8, as it may be amended from time to time, and shall have such additional powers as are not inconsistent with, and are appropriate with respect to, the purposes of the Trust as set forth in this Declaration of Trust. The purposes of the Trust are to purchase, hold, lease, manage, sell, exchange, develop, subdivide and improve real property and interests in real property and to invest in notes, bonds and other obligations secured by mortgages on real property, and in general, to do all other things in connection with the foregoing and to have and exercise all powers conferred by Maryland law on real estate investment trusts formed under Maryland law, and to do any or all of the things set forth herein to the same extent as natural persons might or could do. In addition, it is intended that the business of the Trust shall be conducted so that the Trust will qualify (so long as such qualification, in the opinion of the Board, is advantageous to the Shareholders) as a "real estate investment trust" as defined in the Code.

  Section 5. Conflicts of Interest. Any transactions between the Trust and any Trustee or any affiliates thereof shall be approved by a majority of the Trustees not otherwise interested in such transactions as being fair and reasonable to the Trust.

                                  ARTICLE II.

                                    Shares

  Section 1. Shares of Beneficial Interest.

  (a) The units into which the beneficial interests in the Trust shall be divided shall be designated as shares of beneficial interest ("Shares"), with a par value of $1.00 per Share. Ownership of Shares shall be evidenced by certificates in such form as shall be determined by the Board from time to time in accordance with Maryland law. The owners of the Shares, who are the beneficiaries of the Trust, shall be designated as "Shareholders". The certificates shall be negotiable and title thereto shall be transferred by assignment or delivery in all respects as a stock certificate of a Maryland corporation. The Shares shall consist of common shares of beneficial interest, par value $1.00 per Share (the "Common Shares"), and such other types or classes of Shares as the Board may create and authorize from time to time and designate as representing a beneficial interest in the Trust. The consideration paid for the issuance of Shares shall be determined by the Board and shall consist of money paid, tangible or intangible property or labor or services actually performed. Shares shall not be issued until the full amount of the consideration has been received by the Trust. The Board may authorize Share dividends or Share splits. All Shares issued hereunder shall be, when issued, fully paid, and no assessment shall ever be made on the Shareholders.

  (b) Immediately before the adoption of this Declaration of Trust, the total number of Shares of all classes which the Trust had authority to issue was 150,000,000 consisting of 136,600,000 Common Shares, 9,200,000 Cumulative Convertible Series A Preferred Shares of Beneficial Interest, par value $1.00 per Share (the "Series A Preferred Shares"), and 4,200,000 Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per Share (the "Series B Preferred Shares"), representing an aggregate par value of $150,000,000. Immediately after the adoption of this Declaration of Trust, the total number of Shares of all classes which the Trust has authority to issue is 250,000,000 consisting of 234,600,000 Common Shares, 9,200,000 Series A Preferred Shares, 4,200,000 Series B Preferred Shares and 2,000,000 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per Share (the "Series C Preferred Shares"), representing an aggregate par value of $250,000,000, provided that the Board may amend this Declaration of Trust, without Shareholder consent, to increase or decrease the aggregate number of Shares or the number of Shares of any class which the Trust has authority to issue.

  (c) The Board may classify or reclassify any unissued Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of the Shares by filing articles supplementary pursuant to Maryland law. The Board is authorized to issue from the authorized but unissued Shares of the Trust preferred Shares in series and to establish from time to time the number of preferred Shares to be included in each such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Shares of each series. Except for Shares so classified or reclassified and any preferred Shares issued hereunder, all other Shares shall be designated as Common Shares, each of which Common Shares shall be equal in all respects to every other Common Share. The authority of the Board with respect to each unissued series shall include, but not be limited to, determination of the following:

    (i) The number of Shares constituting such series and the distinctive designation of such series;

    (ii) The rate of dividend, if any, payable on Shares of such series and whether (and, if so, on what terms and conditions) such dividends shall be cumulative (and, if so, whether unpaid dividends shall compound or accrue interest) or shall be payable in preference or in any other relation to the dividends payable on any other class or series of Shares;

    (iii) Whether Shares of such series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

    (iv) Whether Shares of such series shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including, without limitation, the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

    (v) Whether Shares of such series may be redeemed and, if so, the terms and conditions on which they may be redeemed (including, without limitation, the dates on or after which they may be redeemed and the price or prices at which they may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

    (vi) The amount, if any, payable on Shares of such series upon the voluntary liquidation, dissolution or winding up of the Trust in preference to Shares of any other class or series and whether Shares of such series shall be entitled to participate generally in distributions on the Common Shares under such circumstances;

    (vii) The amount, if any, payable on Shares of such series upon the involuntary liquidation, dissolution or winding up of the Trust in preference to Shares of any other class or series and whether Shares of such series shall be entitled to participate generally in distributions on the Common Shares under such circumstances;

    (viii) Sinking fund provisions, if any, for the redemption or purchase of Shares of such series (including any similar fund, however designated); and

    (ix) Any other relative rights, preferences, limitations and powers of Shares of such series.

  Section 2. Series A Preferred Shares. The Board has classified 9,200,000 Shares of the Trust as Series A Preferred Shares. A description of the Series A Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof, is set forth in Annex A hereto, which is hereby incorporated by reference as if it were set forth in this
Section 2 in its entirety.

  Section 3. Series B Preferred Shares. The Board has classified 4,200,000 Shares of the Trust as Series B Preferred Shares. A description of the Series B Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof, is set forth in Annex B hereto, which is hereby incorporated by reference as if it were set forth in this
Section 3 in its entirety.

  Section 4. Series C Preferred Shares. The Board has classified 2,000,000 Shares of the Trust as Series C Preferred Shares. A description of the Series C Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof, is set forth in Annex C hereto, which is hereby incorporated by reference as if it were set forth in this
Section 4 in its entirety.

  Section 5. Sale of Shares. The Board, in its discretion, may from time to time issue or sell or contract to issue or sell, Shares to such party or parties and for such consideration, as allowed by Maryland law, at such time or times, and on such terms as the Board may deem appropriate. In connection with any issuance of Shares, the Board, in its discretion, may provide for the issuance of fractional Shares or may provide for the issuance of scrip for fractions of Shares and determine the terms of such scrip including, but not limited to, the time within which any such scrip must be surrendered in exchange for Shares and the right, if any, of holders of scrip upon the expiration of the time so fixed, the right, if any, to receive proportional distributions, and the right, if any, to redeem scrip for cash, or the Board may, in its discretion, or if it sees fit at the option of each holder, provide in lieu of scrip for the adjustment of fractions in cash. Except as may be provided in any agreement between the Trust and any of its Shareholders, the Shareholders shall have no preemptive rights of any kind whatsoever (including, but not limited to, the right to purchase or subscribe for or otherwise acquire any Shares of the Trust of any class, whether now or hereafter authorized, or any securities or obligations convertible into or exchangeable for, or any right, warrant or option to purchase such Shares, whether or not such Shares are issued and/or disposed of for cash, property or other consideration of any kind).

  Section 6. General Nature. All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration of Trust or in the resolution creating any class or series of Shares. The legal ownership of the property of the Trust and the right to conduct the business of the Trust are vested exclusively in the Trustees; the Shareholders shall have no interest therein other than beneficial interest in the Trust conferred by their Shares and shall have no right to compel any partition, division, dividend or distribution of the Trust or any of its property. The death of a Shareholder shall not terminate the Trust or give his or her legal representative any rights against other Shareholders, the Trustees or the Trust property, except the right, exercised in accordance with applicable provisions of the Trust's Bylaws (the "Bylaws"), to receive a new certificate for Shares in exchange for the certificate held by the deceased Shareholder.

  Section 7. Acquisition of Shares. The Trust may repurchase or otherwise acquire its own Shares at such price or prices as may be determined by the Board, and for such purpose the Trust may create and maintain such reserves as are deemed necessary and proper. Shares issued hereunder and purchased or otherwise acquired for the account of the Trust shall not, so long as they belong to the Trust, either receive distributions (except that they shall be entitled to receive distributions payable in Shares of the Trust) or be voted at any meeting of the

Shareholders. Such Shares may, in the discretion of the Board, be disposed of by the Board at such time or times, to such party or parties, and for such consideration, as the Board may deem appropriate or may be returned to the status of authorized but unissued Shares of the Trust.

  Section 8. Transferability; Transfer Restrictions and Ownership
Limitations. Shares in the Trust shall be transferable (subject to the further provisions of this Section 8) in accordance with the procedure prescribed from time to time in the Bylaws. The persons in whose name the Shares are registered on the books of the Trust shall be deemed the absolute owners thereof and, until a transfer is effected on the books of the Trust, the Board shall not be affected by any notice, actual or constructive, of any transfer. Any issuance, redemption or transfer of Trust Shares which would operate to disqualify the Trust as a REIT, shall be null and void ab initio.

  (a) Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

    "Adoption Date" shall mean the date of the adoption of the ownership restrictions contained in this Section 8 by resolution of the Board, which shall be deemed to occur upon the Board's adoption of this Declaration of Trust.

    "Beneficial Ownership" shall mean, except as provided below in the following sentence, ownership of Shares by a Person (whether or not treated as an individual for purposes of Section 544 of the Code) who is or would be treated as an owner of such Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. However, Section 544 shall be modified so that no corporate shareholder of an Excluded Holder owning directly or indirectly less than 10% of the stock of such Excluded Holder shall be treated as owning any of the Shares of the Trust owned by such Excluded Holder so long as no individual directly or indirectly owns 50 percent or more in value of the stock of such corporate shareholder. "Beneficial Ownership" shall also mean beneficial ownership as defined under Rule 13(d) under the Securities Exchange Act of 1934, as amended, and, with respect to such meaning, Beneficial Ownership by any Person shall include Beneficial Ownership by other Persons who are part of the same group as the original Person for purposes of such Rule 13(d). The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have correlative meanings.

    "Charitable Beneficiary" shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the Excess Share Trust.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    "Constructive Ownership" shall mean ownership of Shares by a Person who would be treated as an owner of such Shares, either directly or constructively, through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner", "Constructively Owns", "Constructively Owning" and "Constructively Owned" shall have correlative meanings.

    "Excess Shares" shall mean Shares resulting from an exchange described in subsection (c) of this Section 8.

    "Excess Share Trust" shall mean the trust created pursuant to subsections(c) and (o) of this Section 8.

    "Excess Share Trustee" shall mean a person, who shall be unaffiliated with the Trust, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board as the trustee of the Excess Share Trust.

    "Excluded Holder" shall mean Security Capital Group and its affiliates, successors or assignees, but only to the extent that Security Capital Group Beneficially Owns not more than 49% of the outstanding Shares. However, an affiliate, successor or assignee of Security Capital Group shall be treated as an Excluded Holder only if the Board determines, based on such evidence as it deems appropriate, that any ownership of Shares by such affiliate, successor or assignee will not jeopardize the status of the Trust as a REIT.

    "Existing Holder" shall mean any Person (other than an Excluded Holder) who is, or would be upon the exchange of Units, debt or any security of the Trust, the Beneficial Owner of Shares in excess of the

  Ownership Limit both on and immediately after the Adoption Date, so long as, but only so long as, such Person Beneficially Owns or would, upon exchange of Units, debt or any security of the Trust, Beneficially Own Shares in excess of the Ownership Limit.

    "Existing Holder Limit" for any Existing Holder shall mean the percentage of the outstanding Shares Beneficially Owned, or which would be Beneficially Owned upon the exchange of Units, debt or any security of the Trust, by such Existing Holder on and immediately after the Adoption Date, and, after any adjustment pursuant to subsection(i) of this Section 8, shall mean such percentage of the outstanding Shares as so adjusted. Any Existing Holder Limit shall not be modified except as provided in subsection (i) of this Section 8. From the Adoption Date until the Restriction Termination Date, the Trust shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limit for each Existing Holder.

    "Market Price" shall mean the last reported sales price reported on the NYSE for Shares on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price for Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price of such Shares on the relevant date as determined in good faith by the Board.

    "Non-U.S. Person" shall mean a Person other than a U.S. Person.

    "Ownership Limit" shall initially mean 9.8%, in number of Shares or value, of the outstanding Shares, and, after any adjustment as set forth in subsection (j) of this Section 8, shall mean such lesser or greater percentage of the outstanding Shares as so adjusted. The number and value of the outstanding Shares of the Trust shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

    "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

    "Presumption" shall mean the assumption, subject to subsection (v) of this Section 8, that the Excluded Holders are Non-U.S. Persons and own a percentage of the outstanding Shares (by value) equal to 49.99%.

    "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, as defined in subsection
  (c) of this Section 8, the beneficial holder of such Shares, if such Transfer had been valid under subsection(b) of this Section 8.

    "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, as defined in subsection (c) of this Section 8, the record holder of such Shares, if such Transfer had been valid under subsection (b) of this Section 8.

    "REIT" shall mean a real estate investment trust under Section 856 of the Code.

    "REIT Provisions of the Code" means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

    "Related Tenant Limit" shall mean 9.9% by value of the outstanding Shares of the Trust.

    "Related Tenant Owner" shall mean any Constructive Owner who also owns, directly or indirectly, an interest in a Tenant, which interest is equal to or greater than (i) 9.9% of the combined voting power of all classes of stock of such Tenant, (ii) 9.9% of the total number of shares of all classes of stock of such Tenant or (iii) if such Tenant is not a corporation, 9.9% of the assets or net profits of such Tenant, in each case only if such ownership would cause the Trust to fail the 95% gross income test set forth in Section 856(c)(2) of the Code or the 75% gross income test set forth in Section 856(c)(3) of the Code.

    "Restriction Termination Date" shall mean the first day after the Adoption Date on which the Board determines that it is no longer in the best interests of the Trust to continue to qualify as a REIT.

    "Security Capital Group" shall mean Security Capital Group Incorporated, a Maryland corporation.

    "Shares" shall mean the shares of beneficial interest of the Trust as may be authorized and issued from time to time pursuant to this Article II.

    "Tenant" shall mean any tenant (including a subtenant) of (i) the Trust,
  (ii) a subsidiary of the Trust which is deemed to be a "qualified REIT subsidiary" under Section 856(i) (2) of the Code or (iii) a partnership or limited liability company in which the Trust or one or more of its qualified REIT subsidiaries is a partner or a member.

    "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares, but excluding the exchange of Units, debt or any security of the Trust for Shares and (iii) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have correlative meanings.

    "Units" shall mean units of any partnership which are convertible into or exchangeable for Shares or in respect of which any Shares may be issued in satisfaction of a unitholder's redemption right.

    "U.S. Person" shall mean a person defined as a "United States Person" in
  Section 7701(a)(30) of the Code.

  (b) Ownership Limitation.

    (i) Except as provided in subsections(l) and (u) of this Section 8 and subject to subsection (b)(ix) of this Section 8, from the Adoption Date until the Restriction Termination Date, no Person or Persons acting as a group (other than an Excluded Holder or an Existing Holder) shall Beneficially Own Shares in excess of the Ownership Limit.

    (ii) Except as provided in subsections(l) and (u) of this Section 8 and subject to subsection (b)(ix) of this Section 8, from the Adoption Date until the Restriction Termination Date, any Transfer which, if effective, would result in any Person (other than an Excluded Holder or an Existing Holder) Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of the Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Shares.

    (iii) Except as provided in subsections(l) and (u) of this Section 8 and subject to subsection (b)(ix) of this Section 8, from the Adoption Date until the Restriction Termination Date, any Transfer which, if effective, would result in any Existing Holder Beneficially Owning Shares in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of the Shares which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such Shares.

    (iv) Except as provided in subsections(l) and (u) of this Section 8 and subject to subsection (b)(ix) of this Section 8, from the Adoption Date until the Restriction Termination Date, any Transfer which, if effective, would result in the Shares being beneficially owned (as provided in Section 856(a) of the Code) by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of the Shares which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such Shares.

    (v) Except as provided in subsection(l) of this Section 8 and subject to subsection (b)(ix) of this Section 8, from the Adoption Date until the Restriction Termination Date, any Transfer which, if effective, would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

    (vi) Subject to subsection (b)(ix) of this Section 8, from the Adoption Date until the Restriction Termination Date, any Transfer of Shares to a Non-U.S. Person (other than an Excluded Holder) shall be void ab initio as to the Transfer of such Shares if, as a result of such Transfer, the fair market value of Shares owned directly or indirectly by Non-U.S. Persons would comprise 50% or more of the fair market value of the issued and outstanding Shares of the Trust (determined based on the Presumption); and such Non-U.S. Person shall acquire no rights in such Shares.

    (vii) Subject to subsection (b)(ix) of this Section 8, from the Adoption Date until the Restriction Termination Date, any Transfer of Shares which, if effective, would result in any Related Tenant Owner Constructively Owning Shares in excess of the Related Tenant Limit shall be void ab initio as to the Transfer of such Shares which would be otherwise Constructively Owned by such Related Tenant Owner in excess of the Related Tenant Limit; and the intended transferee shall acquire no rights in such Shares.

    (viii) Subject to subsection (b)(ix) of this Section 8, from the Adoption Date until the Restriction Termination Date, any Transfer which, if effective, would result in the disqualification of the Trust as a REIT by virtue of actual, Beneficial or Constructive Ownership of Shares shall be void ab initio as to such portion of the Transfer resulting in the disqualification; and the intended transferee shall acquire no rights in such Shares.

    (ix) Nothing contained in this Section 8 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange (the "NYSE"). The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this
  Section 8 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 8.

  (c) Excess Shares.

    (i) If, notwithstanding the other provisions contained in this Section 8, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer which is not void ab initio pursuant to subsection (b) of this Section 8 such that (i) any Person (other than an Excluded Holder or an Existing Holder) would Beneficially Own Shares in excess of the applicable Ownership Limit or (ii) any Existing Holder would Beneficially Own Shares in excess of the applicable Existing Holder Limit, then, except as otherwise provided in subsection(l) of this Section 8, Shares directly owned by such Person or Existing Holder, as the case may be, shall be automatically exchanged for an equal number of Excess Shares until such Person or Existing Holder, as the case may be, does not Beneficially Own Shares in excess of the applicable Ownership Limit or Existing Holder Limit. Such exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after exchanging all of the Shares owned directly by a Person or Existing Holder, such Person or Existing Holder still Beneficially Owns Shares in excess of the applicable Ownership Limit or Existing Holder Limit, Shares owned by such Person or Existing Holder constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, shall be exchanged for an equal number of Excess Shares until such Person or Existing Holder, as the case may be, does not Beneficially Own Shares in excess of the applicable Ownership Limit or Existing Holder Limit. If such Person or Existing Holder owns Shares constructively through one or more Persons and the Shares held by such other Persons must be exchanged for an equal number of Excess Shares, the exchange of Shares by such other Persons shall be pro rata. However, if such Person or Existing Holder owns Shares constructively through an Excluded Holder, the Excluded Holder shall not have to exchange its Shares for Excess Shares and the exchange shall be pro rata among the other Persons.

    (ii) If, notwithstanding the other provisions contained in this Section 8, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer of Shares or any sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect Shareholder of the Trust which is not void ab initio pursuant to subsection (b) of this Section 8 and which, if effective, would cause the Trust to become "closely held" within the meaning of Section 856(h) of the Code, then any Shares being Transferred which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Excess Shares and be treated as provided in this Section 8. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after the exchange of any such Shares, the Trust is still "closely held" within the meaning of Section 856(h) of the Code, any individual whose Beneficial Ownership of Shares in the Trust increased as a result of the sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect Shareholder of the Trust or any other event and is one of the five individuals who caused the Trust to be "closely held" within the meaning of Section 856(h) of the Code, shall exchange Shares owned directly for an equal number of Excess Shares until the Trust is not "closely held" within the meaning of Section 856(h) of the Code. If similarly situated individuals exist, the exchange shall be pro rata. If, after applying the foregoing provisions, the Trust is still "closely held" within the meaning of Section 856(h) of the Code, then any Shares constructively owned by such individuals shall be exchanged for Excess Shares (other than Shares held by an Excluded Holder), on a pro rata basis among similarly situated individuals, until the Trust is not "closely held" within the meaning of Section 856(h) of the Code.

    (iii) If, at any time after the Adoption Date until the Restriction Termination Date, an event other than a purported Transfer (an "Event") occurs which would (i) cause any Person (other than an Excluded Holder or an Existing Holder) to Beneficially Own Shares in excess of the Ownership Limit or (ii) cause an Existing Holder to Beneficially Own Shares in excess of the Existing Holder Limit, then, except as otherwise provided in subsection(l) of this Section 8, Shares Beneficially Owned by such Person or Existing Holder, as the case may be, shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are exchanged, Shares Beneficially Owned by any Person who caused the Event to occur shall be exchanged before any Shares not so held are exchanged. If similarly situated Persons exist, the exchange shall be pro rata. If any Person is required to exchange Shares pursuant to this subsection (c)(iii), such Person shall first exchange Shares directly held by such Person before exchanging Shares owned constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. If such Person or Existing Holder owns Shares constructively through one or more Persons and the Shares held by such other Persons must be exchanged for an equal number of Excess Shares, the exchange of Shares by such other Persons shall be pro rata. However, if such Person or Existing Holder owns Shares constructively through an Excluded Holder, the Excluded Holder shall not have to exchange its Shares for Excess Shares and the exchange shall be pro rata among the other Persons.

    (iv) If, at any time after the Adoption Date until the Restriction Termination Date, an Event occurs which would cause the Trust to become "closely held" within the meaning of Section 856(h) of the Code, then Shares Beneficially Owned by any Person or Existing Holder (other than an Excluded Holder), as the case may be, shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are exchanged, Shares Beneficially Owned by any Person (other than an Excluded Holder) who caused the Event to occur shall be exchanged before any Shares not so held are exchanged. If similarly situated Persons exist, the exchange shall be pro rata. If any Person is required to exchange Shares pursuant to this subsection (c)(iv), such Person shall first exchange Shares directly held by such Person before exchanging Shares owned constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. If any Person (other than an Excluded Holder) owns Shares constructively through one or more Persons and the Shares held by such other Persons must be exchanged for an equal number of Excess Shares, the exchange of Shares by such other Persons shall be pro rata. However, if such Person or Existing Holder owns Shares constructively through an Excluded Holder, the Excluded Holder shall not have to exchange its Shares for Excess Shares and the exchange shall be pro rata among the other Persons.

    (v) If, notwithstanding the other provisions contained in this Article II, there is a purported Transfer of Shares which is not void ab initio pursuant to subsection (b) of this Section 8 to (i) a Non-U.S. Person

  (other than an Excluded Holder) or (ii) a U.S. Person whose Shares would be treated as owned indirectly by a Non-U.S. Person (other than an Excluded Holder), then any Shares being Transferred which would result in the fair market value of Shares owned directly or indirectly by Non-U.S. Persons comprising 50% or more of the fair market value of the issued and outstanding Shares of the Trust (determined based on the Presumption) shall be automatically exchanged for an equal number of Excess Shares and be treated as provided in this Section 8. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

    (vi) If, notwithstanding the other provisions contained in this Article II, there is an event other than those described in subsection (c)(v) of this Section 8 (a "Non-U.S. Event") which would result in the fair market value of Shares owned directly or indirectly by Non-U.S. Persons comprising 50% or more of the fair market value of the issued and outstanding Shares of the Trust (determined based on the Presumption), then Shares owned directly or indirectly by Non-U.S. Persons (other than by an Excluded Holder) shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership. Such exchange shall be effective as of the close of business on the business day prior to the date of the Non-U.S. Event. In determining which Shares are exchanged, Shares owned directly or indirectly by any Non-U.S. Person who caused the Non-U.S. Event to occur shall be exchanged before any Shares not so held are exchanged. If similarly situated Persons exist, the exchange shall be pro rata. If the Non-U.S. Event was not caused by a Non-U.S. Person, Shares owned directly or indirectly by Non-U.S. Persons (other than Shares owned directly or indirectly by an Excluded Holder) shall be chosen by random lot and exchanged for Excess Shares until Non-U.S. Persons do not own directly or indirectly 50% or more of the issued and outstanding Shares (determined based on the Presumption).

    (vii) If, notwithstanding the other provisions contained in this Section 8, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer of Shares or any sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect Shareholder of the Trust which, if effective, would cause any Related Tenant Owner to Constructively Own Shares in excess of the Related Tenant Limit, then any Shares purportedly owned by such Related Tenant Owner which would cause such Related Tenant to Constructively Own Shares in excess of the Related Tenant Limit shall be automatically exchanged for an equal number of Excess Shares and be treated as provided in this Section 8. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or event described in the preceding sentence. In determining which Shares are exchanged, Shares owned directly or indirectly by any Person (other than an Excluded Holder) who caused the Related Tenant Event to occur shall be exchanged before any Shares not so held are exchanged. If similarly situated Persons exist, the exchange shall be pro rata. If the Related Tenant Limit is still exceeded and the Related Tenant Event was not caused by the Related Tenant Owner in question, Shares owned directly or indirectly by such Related Tenant Owner (other than Shares owned directly or indirectly by an Excluded Holder) shall be exchanged for Excess Shares until the Related Tenant Owner does not own Shares in excess of the Related Tenant Limit. If, after the exchanges described above in this subsection (c)(vii), the Related Tenant Owner still owns Shares in excess of the Related Tenant Limit, Shares owned directly or indirectly by the Excluded Holders shall be exchanged pro rata for Excess Shares until the Related Tenant Owner does not own Shares in excess of the Related Tenant Limit.

    (viii) If, at any time after the Adoption Date until the Restriction Termination Date, there is an event (a "Related Tenant Event") which would cause any Related Tenant Owner to Constructively Own Shares in excess of the Related Tenant Limit, then Shares which would cause the Related Tenant Limit to be exceeded shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership. Such exchange shall be effective as of the close of business on the business day prior to the date of the Related Tenant Event. In determining which Shares are exchanged, Shares owned directly or indirectly by any Person (other than an Excluded Holder) who caused the Related Tenant Event to occur shall be exchanged before any Shares not so held are exchanged. If similarly situated Persons exist, the exchange shall be pro rata. If the Related Tenant Limit is still exceeded and the Related Tenant Event was not caused by the Related Tenant Owner in question, Shares owned directly or indirectly by such Related Tenant Owner (other than Shares owned directly or indirectly by an Excluded Holder) shall be exchanged for Excess Shares until the Related Tenant Owner does not own Shares in excess of the Related Tenant Limit. If, after the exchanges described above in this subsection (c)(viii), the Related Tenant Owner still owns Shares in excess of the Related Tenant Limit, Shares owned directly or indirectly by the Excluded Holders shall be exchanged pro rata for Excess Shares until the Related Tenant Owner does not own Shares in excess of the Related Tenant Limit.

    (ix) If, notwithstanding the other provisions contained in this Section 8, at any time after the Adoption Date until the Restriction Termination Date, there is a purported Transfer of Shares or any sale, transfer, gift, assignment, devise or other disposition of shares or other interests of a direct or indirect Shareholder of the Trust which, if effective, would result in the disqualification of the Trust as a REIT by virtue of actual, Beneficial or Constructive Ownership of Shares, then any Shares being Transferred which would result in such disqualification shall be automatically exchanged for an equal number of Excess Shares and shall be treated as provided in this Section 8. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

    (x) If, at any time after the Adoption Date until the Restriction Termination Date, notwithstanding the other provisions contained in this
  Section 8, there is an event (a "Prohibited Owner Event") which would result in the disqualification of the Trust as a REIT by virtue of actual, Beneficial or Constructive Ownership of Shares, then Shares which would result in the disqualification of the Trust shall be automatically exchanged for an equal number of Excess Shares to the extent necessary to avoid such disqualification. Such exchange shall be effective as of the close of business on the business day prior to the date of the Prohibited Owner Event. In determining which Shares are exchanged, Shares owned directly or indirectly by any Person (other than the Excluded Holder) who caused the Prohibited Owner Event to occur shall be exchanged before any Shares not so held are exchanged. If similarly situated Persons exist, the exchange shall be pro rata. If the Trust is still disqualified, Shares owned directly or indirectly by Persons who did not cause the Prohibited Owner Event to occur (other than Shares owned directly or indirectly by an Excluded Holder) shall be chosen by random lot and exchanged for Excess Shares until the Trust is no longer disqualified as a REIT. If, after the exchanges described above in this subsection (c)(x), the Trust is still disqualified as a REIT, Shares owned directly or indirectly by the Excluded Holders shall be exchanged pro rata for Excess Shares until the Trust is no longer disqualified as a REIT.

  (d) Prevention of Transfer. If the Board or its designee shall at any time determine in good faith that a Transfer has taken place in violation of subsection (b) of this Section 8 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) of any Shares in violation of subsection (b) of this
Section 8, the Board or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subsection
(b) of this Section 8 shall automatically result in the designation and treatment described in subsection (c) of this Section 8, irrespective of any action (or non-action) by the Board.

  (e) Notice to Trust. Any Person who acquires or attempts to acquire Shares in violation of subsection (b) of this Section 8, or any Person who is a transferee such that Excess Shares result under subsection (c) of this Section 8, shall immediately give written notice or, with respect to a proposed or attempted Transfer, give at least 30 days' prior written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust's status as a REIT.

  (f) Information for Trust. From the Adoption Date until the Restriction Termination Date:

    (i) Every Beneficial Owner of more than 5% (or such other percentage, between 0.5% and 5%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding Shares of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned and a description of how such Shares are held; and each such Beneficial Owner shall provide to the Trust such additional information as the Trust may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT; and

    (ii) Each Person who is a Beneficial Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the Trust in writing such information with respect to direct, indirect and constructive ownership of Shares as the Board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Trust's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  (g) Other Action by Board. Subject to subsection (b) of this Section 8, nothing contained in this Section 8 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preservation of the Trust's status as a REIT; provided, however, that no provision of this Section 8 shall preclude the settlement of any transaction entered into through the facilities of the NYSE.

  (h) Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Section 8, including any definition contained in subsection (a) of this Section 8, the Board shall have the power to determine the application of the provisions of this Section 8 with respect to any situation based on the facts known to it.

  (i) Modification of Existing Holder Limits. The Existing Holder Limits may be modified as follows:

    (i) Subject to the limitations provided in subsection (k) of this Section 8, the Board may grant options which result in Beneficial Ownership of Shares by an Existing Holder pursuant to an option plan approved by the Board and/or the Shareholders. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under subsection (k) of this Section 8 to permit the Beneficial Ownership of Shares issuable upon the exercise of such option.

    (ii) Subject to the limitations provided in subsection (k) of this
  Section 8, an Existing Holder may elect to participate in a dividend reinvestment plan approved by the Board which results in Beneficial Ownership of Shares by such participating Existing Holder and any comparable reinvestment plan of any partnership, wherein those Existing Holders holding Units are entitled to purchase additional Units. Any such participation shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under subsection (k) of this
  Section 8 to permit Beneficial Ownership of the Shares acquired as a result of such participation.

    (iii) The Board shall reduce the Existing Holder Limit for any Existing Holder after any Transfer permitted in this Section 8 by such Existing Holder by the percentage of the outstanding Shares so Transferred or after the lapse (without exercise) of an option described in subsection (i)(i) of this Section 8 by the percentage of the Shares which the option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

  (j) Increase or Decrease in Ownership Limit. Subject to the limitations provided in subsection (k) of this Section 8, the Board may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law which would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

  (k) Limitations on Changes in Existing Holder and Ownership Limits.

    (i) Neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five individual Beneficial Owners of Shares (including all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding Shares.

    (ii) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to subsection (i) or (j) of this Section 8, the Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT.

    (iii) No Ownership Limit may be increased to a percentage which is greater than 9.9%.

  (l) Waivers by the Board. The Board, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel to the effect that such exemption will not result in the Trust being "closely held" within the meaning of Section 856(h) of the Code or such other evidence as the Board deems necessary in its sole discretion, may exempt, on such conditions and terms as the Board deems necessary in its sole discretion, a Person from the Ownership Limit or the Existing Holder Limit, as the case may be, if the Board obtains such representations and undertakings from such Person as the Board may deem appropriate and such Person agrees that any violation or attempted violation shall result in, to the extent necessary, the exchange of Shares held by such Person for Excess Shares in accordance with subsection (c) of this Section 8.

  (m) Legend. Each certificate for Shares shall bear substantially the following legend:

    The securities represented by this certificate are subject to restrictions on ownership and transfer for purposes of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Amended and Restated Declaration of Trust of the Trust, no Person may Beneficially Own Shares in excess of 9.8% (or such greater percentage as may be determined by the Board of Trustees of the Trust) of the number or value of the outstanding Shares of the Trust (unless such Person is an Existing Holder or an Excluded Holder). Any Person who attempts or proposes to Beneficially Own Shares in excess of the above limitations must notify the Trust in writing at least 30 days prior to such proposed or attempted Transfer. In addition, Share ownership by and transfers of Shares to non-U.S. persons and certain tenants of the Trust are subject to certain restrictions. If the restrictions on transfer are violated, the securities represented hereby shall be designated and treated as Excess Shares which shall be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary. All capitalized terms in this legend have the meanings defined in the Amended and Restated Declaration of Trust of the Trust, a copy of which, including the restrictions on transfer, shall be furnished to each Shareholder on request and without charge.

  (n) Severability. If any provision of this Section 8 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

  (o) Transfer of Excess Shares. Upon any purported Transfer which results in Excess Shares pursuant to subsection (c) of this Section 8, such Excess Shares shall be deemed to have been transferred to the Excess Share Trustee, as trustee of a special trust for the exclusive benefit of the Charitable Beneficiary or Charitable Beneficiaries to whom an interest in such Excess Shares may later be transferred pursuant to subsection (c) of this Section 8. Excess Shares so held in trust shall be issued and outstanding Shares of the Trust. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares except as provided in subsection (r) of this
Section 8.

  (p) Distributions on Excess Shares. Any dividends (whether taxable as a dividend, return of capital or otherwise) on Excess Shares shall be paid to the Excess Share Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive the lesser of (i) the amount of any distribution made upon liquidation, dissolution or winding up or (ii) the price paid by the Purported Record Transferee for the Shares, or if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be repaid to the Excess Share Trust for the benefit of the Charitable Beneficiary.

  (q) Voting of Excess Shares. The Excess Share Trustee shall be entitled to vote the Excess Shares for the benefit of the Charitable Beneficiary on any matter. Any vote taken by a Purported Record Transferee prior to the discovery by the Trust that the Excess Shares were held in trust shall, subject to applicable law, be rescinded ab initio, provided, however that if the Trust has taken irreversible action, a vote need not be rescinded. The owner of the Excess Shares shall be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

  (r) Non-Transferability of Excess Shares. Excess Shares shall be transferable only as provided in this subsection (r). At the direction of the Trust, the Excess Share Trustee shall transfer the Shares held in the Excess Share Trust to a Person whose ownership of the Shares will not violate the Ownership Limit or Existing Holder Limit. If Shares were transferred to the Excess Share Trustee pursuant to subsection (c)(i), (c)(ii), (c)(iii) or
(c)(iv) of this Section 8, at the direction of the Trust, the Excess Share Trustee shall transfer the Shares held by the Excess Share Trustee to a Person who makes the highest offer for the Excess Shares and pays the purchase price and whose ownership of the Shares will not violate the Ownership Limit. If Shares were transferred to the Excess Shares Trustee pursuant to subsection
(c)(v) or (c)(vi) of this Section 8, at the direction of the Trust, the Excess Share Trustee shall transfer the Shares held by the Excess Share Trustee to the U.S. Person who makes the highest offer for the Excess Shares and pays the purchase price. If such a transfer is made to a Person, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive (i) the lesser of (A) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust, and (B) the price received by the Excess Share Trust from the sale or other disposition of the Shares minus (ii) any dividend paid or distribution paid to the Purported Record Transferee which the Purported Record Transferee was under an obligation to repay to the Excess Share Trustee but has not repaid to the Excess Share Trustee at the time of the distribution of the proceeds. Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid to the Charitable Beneficiary. Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Trust must have waived in writing its purchase rights under subsection (t) of this Section 8. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section 8 against the Charitable Beneficiary.

  (s) Acting as Agent. If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Trust.

  (t) Call by Trust on Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (i) the price per Share in the transaction which created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price of the Shares to which such Excess Shares relate on the date the Trust, or its designee, accepts such offer (the "Redemption Price"). The Trust shall have the right to accept such offer for a period of 90 days after the later of (A) the date of the Transfer which resulted in such Excess Shares and
(B) the date the Board determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to subsection (e) of this Section 8, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of subsection (r) of this Section 8. Unless the Board determines that it is in the interests of the Trust to make earlier payments of all of the amount determined as the Redemption Price per Share in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board at any time up to but not later than five years after the date the Trust accepts the offer to purchase the Excess Shares. In no event shall the Trust have an obligation to pay interest to the Purported Record Transferee.

  (u) Underwritten Offerings. The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering, provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.

  (v) Waiver of Presumption. The Excluded Holders may, in their sole discretion, with prior notice to and the approval of the Board, waive in writing all or any portion of the Presumption on such terms and conditions as they in their sole discretion determine.

  Section 9. Exemptions from Certain Provisions of Maryland Law. The provisions of Title 3, Subtitle 6 of the Corporations and Associations Article of the Annotated Code of Maryland entitled "Special Voting Requirements" (Section 3-601 through and including Section 3-604), or any successor statute, shall not apply to any business combination between (i) the Trust and (ii) Security Capital Group or any person in which Security Capital Group or any wholly owned subsidiary of Security Capital Group then directly holds an equity interest (but only if Security Capital Group or such wholly owned subsidiary directly holds an equity interest in such person at the time of such combination). The provisions of Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland entitled "Voting Rights of Certain Control Shares" (Section 3-701 through and including Section 3-709), or any successor statute, shall not apply to any Shares owned or acquired by Security Capital Group or any person in which Security Capital Group or any wholly owned subsidiary of Security Capital Group then directly holds an equity interest (but such provisions shall apply to any Shares acquired by such person after Security Capital Group or such wholly owned subsidiary no longer directly holds an equity interest in such person). The foregoing exemptions shall only apply to the extent Security Capital Group beneficially owns 49% or less of the Shares.

                                 ARTICLE III.

                                 Shareholders

  Section 1. Meetings.

  (a) There shall be an annual meeting of Shareholders at such time and place, either within or without the State of Maryland, as the Board shall prescribe, at which Trustees shall be elected or re-elected and any other proper business may be conducted. The annual meeting of Shareholders shall be held upon reasonable notice at a convenient location and within a reasonable period following delivery of the annual report. Special meetings of Shareholders may be called by a majority of the Trustees or by any officer of the Trust, and shall be called upon the written request of Shareholders holding in the aggregate not less than 25 percent of the outstanding Shares of the Trust entitled to vote in the manner provided in the Bylaws. If there shall be no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders for the election of successor Trustees. Written or printed notice stating the place, date and time of the Shareholders' meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the day of the meeting either personally or by mail, by or at the direction of the Board or any officer or the person calling the meeting, to each Shareholder of record entitled to vote at such meeting. No other business than that which is stated in the call for a special meeting shall be considered at such meeting.

  (b) A majority of the outstanding Shares entitled to vote at any meeting represented in person or by proxy shall constitute a quorum at such meeting. Whenever any action is to be taken by the Shareholders, it shall, except as otherwise required by law or this Declaration of Trust or the Bylaws, be authorized by a majority of the number of votes entitled to be cast on the matter.

  Section 2. Voting. At each meeting of Shareholders, each Shareholder entitled to vote shall have the right to vote, in person or by proxy, the number of Shares of the Trust owned by him or her on each matter on which the vote of the Shareholders is taken. In any election of Trustees in which more than one vacancy is to be filled, each Shareholder may vote the number of Shares of the Trust owned by him or her for each vacancy to be filled. There shall be no right of cumulative voting. Each outstanding Share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of Shareholders, except (i) to the extent that this Declaration of Trust or articles supplementary (to the extent permitted by Maryland law) limit or deny voting rights to the holders of the Shares of any class or series or (ii) as otherwise provided by Maryland law.

  Section 3. Distributions. The Board may from time to time authorize the Trust to pay to Shareholders such dividends or distributions in cash, property or other assets of the Trust or in securities of the Trust or from any other source as the Board in its discretion shall determine. The Board shall endeavor to authorize the Trust to pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the REIT Provisions of the Code (so long as such qualification, in the opinion of the Board, is in the best interests of the Shareholders); however, Shareholders shall have no right to any dividend or distribution unless and until authorized by the Board. The exercise of the powers and rights of the Board pursuant to this Section 3 shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability with respect to the application thereof.

  Section 4. Annual Report. The Trust shall prepare an annual report concerning its operations for the preceding fiscal year in the manner and within the time prescribed by Title 8.

  Section 5. Inspection Rights. The books and records of the Trust shall be open to inspection upon the written demand of a Shareholder at any reasonable time for a purpose reasonably related to his or her interests as a Shareholder. Such inspection by a Shareholder may be made in person or by agent or attorney and the right of inspection includes the right to make extracts. Demand of inspection shall be made in writing on the Chief Executive Officer or the Secretary of the Trust at the principal office of the Trust.

  Section 6. Nonliability and Indemnification. Shareholders shall not be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by the Trust or the Board and shall be under no obligation to the Trust or its creditors with respect to their Shares other than the obligation to pay to the Trust the full amount of the consideration for which the Shares were issued or to be issued. The Shareholders shall not be liable to assessment and the Board shall have no power to bind the Shareholders personally. The Trust shall indemnify and hold each Shareholder harmless from and against all claims and liabilities, whether they proceed to judgment or are settled or otherwise brought to a conclusion, to which such Shareholder may become subject by reason of his or her being or having been a Shareholder, and shall reimburse such Shareholder for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability; provided, however, that such Shareholder must give prompt notice as to any such claims or liabilities or suits and must take such action as will permit the Trust to conduct the defense thereof. The rights accruing to a Shareholder under this Section 6 shall not exclude any other right to which such Shareholder may be lawfully entitled, nor shall anything contained herein restrict the right of the Trust to indemnify or reimburse a Shareholder in any appropriate situation even though not specifically provided herein; provided, however, that the Trust shall have no liability to reimburse Shareholders for taxes assessed against them by reason of their ownership of Shares, nor for any losses suffered by reason of changes in the market value of securities of the Trust. No amendment to this Declaration of Trust increasing or enlarging the liability of the Shareholders shall be made without the unanimous vote or written consent of all of the Shareholders.

  Section 7. Notice of Nonliability. The Board shall use every reasonable means to assure that all persons having dealings with the Trust shall be informed that the private property of the Shareholders and the Trustees shall not be subject to claims against and obligations of the Trust to any extent whatever. The Board shall cause to be inserted in every written agreement, undertaking or obligation made or issued on behalf of the Trust, an appropriate provision to the effect that the Shareholders and the Trustees shall not be personally liable thereunder, and that all parties concerned shall look solely to the Trust property for the satisfaction of any claim thereunder, and appropriate reference shall be made to this Declaration of Trust. The omission of such a provision from any such agreement, undertaking or obligation, or the failure to use any other means of giving such notice, shall not, however, render the Shareholders or the Trustees personally liable or such agreement, undertaking or obligation unenforceable.

                                  ARTICLE IV.

                                 The Trustees

  Section 1. Number, Qualification, Compensation and Term.

  (a) The Board shall be comprised of not less than three nor more than 15 Trustees. The current number of Trustees is 12, which may be changed from time to time by resolution of the Board within the limits provided in the preceding sentence. Trustees may succeed themselves in office. Trustees shall be individuals who are at least 21 years old and not under any legal disability. No Trustee shall be required to give bond, surety or securities to secure the performance of his or her duties or obligations hereunder. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term. Whenever a vacancy among the Trustees shall occur, until such vacancy is filled as provided in Section 3, the Trustee or Trustees continuing in office, regardless of their number, shall have all of the powers granted to the Board and shall discharge all of the duties imposed on the Board by this Declaration of Trust. The Trustees shall receive such fees for their services and expenses as they shall deem reasonable and proper. A majority of the Trustees shall not be officers or employees of the Trust.

  (b) The Board shall be divided into three classes of Trustees, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Trustees constituting the entire Board. The term of office of each Trustee shall be three years and until his or her successor is elected and qualifies, subject to prior death, resignation or removal. At the 1999 annual meeting of Shareholders, Class I Trustees shall be elected; at the 2000 annual meeting of Shareholders, Class II Trustees shall be elected; and at the 2001 annual meeting of Shareholders, Class III Trustees shall be elected. At each succeeding annual meeting of Shareholders, beginning in 2002, successors to the class of Trustees whose term expires at such annual meeting shall be elected. If the authorized number of Trustees constituting the Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Trustees in each class as nearly equal as possible, and any additional Trustee of any class elected to fill a vacancy resulting from an increase in such class shall hold office until the next annual meeting of shareholders, but in no case shall a decrease in the number of Trustees constituting the Board shorten the term of any incumbent Trustee. The names, classes and addresses of the current Trustees, are as follows:

NAME                     CLASS                       ADDRESS
----                     -----                       -------
James A. Cardwell.......    I  7670 South Chester Street, Englewood, Colorado 80112
Manuel A. Garcia III....    I  7670 South Chester Street, Englewood, Colorado 80112
James H. Polk, III......    I  7670 South Chester Street, Englewood, Colorado 80112
James C. Potts..........    I  7670 South Chester Street, Englewood, Colorado 80112
John T. Kelley, III.....   II  7670 South Chester Street, Englewood, Colorado 80112
Calvin K. Kessler.......   II  7670 South Chester Street, Englewood, Colorado 80112
Constance B. Moore......   II  7670 South Chester Street, Englewood, Colorado 80112
William G. Myers........   II  7670 South Chester Street, Englewood, Colorado 80112
Ned S. Holmes...........  III  7670 South Chester Street, Englewood, Colorado 80112
John M. Richman.........  III  7670 South Chester Street, Englewood, Colorado 80112
John C. Schweitzer......  III  7670 South Chester Street, Englewood, Colorado 80112
R. Scot Sellers.........  III  7670 South Chester Street, Englewood, Colorado 80112

The records of the Trust shall be revised to reflect the names, classes and addresses of the current Trustees, at such times as any change has occurred. The Board may, but is not required to, amend this Declaration of Trust, without Shareholder consent, at such times as the names, classes and addresses of the Trustees have changed.

  Section 2. Resignation, Removal and Death. A Trustee may resign at any time by giving written notice thereof in recordable form to the other Trustees at the principal office of the Trust. The acceptance of a resignation shall not be necessary to make it effective. A Trustee may be removed with or without cause by the shareholders by the affirmative vote of two-thirds of all of the votes entitled to be cast in the election of Trustees or by the Trustees then in office by a two-thirds vote (which action shall be taken only by vote at a meeting and not by authorization without a meeting, notwithstanding anything in Section 5 of this Article IV to the contrary). Upon the resignation or removal of any Trustee, he or she shall execute and deliver such documents and render such accounting as the remaining Trustee or Trustees shall require and shall thereupon be discharged as Trustee. Upon the incapacity or death of any Trustee, his or her status as a Trustee shall immediately terminate, and his or her legal representatives shall perform the acts set forth in the preceding sentence.

  Section 3. Vacancies. The resignation, removal, incompetency or death of any or all of the Trustees shall not terminate the Trust or affect its continuity. During a vacancy, the remaining Trustee or Trustees may exercise the powers of the Trustees hereunder. Whenever there shall be a vacancy or vacancies among the Trustees (including vacancies resulting from an increase in the number of Trustees), such vacancy or vacancies shall be filled (i) at a special meeting of Shareholders called for such purpose (which may be by written consent),
(ii) by the Trustee or Trustees then in office or (iii) at the next annual meeting of Shareholders. Trustees elected at special meetings of Shareholders to fill vacancies or appointed by the remaining Trustee or Trustees to fill vacancies shall hold office until the next annual meeting of Shareholders.

  Section 4. Successor Trustees. The right, title and interest of the Trustees in and to the Trust property shall vest automatically in all persons who may hereafter become Trustees upon their due election and qualification without any further act, and thereupon they shall have the same rights, privileges, powers, duties and immunities as though named as Trustees in this Declaration of Trust. Appropriate written evidence of the election and qualification of successor Trustees shall be filed with the records of the Trust and in such other offices or places as the Board may deem necessary, appropriate or desirable. Upon the resignation, removal or death of a Trustee, he or she (and upon his or her death, his or her estate) shall automatically cease to have any right, title or interest in or to any of the Trust property, and the right, title and interest of such Trustee in and to the Trust property shall vest automatically in the remaining Trustee or Trustees without any further act.

  Section 5. Meetings and Action Without a Meeting. The Board may act with or without a meeting. Except as otherwise provided herein, any action of a majority of Trustees present at a duly convened meeting of the Board shall be conclusive and binding as an action of the Board. A quorum for meetings of the Board shall be a majority of all of the Trustees in office. Action may be taken without a meeting in any manner and by any means permitted by Maryland law only by unanimous consent of all of the Trustees in office and shall be evidenced by a written certificate or instrument signed by all of the Trustees in office. Any action taken by the Board in accordance with the provisions of this Section 5 shall be conclusive and binding on the Trust, the Trustees and the Shareholders, as an action of all of the Trustees, collectively, and of the Trust. Any deed, mortgage, evidence of indebtedness or other instrument, agreement or document of any character, whether similar or dissimilar, executed by one or more of the Trustees, when authorized at a meeting or by written authorization without a meeting in accordance with the provisions of this Section 5, shall be valid and binding on the Trustees, the Trust and the Shareholders.

  Section 6. Authority. The Trustees may hold the legal title to all property belonging to the Trust. They shall have absolute and exclusive control, management and disposition thereof, and absolute and exclusive control over the management and conduct of the business affairs of the Trust, free from any power or control on the part of the Shareholders, in the same manner as if they were the absolute owners thereof, subject only to the express limitations in this Declaration of Trust.

  Section 7. Powers. The Board shall have all of the powers necessary, convenient or appropriate to effectuate the purposes of the Trust and may take any action which it deems necessary or desirable and proper to carry out such purposes. Any determination of the purposes of the Trust made by the Board in good faith shall be conclusive. In construing the provisions of this Declaration of Trust, the presumption shall be in favor of the grant of powers to the Board. Without limiting the generality of the foregoing, the Board's powers on behalf of the Trust shall include the following:

    (a) To purchase, acquire through the issuance of Shares in the Trust, obligations of the Trust or otherwise, mortgage, sell, acquire on lease, hold, manage, improve, lease to others, option, exchange, release and partition real estate interests of every nature, including freehold, leasehold, mortgage, ground rent and other interests therein; and to erect, construct, alter, repair, demolish or otherwise change buildings and structures of every nature.

    (b) To purchase, acquire through the issuance of Shares in the Trust, obligations of the Trust or otherwise, option, sell and exchange stocks, bonds, notes, certificates of indebtedness and securities of every nature.

    (c) To purchase, acquire through the issuance of Shares in the Trust, obligations of the Trust or otherwise, mortgage, sell, acquire on lease, hold, manage, improve, lease to others, option and exchange personal property of every nature.

    (d) To hold legal title to property of the Trust in the name of the Trust, or in the name of one or more of the Trustees for the Trust, or of any other person for the Trust, without disclosure of the interest of the Trust therein.

    (e) To borrow money for the purposes of the Trust and to give notes or other negotiable or nonnegotiable instruments of the Trust therefor; to enter into other obligations or guarantee the obligations of others on behalf of and for the purposes of the Trust; and to mortgage or pledge or cause to be mortgaged or pledged real and personal property of the Trust to secure such notes, debentures, bonds, instruments or other obligations.

    (f) To lend money on behalf of the Trust and to invest the funds of the Trust.

    (g) To create reserve funds for such purposes as it deems advisable.

    (h) To deposit funds of the Trust in banks and other depositories without regard to whether such accounts will draw interest.

    (i) To pay taxes and assessments imposed on or chargeable against the Trust or the Trustees by virtue of or arising out of the existence, property, business or activities of the Trust.

    (j) To purchase, issue, sell or exchange Shares of the Trust as provided in Article II.

    (k) To exercise with respect to property of the Trust, all options, privileges and rights, whether to vote, assent, subscribe or convert, or of any other nature; to grant proxies; and to participate in and accept securities issued under any voting trust agreement.

    (l) To participate in any reorganization, readjustment, consolidation, merger, dissolution, sale or purchase of assets, lease or similar proceedings of any corporation, partnership or other organization in which the Trust shall have an interest and in connection therewith to delegate discretionary powers to any reorganization, protective or similar committee and to pay assessments and other expenses in connection therewith.

    (m) To engage or employ agents, representatives and employees of any nature, or independent contractors, including, but not limited to, transfer agents for the transfer of Shares in the Trust, registrars, underwriters for the sale of Shares in the Trust, independent certified public accountants, attorneys at law, appraisers and real estate agents and brokers; and to delegate to one or more Trustees, agents, representatives, employees, independent contractors or other persons such powers and duties as the Board deems appropriate.

    (n) To determine conclusively the allocation between capital and income of the receipts, holdings, expenses and disbursements of the Trust, regardless of the allocation which might be considered appropriate in the absence of this provision.

    (o) To determine conclusively the value from time to time and to revalue the real estate, securities and other property of the Trust by means of independent appraisals.

    (p) To compromise or settle claims, questions, disputes and controversies by, against or affecting the Trust.

    (q) To solicit proxies of the Shareholders.

    (r) To adopt a fiscal year for the Trust and to change such fiscal year in accordance with the REIT Provisions of the Code.

    (s) To adopt and use a seal.

    (t) To merge the Trust with or into any other trust, corporation or other entity in accordance with Maryland law.

    (u) To deal with the Trust property in every way, including joint ventures, partnerships and any other combinations or associations, which it would be lawful for an individual to deal with the same, whether similar to or different from the ways herein specified.

    (v) To determine whether or not, at any time or from time to time, to attempt to cause the Trust to qualify for taxation, or to terminate the status of the Trust, as a REIT.

    (w) To make, adopt, amend or repeal Bylaws containing provisions relating to the business of the Trust, the conduct of its affairs, its rights or powers and the rights or powers of its Shareholders, Trustees or officers not inconsistent with law or this Declaration of Trust.

    (x) To do all other such acts and things as are incident to the foregoing and to exercise all powers which are necessary or useful to carry on the business of the Trust, to promote any of the purposes of the Trust and to carry out the provisions of this Declaration of Trust.

  Section 8. Right to Own Shares. A Trustee may acquire, hold and dispose of Shares in the Trust for his or her individual account and may exercise all rights of a Shareholder to the same extent and in the same manner as if he or she were not a Trustee.

  Section 9. Transactions with Trust. Subject to the provisions of Section 5 of Article I, and to any restrictions in this Declaration of Trust or adopted by the Board in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including, but not limited to, for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of securities of the Trust) with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

  Section 10. Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

  Section 11. Indemnification. The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings.

  Section 12. Persons Dealing with Trustees. No corporation, person, transfer agent or other party shall be required to examine or investigate the trusts, terms or conditions contained in this Declaration of Trust or otherwise applicable to the Trust, and every such corporation, person, transfer agent or other party may deal with Trust property and assets as if the Trustees were the sole and exclusive owners thereof free of all trusts; and no such corporation, person, transfer agent or other party dealing with the Trustees or with the Trust or Trust property and assets shall be required to see to the application of any money or property paid or delivered to any Trustee, or nominee, agent or representative of the Trust or the Trustees. A certificate executed by or on behalf of the Trustees or by any other duly authorized representative of the Trust delivered to any person or party dealing with the Trust or Trust property and assets, or, if relating to real property, recorded in the deed records for the county or district in which such real property lies, certifying as to the identity and authority of the Trustees, agents or representatives of the Trust for the time being, or as to any action of the Trustees or of the Trust, or of the Shareholders, or as to any other fact affecting or relating to the Trust or this Declaration of Trust, may be treated as conclusive evidence thereof by all persons dealing with the Trust. No provision of this Declaration of Trust shall diminish or affect the obligation of the Trustees and every other representative or agent of the Trust to deal fairly and act in good faith with respect to the Trust and the Shareholders insofar as the relationship and accounting among the parties to the Trust is concerned; but no third party dealing with the Trust or with any Trustee, agent or representative of the Trust shall be obliged or required to inquire into, investigate or be responsible for the discharge and performance of such obligation.

  Section 13. Administrative Powers. The Board shall have the power to pay the expenses of administration of the Trust, including all legal and other expenses in connection with the preparation and carrying out of the acquisition of properties and the issuance of Shares; and to employ such officers, experts, counsel, managers, salesmen, agents, workmen, clerks and other persons as they deem appropriate.

  Section 14. Election of Officers. The Board shall annually elect a Chairman of the Board (or two or more Co-Chairmen of the Board) and a Secretary of the Trust. The Board may also annually elect one or more Vice Presidents, a Treasurer, Assistant Secretaries, Assistant Treasurers and such other officers as the Board shall deem proper. Except as required by law, the officers of the Trust need not be Trustees. All officers and agents of the Trust shall have such authority and perform such duties in the management of the Trust as may be provided in the Bylaws or as may be determined by the Board not inconsistent with the Bylaws. Any officer or agent elected or appointed by the Board may be removed by the Board whenever in its judgment the best interest of the Trust will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of any officer or agent shall not of itself create contract rights. The Board shall fix the compensation of all officers.

  Section 15. Committees and Delegation of Powers and Duties. The Board may, in its discretion, by resolution passed by a majority of the Trustees, designate from among its members one or more committees which shall consist of one or more Trustees. The Board may designate one or more Trustees as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them (including, but not limited to, the determination of the type and amount of consideration at which Shares are to be issued). A majority of any such committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board, by resolution passed by a majority of the Trustees, may at any time change the membership of any such committee, fill vacancies on it or dissolve it.

The Bylaws, or a majority of the Trustees, may authorize any one or more of the Trustees, or any one or more of the officers or employees or agents of the Trust, on behalf of the Trust, to exercise and perform any and all powers granted to the Board, and to discharge any and all duties imposed on the Board, and to do any acts and to execute any instruments deemed by such person or persons to be necessary or appropriate to exercise such power or to discharge such duties, and to exercise his or her own judgment in so doing.

                                  ARTICLE V.

                           Termination and Duration

  Section 1. Termination. Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees the Trust may be terminated at any meeting of Shareholders called for such purpose, by the affirmative vote of the holders of not less than a majority of the outstanding Shares. In connection with any termination of the Trust, the Board, upon receipt of such releases or indemnity as they deem necessary for their protection, may

    (a) Sell and convert into cash the property of the Trust and distribute the net proceeds among the Shareholders ratably; or

    (b) Convey the property of the Trust to one or more persons, entities, trusts or corporations for consideration consisting in whole or in part of cash, shares of stock or other property of any kind, and distribute the net proceeds among the Shareholders ratably, at valuations fixed by the Board, in cash or in kind, or partly in cash and partly in kind.

Upon termination of the Trust and distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and place among the records of the Trust an instrument in writing setting forth the fact of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the right, title and interest of all Shareholders shall cease and be canceled and discharged.

  Section 2. Organization as a Corporation. If the Board deems it in the best interests of the Shareholders that the Trust be organized as a corporation under the laws of any state, the Board shall have full power to organize such corporation, under the laws of such state as it may consider appropriate, in the place and stead of the Trust without procuring the consent of any of the Shareholders, in which event the capital stock of such corporation shall be and remain the same as fixed under this Declaration of Trust and the Shareholders shall receive and accept stock in such corporation on the same basis as they hold Shares in the Trust.

  Section 3. Merger, Consolidation or Sale. The Trust shall have the power to
(i) merge with or into another entity, (ii) consolidate the Trust with one or more other entities into a new entity or (iii) sell or otherwise dispose of all or substantially all of the assets of the Trust; provided that such action shall have been approved by the Board of Trustees and by the Shareholders, at a meeting called for such purpose, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

  Section 4. Duration. Subject to possible earlier termination in accordance with the provisions of this Article V, the duration of the Trust shall be perpetual or, in any jurisdiction in which such duration is not permitted, then the Trust shall terminate on the latest date permitted by the law of such jurisdiction.

                                  ARTICLE VI.

                                  Amendments

  Section 1. Amendment by Shareholders. Except as provided in Section 2 of this Article VI and in Section 1 of Article III and in Article IV, this Declaration of Trust may be amended only by the affirmative vote or written consent of the holders of at least a majority of the Shares then outstanding and entitled to vote thereon.

  Section 2. Amendment by Trustees. The Trustees by a two-thirds vote may amend provisions of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code or under Title 8.

  Section 3. Requirements of Maryland Law. Except as provided in Article II,
Section 1(b) or in this Article VI, this Declaration of Trust may only be amended in accordance with Section 8-501 of Title 8.

                                 ARTICLE VII.

                                 Miscellaneous

  Section 1. Construction. This Declaration of Trust shall be construed in such a manner as to give effect to the intent and purposes of the Trust and this Declaration of Trust. If any provisions hereof appear to be in conflict, more specific provisions shall control over general provisions. This Declaration of Trust shall govern all of the relationships among the Trustees and Shareholders of the Trust; and each provision hereof shall be effective for all purposes and to all persons dealing with the Trust to the fullest extent possible under applicable law in each jurisdiction in which the Trust shall engage in business. In defining or interpreting the powers and duties of the Trust and the Trustees and officers of the Trust, reference may be made, to the extent appropriate and not inconsistent with the Code, Title 8 and this Declaration of Trust, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

  Section 2. Headings for Reference Only. Headings preceding the text of articles, sections and subsections hereof have been inserted solely for convenience and reference, and shall not be construed to affect the meaning, construction or effect of this Declaration of Trust.

  Section 3. Filing and Recording. This Declaration of Trust shall be filed in the manner prescribed for real estate investment trusts under Maryland law and may be filed for record in any county where real property is owned by the Trust.

  Section 4. Applicable Law. This Declaration of Trust has been executed with reference to, and its construction and interpretation shall be governed by, Maryland law, and the rights of all parties and the construction and effect of every provision hereof shall be subject to and construed according to Maryland law.

  Section 5. Certifications. Any certificates signed by a person who, according to the records of the State Department of Assessments and Taxation of Maryland, appears to be a Trustee hereunder, shall be conclusive evidence as to the matters so certified in favor of any person dealing with the Trust or the Trustees or any one or more of them, and the successors or assigns of such persons, which certificate may certify to any matter relating to the affairs of the Trust, including, but not limited to, any of the following: a vacancy among the Trustees; the number and identity of Trustees; this Declaration of Trust and any amendments or supplements thereto, or any restated declaration of trust and any amendments or supplements thereto, or that there are no amendments to this Declaration of Trust or any restated declaration of trust; a copy of the Bylaws or any amendment thereto; the due authorization of the execution of any instrument or writing; the vote at any meeting of the Board or a committee thereof or Shareholders; the fact that the number of Trustees present at any meeting or executing any written instrument satisfies the requirements of this Declaration of Trust; a copy of any Bylaw adopted by the Shareholders or the identity of any officer elected by the Board; or the existence or nonexistence of any fact or facts which in any manner relate to the affairs of the Trust. If this Declaration of Trust or any restated declaration of trust is filed or recorded in any recording office other than the State Department of Assessments and Taxation of Maryland, any one dealing with real estate so located that instruments affecting the same should be filed or recorded in such recording office may rely conclusively on any certificate of the kind described above which is signed by a person who according to the records of such recording office appears to be a Trustee hereunder. In addition, the Secretary or any Assistant Secretary of the Trust or any other officer of the Trust designated by the Bylaws or by action of the Board may sign any certificate of the kind described in this Section 5, and such certificate shall be conclusive evidence as to the matters so certified in favor of any person dealing with the Trust, and the successors and assigns of such person.

  Section 6. Severability. If any provision of this Declaration of Trust shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Declaration of Trust and this Declaration of Trust shall be carried out, if possible, as if such invalid or unenforceable provision were not contained herein.

  Section 7. Bylaws. The Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, at any meeting of the Board by vote of a majority of the Trustees, subject to repeal or change by action of the Shareholders of the Trust entitled to vote thereon.

  Section 8. Recording. This Declaration of Trust shall be filed in the manner prescribed for real estate investment trusts under Maryland law and may also be filed or recorded in such other places as the Board deems appropriate, but failure to file for record this Declaration of Trust or any amendment hereto in any office other than in the State Department of Assessments and Taxation of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment or supplement hereto.

                                 ARTICLE VIII.

                  Limitation of Liability and Indemnification

  Section 1. Limitation of Liability of Officers and Employees. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers, employees or agents of a real estate investment trust, no officer, employee or agent of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this
Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers, employees or agents of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer, employee or agent of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer, employee or agent actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer, employee or agent is entered in a proceeding based on a finding in the proceeding that the officer's, employee's or agent's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

  Section 2. Indemnification of Officers and Employees. The Trust shall indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.

  Section 3. Insurance. Notwithstanding any other provisions of this Declaration of Trust, the Trust, for purposes of providing indemnification for its Trustees, officers, employees and agents, shall have the authority, without specific Shareholder approval, to enter into insurance or other arrangements, with persons or entities which are regularly engaged in the business of providing insurance coverage, to indemnify all Trustees, officers, employees and agents of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees, officers, employees or agents of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the Trust or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating in and approving such insurance or other arrangement shall be beneficiaries thereof.

                                 *  *  *  *  *

  In Witness Whereof, the Trust has caused this Declaration of Trust to be signed in its name and on its behalf as of the date first written above, by
the undersigned             who acknowledges that to the best of his or her
knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

                                          Security Capital Pacific Trust

                                          By: _________________________________
                                            Name:
                                            Title:

ATTEST:

_____________________________________
Secretary

                                    ANNEX A

                   CUMULATIVE CONVERTIBLE SERIES A PREFERRED
                         SHARES OF BENEFICIAL INTEREST

  (a) Number of Shares and Designation. This class of preferred Shares shall be designated as Cumulative Convertible Series A Preferred Shares of Beneficial Interest ("Series A Preferred Shares") and the number of Shares which shall constitute such series shall not be more than 9,200,000 Shares, par value $1.00 per Share, which number may be decreased (but not below the number thereof then outstanding plus the number required to fulfill the Trust's obligations under options, warrants or similar rights issued by the Trust) from time to time by the Board.

  (b) Definitions. For purposes of the Series A Preferred Shares, the following terms shall have the meanings indicated:

    "Board" shall mean the Board or any committee authorized by the Board to perform any of its responsibilities with respect to the Series A Preferred Shares.

    "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

    "Call Date" shall mean the date of the notice to holders required under subsection (e)(iv) of this Section 2.

    "Common Shares" shall mean the common shares of beneficial interest of the Trust, par value $1.00 per Share.

    "Constituent Person" shall have the meaning set forth in subsection
  (f)(viii) of this Section 2.

    "Conversion Price" shall mean the conversion price per Common Share for which the Series A Preferred Shares are convertible, as such Conversion Price may have been and may be adjusted pursuant to subsection (f) of this
  Section 2. The initial conversion price was $20.556 (equivalent to a conversion rate of 1.2162 Common Shares for each Series A Preferred Share).

    "Current Market Price" of publicly traded common shares or any other class of shares or capital stock or other security of the Trust or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (the "NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Chairman of the Board or the Board.

    "Dividend Payment Date" shall mean the last calendar day of March, June, September and December in each year, commencing on December 31, 1993; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

    "Dividend Periods" shall mean quarterly dividend periods commencing on April 1, July 1, October 1 and January 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which commenced on the Issue Date and ended on and included December 31, 1994).


                                    II-A-1

    "Fair Market Value" shall mean the average of the daily Current Market Prices of a Common Share during the five consecutive Trading Days selected by the Trust commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine such day's Current Market Price.

    "Fully Junior Shares" shall mean the Common Shares and any other class or series of Shares of the Trust now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust.

    "Issue Date" shall mean the first date on which the Series A Preferred Shares were issued and sold.

    "Junior Shares" shall mean the Common Shares and any other class or series of Shares of the Trust now or hereafter issued and outstanding over which the Series A Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust.

    "Non-Electing Share" shall have the meaning set forth in subsection
  (f)(viii) of this Section 2.

    "Parity Shares" shall have the meaning set forth in subsection (h)(ii) of this Section 2.

    "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

    "Securities" and "Security" shall have the meanings set forth in paragraph (C) of subsection (f)(vii) of this Section 2.

    "Series A Preferred Shares" shall have the meaning set forth in subsection (a) of this Section 2.

    "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any series or class of Shares of the Trust; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Shares ranking on a parity with the Series A Preferred Shares as to the payment of dividends are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series A Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

    "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

    "Transaction" shall have the meaning set forth in subsection (f)(viii) of this Section 2.

    "Transfer Agent" means ChaseMellon Shareholder Services, L.L.C., New York City, New York, or such other agent or agents of the Trust as may be designated by the Board or its designee as the transfer agent for the Series A Preferred Shares.

    "Voting Preferred Shares" shall have the meaning set forth in subsection
  (i) of this Section 2.

  (c) Dividends.

    (i) The holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board out of funds legally available for such purpose, dividends payable in cash in an amount per

                                    II-A-2

  Series A Preferred Share equal to the greater of (i) $1.75 per annum or
  (ii) the dividends (determined on each Dividend Payment Date) on the Common Shares, or portion thereof, into which a Series A Preferred Share is convertible. Such dividends shall equal the number of Common Shares, or portion thereof, into which a Series A Preferred Share is convertible, multiplied by the most current quarterly dividend on a Common Share on or before the applicable Dividend Payment Date. Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of Series A Preferred Shares, as they appear on the Share records of the Trust at the close of business on such record dates, not more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board.

    (ii) The amount of dividends payable for each full Dividend Period for the Series A Preferred Shares shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series A Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

    (iii) So long as any Series A Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all Dividend Periods terminating on or prior to the Dividend Payment Date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared on Series A Preferred Shares and all dividends declared on any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Shares and accumulated and unpaid on such Parity Shares.

    (iv) So long as any Series A Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in, or options, warrants or rights to subscribe for or purchase, Fully Junior Shares) shall be declared, or paid or set apart for payment or other distribution declared or made on Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Trust or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Trust, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series A Preferred Shares and any other Parity Shares of the Trust shall have been paid or declared and set apart for payment for all past Dividend Periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series A Preferred Shares and the current dividend period with respect to such Parity Shares.

  (d) Liquidation Preference.

    (i) Upon any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series A Preferred Shares shall be entitled to

                                    II-A-3
  receive Twenty-Five Dollars ($25.00) per Series A Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts which would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For purposes of this subsection (d), (i) a consolidation or merger of the Trust with one or more corporations, (ii) a sale or transfer of all or substantially all of the Trust's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

    (ii) Subject to the rights of the holders of any series or class or classes of Shares ranking on a parity with or prior to the Series A Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this subsection (d), any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

  (e) Redemption at the Option of the Trust.

    (i) Subject to subsection (j) of this Section 2, the Series A Preferred Shares shall not be redeemable by the Trust prior to the tenth anniversary of the Issue Date. On and after the tenth anniversary of the Issue Date, the Trust, at its option, may redeem the Series A Preferred Shares, in whole at any time or from time to time in part at the option of the Trust at a redemption price of Twenty-Five Dollars ($25.00) per Series A Preferred Share, plus the amounts indicated in subsection (e)(ii) of this
  Section 2.

    (ii) Upon any redemption of Series A Preferred Shares pursuant to this subsection (e), the Trust shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding dividend payment date notwithstanding the redemption of such Series A Preferred Shares before such Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares called for redemption.

    (iii) If full cumulative dividends on the Series A Preferred Shares and any other class or series of Parity Shares of the Trust have not been paid or declared and set apart for payment, the Series A Preferred Shares may not be redeemed under this subsection (e) in part and the Trust may not purchase or acquire Series A Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares or pursuant to subsection (j) of this Section 2.

    (iv) Notice of the redemption of any Series A Preferred Shares under this subsection (e) shall be mailed by first-class mail to each holder of record of Series A Preferred Shares to be redeemed at the address of each such holder as shown on the Trust's record, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this subsection (e)(iv), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Call Date; (ii) the number of Series A Preferred Shares to be redeemed and, if fewer than all of the Series A Preferred Shares held by such holder are to be redeemed, the number of Series A Preferred Shares to be redeemed from such

                                    II-A-4
  holder; (iii) the place or places at which certificates for such Series A Preferred Shares are to be surrendered; (iv) the then-current Conversion Price; and (v) that dividends on the Series A Preferred Shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Trust shall fail to make available an amount of cash necessary to effect such redemption), (A) except as otherwise provided herein, dividends on the Series A Preferred Shares so called for redemption shall cease to accrue, (B) such Series A Preferred Shares shall no longer be deemed to be outstanding and (C) all rights of the holders thereof as holders of Series A Preferred Shares of the Trust shall cease (except the rights to convert and to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust) which has an office in the Borough of Manhattan, City of New York, and which has, or is an affiliate of a bank or trust company which has, capital and surplus of at least $50,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series A Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Trust, after which reversion the holders of such Series A Preferred Shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

    (v) As promptly as practicable after the surrender in accordance with such notice of the certificates for any such Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the notice shall so state), such Series A Preferred Shares shall be exchanged for any cash (without interest thereon) for which such Series A Preferred Shares have been redeemed. If fewer than all of the outstanding Series A Preferred Shares are to redeemed, the Series A Preferred Shares to be redeemed shall be selected by the Trust from outstanding Series A Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Trust in its sole discretion to be equitable. If fewer than all of the Series A Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed Series A Preferred Shares shall be issued without cost to the holder thereof.

  (f) Conversion. Holders of Series A Preferred Shares shall have the right to convert all or a portion of such Series A Preferred Shares into Common Shares, as follows:

    (i) Subject to and upon compliance with the provisions of this subsection
  (f), a holder of Series A Preferred Shares shall have the right, at his or her option, at any time to convert such Series A Preferred Shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate liquidation preference of such Series A Preferred Shares by the Conversion Price (as in effect at the time and on the date provided for in subsection (f)(v) of this Section 2 by surrendering such Series A Preferred Shares to be converted, such surrender to be made in the manner provided in subsection (f)(ii) of this Section 2; provided, however, that the right to convert Series A Preferred Shares called for redemption pursuant to subsection (e) of this Section 2 shall terminate at the close of business on the fifth Business Day prior to the Call Date fixed for such redemption, unless the Trust shall default in making payment of the cash payable upon such redemption under subsection (e) of this Section 2.

    (ii) In order to exercise the conversion right, the holder of each Series A Preferred Share to be converted shall surrender the certificate representing such Series A Preferred Share, duly endorsed or assigned to the Trust or in blank, at the office of the Transfer Agent, accompanied by written notice to the Trust that the holder thereof elects to convert such Series A Preferred Shares. Unless the Series A Preferred Shares issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Share is registered, each Series A Preferred Share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or

                                    II-A-5
  such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid).

    (iii) Holders of Series A Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except Series A Preferred Shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such Series A Preferred Shares being entitled to such dividend on the Dividend Payment
  Date) must be accompanied by payment of an amount equal to the dividend payable on such Series A Preferred Shares on such Dividend Payment Date. A holder of Series A Preferred Shares on a dividend payment record date who (or whose transferee) tenders any such Series A Preferred Shares for conversion into Common Shares on the corresponding Dividend Payment Date shall receive the dividend payable by the Trust on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Preferred Shares for conversion. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Series A Preferred Shares or for dividends on the Common Shares issued upon such conversion.

    (iv) As promptly as practicable after the surrender of certificates for Series A Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such Series A Preferred Shares in accordance with provisions of this subsection (f), and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in subsection (f) (vi) of this Section 2.

    (v) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and such notice (and if applicable, payment of an amount equal to the dividend payable on such Series A Preferred Shares) received by the Trust as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the Share transfer books of the Trust shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such Share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such Series A Preferred Shares shall have been surrendered and such notice received by the Trust.

    (vi) No fractional Common Shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series A Preferred Shares. Instead of any fractional interest in a Common Share which would otherwise be deliverable upon the conversion of a Series A Preferred Share, the Trust shall pay to the holder of such Series A Preferred Share an amount in cash based on the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series A Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Preferred Shares so surrendered.

    (vii) The Conversion Price shall be adjusted from time to time as follows:

      (A) If the Trust shall after the Issue Date (i) pay a dividend or make a distribution on its Shares in Common Shares, (ii) subdivide its outstanding Common Shares into a greater number of Common Shares, (iii) combine its outstanding Common Shares into a smaller number of Common Shares or (iv) issue any Shares by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of Shareholders entitled

                                    II-A-6
    to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares which such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Series A Preferred Shares had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (A) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in subsection (f)(xi) of this Section 2) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

      (B) If the Trust shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per Common Share less than 94% (100% if a stand-by underwriter is used and charges the Trust a commission) of the Fair Market Value per Common Share on the record date for the determination of Shareholders entitled to receive such rights, option or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (i) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (ii) a fraction, the numerator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of Common Shares which the aggregate proceeds to the Trust from the exercise of such rights, option or warrants for Common Shares would purchase at 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), and the denominator of which shall be the sum of (X) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (Y) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (f)(xi) of this Section 2). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), there shall be taken into account any consideration received by the Trust upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Chairman of the Board or the Board.

      (C) If the Trust shall distribute to all holders of its Common Shares any Shares of the Trust (other than Common Shares) or evidence of its indebtedness or assets (excluding cumulative cash dividends or distributions paid with respect to the Common Shares after September 30, 1993 which are not in excess of the following: the sum of (i) the Trust's cumulative undistributed funds from operations at September 30, 1993, plus (ii) the cumulative amount of funds from operations, as determined by the Board, after September 30, 1993, minus (iii) the cumulative amount of dividends accrued or paid in respect of the Series A preferred Shares or any other class or series of preferred Shares of the Trust after the Issue Date) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in paragraph (B) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under paragraph (B) above) (any of the foregoing being hereinafter in this paragraph (C) collectively called the "Securities" and individually a "Security"), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of Shareholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Fair Market

                                    II-A-7

    Value per Common Share on the record date mentioned below less the then fair market value (as determined by the Chairman of the Board or the Board, whose determination shall be conclusive), of the portion of the Shares or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in subsection (f)(xi) of this Section 2) the record date for the determination of Shareholders entitled to receive such distribution. For purposes of this paragraph (C), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of Shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a Person converting a Series A Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this paragraph (C); provided that on the date, if any, on which a person converting a Series A Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this paragraph (C) (and such day shall be deemed to be "the date fixed for the determination of the Shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

      (D) In case a tender or exchange offer made by the Trust or any subsidiary of the Trust for all or any portion of the Common Shares shall expire and such tender or exchange offer shall involve the payment by the Trust or such subsidiary of consideration per Common Share having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a resolution of the Board), at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer, which exceeds the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this paragraph (D), by a fraction of which the numerator shall be the number of Common Shares outstanding (including any tendered or exchanged Common Shares) at the Expiration Time, multiplied by the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, and the denominator shall be the sum of (i) the fair market value (determined as aforesaid) of the aggregate consideration payable to Shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all Common Shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the Common Shares deemed so accepted, up to any maximum, being referred to as the "Purchased Shares") and (ii) the product of the number of Common Shares outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

      (E) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this paragraph (E) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this subsection
    (f) (other than this paragraph (E)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this subsection (f), the Trust shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Trust and the investment of additional optional amounts in Common Shares under such plan. All calculations under this subsection (f) shall be made to the nearest cent (with $0.005 being rounded upward) or to the nearest one-tenth of a Share (with 0.05 of a Share being rounded upward),

                                    II-A-8
    as the case may be. Anything in this subsection (f)(vii) to the contrary notwithstanding, the Trust shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (f)(vii), as it in its discretion shall determine to be advisable in order that any Share dividends, subdivision of Shares, reclassification or combination of Shares, distribution of rights or warrants to purchase Shares or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Trust to its Shareholders shall not be taxable.

    (viii) If the Trust shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares, sale of all or substantially all of the Trust's assets or recapitalization of the Common Shares and excluding any transaction as to which paragraph (A) of subsection (f)(vii) of this Section 2 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which all or substantially all Common Shares are converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share which is not redeemed or converted into the right to receive stock, securities or other property prior to such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of such number of Common Shares into which one Series A Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Trust consolidated or into which the Trust merged or which merged into the Trust or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and
  (ii) failed to exercise his rights of election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (a "Non-Electing Share"), then for purposes of this subsection
  (f)(viii) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (f)(viii), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Preferred Shares which shall contain provisions enabling the holders of the Series A Preferred Shares which remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this subsection (f)(viii) shall similarly apply to successive Transactions.

    (ix) If:

      (A) the Trust shall declare a dividend (or any other distribution) on the Common Shares (other than cash dividends or distributions paid with respect to the Common Shares after September 30, 1993 not in excess of the sum of the Trust's cumulative undistributed funds from operations at September 30, 1993, plus the cumulative amount of funds from operations, as determined by the Board, after September 30, 1993, minus the cumulative amount of dividends accrued or paid in respect of the Series A Preferred Shares or any other class or series of Preferred Shares of the Trust after the Issue Date); or

      (B) the Trust shall authorize the granting to the holders of Common Shares of rights, options or warrants to subscribe for or purchase any Shares of any class or any other rights, options or warrants; or

      (C) there shall be any reclassification of the Common Shares (other than an event to which paragraph (A) of subsection (f)(vii) of this
    Section 2 applies) or any consolidation or merger to which the Trust is a party and for which approval of any Shareholders of the Trust is required, or a statutory share exchange, or a self tender offer by the Trust for all or substantially all of the outstanding

                                    II-A-9

    Common Shares or the sale or transfer of all or substantially all of the assets of the Trust as an entirety; or

      (D) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Trust,

  then the Trust shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of Series A Preferred Shares at their addresses as shown on the Share records of the Trust, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for purposes of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or granting of rights, options or warrants are to be determined or (ii) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this subsection (f).

    (x) Whenever the Conversion Price is adjusted as herein provided, the Trust shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Trust shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each Series A Preferred Share at such holder's last address as shown on the Share records of the Trust.

    (xi) In any case in which subsection (f)(vii) of this Section 2 provides that an adjustment shall become effective on the day next following the record date for an event, the Trust may defer until the occurrence of such event (i) issuing to the holder of any Series A Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of any fraction pursuant to subsection (f)(vi) of this Section 2.

    (xii) There shall be no adjustment of the Conversion Price in case of the issuance of any Shares of the Trust in a reorganization, acquisition or other similar transaction except as specifically set forth in this subsection (f). If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this subsection
  (f), only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

    (xiii) If the Trust shall take any action affecting the Common Shares, other than action described in this subsection (f), which in the opinion of the Board would materially and adversely affect the conversion rights of the holders of the Series A Preferred Shares, the Conversion Price for the Series A Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board, in its sole discretion, may determine to be equitable in the circumstances.

    (xiv) (A) The Trust covenants that it shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for purposes of effecting conversion of the Series A Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted. For purposes of this subsection (f)(xiv), the number of Common Shares which shall be deliverable upon the conversion of all outstanding Series A Preferred Shares shall be computed as if at the time of computation all such outstanding Series A Preferred Shares were held by a single holder.


                                    II-A-10

    (B) The Trust covenants that any Common Shares issued upon conversion of the Series A Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action which would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series A Preferred Shares, the Trust shall take any trust action which, in the opinion of its counsel, may be necessary in order that the Trust may validly and legally issue fully paid and (subject to any customary qualification based on the nature of a business trust) non-assessable Common Shares at such adjusted Conversion Price.

    (C) The Trust shall endeavor to list the Common Shares required to be delivered upon conversion of the Series A Preferred Shares, prior to such delivery, on each national securities exchange, if any, on which the outstanding Common Shares are listed at the time of such delivery.

    (D) Prior to the delivery of any securities which the Trust shall be obligated to deliver upon conversion of the Series A Preferred Shares, the Trust shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

    (xv) The Trust shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Trust shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

  (g) Shares To Be Retired. All Series A Preferred Shares which shall have been issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued Shares of the Trust, without designation as to class or series.

  (h) Ranking. Any class or series of Shares of the Trust shall be deemed to rank:

    (i) prior to the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Shares;

    (ii) on a parity with the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per Share thereof be different from those of the Series A Preferred Shares, if the holders of such class or series and the Series A Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per Share or liquidation preferences, without preference or priority one over the other ("Parity Shares");

    (iii) junior to the Series A Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

    (iv) junior to the Series A Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

  (i) Voting.

    (i) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of Trustees then constituting the Board shall be increased by two and the holders of Series A Preferred Shares, together with the holders of Shares of every other series of Parity Shares (any

                                    II-A-11
  such other series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the two additional Trustees to serve on the Board at any annual meeting of Shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect such additional two Trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as Trustees by the holders of the Series A Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series A Preferred Shares and the Voting Preferred Shares, the Secretary of the Trust may, and upon the written request of any holder of Series A Preferred Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series A Preferred Shares and of the Voting Preferred Shares for the election of the two Trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Trust's Bylaws (the "Bylaws") for a special meeting of the Shareholders or as required by law. If any such special meeting required to be called as provided above shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series A Preferred Shares may call such meeting, upon the notice provided above, and for such purpose shall have access to the Share records of the Trust. The Trustees elected at any such special meeting shall hold office until the next annual meeting of the Shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as provided above. If any vacancy shall occur among the Trustees elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board, upon the nomination of the then-remaining Trustee elected by the holders of the Series A Preferred Shares and the Voting Preferred Shares or the successor of such remaining Trustee, to serve until the next annual meeting of the Shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above. Notwithstanding any other provisions of this subsection (i), in any vote for the election of additional Trustees hereunder, the Series A Preferred Shares and Voting Preferred Shares beneficially owned by Security Capital Group Incorporated, a Maryland corporation ("Security Capital Group"), any of its direct or indirect subsidiaries and any of their respective directors, officers or controlling stockholders (together, the "Restricted Parties"), shall be voted in the same respective percentages as the Series A Preferred Shares and Voting Preferred Shares which are not beneficially owned by the Restricted Parties. The provisions in the preceding sentence shall cease and be of no further force and effect from and after such time, but only as long as, the Restricted Parties together no longer beneficially own in excess of 10% of the Trust's outstanding Common Shares.

    (ii) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of Shareholders required by law or by this Declaration of Trust, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

      (A) Any amendment, alteration or repeal of any of the provisions of this Declaration of Trust which materially and adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Shares or the Voting Preferred Shares; provided, however, that the amendment of the provisions of this Declaration of Trust so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares which are not senior in any respect to the Series A Preferred Shares, or any Shares of any class ranking on a parity with the Series A Preferred Shares or the Voting Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series A Preferred Shares; and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or

                                    II-A-12
    preferences of the Series A Preferred Shares or another series of Voting Preferred Shares which are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

      (B) A share exchange which affects the Series A Preferred Shares, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust, unless in each such case each Series A Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes which do not materially and adversely affect the holders of the Series A Preferred Shares); or

      (C) The authorization or creation of, or the increase in the authorized amount of, any Shares of any class or any security convertible into Shares of any class ranking prior to the Series A Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Trust or in the payment of dividends;

  provided, however, that no such vote of the holders of Series A Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior Shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series A Preferred Shares at the time outstanding.

    (iii) For purposes of the foregoing provisions of this subsection (i), each Series A Preferred Share shall have one vote per Share, except that when any other series of preferred Shares shall have the right to vote with the Series A Preferred Shares as a single class on any matter, then the Series A Preferred Shares and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series A Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Trust action.

  (j) Limitation on Ownership.

    (i) Notwithstanding any other provision of the terms of the Series A Preferred Shares, except as provided in the next sentence and in subsection
  (j)(ii) of this Section 2, no Person, or Persons acting as a group, shall at any time directly or indirectly acquire ownership of more than 25% of the outstanding Series A Preferred Shares. Any Series A Preferred Shares owned by a Person or Persons acting as a group in excess of such 25% shall be deemed "Excess Preferred Shares," except that any such Series A Preferred Shares in excess of 25% shall not be considered Excess Preferred Shares if the 25% limitation is exceeded solely as a result of the Trust's redemption of Series A Preferred Shares, provided that thereafter any additional Series A Preferred Shares acquired by such Person or Persons acting as a group shall be considered Excess Preferred Shares. Within 10 days of becoming aware of the existence of Excess Preferred Shares (whether by notice on Schedule 13D or otherwise), the Trust shall redeem any and all Excess Preferred Shares by giving notice of redemption to the holder or holders thereof, unless, prior to the giving of such notice, the holder shall have disposed of its ownership in the Excess Preferred Shares. Such notice shall set forth the number of Series A Preferred Shares constituting Excess Preferred Shares, the redemption price and the place or places at which the certificates representing such Excess Preferred Shares are to be surrendered and such notice shall set forth the matters described in the following sentence. From and after the date of giving such notice of redemption, the Series A Preferred Shares called for redemption shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends (other than dividends declared but unpaid prior to the notice of redemption), voting rights and other benefits with respect to such Series A Preferred Shares excepting the rights to payment of the redemption price determined and payable as set

                                    II-A-13
  forth in the next two sentences. Subject to the limitation on payment set forth in the following sentence, the redemption price of each Excess Preferred Share called for redemption shall be the average daily per Series A Preferred Share closing sales price, if the Series A Preferred Shares are listed on a national securities exchange or, if not, are reported on the NASDAQ National Market System, and if the Series A Preferred Shares are not so listed or reported, shall be the mean between the average per Series A Preferred Share closing bid prices and the average per Series A Preferred Share closing asked prices, in each case during the 30 day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or the NASDAQ National Market System and no published bid quotations and no published asked quotations with respect to Series A Preferred Shares during such 30 day period, the redemption price shall be the price determined by the Board in good faith. Unless the Board determines that it is in the interest of the Trust to make earlier payment of all of the amount determined as the redemption price per Series A Preferred Share in accordance with the preceding sentence, the redemption price may be payable, at the option of the Board, at any time or times up to, but not later than the earlier of (i) five years after the redemption date or (ii) the liquidation of the Trust, in which latter event the redemption price shall not exceed an amount which is the sum of the per Series A Preferred Share distributions designated as liquidating distributions and return of capital distributions declared with respect to unredeemed Series A Preferred Shares of the Trust of record subsequent to the redemption date; and in any event, no interest shall accrue with respect to the period subsequent to the redemption date to the date of such payment. Nothing in this subsection (j)(i) shall preclude the settlement of any transaction entered into through the facilities of the NYSE.

    (ii) The limitation on ownership set forth in subsection (j)(i) of this
  Section 2 shall not apply to the acquisition of Series A Preferred Shares by an underwriter in a public offering of Series A Preferred Shares. The Board, in its sole and absolute discretion, may exempt from the ownership limitation set forth in subsection (j)(i) of this Section 2 certain designated Series A Preferred Shares owned by a person (other than any of the Restricted Parties) who has provided the Board with evidence and assurances acceptable to the Board that the qualification of the Trust as a REIT would not be jeopardized thereby.

  (k) Record Holders. The Trust and the Transfer Agent may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

  (l) Sinking Fund. The Series A Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

                                    II-A-14

                                    ANNEX B

                   SERIES B CUMULATIVE REDEEMABLE PREFERRED
                         SHARES OF BENEFICIAL INTEREST

  (a) Number of Shares and Designation. This class of preferred Shares shall be designated as Series B Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series B Preferred Shares") and the number of Shares which shall constitute such series shall not be more than 4,200,000 Shares, par value $1.00 per Share, which number may be decreased (but not below the number thereof then outstanding plus the number required to fulfill the Trust's obligations under options, warrants or similar rights issued by the Trust) from time to time by the Board.

  (b) Definitions. For purposes of the Series B Preferred Shares, the following terms shall have the meanings indicated:

    "Board" shall mean the Board or any committee authorized by the Board to perform any of its responsibilities with respect to the Series B Preferred Shares.

    "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

    "Call Date" shall mean the date specified in the notice to holders required under subsection (e)(iv) of this Section 3 as the Call Date.

    "Common Shares" shall mean the common shares of beneficial interest of the Trust, par value $1.00 per Share.

    "Dividend Payment Date" shall mean the last calendar day of March, June, September and December in each year, commencing on June 30, 1995; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

    "Dividend Periods" shall mean quarterly dividend periods commencing on April 1, July 1, October 1, and January 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which commenced on the Issue Date and ended on and included June 30, 1995).

    "Fully Junior Shares" shall mean the Common Shares and any other class or series of Shares of the Trust now or hereafter issued and outstanding over which the Series B Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust.

    "Issue Date" shall mean the first date on which the Series B Preferred Shares were issued and sold.

    "Junior Shares" shall mean the Common Shares and any other class or series of Shares of the Trust now or hereafter issued and outstanding over which the Series B Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust.

    "Parity Shares" shall have the meaning set forth in subsection (g)(ii) of this Section 3.

    "Person" shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

    "Series B Preferred Shares" shall have the meaning set forth in subsection (a) of this Section 3.

    "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any series or class of Shares of the Trust; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Shares ranking on a parity with the Series B Preferred Shares

                                    II-B-1
  as to the payment of dividends are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

    "Transfer Agent" means ChaseMellon Shareholder Services, L.L.C., New York City, New York, or such other agent or agents of the Trust as may be designated by the Board or its designee as the transfer agent for the Series B Preferred Shares.

    "Voting Preferred Shares" shall have the meaning set forth in subsection
  (h) of this Section 3.

  (c) Dividends.

    (i) The holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board out of funds legally available for such purpose, dividends payable in cash in an amount per Series B Preferred Share equal to $2.25. Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of Series B Preferred Shares, as they appear on the Share records of the Trust at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board.

    (ii) The amount of dividends payable for each full Dividend Period for the Series B Preferred Shares shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series B Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series B Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series B Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Shares which may be in arrears.

    (iii) So long as any Series B Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all Dividend Periods terminating on or prior to the Dividend Payment Date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared on Series B Preferred Shares and all dividends declared on any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Shares and accumulated and unpaid on such Parity Shares.

   (iv) So long as any Series B Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in, or options, warrants or rights to subscribe for or purchase, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution declared or made on Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Trust or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Trust, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series B Preferred Shares and any other Parity Shares of the Trust shall have been paid

                                    II-B-2
  or declared and set apart for payment for all past Dividend Periods with respect to the Series B Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Shares and the current dividend period with respect to such Parity Shares.

    (v) No distributions on Series B Preferred Shares shall be declared by the Board or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

  (d) Liquidation Preference.

    (i) Upon any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series B Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Series B Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Series B Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts which would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For purposes of this subsection (d), (i) a consolidation or merger of the Trust with one or more corporations, (ii) a sale or transfer of all or substantially all of the Trust's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

    (ii) Subject to the rights of the holders of any series or class or classes of Shares ranking on a parity with or prior to the Series B Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series B Preferred Shares, as provided in this subsection (d), any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares shall not be entitled to share therein.

  (e) Redemption at the Option of the Trust.

    (i) Subject to subsection (i) of this Section 3, the Series B Preferred Shares shall not be redeemable by the Trust prior to the fifth anniversary of the Issue Date. On and after the fifth anniversary of the Issue Date, the Trust, at its option, may redeem the Series B Preferred Shares, in whole at any time or from time to time in part at the option of the Trust at a redemption price of Twenty-Five Dollars ($25.00) per Series B Preferred Share, plus the amounts indicated in subsection (e)(ii) of this
  Section 3.

    (ii) Upon any redemption of Series B Preferred Shares pursuant to this subsection (e), the Trust shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series B Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such Series B Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series B Preferred Shares before such Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares called for redemption.


                                    II-B-3

    (iii) If full cumulative dividends on the Series B Preferred Shares and any other class or series of Parity Shares of the Trust have not been paid or declared and set apart for payment, the Series B Preferred Shares may not be redeemed under this subsection (e) in part and the Trust may not purchase or acquire Series B Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares or pursuant to subsection (i) of this Section 3.

    (iv) The redemption price to be paid upon any redemption of the Series B Preferred Shares (other than any amounts indicated in subsection (e)(ii) of this Section 3 and other than a redemption pursuant to subsection (i) of this Section 3) shall be payable solely out of the sale proceeds of other Shares of the Trust and from no other source.

    (v) Notice of the redemption of any Series B Preferred Shares under this subsection (e) shall be mailed by first-class mail to each holder of record of Series B Preferred Shares to be redeemed at the address of each such holder as shown on the Trust's record, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this subsection (e)(v), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Call Date; (ii) the number of Series B Preferred Shares to be redeemed and, if fewer than all of the Series B Preferred Shares held by such holder are to be redeemed, the number of Series B Preferred Shares to be redeemed from such holder; (iii) the place or places at which certificates for such Series B Preferred Shares are to be surrendered; and (iv) that dividends on the Series B Preferred Shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Trust shall fail to make available an amount of cash necessary to effect such redemption), (A) except as otherwise provided herein, dividends on the Series B Preferred Shares so called for redemption shall cease to accrue, (B) such Series B Preferred Shares shall no longer be deemed to be outstanding and (C) all rights of the holders thereof as holders of Series B Preferred Shares of the Trust shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust) which has an office in the Borough of Manhattan, City of New York, and which has, or is an affiliate of a bank or trust company which has, capital and surplus of at least $50,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series B Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Trust, after which reversion the holders of such Series B Preferred Shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

    (vi) As promptly as practicable after the surrender in accordance with such notice of the certificates for any such Series B Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the notice shall so state), such Series B Preferred Shares shall be exchanged for any cash (without interest thereon) for which such Series B Preferred Shares have been redeemed. If fewer than all of the outstanding Series B Preferred Shares are to redeemed, the Series B Preferred Shares to be redeemed shall be selected by the Trust from outstanding Series B Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Trust in its sole discretion to be equitable. If fewer than all of the Series B Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed Series B Preferred Shares shall be issued without cost to the holder thereof.

  (f) Shares To Be Retired. All Series B Preferred Shares which shall have been issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued Shares of the Trust, without designation as to class or series.

                                    II-B-4

  (g) Ranking. Any class or series of Shares of the Trust shall be deemed to rank:

    (i) prior to the Series B Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Shares;

    (ii) on a parity with the Series B Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per Share thereof be different from those of the Series B Preferred Shares, if the holders of such class or series and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per Share or liquidation preferences, without preference or priority one over the other ("Parity Shares");

    (iii) junior to the Series B Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

    (iv) junior to the Series B Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

  (h) Voting.

    (i) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series B Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of Trustees then constituting the Board shall be increased by two and the holders of Series B Preferred Shares, together with the holders of Shares of every other series of Parity Shares (any such other series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect two additional Trustees to serve on the Board at any annual meeting of Shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series B Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series B Preferred Shares and the Voting Preferred Shares to elect such additional two Trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as Trustees by the holders of the Series B Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series B Preferred Shares and the Voting Preferred Shares, the Secretary of the Trust may, and upon the written request of any holder of Series B Preferred Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series B Preferred Shares and of the Voting Preferred Shares for the election of the two Trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws for a special meeting of the Shareholders or as required by law. If any such special meeting required to be called as provided above shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series B Preferred Shares may call such meeting, upon the notice provided above, and for such purpose shall have access to the Share records of the Trust. The Trustees elected at any such special meeting shall hold office until the next annual meeting of the Shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as provided above. If any vacancy shall occur among the Trustees elected by the holders of the Series B Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board, upon the nomination of the then-remaining Trustee elected by the holders of the Series B Preferred Shares and the Voting Preferred Shares or the successor of such remaining Trustee, to serve until the next annual meeting of the Shareholders or special meeting held in place thereof if such office shall not have previously

                                    II-B-5
  terminated as provided above. Notwithstanding any other provisions of this subsection (h), in any vote for the election of additional Trustees hereunder, the Series B Preferred Shares and Voting Preferred Shares beneficially owned by Security Capital Group, any of its direct or indirect subsidiaries and any of their respective directors, officers or controlling stockholders (together, the "Restricted Parties"), shall be voted in the same respective percentages as the Series B Preferred Shares and Voting Preferred Shares which are not beneficially owned by the Restricted Parties. The provisions in the preceding sentence shall cease and be of no further force and effect from and after such time, but only as long as, the Restricted Parties together no longer beneficially own in excess of 10% of the Trust's outstanding Common Shares.

    (ii) So long as any Series B Preferred Shares are outstanding, in addition to any other vote or consent of Shareholders required by law or by this Declaration of Trust, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series B Preferred Shares and the Voting Preferred Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

      (A) Any amendment, alteration or repeal of any of the provisions of this Declaration of Trust which materially and adversely affects the voting powers, rights or preferences of the holders of the Series B Preferred Shares or the Voting Preferred Shares; provided, however, that the amendment of the provisions of this Declaration of Trust so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares which are not senior in any respect to the Series B Preferred Shares, or any Shares of any class ranking on a parity with the Series B Preferred Shares or the Voting Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Shares; and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series B Preferred Shares or another series of Voting Preferred Shares which are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series B Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

      (B) A share exchange which affects the Series B Preferred Shares, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust, unless in each such case each Series B Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Series B Preferred Share (except for changes which do not materially and adversely affect the holders of the Series B Preferred Shares); or

      (C) The authorization or creation of, or the increase in the authorized amount of, any Shares of any class or any security convertible into Shares of any class ranking prior to the Series B Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Trust or in the payment of dividends;

  provided, however, that no such vote of the holders of Series B Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior Shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series B Preferred Shares at the time outstanding.

    (iii) For purposes of the foregoing provisions of this subsection (h), each Series B Preferred Share shall have one vote per Share, except that when any other series of preferred Shares shall have the right to vote with the Series B Preferred Shares as a single class on any matter, then the Series B Preferred Shares and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series B Preferred Shares shall

                                    II-B-6
  not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Trust action.

  (i) Limitation on Ownership.

    (i) Notwithstanding any other provision of the terms of the Series B Preferred Shares, except as provided in the next sentence and in subsection
  (i)(ii) of this Section 3, no Person, or Persons acting as a group, shall at any time directly or indirectly acquire ownership of more than 25% of the outstanding Series B Preferred Shares. Any Series B Preferred Shares owned by a Person or Persons acting as a group in excess of such 25% shall be deemed "Excess Preferred Shares," except that any such Series B Preferred Shares in excess of 25% shall not be considered Excess Preferred Shares if the 25% limitation is exceeded solely as a result of the Trust's redemption of Series B Preferred Shares, provided that thereafter any additional Series B Preferred Shares acquired by such Person or Persons acting as a group shall be considered Excess Preferred Shares. Within 10 days of becoming aware of the existence of Excess Preferred Shares (whether by notice on Schedule 13D or otherwise), the Trust shall redeem any and all Excess Preferred Shares by giving notice of redemption to the holder or holders thereof, unless, prior to the giving of such notice, the holder shall have disposed of its ownership in the Excess Preferred Shares. Such notice shall set forth the number of Series B Preferred Shares constituting Excess Preferred Shares, the redemption price and the place or places at which the certificates representing such Excess Preferred Shares are to be surrendered and such notice shall set forth the matters described in the following sentence. From and after the date of giving such notice of redemption, the Series B Preferred Shares called for redemption shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends (other than dividends declared but unpaid prior to the notice of redemption), voting rights and other benefits with respect to such Series B Preferred Shares excepting the rights to payment of the redemption price determined and payable as set forth in the next two sentences. Subject to the limitation on payment set forth in the following sentence, the redemption price of each Excess Preferred Share called for redemption shall be the average daily per Series B Preferred Share closing sales price, if the Series B Preferred Shares are listed on a national securities exchange or, if not, are reported on the NASDAQ National Market System, and if the Series B Preferred Shares are not so listed or reported, shall be the mean between the average per Series B Preferred Share closing bid prices and the average per Series B Preferred Share closing asked prices, in each case during the 30 day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or the NASDAQ National Market System and no published bid quotations and no published asked quotations with respect to Series B Preferred Shares during such 30 day period, the redemption price shall be the price determined by the Board in good faith. Unless the Board determines that it is in the interest of the Trust to make earlier payment of all of the amount determined as the redemption price per Series B Preferred Share in accordance with the preceding sentence, the redemption price may be payable, at the option of the Board, at any time or times up to, but not later than the earlier of (i) five years after the redemption date or (ii) the liquidation of the Trust, in which latter event the redemption price shall not exceed an amount which is the sum of the per Series B Preferred Share distributions designated as liquidating distributions and return of capital distributions declared with respect to unredeemed Series B Preferred Shares of the Trust of record subsequent to the redemption date; and in any event, no interest shall accrue with respect to the period subsequent to the redemption date to the date of such payment. Nothing in this subsection (i)(i) shall preclude the settlement of any transaction entered into through the facilities of the NYSE.

    (ii) The limitation on ownership set forth in subsection (i)(i) of this
  Section 3 shall not apply to the acquisition of Series B Preferred Shares by an underwriter in a public offering of Series B Preferred Shares and shall not apply to the ownership of Series B Preferred Shares by a managing underwriter in the initial public offering of Series B Preferred Shares. The Board, in its sole and absolute discretion, may exempt from the ownership limitation set forth in subsection (i)(i) of this Section 3 certain designated Series B Preferred Shares owned by a person (other than any of the Restricted Parties) who has provided the Board with evidence and assurances acceptable to the Board that the qualification of the Trust as a REIT would not be jeopardized thereby.


                                    II-B-7

  (j) Record Holders. The Trust and the Transfer Agent may deem and treat the record holder of any Series B Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

  (k) Sinking Fund. The Series B Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

                                    II-B-8

                                    ANNEX C

                   SERIES C CUMULATIVE REDEEMABLE PREFERRED
                         SHARES OF BENEFICIAL INTEREST

  (a) Number of Shares and Designation. This class of preferred Shares shall be designated as Series C Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series C Preferred Shares") and the number of shares which shall constitute such series shall be not more than 2,000,000 Shares, par value $1.00 per Share, which number may be decreased (but not below the number then outstanding plus the number required to fulfill the Trust's obligations under options, warrants or similar rights issued by the Trust) from time to time by the Board.

  (b) Definitions. For purposes of the Series C Preferred Shares, the following terms shall have the meanings indicated:

    "Board" shall mean the Board or any committee authorized by the Board to perform any of its duties or exercise any of its powers with respect to the Series C Preferred Shares.

    "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

    "Call Date" shall mean the date specified in the notice to holders required under subsection (e)(v) of this Section 4 as the Call Date.

    "Common Shares" shall mean the common shares of beneficial interest, par value $1.00 per share, of the Trust.

    "Dividend Payment Date" shall mean the last calendar day of March, June, September and December in each year, commencing on the first of such days to occur at the conclusion of the Initial Dividend Period; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the next succeeding Business Day.

    "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period.

    "Dividend Record Date" shall have the meaning set forth in subsection
  (c)(i) of this Section 4.

    "Fully Junior Shares" shall mean the Common Shares and any other class or series of Shares of the Trust now or hereafter issued and outstanding to which the Series C Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust.

    "Initial Dividend Period" shall mean the first quarterly dividend period immediately following the most recent dividend record date relating to the Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "Atlantic Series A Preferred Shares"), of Security Capital Atlantic Incorporated, a Maryland corporation, exchanged for the Series C Preferred Shares in connection with the merger of Security Capital Atlantic Incorporated with and into the Trust (it being the intention of the Trust that holders of Atlantic Series A Preferred Shares and the Series C Preferred Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Atlantic Series A Preferred Shares or Series C Preferred Shares).

    "Junior Shares" shall mean the Common Shares and any other class or series of Shares of the Trust now or hereafter issued and outstanding to which the Series C Preferred Shares have preference or priority in either
  (i) the payment of dividends or (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust and, unless the context clearly indicates otherwise, shall include Fully Junior Shares.

    "Parity Shares" shall have the meaning set forth in subsection (g)(i) of this Section 4.


                                    II-C-1

    "Person" shall mean any individual, firm, partnership, corporation, real estate investment trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

    "Series C Preferred Shares" shall have the meaning set forth in subsection (a) of this Section 4.

    "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to authorization or declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any class or series of Shares of the Trust; provided, however, that if any funds for any Junior Shares or any Parity Shares are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series C Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

    "Transfer Agent" means ChaseMellon Shareholder Services, L.L.C., New York City, New York, or such other agent or agents of the Trust as may be designated by the Board or its designee as the transfer agent for the Series C Preferred Shares.

    "Voting Preferred Shares" shall have the meaning set forth in subsection
  (h) of this Section 4.

  (c) Dividends.

    (i) The holders of Series C Preferred Shares shall be entitled to receive, when, as and if authorized or declared by the Board, out of funds legally available for such purpose, cash dividends in an amount per share equal to 8.625% of the liquidation preference per annum (equivalent to $2.15625 per share). Such dividends shall begin to accrue and shall be fully cumulative from the first day of the Initial Dividend Period, whether or not in any Dividend Period or Periods there are funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board, in arrears on Dividend Payment Dates, commencing with the first Dividend Payment Date to occur at the conclusion of the Initial Dividend Period. Each such dividend shall be payable in arrears to the holders of record of Series C Preferred Shares, as they appear in the Share records of the Trust at the close of business on such record date as is fixed by the Board, which shall be not less than 10 nor more than 50 days prior to the corresponding Dividend Payment Date (each, a "Dividend Record Date"). Accrued and unpaid dividends for any past Dividend Periods may be authorized or declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such record date as may be fixed by the Board, which shall be not less than 10 nor more than 50 days prior to the corresponding payment date.

    (ii) The dividend for each full Dividend Period for the Series C Preferred Shares shall be computed by dividing the annual dividend rate by four. The dividend for any period shorter than a full Dividend Period on the Series C Preferred Shares shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Series C Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as provided herein, on the Series C Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

    (iii) So long as any Series C Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any Parity Shares for any period unless (i) full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series C Preferred Shares and (ii) a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of the dividend for the current Dividend Period with respect to the Series C Preferred Shares. When dividends are not paid in full, or a sum sufficient for the payment thereof is not set apart for payment, on the Series C Preferred Shares and any Parity Shares as provided above, all dividends declared on the Series C Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series C Preferred Shares and on such Parity Shares.

                                    II-C-2

    (iv) So long as any Series C Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in, or options, warrants or rights to subscribe for or purchase, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made on Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Trust or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Trust, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series C Preferred Shares and all past dividend periods with respect to any Parity Shares and (ii) a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of the dividend for the current Dividend Period with respect to the Series C Preferred Shares and the current dividend period with respect to any Parity Shares.

    (v) No distributions on Series C Preferred Shares shall be declared or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment is restricted or prohibited by law.

  (d) Liquidation Preference.

    (i) Upon any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust (whether capital or surplus) is made to or set apart for the holders of the Common Shares or any other class or series of Shares of the Trust now or hereafter issued and outstanding to which the Series C Preferred Shares have preference or priority in the distribution of assets on any liquidation, dissolution or winding up at the Trust, the holders of Series C Preferred Shares shall be entitled to receive out of assets of the Trust legally available for such purpose, liquidating distributions in the amount of $25.00 per Series C Preferred Share, plus an amount equal to all dividends (whether or not earned or authorized or declared) accrued and unpaid thereon to the date of final distribution to such holders, if any; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or the proceeds thereof, distributable among the holders of Series C Preferred Shares are insufficient to pay in full such preferential amount with respect to the Series C Preferred Shares and the corresponding amounts with respect to all Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Shares and all such Parity Shares in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    (ii) Subject to the rights of the holders of shares of any class or series of Shares ranking on a parity with or senior to the Series C Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Trust, upon any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, after payment has been made in full to the holders of Series C Preferred Shares, as provided in this Section 4, the holders of any Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series C Preferred Shares shall not be entitled to share therein.

    (iii) For the purposes of this Section 4, (i) a consolidation or merger of the Trust with or into one or more corporations, real estate investment trusts or other entities, (ii) a sale or transfer of all or substantially all of the Trust's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary.

  (e) Redemption at the Option of the Trust.

    (i) Subject to subsection (i) of this Section 4, the Series C Preferred Shares are not redeemable by the Trust prior to August 20, 2002. On and after such date, the Trust, at its option, may redeem the Series C

                                    II-C-3

  Preferred Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per Series C Preferred Share, plus the amounts indicated in subsection (e)(ii) of this Section 4.

    (ii) Upon any redemption of Series C Preferred Shares pursuant to this subsection (e), the Trust shall pay all dividends accrued and unpaid thereon, if any, in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series C Preferred Shares at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such Series C Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series C Preferred Shares before such Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Shares called for redemption.

    (iii) Unless (i) full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series C Preferred Shares and all past dividend periods with respect to any Parity Shares and (ii) a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of the dividend for the current Dividend Period with respect to the Series C Preferred Shares and the current dividend period with respect to any Parity Shares, the Series C Preferred Shares may not be redeemed under this subsection (e) in part and the Trust may not purchase or otherwise acquire Series C Preferred Shares, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares or by conversion into or exchange for Fully Junior Shares or pursuant to subsection (i) of this Section 4.

    (iv) The redemption price to be paid upon any redemption of the Series C Preferred Shares (other than any amounts indicated in subsection (e)(ii) of this Section 4 and other than a redemption pursuant to subsection (i) of this Section 4) shall be payable solely out of the sale proceeds of other Shares of the Trust and from no other source.

    (v) Notice of the redemption of any Series C Preferred Shares under this subsection (e) shall be mailed by first class mail, not less than 30 nor more than 90 days prior to the Call Date, to each holder of record of Series C Preferred Shares to be redeemed at the address of such holder as shown on the Trust's Share records. Neither the failure to mail any notice required by this subsection (e)(v), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to any other holder. Any notice which was mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Call Date; (ii) the number of Series C Preferred Shares to be redeemed and, if fewer than all Series C Preferred Shares held by such holder are to be redeemed, the number of Series C Preferred Shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places at which certificates representing such Series C Preferred Shares are to be surrendered; and (v) that dividends on the Series C Preferred Shares to be redeemed shall cease to accrue on the Call Date except as otherwise provided herein. If notice of redemption of any Series C Preferred Shares has been mailed as provided above, then from and after the Call Date (unless the Trust fails to make available an amount of cash necessary to effect such redemption), (A) except as otherwise provided herein, dividends shall cease to accrue on the Series C Preferred Shares so called for redemption, (B) such Series C Preferred Shares shall no longer be deemed to be outstanding and (C) all rights of the holders thereof as holders of Series C Preferred Shares shall terminate (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Trust deposits with a bank or trust company (which may be an affiliate of the Trust) which has an office in the Borough of Manhattan, City of New York, and which has, or is an affiliate of a bank or trust company which has, capital and surplus of at least $50,000,000, the funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series C Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such

                                    II-C-4
  cash unclaimed at the end of two years after the Call Date shall revert to the general funds of the Trust, after which reversion the holders of Series C Preferred Shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

    As promptly as practicable after the surrender in accordance with such notice of the certificates representing any Series C Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust so requires and if the notice so states), such Series C Preferred Shares shall be exchanged for any cash (without interest thereon) for which such Series C Preferred Shares have been redeemed. If fewer than all the outstanding Series C Preferred Shares are to redeemed, the Series C Preferred Shares to be redeemed shall be selected by the Trust from outstanding Series C Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board or the Chairman or any Co-Chairman of the Trust in its, his or her sole discretion to be equitable. If fewer than all the Series C Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed Series C Preferred Shares shall be issued without cost to the holder thereof.

  (f) Shares To Be Retired. All Series C Preferred Shares which are issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued Shares of the Trust, without designation as to class or series.

  (g) Ranking. Any class or series of Shares of the Trust shall be deemed to rank:

    (i) senior to the Series C Preferred Shares, in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust, if the holders of such class or series are entitled to the receipt of dividends or amounts distributable on any liquidation, dissolution or winding up of the Trust, as the case may be, in preference or priority to the holders of Series C Preferred Shares;

    (ii) on a parity with the Series C Preferred Shares, in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Trust, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series C Preferred Shares, if the holders of such class or series and the holders of Series C Preferred Shares are entitled to the receipt of dividends and amounts distributable on any liquidation, dissolution or winding up of the Trust in proportion to their respective amounts of dividends accrued and unpaid per share or liquidation preferences, without preference or priority to each other ("Parity Shares");

    (iii) junior to the Series C Preferred Shares, in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust, if such class or series is Junior Shares; and

    (iv) junior to the Series C Preferred Shares, in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Trust, if such class or series is Fully Junior Shares.

  (h) Voting.

    (i) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series C Preferred Shares or any Parity Shares are in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of Trustees then constituting the Board shall be increased by two, and the holders of Series C Preferred Shares, together with the holders of any Parity Shares (any such Parity Shares, the "Voting Preferred Shares"), voting as a single class regardless of class or series, shall have the right to elect two additional Trustees to serve on the Board at the next annual meeting of Shareholders or a special meeting held in lieu thereof, or at a special meeting of the holders of Series C Preferred Shares and Voting Preferred Shares called as provided hereinafter. Whenever all dividends in arrears on the Series C Preferred Shares and Voting Preferred Shares then outstanding have been paid and a sum sufficient for the payment thereof has been set apart for payment of the dividend for the current Dividend Period with respect to the Series C Preferred Shares and the current dividend period with respect to the Voting Preferred Shares, then the right of the holders of Series C Preferred Shares and Voting Preferred Shares to elect such additional two Trustees

                                    II-C-5
  shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as Trustees by the holders of Series C Preferred Shares and Voting Preferred Shares shall immediately terminate and the number of Trustees constituting the Board shall be reduced accordingly. At any time after such voting rights have so vested in the holders of Series C Preferred Shares and Voting Preferred Shares, the Secretary of the Trust may, and upon the written request of any holder of Series C Preferred Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of Series C Preferred Shares and Voting Preferred Shares for the election of the two Trustees to be elected by them as provided herein, such call to be made by notice similar to that provided in the Bylaws of the Trust for a special meeting of the Shareholders or as required by law. If any such special meeting required to be called as provided above is not called by the Secretary within 20 days after receipt of any such request, then any holder of Series C Preferred Shares may call such meeting, upon the notice provided above, and for such purpose shall have access to the Share records of the Trust. The Trustees elected at any such special meeting shall hold office until the next annual meeting of the Shareholders or special meeting held in lieu thereof if the term of such Trustees has not previously terminated as provided above. If any vacancy occurs among the Trustees elected by the holders of Series C Preferred Shares and Voting Preferred Shares, a successor shall be elected by the Board, upon the nomination of the then remaining Trustee elected by the holders of Series C Preferred Shares and Voting Preferred Shares or the successor of such remaining Trustee, to serve until the next annual meeting of the Shareholders or special meeting held in lieu thereof if the term of such Trustees has not previously terminated as provided above. Notwithstanding any other provisions of this subsection (h), in any vote for the election of additional Trustees hereunder, any Series C Preferred Shares and Voting Preferred Shares beneficially owned by Security Capital Group, any of its direct or indirect subsidiaries, and any of their respective directors, trustees, officers or controlling stockholders (together, the "Restricted Parties"), shall be voted in the same respective percentages as the Series C Preferred Shares and Voting Preferred Shares which are not beneficially owned by the Restricted Parties. The provisions in the preceding sentence shall cease and be of no further force and effect from and after such time, but only for so long as, the Restricted Parties together no longer beneficially own in excess of ten percent of the Trust's outstanding Common Shares.

    (ii) So long as any Series C Preferred Shares are outstanding, in addition to any other vote or consent of Shareholders required by this Declaration of Trust, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series C Preferred Shares and Voting Preferred Shares similarly affected, at the time outstanding, voting as a single class regardless of class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, shall be necessary for effecting or validating:

      (A) any amendment, alteration or repeal of any of the provisions of this Declaration of Trust which materially and adversely affects the voting powers, rights or preferences of the holders of Series C Preferred Shares or Voting Preferred Shares; provided, however, that the amendment of the provisions of this Declaration of Trust so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, any Junior Shares which do not rank senior to the Series C Preferred Shares in any respect, or any Parity Shares shall not be deemed to materially and adversely affect the voting powers, rights or preferences of the holders of Series C Preferred Shares or Voting Preferred Shares, and provided, further, that, if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the holders of Series C Preferred Shares or another series of Voting Preferred Shares which are not enjoyed by the holders of some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series C Preferred Shares and Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

      (B) a share exchange which affects the Series C Preferred Shares, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust,

                                    II-C-6
    unless in each such case each Series C Preferred Share (A) remains outstanding without a material and adverse change to its terms and rights or (B) is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of a Series C Preferred Share (except for changes which do not materially and adversely affect the holders of Series C Preferred Shares); or

      (C) the authorization, reclassification or creation of, or the increase in the authorized amount of, Shares of any class, or securities convertible into Shares of any class, ranking senior to the Series C Preferred Shares in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust;

  provided, however, that no such vote of the holders of Series C Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such senior Shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series C Preferred Shares at the time outstanding.

    (iii) For purposes of the foregoing provisions of this subsection (h), each Series C Preferred Share shall have one vote per Share, except that when any other series of preferred Shares has the right to vote with the Series C Preferred Shares as a single class on any matter, then the Series C Preferred Shares and such other series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. Except as otherwise set forth herein, the Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Trust action.

  (i) Limitation on Ownership.

    (i) Notwithstanding any other provision of the terms of the Series C Preferred Shares, except as provided in the next sentence and in subsection
  (i)(ii) of this Section 4, no Person, or Persons acting as a group, shall at any time directly or indirectly acquire ownership of more than 25% of the outstanding Series C Preferred Shares. Any Series C Preferred Shares owned by a Person or Persons acting as a group in excess of such 25% shall be deemed "Excess Preferred Shares," except that any such Series C Preferred Shares in excess of such 25% will not be considered Excess Preferred Shares if such 25% is exceeded solely as a result of the Trust's redemption of Series C Preferred Shares, provided that thereafter any additional Series C Preferred Shares acquired by such Person or Persons shall be considered Excess Preferred Shares. Within 10 days of becoming aware of the existence of Excess Preferred Shares (whether by notice on Schedule 13D or otherwise), the Trust shall redeem any and all Excess Preferred Shares by giving notice of redemption to the holder or holders thereof, unless prior to the giving of such notice the holders have disposed of such Excess Preferred Shares. Such notice shall set forth the number of Series C Preferred Shares constituting Excess Preferred Shares, the redemption price and the place or places at which certificates representing such Excess Preferred Shares are to be surrendered and such notice shall set forth the matters described in the following sentence. From and after the date of giving such notice of redemption, the Series C Preferred Shares so called for redemption shall cease to be outstanding and the holders thereof shall cease to be entitled to dividends (other than dividends authorized or declared but unpaid prior to the notice of redemption), voting rights and other benefits with respect to such Series C Preferred Shares except for the right to payment of the redemption price determined and payable as set forth in the next two sentences. Subject to the limitation on payment set forth in the following sentence, the redemption price of each Excess Preferred Share called for redemption shall be the average daily per Series C Preferred Share closing sales price, if the Series C Preferred Shares are listed on a national securities exchange or are reported on the NASDAQ National Market System, and if the Series C Preferred Shares are not so listed or reported, shall be the mean between the average per Series C Preferred Share closing bid prices and the average per Series C Preferred Share closing asked prices, in each case during the 30-day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or the NASDAQ National Market System and no published bid quotations and no published asked quotations with respect to Series C Preferred Shares during such 30-day period, the redemption price shall

                                    II-C-7
  be the price determined by the Board in good faith. Unless the Board determines that it is in the best interests of the Trust to make earlier payment of all of the amount determined as the redemption price per Series C Preferred Share in accordance with the preceding sentence, the redemption price may be payable, at the option of the Board, at any time or times up to, but not later than, the earlier of (i) five years after the redemption date or (ii) the liquidation of the Trust, in which latter event the redemption price shall not exceed an amount which is equal to the sum of the per Series C Preferred Share distributions designated as liquidating distributions and return of capital distributions declared with respect to unredeemed Series C Preferred Shares with record dates subsequent to the redemption date; and in any event, no interest shall accrue with respect to the period subsequent to the redemption date to the date of such payment. Nothing in this subsection (i)(i) shall preclude the settlement of any transaction entered into through the facilities of the NYSE.

    (ii) The limitation on ownership set forth in subsection (i)(i) of this
  Section 4 shall not apply to the acquisition of Series C Preferred Shares by an underwriter in a public offering of Series C Preferred Shares and shall not apply to the ownership of Series C Preferred Shares by a managing underwriter in the initial public offering of Series C Preferred Shares. The Board, in its sole and absolute discretion, may exempt from the ownership limitation set forth in subsection (i)(i) of this Section 4 certain designated Series C Preferred Shares owned by a person (other than any of the Restricted Parties) who has provided the Board with evidence and assurances acceptable to the Board that the qualification of the Trust as a REIT would not be jeopardized thereby.

    (iii) Each certificate for Series C Preferred Shares shall bear a legend stating that the Trust will furnish information about the foregoing restrictions to any holder of Series C Preferred Shares on request and without charge.

  (j) Record Holders. The Trust and the Transfer Agent may deem and treat the record holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

  (k) Sinking Fund. The Series C Preferred Shares shall not be entitled to the benefit of any retirement or sinking fund.

                                    II-C-8

                                                                      ANNEX III

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004

Tel: 212-902-1000

                                                             GOLDMAN SACHS

PERSONAL AND CONFIDENTIAL

April 1, 1998

Special Committee of the Board of Trustees

Security Capital Pacific Trust

7670 South Chester Street

Englewood, Colorado 80112

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to Security Capital Pacific Trust (the "Company") and to the holders of common shares of beneficial interest, $1.00 par value per share, of the Company (the "Shares"), other than Security Capital Group Incorporated ("SCG"), of the exchange ratio of one Share (the "Exchange Ratio") to be exchanged for each share of common stock, par value $.01 per share (the "Atlantic Shares"), of Security Capital Atlantic Incorporated ("Atlantic"), pursuant to the Agreement and Plan of Merger, dated as of April 1, 1998 by and between the Company and Atlantic (the "Agreement").

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as
(i) co-manager for an offering of $125.0 million of 7.20% Notes due 2013 in March 1998, (ii) sole manager for an offering of $56.3 million of Shares in May 1997, (iii) co-manager for an offering of $50.0 million of 7.15% Notes due 2010 and $100.0 million of 7.90% Notes due 2016 in February 1996, (iv) lead manager for an offering of $105.0 million of shares of Series B Cumulative Redeemable Preferred Shares of Beneficial Interest in May 1995, and (v) co-manager for an offering of $100.0 million of 6.875% Notes due 2008 and $100.0 million of 7.5% Notes due 2014 in February 1994. We also are familiar with the Company having acted as its financial advisor in connection with the Agreement. We also have provided certain investment banking services to Atlantic from time to time, including having acted as (i) co-manager for an offering of $100.0 million of 7.25% Notes due 2009 and $50.0 million of 7.86% Notes due 2017 in August 1997, (ii) lead manager for an offering of $86.0 million of Atlantic Shares in April 1997, and (iii) lead manager of Atlantic's initial public offering of $108.6 million of Atlantic Shares, in October 1996. In addition, Goldman, Sachs & Co. acted as co-manager for SCG's initial public offering of $632.0 million of shares of Class B common stock in September, 1997. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company, Atlantic or SCG for its own account and for the accounts of customers.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Shareholder Voting Agreement, dated as of April 1, 1998 by and among SCG, Atlantic and the Company; the Annual Reports to Shareholders of the Company for the two years ended December 31, 1996 and of Atlantic for the year ended December 31, 1996; the Annual Reports on Form 10-K of the Company for the three years ended December 31, 1997 and of Atlantic for the two years ended December 31, 1997; certain interim reports to shareholders and

                                     III-1

Quarterly Reports on Form 10-Q of the Company and Atlantic; certain other communications from the Company and Atlantic to their shareholders; and certain internal financial analyses and forecasts for the Company and Atlantic prepared by the Company's management, including the projected cost savings and operating synergies resulting from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of the Company regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and held discussions with members of the senior management of the Company regarding its and Atlantic's past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares and the Atlantic Shares, compared certain financial and stock market information for the Company and Atlantic with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts for the Company and Atlantic, including, without limitation, the projected cost savings and operating synergies resulting from the transaction contemplated by the Agreement have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Atlantic or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Trustees of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company and the holders of Shares other than SCG.

Very truly yours,

/s/ Goldman, Sachs & Co.

___________________

(GOLDMAN, SACHS & CO.)

                                     III-2

                                                                       ANNEX IV

MORGAN STANLEY

                                                        MORGAN STANLEY & CO.

                                                        INCORPORATED

                                                        1585 BROADWAY

                                                        NEW YORK, NEW YORK
                                                        10036

                                                        (212) 761-4000

                                                           April 1, 1998

Board of Directors

Security Capital Atlantic Incorporated

Six Piedmont Center

Suite 600

Atlanta, GA 30305

Ladies and Gentlemen:

  We understand that Security Capital Atlantic Incorporated ("Security Capital Atlantic") and Security Capital Pacific Trust ("Security Capital Pacific") propose to enter into an Agreement and Plan of Merger, dated as of April 1, 1998 (the "Merger Agreement"), which provides among other things, for the merger (the "Merger") of Security Capital Atlantic with and into Security Capital Pacific. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share (the "Security Capital Atlantic Common Stock") of Security Capital Atlantic, other than shares held in treasury, will be converted into the right to receive, subject to certain adjustments, 1.00 shares of common stock of Security Capital Pacific, par value $0.01 per share (the "Security Capital Pacific Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked our opinion as to whether the consideration to be received by the holders of shares of Security Capital Atlantic Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Security Capital Group Incorporated and its affiliates and Security Capital Pacific and its affiliates).

  For the purposes of the opinions set forth herein, we have:

  (i) Reviewed certain publicly available financial statements and other information of Security Capital Atlantic and Security Capital Pacific;

  (ii) reviewed certain internal financial statements and other financial and operating data concerning Security Capital Atlantic and Security Capital Pacific prepared by the management of Security Capital Atlantic and Security Capital Pacific;

  (iii) reviewed certain financial projections prepared by the management of Security Capital Atlantic and Security Capital Pacific;

  (iv) discussed the past and current operations and financial condition and the prospects of Security Capital Atlantic and Security Capital Pacific and certain of the real property assets of each company with senior executives of Security Capital Atlantic and Security Capital Pacific;

  (v) reviewed the reported prices and trading activity of Security Capital Atlantic Common Stock and Security Capital Pacific Common Stock;

  (vi) compared the financial performance of Security Capital Atlantic and the prices and trading activity of Security Capital Atlantic Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (vii) compared the financial performance of Security Capital Pacific and the prices and trading activity of Security Capital Pacific Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (viii) discussed with senior management of each of Security Capital Atlantic and Security Capital Pacific their estimates of the synergies and other cost savings to be realized pursuant to the Merger;

  (ix) participated in discussions and negotiations among representatives of Security Capital Atlantic and Security Capital Pacific and their financial and legal advisors;

  (x) reviewed the Merger Agreement and certain related documents; and

  (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Security Capital Atlantic and of Security Capital Pacific. Further, we have relied upon Security Capital Atlantic's and Security Capital Pacific's estimates of the synergies and other cost savings to be realized pursuant to the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of Security Capital Atlantic or of Security Capital Pacific nor have we been provided with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date thereof.

  It is understood that this letter is for the information of the Board of Directors of Security Capital Atlantic and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Security Capital Atlantic with the Securities and Exchange Commission with respect to the Merger. We express no opinion and make no recommendation as to how the shareholders of Security Capital Atlantic should vote at the shareholders' meeting held in connection with the Merger.

  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Security Capital Atlantic or any of its assets, nor did we negotiate with any party other than Security Capital Pacific, with respect to the Merger.

  We have acted as financial advisor to the Board of Directors of Security Capital Atlantic in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Security Capital Atlantic and Security Capital Pacific and have received fees for the rendering of the services.

  Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Security Capital Atlantic Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Security Capital Group Incorporated and its affiliates and Security Capital Pacific and its affiliates).

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                                /s/ W. Blake Baird

                                          By: ____________________________

                                            W. Blake Baird

                                            Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

  The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

  Article 4, Section 11 of the Registrant's Declaration of Trust provides as follows with respect to the limitation of liability for Trustees:

    "The Trustees shall have no rights of indemnity or exoneration against any Shareholder individually with respect to any liability or obligation of the Trust; but, as hereinafter provided the Trustees may satisfy any claims they have against the Trust out of the Trust assets. No Trustee shall be liable for any act or neglect of any person or firm with respect to the performance of any duty, service or act which has been delegated to such person or firm by the Trustees pursuant to authority contained in these Trust Articles; the Trustees shall, however, use good faith in selecting and appointing agents or representatives to whom authority to act on behalf of the Trust is delegated. No Trustee shall be individually liable for any obligation or liability incurred by or on behalf of the Trust or by the Trustees for the benefit and on behalf of the Trust."

  Article 4, Section 12 of the Registrant's Declaration of Trust provides as follows with respect to indemnification of Trustees:

    "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

  Article 8, Section 1 of the Registrant's Declaration of Trust provides as follows with respect to the limitation of liability for Trustees and officers and indemnification:

    "A Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

      (1) The Trustee or officer actually received an improper benefit in money, property or services (in which case, such liability shall be for the amount of the benefit in money, property or services actually received);

      (2) The Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

      (3) The Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

      (4) Such liability to the Trust is specifically imposed upon Trustees or officers by statute."

  Article 8, Section 6 of the Registrant's Declaration of Trust provides as follows with respect to the indemnification of Trustees and officers:

    "Notwithstanding any other provisions of this Restated Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Restated Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the corporation, or
  (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject, the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

  The Registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations.

  The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

  (a) Refer to Index to Exhibits.

  (b) Refer to Index to Financial Statements included as part of the Prospectus.

  (c) Refer to Annex III and Annex IV to the Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO ON THE 20TH DAY OF MAY, 1998.

                                          Security Capital Pacific Trust

                                               /s/ Jeffrey A. Klopf
                                          By: _________________________________

                                                JEFFREY A. KLOPFSENIOR VICE
                                               PRESIDENT AND SECRETARY


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Chairman of the
 /s/ C. Ronald Blankenship*             Board of Trustees
-------------------------------------
        C. RONALD BLANKENSHIP

                                       President and Chief
    /s/ R. Scot Sellers*                Executive Officer
-------------------------------------   (principal executive
           R. SCOT SELLERS              officer)

                                       Senior Vice
   /s/ Bryan J. Flanagan*               President
-------------------------------------   (principal
          BRYAN J. FLANAGAN             financial officer)

                                       Vice President and
     /s/ Ash K. Atwood*                 Co-Controller
-------------------------------------   (principal
            ASH K. ATWOOD               accounting officer)

                                       Trustee
   /s/ James A. Cardwell*
-------------------------------------
          JAMES A. CARDWELL

                                       Trustee
  /s/ John T. Kelley, III*
-------------------------------------
         JOHN T. KELLEY, III

              SIGNATURE                         TITLE                DATE

                                        Trustee
-------------------------------------
          CALVIN K. KESSLER

                                        Trustee
   /s/ William G. Myers*
-------------------------------------
          WILLIAM G. MYERS

                                        Trustee
  /s/ James H. Polk, III*
-------------------------------------
         JAMES H. POLK, III

                                        Trustee
  /s/ John C. Schweitzer*
-------------------------------------
         JOHN C. SCHWEITZER

    /s/ Jeffrey A. Klopf                                         May 20, 1998

*By: ___________________________
        JEFFREY A. KLOPF
        ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

  Certain of the following documents are filed herewith. Certain other of the following documents have been previously filed with the Securities and Exchange Commission and, pursuant to Rule 12b-32, are incorporated herein by reference.

   NUMBER                              DESCRIPTION
   ------                              -----------
    2.1   Agreement and Plan of Merger, dated April 1, 1998, between Security
          Capital Pacific Trust ("PTR") and Security Capital Atlantic
          Incorporated ("ATLANTIC") (incorporated by reference to Exhibit 2.1 to PTR's Form 8-K dated April 1, 1998)
    2.2   First Amendment to Agreement and Plan of Merger dated as of May 20,
          1998 between PTR and ATLANTIC (included as part of Annex I to the
          Joint Proxy Statement and Prospectus, included in this Registration
          Statement)
    2.3   Form of Articles of Merger
    4.1   Form of Amended and Restated Declaration of Trust of PTR (included as
          Annex II to the Joint Proxy Statement and Prospectus included in this
          Registration Statement)
    4.2   Form of Amended and Restated Bylaws of PTR
    5.1   Opinion of Mayer, Brown & Platt regarding legality of shares
    8.1   Opinion of Mayer, Brown & Platt regarding certain tax matters
   10.1   Shareholder Voting Agreement, dated as of April 1, 1998, by and among
          Security Capital, ATLANTIC and PTR (incorporated by reference to
          Exhibit 99.1 to PTR's Form 8-K dated April 1, 1998)
   10.2   Form of Amendment No. 1 to PTR 1997 Long-Term Incentive Plan
   10.3   Form of Amendment to the 1996 Share Option Plan for Outside Trustees
   12.1   Computation of Ratio of Earnings to Combined Fixed Charges and
          Preferred Share Dividends
   15.1   Letter from KPMG Peat Marwick LLP re unaudited interim financial information
   15.2   Letter from Ernst & Young LLP re unaudited interim financial information
   23.1   Consent of KPMG Peat Marwick LLP
   23.2   Consent of Ernst & Young LLP
   23.3   Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.1)
   23.4   Consent of Manuel A. Garcia, III
   23.5   Consent of James C. Potts
   23.6   Consent of Constance B. Moore
   23.7   Consent of Ned S. Holmes
   23.8   Consent of John M. Richman
   23.9   Consent of R. Scot Sellers
   23.10  Consent of Ballard Spahr Andrews & Ingersoll (included in the opinion filed as part of Exhibit 5.1)
   23.11  Consent of Goldman, Sachs & Co.
   23.12  Consent of Morgan Stanley & Co. Incorporated
   24+    Power of Attorney
   99.1   PTR Form of Proxy
   99.2   ATLANTIC Form of Proxy

--------

+ Previously filed